                                                                 EXHIBIT  (a)(1)

EXCHANGE OFFER PROSPECTUS


                             [RANDGOLD LOGO OMITTED]


                           RANDGOLD RESOURCES LIMITED
             (ORGANIZED UNDER THE LAWS OF JERSEY, CHANNEL ISLANDS)


                               OFFER TO EXCHANGE
                        AMERICAN DEPOSITARY SHARES FOR
                      RULE 144A GLOBAL DEPOSITARY SHARES

--------------------------------------------------------------------------------
  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON AUGUST 16, 2002, UNLESS THE EXCHANGE OFFER IS
  EXTENDED.
--------------------------------------------------------------------------------

We are offering one American Depositary Share, or ADS, in exchange for each outstanding Rule 144A Global Depositary Share, or Rule 144A GDS. Each ADS represents the right to receive two of our ordinary shares. All outstanding Rule 144A GDSs are eligible to be exchanged, except if held by our affiliates. On July 16, 2002, there were approximately 833,471 Rule 144A GDSs outstanding and eligible to be exchanged for a like number of ADSs in this exchange offer.

The ADSs offered by this prospectus are identical in all material respects to the Rule 144A GDSs, except that:

     o our ADSs are listed and traded on the Nasdaq National Market and the London Stock Exchange; and

     o the ADSs have been registered under the Securities Act, may be freely resold under the United States federal securities laws and have no contractual restrictions on resale or transfer.

SEE "RISK FACTORS" BEGINNING ON PAGE 7 IN APPENDIX I FOR FACTORS YOU SHOULD CONSIDER BEFORE EXCHANGING YOUR RULE 144A GDSs.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are not making the exchange offer to, and will not accept surrenders for exchange from, holders of Rule 144A GDSs in any jurisdiction in which the exchange offer would be unlawful.


                                 July 17, 2002

                               TABLE OF CONTENTS

                           EXCHANGE OFFER PROSPECTUS

                                                                                  PAGE
                                                                                  ----
Exchange Offer Summary ..........................................................   1
Purpose of the Exchange Offer ...................................................   4
The Exchange Offer ..............................................................   4
Plan of Distribution ............................................................   9
Taxation ........................................................................  10
Legal Matters ...................................................................  10
Important Notice to Holders and Beneficial Owners of Rule 144A GDSs .............  10
Where You Can Find More Information .............................................  11
Exchange Agent ..................................................................  11

       APPENDIX I--PROSPECTUS FROM OUR REGISTRATION STATEMENT ON FORM F-1

                                                                                  PAGE
                                                                                  ----
Presentation of Financial Information ...........................................   ii
Prospectus Summary ..............................................................    1
Risk Factors ....................................................................    7
Forward-Looking Statements ......................................................   16
Use of Proceeds .................................................................   17
Dividends .......................................................................   18
Dilution ........................................................................   19
Capitalization ..................................................................   20
Market Information ..............................................................   21
Selected Historical Financial Data ..............................................   23
Operating and Financial Review and Prospects ....................................   26
Business ........................................................................   55
Gold Market .....................................................................   88
Description of Mining Business ..................................................   90
Glossary of Mining Terms ........................................................   91
Principal and Selling Shareholders ..............................................   95
Management ......................................................................   97
Certain Relationships and Related Party Transactions ............................  104
Description of Our Memorandum and Articles of Association and Ordinary Shares ...  107
Description of American Depositary Receipts .....................................  114
Exchange Controls and Other Limitations Affecting Security Holders ..............  121
Taxation ........................................................................  122
Plan of Distribution ............................................................  127
Other Expenses of Issuance and Distribution .....................................  131
Experts .........................................................................  131
Validity of Securities ..........................................................  131
Where You Can Find More Information .............................................  132
Enforceability of Civil Liabilities .............................................  133
Index to Financial Statements ...................................................  134

                         ---------------------------

     Appendix I contains our prospectus, dated July 11, 2002, included in our registration statement on Form F-1 (No. 333-90972), as amended, filed with the Securities and Exchange Commission, or SEC, which is incorporated into, and constitutes a part of, this exchange offer prospectus. Important business and financial information is included in the prospectus in Appendix I, including, without limitation, information concerning our business, our ordinary shares and our ADSs.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this exchange offer prospectus in connection with this exchange offer. You must not rely on any unauthorized information or representations. This exchange offer prospectus is not an offer to exchange, or a solicitation of an offer to exchange, any securities other than the securities to which it relates, or an offer to exchange or a solicitation of an offer to exchange those securities in any circumstances or in jurisdictions in which it would be unlawful to do so. The information contained in this exchange offer prospectus is current only as of its date.

     We will not pay any commission or other remuneration to any broker, dealer, salesperson or other person for soliciting tenders of Rule 144A GDSs.

     This document is important and requires your immediate attention. If you are in any doubt about the action you should take, we encourage you to seek your own financial advice from your stockbroker, bank manager, attorney, accountant or other independent professional adviser.

     If you have sold or otherwise transferred your Rule 144A GDSs, please send this document, together with the accompanying transmittal documents, as soon as possible, to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee.

                             EXCHANGE OFFER SUMMARY

     The following is a summary of the terms of the exchange offer. You should read this entire exchange offer prospectus before deciding to tender your Rule 144A GDSs to The Bank of New York, the exchange agent. As used in this exchange offer prospectus, if the context so requires, the term "ADS" refers to the American Depositary Receipt, or ADR, evidencing an ADS, and the term "Rule 144A GDS" refers to the Rule 144A Global Depositary Receipt, or Rule 144A GDR, evidencing a Rule 144A GDS.

     A copy of this document has been delivered to the Registrar of Companies in accordance with Article 6 of the Companies (General Provisions) Jersey Order 1992, as amended, and he has given, and has not withdrawn, his consent to its circulation. We are not required to obtain any other regulatory approvals or comply with regulatory requirements other than the US federal securities laws in connection with the exchange offer.


                         PURPOSE OF THE EXCHANGE OFFER

     Our purpose in making the exchange offer is to provide current holders of our Rule 144A GDSs with ADSs that will be freely transferable and that we expect to be more widely held and actively traded, and to terminate our restricted Rule 144A depositary receipt facility and the listing of the Rule 144A GDSs on The PORTAL Market.


                              THE EXCHANGE OFFER

THE EXCHANGE OFFER..........   The exchange of each of our outstanding Rule
                               144A GDSs, each representing the right to receive two of our ordinary shares, for one ADS representing the right to receive two of our ordinary shares. On July 16, 2002, there were approximately 833,471 Rule 144A GDSs outstanding and eligible to be exchanged for a like number of ADSs in this exchange offer.

AMERICAN DEPOSITARY SHARES...  The ADSs will be issued under a deposit agreement among us, The Bank of New York, as depositary, and the owners and holders from time to time of the ADSs.

                               The ADSs offered by this prospectus are
                               identical in all material respects to the Rule 144A GDSs, except that:

                               o our ADSs are listed and traded on the Nasdaq National Market and the London Stock Exchange; and

                               o  our ADSs have been registered under the
                                  Securities Act, may be freely resold under the United States federal securities laws and have no contractual restrictions on resale or transfer.

RULE 144A GLOBAL DEPOSITARY
SHARES......................   The Rule 144A GDSs were initially issued and
                               sold in 1997 in an offering in the United States to qualified institutional buyers under Rule 144A under the Securities Act.

EXCHANGE AGENT..............   The Bank of New York.

RESALE......................   The staff of the Division of Corporation
                               Finance at the SEC has issued interpretive letters to third parties permitting resales of ADSs received in exchange for Rule 144A GDSs initially resold pursuant to Rule 144A, provided that the holder satisfies relevant conditions, including that the holder is not a broker-dealer or our affiliate and is not engaged in, and does not intend to engage in, a distribution of the ADSs to be received in that exchange.

EXPIRATION DATE.............   The exchange offer will expire at 12:00
                               midnight, New York City time, on August 16, 2002, unless we extend it. We will publicly announce any extension through a release to the Dow Jones
                               News Service.

WITHDRAWAL RIGHTS...........   You may withdraw your tender of Rule 144A GDSs:

                               o  at any time before the expiration date; and

                               o if not yet accepted for exchange, at any time after September 16, 2002.

CONDITIONS OF THE EXCHANGE
OFFER.......................   Our obligation to complete the exchange offer
                               does not require that any minimum number of Rule
                               144A GDSs be validly tendered. This exchange offer is subject to other conditions described under "The Exchange Offer -- Conditions".

EXCHANGE PROCEDURE..........   If you hold your Rule 144A GDSs in an account
                               through a custodial agent, such as a broker, dealer, trust company, bank, custodian or other nominee, you will need to timely instruct your custodial agent to tender your Rule 144A GDSs as described below under "The Exchange Offer -- How to Tender". Subject to the terms and conditions of the exchange offer, after the expiration date, we will promptly accept the Rule 144A GDSs you have validly tendered in response to the exchange offer. The ADSs will be delivered to you as promptly as practicable after the expiration date by book-entry delivery to the account of your broker, dealer, trust company, bank custodian or other nominee through the facilities of The
                               Depository Trust Company, or DTC.

                               Although we do not currently intend to do so, if we modify the terms and conditions of the exchange offer before the expiration date, those modified terms and conditions will be made available to all holders of the Rule 144A GDSs whether or not your Rule 144A GDSs have been tendered before that modification. We will extend the exchange offer, if necessary, to allow holders of the Rule 144A GDSs adequate time to consider any modification.

TAXATION....................   The exchange offer will not be a taxable
                               exchange for US federal income tax purposes.

CONSEQUENCES OF FAILURE TO
EXCHANGE....................   We will accept validly tendered Rule 144A GDSs
                               promptly after the expiration date by providing a written notice of our acceptance to the exchange agent. At that time, we will direct The Bank of New York, as depositary under the Rule 144A deposit agreement, to terminate that agreement according to its terms. The Bank of New York will provide you with 60 days' notice of the termination. Upon that termination, holders of Rule 144A GDSs will be entitled to return of the ordinary shares represented by their outstanding
                               Rule 144A GDSs or, under certain circumstances, to the proceeds of the sale by The Bank of New
                               York, as depositary, of any those ordinary shares, in either case upon surrender of the Rule
                               144A GDSs and after payment of fees and expenses to The Bank of New York. We also intend to terminate the listing of the Rule 144A GDSs on The PORTAL Market.

BROKER-DEALERS..............   Each broker-dealer receiving ADSs for its own
                               account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those ADSs. Solely by so acknowledging or by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This exchange offer prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of ADSs received in exchange for Rule 144A GDSs where those Rule 144A
                               GDSs were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 30 days after the expiration date, we will make this exchange offer prospectus, as it may be amended or supplemented, available to broker-dealers for use in connection with those resales.

CUSIP NUMBER FOR THE ADSs...   752344309

CUSIP NUMBER FOR THE
RULE 144A GDSs..............   752344408

                         PURPOSE OF THE EXCHANGE OFFER

     Our purpose in making the exchange offer is to provide current holders of our Rule 144A GDSs with ADSs that will be freely transferable and that we expect to be more widely held and actively traded, and to terminate our restricted Rule 144A depositary receipt facility and the listing of the Rule 144A GDSs on The PORTAL Market. The exchange offer is, for US federal income tax purposes, a tax-free exchange of Rule 144A GDSs for ADSs. Our ADSs are listed and traded on the Nasdaq National Market and the London Stock Exchange.


                               THE EXCHANGE OFFER


TERMS OF THE OFFER

     We are offering, upon the terms and conditions set forth in this exchange offer prospectus, to exchange one ADS for each outstanding Rule 144A GDS. On July 16, 2002, there were approximately 833,471 Rule 144A GDSs outstanding and eligible to be exchanged for a like number of ADSs in this exchange offer. The exchange offer is not conditioned upon the valid tender of any minimum number of Rule 144A GDSs. Holders of Rule 144A GDSs who are our affiliates may not participate in the exchange offer.

     The exchange offer will expire at 12:00 midnight, New York City time, on August 16, 2002, unless we extend the exchange offer in our sole discretion.

     Holders of Rule 144A GDSs who wish to exchange their Rule 144A GDSs for ADSs and who validly tender their Rule 144A GDSs to the exchange agent through a DTC participant according to the book-entry transfer procedures described below will receive their ADSs as soon as practicable after the expiration date by book-entry delivery to the account of the DTC participant through which Rule 144A GDSs were tendered in the exchange offer.

     Subject to the terms and conditions of the exchange offer, we will accept validly tendered Rule 144A GDSs promptly after the expiration date by providing a written notice of our acceptance to the exchange agent. Subject to the applicable rules of the SEC, we reserve the right to delay acceptance of tendered Rule 144A GDSs, or to terminate the exchange offer, upon the occurrence of any of the conditions set forth below under "--Conditions".

     In addition, we reserve the right to waive any condition or otherwise modify the terms and conditions of the exchange offer in any respect. If any modification or waiver constitutes a material change in the information previously disclosed to you, we will, in accordance with the applicable rules of the SEC, disseminate promptly disclosure of the change in a manner reasonably calculated to inform you of the change and, if necessary, we will extend the exchange offer to permit adequate time for you to consider the additional information.


EFFECTS OF THE EXCHANGE OFFER AND CONSEQUENCES OF FAILURE TO EXCHANGE

     Because the exchange offer is for any and all Rule 144A GDSs, the number of Rule 144A GDSs accepted for tender in the exchange offer will reduce the number of outstanding Rule 144A GDSs. As a result, the liquidity of any remaining Rule 144A GDSs may be substantially reduced. Moreover, we intend to terminate the existing deposit agreement for Rule 144A GDSs and the listing of the Rule 144A GDSs on The PORTAL Market, eliminating the trading market for the remaining Rule 144A GDSs. The holder of any Rule 144A GDSs that remain outstanding after the expiration of the exchange offer will have the option, before the termination date of the Rule 144A deposit agreement, and subject to the provisions contained in the Rule 144A deposit agreement:

     o to sell its Rule 144A GDSs in an offshore transaction in accordance with Regulation S under the Securities Act or to a person it reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; or

     o to surrender its Rule 144A GDSs in order to withdraw the ordinary shares underlying those Rule 144A GDSs, in each case subject to transaction and other costs, as set forth in the Rule 144A deposit agreement and to applicable resale restrictions under the Securities Act.

     We will accept validly tendered Rule 144A GDSs promptly after the expiration date by providing a written notice of our acceptance to the exchange agent. At that time, we will direct The Bank of New York, as depositary under the Rule 144A deposit agreement, to terminate that agreement according to its terms. The Bank of New York will provide you with 60 days' notice of the termination. Upon that termination, holders of Rule 144A GDSs will be entitled to return of our ordinary shares represented by their Rule 144A GDSs or, under some circumstances, to the proceeds of sale by The Bank of New York, as depositary under the Rule 144A deposit agreement, of any of those ordinary shares, in either case upon surrender of the Rule 144A GDSs and after payment of fees and expenses to The Bank of New York.


EXPIRATION AND EXTENSION

     The exchange offer will expire at 12:00 midnight, New York City time, on August 16, 2002, unless we extend it. During any extension of the exchange offer, all Rule 144A GDSs previously tendered pursuant to the exchange offer will remain subject to the exchange offer and to the withdrawal rights specified in this exchange offer prospectus. We may extend the exchange offer by notifying the exchange agent in writing on or before the scheduled expiration date. We will also make a public announcement of any extension of the exchange offer no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date. Unless otherwise required by law or regulation, we will not have any obligation to communicate the public announcement other than by making a release to the Dow Jones News Service.


CONDITIONS

     This exchange offer is not conditioned upon the valid tender of any minimum number of Rule 144A GDSs. Notwithstanding any other provisions or any extension of the exchange offer, we:

     o will not be required to issue ADSs for your validly tendered but not yet accepted Rule 144A GDSs;

     o may terminate the exchange offer; and

     o subject to compliance with the applicable rules of SEC, may delay the acceptance of the tendered Rule 144A GDSs;

in each case, if, at or before the expiration date:

     o any action or proceeding before any court or governmental agency challenging the exchange offer or otherwise directly or indirectly relating to the exchange offer is instituted or threatened;

     o any development occurs in any pending action or proceeding which, in our reasonable judgment, would or might prohibit, restrict or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer;

     o any statute, rule or regulation or any action by any governmental authority is proposed, adopted or enacted which, in our reasonable judgment, would or might prohibit, restrict or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer;

     o any change, or development involving a prospective change, which has had or may have a material adverse effect on the exchange offer;

     o any material adverse change, or development involving a prospective material adverse change, in our business or financial affairs or the business or financial affairs of any of our subsidiaries or affiliates has occurred which, in our reasonable judgment, will or, in the case of a prospective change only, might prohibit, restrict or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer;

     o a stop order is issued or a proceeding for that purpose is initiated or threatened by the SEC with respect to the registration statement in respect of the ADSs, or an event occurs that would require us to amend the registration statement in respect of the ADSs;

     o any governmental or self-regulatory organization approval has not been obtained, which approval we, in our reasonable judgment, consider necessary for the completion of the exchange offer; and

     o there exists, in our reasonable judgment, any actual or threatened legal impediment to the completion of the transactions contemplated by the exchange offer, including a default or prospective default in any of our agreements, instruments or obligations.

     We expressly reserve the right to terminate the exchange offer and not accept for exchange any Rule 144A GDSs if any of the conditions listed above occurs. If we decide to terminate the exchange offer, we will notify the exchange agent and make a timely public announcement by making a release to the Dow Jones News Service, unless otherwise required by applicable law or regulation. In addition, we may modify the terms and conditions of the exchange offer at any time before the expiration date if any material change has occurred. Moreover, regardless of whether any material change has occurred, we reserve the right to modify the terms and conditions of the exchange offer in any manner before the expiration date, although we have no current intention to do so.

     The above conditions are for our sole benefit and we may waive them, in whole or in part, in our reasonable discretion, subject to compliance with the applicable rules of the SEC. Any determination we make concerning an event, development or circumstance described or referred to above will be final and binding on all parties to the exchange offer. The conditions listed above will be satisfied or waived before the expiration of the exchange offer.


HOW TO TENDER

     If you wish to tender your Rule 144A GDSs in exchange for ADSs, you will need to timely instruct your broker, dealer, bank, trust company, custodian, nominee or agent to arrange for the participant in DTC holding your Rule 144A GDSs through its DTC account to:

     o deliver the Rule 144A GDSs by means of book-entry transfer into the exchange agent's DTC account; and

     o transmit an agent's message to the exchange agent through the facilities of DTC, specifying that the participant has received and agrees to be bound by the terms and conditions set forth in this exchange offer prospectus;

in each case, before the expiration of this exchange offer.

     By taking these actions, you and your agent will be deemed to have agreed:

     o to the terms and conditions of the exchange offer set forth in this exchange offer prospectus;

     o that your Rule 144A GDSs are being tendered free and clear of all liens, restrictions, claims equitable interests and encumbrances, other than the claims of a holder under the express terms of the exchange offer; and

     o that we and the exchange agent may enforce that agreement against you and your agent.

     You may tender any whole number of Rule 144A GDSs. You may tender less than all of the Rule 144A GDSs that you hold, provided that you appropriately indicate that fact. Tenders of fractional Rule 144A GDSs will not be accepted.

     The method of delivery of Rule 144A GDSs and all other documents and instructions, including the notification of tender through DTC, is at the risk of the holder.

     We reserve full discretion to determine whether the instructions, electronic messages and other documentation accompanying tenders of Rule 144A GDSs are complete, and generally to determine all questions as to tenders, including:

     o the date of receipt of a tender;

     o the propriety of any instruction;

     o propriety of electronic messages or execution of any document; and

     o other questions as to the validity, form, eligibility or acceptability of any tender.

     We reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful or to waive any irregularities or conditions. Our interpretation of the terms and conditions of the exchange offer will be final. We will not be obligated to give notice of any defects or irregularities in tenders and will not incur any liability for failure to give any such notice. The exchange agent may, but will not be obligated to, give notice of any irregularities or defects in tenders, and will not incur any liability for any failure to give any such notice. Rule 144A GDSs will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Rule 144A GDSs will be returned, unless irregularities and defects are timely cured or waived, by credit to the account maintained within DTC by the participant in DTC which delivered the improperly tendered Rule 144A GDSs, promptly after the expiration date.


GUARANTEED DELIVERY PROCEDURES

     If you desire to tender Rule 144A GDSs under the exchange offer and your Rule 144A GDSs are not immediately available or time will not permit a valid tender to the exchange agent before the expiration date, you may effect a valid tender by means of a notice of guaranteed delivery transmitted to the exchange agent and by means of an applicable agent's message upon the terms and conditions set forth above.

     Tender by means of a notice of guaranteed delivery will require you to validly tender the Rule 144A GDSs to the exchange agent within three New York Stock Exchange trading days in the manner described above under "--How to Tender". If you fail to do so, the tender made by means of a notice of guaranteed delivery will be invalidated.

     A tender will be deemed to have been validly received by the exchange agent as of the date when the exchange agent receives confirmation of receipt by book-entry transfer of Rule 144A GDSs and an applicable agent's message into the exchange agent's account at DTC.


RESALES

     Based upon existing SEC staff interpretations set forth in several no-action letters issued to third parties, ADSs issued pursuant to the exchange offer in exchange for the Rule 144A GDSs may be offered for resale, resold and otherwise transferred by the holders, without complying with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is:

     o not our "affiliate" or "promoter", as those terms are defined in Rule
       405 under the Securities Act. An "affiliate" of a specified person is defined under the Securities Act to mean a person that directly or indirectly controls or is controlled by, or is under common control with, the specified person. A "promoter" is defined under the Securities Act as any person who, directly or indirectly, initiates in founding and organizing the business of an issuer, or any person who, in connection with the founding and organizing of the business of the issuer, directly or indirectly, receives in consideration of services or property, or both services and property, 10% or more of any class of securities of the issuer or 10% or more of the proceeds from the sale of any class of those securities;

     o not participating, and has no arrangement or understanding with any person to participate, in a distribution of the ADSs to be received in the exchange offer;

     o not a broker-dealer that purchased the Rule 144A GDSs in the Rule 144A GDSs offering for resale pursuant to Rule 144A or another available exemption under the Securities Act; and

     o acquiring the ADSs in the ordinary course of the holder's business.

     If you do not satisfy any of the conditions listed above, you will not be entitled to rely on the SEC staff interpretations described above. If you wish to accept the exchange offer, you must:

     o comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information required by Item 507 of Regulation S-K regarding selling shareholders; and

     o represent to us that you have complied with those provisions of the Securities Act.

     Each broker-dealer that receives ADSs for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those ADSs. Solely by so acknowledging or by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This exchange offer prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of ADSs received in exchange for Rule 144A GDSs where the Rule 144A GDSs were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 30 days after the expiration date, we will make this exchange offer prospectus, as it may be amended or supplemented, available to broker-dealers for use in connection with those resales.

     We will also make each person participating in the exchange offer aware that any broker-dealer who holds Rule 144A GDSs acquired for its own account as a result of market-making activities or other trading activities may participate in the exchange offer so long as the broker-dealer has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the ADSs. We will also make each person participating in the exchange offer aware that any broker-dealer who holds Rule 144A GDSs acquired for its own account as a result of market-making activities or other trading activities and who receives ADSs in exchange for those Rule 144A GDSs in the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the ADSs.

     We believe that none of our affiliates, as defined in Rule 405 under the Securities Act, owns Rule 144A GDSs that are the subject of this exchange offer.

     If any holder of Rule 144A GDSs does not satisfy each of the conditions described above, that holder will not be entitled to rely on the SEC staff interpretations discussed above.


WITHDRAWAL RIGHTS

     You may withdraw the tender of your Rule 144A GDSs:

     o at any time before the expiration date; and

     o if not yet accepted for exchange, after September 16, 2002.

     If you tendered your Rule 144A GDSs through an agent and wish to withdraw the tender of your Rule 144A GDSs, you will need to make arrangements with your agent. Your ability to withdraw the tender of your Rule 144A GDSs will depend upon the terms of the arrangements you have with your agent and, if your agent is not a DTC participant tendering those Rule 144A GDSs, the arrangements between your agent and the DTC participant tendering those Rule 144A GDSs, including any arrangements involving intermediaries between your agent and the DTC participant.

     We will determine all questions as to the validity, including, without limitation, questions with regard to timeliness, of notices of withdrawal in respect of Rule 144A GDSs that have been delivered to the exchange agent, and our determination will be final and binding on the parties. You and your agent bear the risks arising in connection with the procedures for withdrawal, and we disclaim any liabilities or obligations in connection with these risks.


ACCEPTANCE OF TENDERS

     Subject to the terms and conditions of the exchange offer, including the reservation of some of our rights, we will accept, promptly after the applicable expiration date, Rule 144A GDSs validly tendered and not withdrawn, by delivering a written notice to the exchange agent advising the exchange agent of our acceptance of the validly tendered Rule 144A GDSs. Subject to those terms and conditions, beneficial interests in ADSs to be issued in exchange for properly tendered Rule 144A GDSs will be recorded in records maintained by DTC or its nominee or institutions that have accounts at DTC.

     Subject to the applicable rules of the SEC, however, we reserve the right to delay acceptance of tendered Rule 144A GDSs upon the occurrence of any of the conditions set forth above under "--Conditions".

     Although we do not currently intend to do so, if we modify the terms of the exchange offer and any modification constitutes a material change in the information previously disclosed to you, we will, in accordance with the applicable rules of the SEC, disseminate promptly disclosure of the change in a manner reasonably calculated to inform you of the change, whether or not you had tendered before that modification, and, if necessary, we will extend the exchange offer to permit adequate time for you to consider the additional information.

     Tendering your Rule 144A GDSs according to the procedures described under "--How to Tender" will constitute an agreement between the tendering holder and us upon the terms and conditions of the exchange offer. Our acceptance for exchange of Rule 144A GDSs tendered pursuant to the exchange offer will constitute a binding agreement between you, as the tendering holder, and us upon the terms and the conditions of the exchange offer.


SOLICITATION OF TENDERS; EXPENSES

     Except as described below under "Exchange Agent", we have not retained any agent in connection with the exchange offer and will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptance of the exchange offer. We will, however, reimburse the exchange agent for its attorneys' fees and disbursements and reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this exchange offer prospectus and related documents to the beneficial owners of the Rule 144A GDSs and in handling or forwarding tenders for their customers.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives ADSs for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those ADSs. This exchange offer prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of ADSs received in exchange for Rule 144A GDSs where those Rule 144A GDSs were acquired as a result of market-making activities or other trading activities. Each broker-dealer participating in the exchange offer will represent that the Rule 144A GDSs being exchanged for ADSs were acquired as a result of market-making or other trading activities. We have agreed that for a period of 30 days after the expiration date, we will make this exchange offer prospectus, as it may be amended or supplemented, available to broker-dealers for use in connection with those resales.

     We will not receive any proceeds from any sale of ADSs by broker-dealers. ADSs received by broker-dealers for their own accounts pursuant to the exchange offer may be resold from time to time in one or more transactions on the Nasdaq National Market or the London Stock Exchange, in negotiated transactions, through the writing of options on the ADSs or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. These resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from those broker-dealers and/or the purchasers of any of those ADSs. Any broker-dealer that resells ADSs that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of those ADSs may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on that resale of ADSs and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Solely by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 30 days after the expiration date, we will promptly send additional copies of this exchange offer prospectus and any amendment or supplement to this exchange offer prospectus to any broker-dealer that requests those documents.


                                    TAXATION

     In the opinion of Fulbright & Jaworski L.L.P., our US counsel, under current US federal income tax law:

     o a holder of Rule 144A GDSs will not recognize gain or loss upon the exchange of Rule 144A GDSs for ADSs pursuant to the exchange offer;

     o a holder's tax basis in the ADSs received pursuant to the exchange offer will be the same as the holder's basis in the exchanged Rule 144A GDSs; and

     o a holder's holding period for ADSs received pursuant to the exchange offer will include the holder's holding period for the Rule 144A GDSs, if such Rule 144A GDSs were held as capital assets at the time of the exchange.

     For a discussion of the material US federal income tax consequences of the ownership and disposition of our ordinary shares or ADSs, see "Taxation-- Material United States Federal Income Tax Consequences" in the attached prospectus set forth in Appendix I.

     In the opinion of Ogier & Le Masurier, our Jersey counsel, there are no material tax consequences of the exchange offer under the laws of Jersey. For a discussion of the material tax consequences of the ownership and disposition of our ordinary shares or ADSs under the laws of Jersey, see "Taxation-- Material Jersey Tax Consequences" in the attached prospectus set forth in Appendix I.

     We encourage each exchanging holder to consult with its individual tax advisor as to any foreign, state and local tax consequences of the exchange offer as well as to the effect of its particular facts and circumstances on the matters discussed here.


                                 LEGAL MATTERS

     The validity of the ordinary shares and the ADSs offered by this exchange offer prospectus will be passed upon for us by our Jersey counsel, Ogier & Le Masurier.


      IMPORTANT NOTICE TO HOLDERS AND BENEFICIAL OWNERS OF RULE 144A GDSs

     Your Rule 144A GDSs have been issued under the Rule 144A deposit agreement, dated as of July 1, 1997, as amended and restated as of June 26, 2002, among us, The Bank of New York, as depositary, and the holders from time to time of Rule 144A GDSs issued under that agreement. The Rule 144A deposit agreement provides that whenever so directed by us, The Bank of New York will terminate the agreement by providing notice of termination to the holders of the outstanding Rule 144A GDSs at least 60 days before the date of termination fixed in the notice.

     We will accept validly tendered Rule 144A GDSs promptly after the expiration date by providing a written notice of our acceptance to the exchange agent. At that time, we will direct The Bank of New York, as depositary under the Rule 144A deposit agreement, to terminate that agreement according to its terms. The Bank of New York will provide you with 60 days' notice of the termination.

     If any Rule 144A GDSs remain outstanding after the date of termination of the Rule 144A deposit agreement, The Bank of New York:

     o will discontinue the registration of transfers of Rule 144A GDSs;

     o will suspend the distribution of dividends to holders of Rule 144A GDSs; and

     o will not file any further notices or perform any further acts under the Rule 144A deposit agreement;

except that it will:

     o collect dividends and other distributions made upon the deposited ordinary shares underlying the Rule 144A GDSs;

     o sell any rights as provided in the Rule 144A deposit agreement; and

     o deliver, in exchange for any Rule 144A GDSs surrendered to The Bank of New York, any dividends or other distributions received and the deposited ordinary shares or net proceeds from the sale of those ordinary shares.

     Under the terms of the Rule 144A deposit agreement, a holder of Rule 144A GDSs remaining outstanding after termination will be required to pay to The Bank of New York $5.00 or less per 100 (or portion of 100) Rule 144A GDSs surrendered before the deposited ordinary shares underlying the holder's Rule 144A GDSs or the proceeds of the sale of those ordinary shares will be delivered to that holder. The Bank of New York has agreed, solely in connection with tenders of Rule 144A GDSs for ADSs made under this exchange offer, to waive the Rule 144A GDSs surrender fee that would otherwise be payable by holders of Rule 144A GDSs under the Rule 144A deposit agreement. At any time after the expiration of one year from the date of termination, The Bank of New York, as depositary under the Rule 144A deposit agreement, may sell the deposited ordinary shares underlying the remaining Rule 144A GDSs and hold the net proceeds of any such sale, together with any cash then held, without liability for interest, for the pro rata benefit of the Rule 144A GDS holders who have not previously surrendered their Rule 144A GDSs.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC registration statements on Form F-4, of which this exchange offer prospectus constitutes a part, and on Form F-1, the prospectus of which is attached as Appendix I to this exchange offer prospectus. We have also filed a tender offer statement on Schedule TO with the SEC under the Exchange Act with respect to the exchange offer. This exchange offer prospectus and the prospectus attached as Appendix I do not contain all of the information set forth in the Form F-4 and Form F-1 registration statements and in the Schedule TO and in the exhibits and schedules to the registration statements and the Schedule TO, because some parts have been omitted in accordance with rules and regulations of the SEC. For further information about us and the ADSs being offered in this exchange offer, please refer to the registration statements and the Schedule TO and the exhibits and schedules filed as a part of the registration statements and the Schedule TO.

     Copies of the registration statements and the Schedule TO, including exhibits and schedules, may be inspected without charge and obtained at prescribed rates at the public reference section of the SEC at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

     A copy of each document (or a translation thereof to the extent not in English) concerning us that is referred to in this registration statement is available for public view at our principal executive offices at La Motte Chambers, La Motte Street, St. Helier, Jersey JE1 1BJ Channel Islands.


                                 EXCHANGE AGENT

     We have appointed The Bank of New York to serve as exchange agent in connection with the exchange offer. Owners of Rule 144A GDSs who require assistance should contact the exchange agent toll free (in the United States) at 1-800-507-9357.

                                                                      APPENDIX I


             PROSPECTUS FROM OUR REGISTRATION STATEMENT ON FORM F-1

PROSPECTUS

5,000,000 ORDINARY SHARES
in the form of Ordinary Shares or American Depositary Shares

[RANDGOLD LOGO OMITTED]

RANDGOLD RESOURCES LIMITED
(ORGANIZED UNDER THE LAWS OF JERSEY, CHANNEL ISLANDS)

We are offering ordinary shares in the form of ordinary shares or American Depositary Shares, or ADSs. Each ADS represents the right to receive two of our ordinary shares. The offering of ADSs is part of a global offering of 5,000,000 ordinary shares, including 4,051,400 ordinary shares being offered for sale in the United States and 948,600 ordinary shares being offered for sale outside of the United States. The price per ordinary share will be identical for both offerings.

The ADSs have been approved for listing on the Nasdaq National Market under the symbol "RRUS". We have applied to have our ADSs listed and traded on the London Stock Exchange plc, or the London Stock Exchange, under the symbol "RRUS". Our ordinary shares are listed and traded on the London Stock Exchange under the symbol "RRS." On July 10, 2002, the last reported price for our ordinary shares on the London Stock Exchange was $7.00 per share.

The initial public offering prices of the ordinary shares and ADSs to which this prospectus relates have been determined by negotiation between us and the underwriters with reference to the market price of our ordinary shares and our GDSs.

INVESTING IN OUR ORDINARY SHARES OR ADSS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

--------------------------------------------------------------------------------

                                                                     UNDERWRITING DISCOUNTS
                                          INITIAL PRICE TO PUBLIC    AND COMMISSIONS               PROCEEDS
------------------------------------------------------------------------------------------------------------
Per ordinary share sold to retail
 investors(1)                                         $6.50                     $0.46                  $6.04
------------------------------------------------------------------------------------------------------------
Per ordinary share sold to
 institutional investors(2)                           $6.50                     $0.29                  $6.21
------------------------------------------------------------------------------------------------------------
Per ADS sold to retail investors (1)                 $13.00                     $0.91                 $12.09
------------------------------------------------------------------------------------------------------------
Per ADS sold to institutional
 investors(2)                                        $13.00                     $0.59                 $12.41
------------------------------------------------------------------------------------------------------------
Total                                           $32,500,000                $1,587,950            $30,912,050
------------------------------------------------------------------------------------------------------------

(1) Sales to individuals other than those holding securities in accounts which have more than two individuals as account holders. Sales to partnerships, trusts and legal entities also do not qualify.

(2)   All sales not deemed to be to "retail investors".

The selling shareholder has granted the underwriters a 30-day option to purchase up to 750,000 additional ordinary shares, including ordinary shares in the form of ADSs, to cover over-allotments, if any. If this option is exercised in full, the proceeds before expenses to the selling shareholder will be $4,631,250.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HSBC, on behalf of the underwriters, expects to deliver the ordinary shares and ADSs to purchasers on or about July 16, 2002.


                                      HSBC

                             BMO NESBITT BURNS CORP.


July 11, 2002

                                TABLE OF CONTENTS


                                                    PAGE
                                                   -----
Presentation of Financial Information ..........     ii
Prospectus Summary .............................      1
Risk Factors ...................................      7
Forward-Looking Statements .....................     16
Use of Proceeds ................................     17
Dividends ......................................     18
Dilution .......................................     19
Capitalization .................................     20
Market Information .............................     21
Selected Historical Financial Data .............     23
Operating and Financial Review and
   Prospects ...................................     26
Business .......................................     55
Gold Market ....................................     88
Description of Mining Business .................     90
Glossary of Mining Terms .......................     91
Principal and Selling Shareholders .............     95
Management .....................................     97
Certain Relationships and Related Party
   Transactions ................................    104
Description of Our Memorandum and
   Articles of Association and Ordinary
   Shares ......................................    107
Description of American Depositary
   Receipts ....................................    114
Exchange Controls and Other
   Limitations Affecting Security
   Holders .....................................    121
Taxation .......................................    122
Plan of Distribution ...........................    127
Other Expenses of Issuance and
   Distribution ................................    131
Experts ........................................    131
Validity of Securities .........................    131
Where You Can Find More Information ............    132
Enforceability of Civil Liabilities ............    133
Index to Financial Statements ..................    134

                                ----------------

     Until August 5, 2002, all dealers that buy, sell or trade the ordinary shares or ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ordinary shares and ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

     A copy of this document has been delivered to the Registrar of Companies in accordance with Article 6 of the Companies (General Provisions) (Jersey) Order 1992, as amended, and he has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission has given, and has not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958, as amended, to the issue of shares by Randgold Resources Limited. In giving these consents, neither the Registrar of Companies nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of Randgold Resources Limited or for the correctness of any statements made, or opinions, expressed with regard to it.

     The directors of Randgold Resources Limited whose names appear in the section headed "Management" of this document accept responsibility for the information contained in this document. To the best of the knowledge and belief of the directors of Randgold Resources Limited (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

                      PRESENTATION OF FINANCIAL INFORMATION


     We are a company incorporated under the laws of Jersey, Channel Islands with the majority of our operations located in West Africa. Our books of account are maintained in US dollars and our annual and interim financial statements are prepared on a historical cost basis in accordance with international accounting standards, or IAS. IAS differs in significant respects from generally accepted accounting principles in the United States, or US GAAP. This prospectus includes a discussion of the relevant differences between IAS and US GAAP, and Note 23 to our consolidated financial statements included in this prospectus sets forth a reconciliation from IAS to US GAAP of net income and shareholders' equity. We have also included in this prospectus the audited financial information for the years ended December 31, 2001 and 2000 of Societe des Mines de Morila SA, or Morila SA. The financial information included in this prospectus has been prepared in accordance with IAS, and except where otherwise indicated, is presented in US dollars. On October 25, 1999, we approved a change in our fiscal year from March 31 to December 31. Accordingly, the financial statements for the period in which the change in fiscal year became effective cover a nine-month period from April 1, 1999 through December 31, 1999.

                               PROSPECTUS SUMMARY

     This summary highlights the material information contained elsewhere in this prospectus. You should read the entire prospectus carefully before deciding to buy our ordinary shares or ADSs. Unless otherwise indicated, all references in this prospectus to "we", "our" and "us" refer to Randgold Resources Limited, including its subsidiaries and joint ventures. To facilitate an understanding of the descriptions of gold mining and the gold mining industry that appear in this prospectus, including descriptions of geological formations, exploration activities and mining processes, we have included a glossary of mining terms under the heading "Glossary of Mining Terms".


                           RANDGOLD RESOURCES LIMITED


OUR BUSINESS

     We are engaged in surface gold mining, exploration and related activities. Our activities are focused on West Africa, historically one of the more promising areas for gold discovery in the world. In Mali, we own a 40% interest in and jointly manage the Morila gold mine, or Morila. We also have advanced stage development projects in Mali and the neighboring country of Cote d'Ivoire, and hold exploration permits covering additional areas in Mali, Cote d'Ivoire and Senegal. As of March 31, 2002, we had declared proven and probable reserves of approximately 2.85 million ounces, attributable to our percentage ownership interests in our assets.

     Our strategy is to achieve superior returns on equity through the discovery, management and exploitation of resource opportunities, focusing on gold. We seek to discover bulk tonnage shallow gold deposits, either from our own phased exploration programs or the acquisition of early stage to mature exploration programs. We actively manage both our portfolio of exploration and development properties and our risk exposure to any particular geographical area.

     To manage our exploration and development projects portfolio, we utilize the concept of the "Resources Triangle" to rank our projects based on their exploration and development status. The objective is to add value to projects by moving them from the base of the triangle, which represents a relatively large number of early stage projects, to the status of a profitable, gold producing mine at the pinnacle of the triangle. We continually review the status of all projects in the portfolio to eliminate those that have not met our expectations and appear to have the least likelihood of becoming profitable mines, and to refocus our economic and managerial resources on the most promising targets. We also regularly reassess the countries in which we operate, committing our capital only in those countries which are most geologically promising and have a favorable business and mining operating environment.

     We own one half of Morila Limited, or the Morila joint venture, a joint venture with AngloGold Limited, or AngloGold. The Morila joint venture in turn owns 80% of Morila SA, the owner of Morila. We jointly manage the Morila joint venture with AngloGold, which also operates Morila. Morila, the 19th largest producing gold mine in the world according to data provided by the Raw Materials Group, is a low cost producer: during the three months ended March 31, 2002, Morila produced gold at a total cash cost of $104 per ounce against an average realized gold price of $291 per ounce, producing a cash margin of $187 per ounce. Our attributable share of Morila's gold production for 2001 was 252,660 ounces and for the three months ended March 31, 2002 was 59,598 ounces.


     The focus of the joint venture's exploration activities is on extending the existing orebody and discovering new deposits which can be processed using the Morila plant. We have discovered a corridor covering a 10 kilometer by 2 kilometer area hosting gold anomalies to the northwest of the current orebody. A drill program in 2001 outlined three priority targets within this corridor. Follow-up drilling is planned on these three targets as well as two other targets situated on extensions to the orebody.

     Outside the Morila joint venture, we hold exploration permits covering 3,000 square kilometers in the Morila region, where we are engaged in early stage exploration work.

     We also own advanced-stage development projects at Loulo, located in Mali, and Tongon, located in Cote d'Ivoire. Although we have not yet committed to constructing a mine at either project, our work to date, together with the current gold price environment, indicates that profitable mines could potentially be developed at Loulo and Tongon.

     Loulo is a feasibility stage project with proven and probable reserves at March 31, 2002 of 1.44 million ounces. The initial feasibility study for Loulo was completed in 1997 at an assumed gold price of $370 per ounce, but its development was delayed as gold prices fell and the higher return Morila mine became our key focus. We are concentrating our efforts at Loulo on increasing its potential returns at current gold prices by optimizing various operating parameters. We have already made significant progress in reducing the mining costs for the two contemplated modeled pits. Our assessment of recent additional metallurgical test work indicates potential for significant improvements in processing costs and recoveries. In 2001, we increased our ownership interest in Loulo from 51% to 80%.

     Tongon is at the pre-feasibility stage and benefits from nearby access to relatively well-developed transportation, telecommunications and power systems. Two mineralized zones have been discovered, with strike lengths of 1.4 and 2.2 kilometers. To date, we have outlined mineralization from surface down to 120 meters, a relatively shallow depth in open pit mining terms. We have not, however, defined the length, width or depth of the entire mineralization at Tongon. Our metallurgical testing data indicates that gold recovery rates from the Tongon mineralization of 85% or more are possible. We are actively progressing the project by undertaking further drilling and metallurgical test work to increase our understanding of Tongon's mineralization.

     We also hold additional exploration permits around Loulo and Tongon. Elsewhere in West Africa, we continue to focus on areas of promising geology, either by conducting greenfield exploration or by seeking to acquire property on which there are already defined targets.

     For a discussion of the material risks of our business and operations, see "Risk Factors."


OUR HISTORY

     We were incorporated under the laws of Jersey, Channel Islands in August 1995. We were formed by Randgold & Exploration Company Limited, or Randgold & Exploration, a South African resource company, as a result of the decision by Randgold & Exploration to separate its exploration activities between those conducted inside South Africa and Namibia, or the Randblock, and those in Africa outside of the Randblock. In October 1996, we acquired the interest of BHP, the international mining company now known as BHP Billiton, in BHP Minerals Mali, whose significant assets were its interests in the Syama mine and Loulo. By the end of 1996, we had discovered the gold deposit at Morila, and we successfully proved up the reserve to 5 million ounces by the end of 1999. We commenced construction of Morila in 1999 and commissioned it in October 2000. In July 2000, we sold half of our interest in the Morila joint venture, or an effective 40% interest in Morila SA, to AngloGold for $132 million in cash.

     In January 2001, we announced the suspension of mining operations at the Syama mine due to its continued losses caused by falling gold prices and power problems. All gold production activities have now ceased and the Syama mine has been placed on a care and maintenance program. We were able to complete the closure process successfully without any labor disputes.

     In order to return to our shareholders proceeds from the sale of half of our stake in Morila at the end of September 2001, we completed a mandatory buy back of 11.6 million of our ordinary shares at a price of $7.00 per share. As a result, we paid approximately $81 million to our shareholders.

     Our principal executive offices are located at La Motte Chambers, La Motte Street, St. Helier, Jersey JE1 1BJ, Channel Islands, and our telephone number is (011 44) 1534 735 333.

                               THE GLOBAL OFFERING


THE GLOBAL OFFERING.........   5,000,000 ordinary shares, including ordinary
                               shares in the form of American Depositary Shares, or ADSs, consisting of the US offering and the international offering.

THE US OFFERING.............   4,051,400 ordinary shares, including ordinary
                               shares in the form of ADSs.

THE INTERNATIONAL OFFERING...  948,600 ordinary shares, including ordinary shares in the form of ADSs.

OFFERING PRICES.............   The offering prices for the US offering and the
                               international offering are $6.50 per ordinary share, and $13.00 per ADS.

OVER-ALLOTMENT OPTION.......   750,000 ordinary shares, including ordinary
                               shares in the form of ADSs, to be sold by International Finance Corporation, as selling shareholder.

LOCK-UP.....................   We have agreed with the underwriters, subject
                               to specified exceptions described in this prospectus, that for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of HSBC Investment Bank plc, or HSBC, issue or sell any of our ADSs or ordinary shares or share capital or any securities substantially similar to our ADSs or ordinary shares or share capital. Randgold &
                               Exploration and our executive directors have also agreed with the underwriters that, for a period of 180 days after the date of this prospectus, they will not, other than in specified circumstances, dispose of any ADSs or ordinary shares that they own without the prior written consent of HSBC. Furthermore, subject to specified exceptions described in this prospectus, Randgold & Exploration and our executive directors have agreed that they will not, following the expiration of the initial lock-up period, for an additional 180 day period, dispose of any ADSs or ordinary shares other than through HSBC with a view to maintaining an orderly market in the securities.

THE ADSS....................   Each ADS represents the right to receive two
                               ordinary shares. The ADSs are evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York, as depositary.

USE OF PROCEEDS.............   We intend to use the net proceeds of this
                               offering to repay a portion of our existing indebtedness, complete feasibility studies, finance development activities and fund working capital requirements.

LISTING AND TRADING.........   The ADSs have been approved for listing on the
                               Nasdaq National Market. We have applied to list the ADSs on the London Stock Exchange. Our ordinary shares and Regulation S GDSs are listed and traded on the London Stock Exchange.

SYMBOL OF THE ADSS ON THE
NASDAQ NATIONAL MARKET......   "RRUS"

PROPOSED SYMBOL OF THE ADSS
ON THE LONDON STOCK
EXCHANGE....................   "RRUS"

SYMBOL OF THE ORDINARY
SHARES ON THE LONDON
STOCK EXCHANGE..............   "RRS"

EXCHANGE OFFER AND
REDESIGNATION OF GDSS.......   Following a 1-for-2 ratio change effected on
                               June 26, 2002, each of the GDSs outstanding under our existing Rule 144A and Regulation S Global
                               Depositary Receipt facilities represents two of our ordinary shares. Concurrently with this offering, we will cause each GDS outstanding under our Regulation S facility to be redesignated as one ADS. After completing this offering, we intend to commence an exchange offer in which we will offer to exchange one ADS for each GDS then outstanding under our Rule 144A facility. The Rule 144A and Regulation S facilities, and the listing of the Rule 144A GDSs on The PORTAL Market and of the Regulation S GDSs on the London Stock Exchange, will be discontinued.

SECURITIES OUTSTANDING
AFTER THE OFFERING..........   27,599,796 ordinary shares. These amounts do
                               not include:

                               o outstanding options to purchase 1,703,023 ordinary shares;

                               o   1,686,650 shares available for issuance
                                   under our share option scheme; or

                               o   an additional 750,000 shares available
                                   for issuance under our share option scheme after giving effect to this offering.


RISK FACTORS................   For a discussion of some factors that you
                               should carefully consider in connection with an investment in the ordinary shares or the ADSs, see "Risk Factors."

                SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following summary consolidated financial data have been derived from the more detailed information and financial statements, including our audited consolidated financial statements for the years ended December 31, 2001 and 2000 and the nine month period ended December 31, 1999 and at December 31, 2001, 2000 and 1999 and the related notes, which appear elsewhere in this prospectus. The summary consolidated historical financial data for the three months ended March 31, 2002 and 2001 and at March 31, 2002 have been derived from our unaudited consolidated financial statements, including the related notes, which appear elsewhere in this prospectus. We encourage you to read this summary in conjunction with the more detailed information contained in the financial statements that appear in this prospectus, including the notes to the financial statements. The financial data have been prepared in accordance with IAS. In Note 23 to our audited consolidated financial statements, we present the principal differences between IAS and US GAAP and a reconciliation of our net income and shareholders' equity to US GAAP.


                                                            THREE MONTHS                                        NINE
                                                                ENDED                   YEAR ENDED          MONTHS ENDED
                                                              MARCH 31,                DECEMBER 31,         DECEMBER 31,
                                                      ------------------------- -------------------------- -------------
                                                          2002         2001         2001          2000          1999
                                                      ------------ ------------ ------------ ------------- -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AND OUNCE DATA)
STATEMENT OF OPERATIONS DATA:
Amounts in accordance with IAS
Revenues ............................................   $ 17,507     $ 29,514    $  87,507     $ 201,385     $  37,663
Income/(loss) before taxes and minority interest.....      3,488        3,299       17,229        23,103       (82,898)
Net income/(loss) ...................................      3,509        3,679       17,759        24,361       (78,170)
Basic earnings/(loss) per share .....................       0.16         0.11         0.58          0.74        (2.36)
Fully diluted earnings per share ....................       0.15         0.10         0.57          0.73            --
Amounts in accordance with US GAAP (2) ..............
Revenues ............................................         --       11,561       16,723        48,613            --
Net income (loss) ...................................      2,881        3,354       16,435        24,323            --
Basic earnings per share ($).........................       0.13         0.10         0.54          0.74            --
Fully diluted earnings per share ($) ................       0.12         0.10         0.53          0.73            --
OTHER FINANCIAL AND OPERATING DATA:
Gold sold (ounces) ..................................     59,598       95,027      298,375       183,255        95,106
Total cash cost per ounce of gold
 ($ per ounce) (1)...................................        104          156          153           260           348

----------
(1) We have calculated total cash costs per ounce by dividing total cash costs, as determined using the Gold Institute industry standard, by gold ounces produced for all periods presented. The Gold Institute is a non-profit international association of miners, refiners, bullion suppliers and manufacturers of gold products, which has developed a uniform format for reporting production costs on a per ounce basis. The standard was first adopted in 1996 and revised in November 1999. Total cash costs, as defined in the Gold Institute standard, include mine production, transport and refinery costs, general and administrative costs, movement in production inventories and ore stockpiles, transfers to and from deferred stripping, and royalties. The transfer to and from deferred stripping is calculated based on the actual historical waste stripping costs, as applied to a life of mine estimated stripping ratio. The costs of waste stripping in excess of the life of mine estimated stripping ratio, are deferred, and charged to production, at the average historical cost of mining the deferred waste, when the actual stripping ratio is below the life of mine stripping ratio. The net effect is to include a proportional share of total estimated stripping costs for the life of the mine, based on the current period ore mined. We have calculated total cash costs on a consistent basis for all periods presented. Total cash costs per ounce should not be considered by investors as an alternative to operating profit or net profit attributable to shareholders, as an alternative to other IAS or US GAAP measures or an indicator of our performance. While the Gold Institute has provided a definition for the calculation of total cash costs per ounce, the calculation of total cash costs per ounce may vary from company to company and may not be comparable to other similarly titled measures of other companies. However, we believe that total cash costs per ounce is a useful indicator to investors and management of a mining company's performance as it provides an indication of a company's profitability and efficiency, the trends in costs as the company's operations mature, a measure of a company's gross margin per ounce, by comparison of total cash costs per ounce to the spot price of gold, and a benchmark of performance to allow for comparison against other companies.


(2) Under IAS, we account for our interest in the Morila joint venture using the proportionate consolidation method, whereby our proportionate share of the Morila joint venture's assets, liabilities, income, expenses and cash flows are incorporated in our consolidated financial statements under the appropriate headings. Under US GAAP, we equity account for our interest in the Morila joint venture. This requires that we recognize our share of the Morila joint venture's net income as a separate line item in the statement of operations, equity income of the Morila joint venture. In the balance sheet, we reflect as an investment our share of the Morila joint venture's net assets. While this results in significantly different financial statement presentation between IAS and US GAAP, it has no impact on our net income or our net asset value except for any difference between IAS and US GAAP, which relates to the Morila joint venture.

                                                                                         AT DECEMBER 31,
                                                                              --------------------------------------
                                                         AT MARCH 31, 2002        2001         2000          1999
                                                        -------------------   -----------   ----------   -----------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Amounts in accordance with IAS
Cash and equivalents ................................         $ 10,620         $  6,683      $ 63,505     $  4,313
Other current assets ................................           24,235           26,301        37,303       43,658
Restricted cash .....................................            4,474            4,474            --           --
Property, plant and equipment, net ..................           79,805           79,737        77,295      137,166
Other long-term assets ..............................            3,721            2,359           368          483
                                                              --------         --------      --------     --------
Total assets ........................................         $122,855         $119,554      $178,471     $185,620
                                                              --------         --------      --------     --------
Current liabilities .................................         $ 20,936         $ 23,783      $ 30,159     $ 84,997
Provisions for environmental rehabilitation .........            4,412            4,340         3,616        1,713
Liabilities on financial instruments ................            7,498            2,452         1,465        7,969
Long-term loans .....................................           58,009           57,147        44,071       15,741
Loans from minority shareholders in
 subsidiaries, net ..................................            1,522            1,335         2,316        5,700
Shareholders' equity ................................           30,478           30,497        96,844       69,500
                                                              --------         --------      --------     --------
Total liabilities and shareholders' equity ..........         $122,855         $119,554      $178,471     $185,620
                                                              --------         --------      --------     --------
Amounts in accordance with US GAAP
Total assets ........................................         $ 78,129         $ 79,392      $132,587           --
Shareholders' equity ................................         $ 30,300         $ 30,359      $ 93,903           --

                                  RISK FACTORS

     In addition to the other information included in this prospectus, you should carefully consider the following factors before deciding to invest in our ordinary shares or ADSs.


RISKS RELATING TO OUR BUSINESS

BECAUSE WE DEPEND UPON MORILA, AND OUR INTEREST IN THE MORILA JOINT VENTURE, FOR SUBSTANTIALLY ALL OF OUR REVENUES AND CASH FLOW, OUR BUSINESS WILL BE HARMED IF MORILA'S REVENUES OR ITS ABILITY TO PAY DIVIDENDS ARE ADVERSELY IMPACTED.

     We hold our ownership interest in Morila through our 50% ownership interest in the Morila joint venture, which in turn owns 80% of Morila SA, the direct owner of Morila. In 2001, substantially all of our revenues and cash flows were derived solely from sales of gold mined at Morila, and we expect that this mine will continue to provide substantially all of our operating revenue and cash flows for at least the next two years. As a result, our results of operations, cash flows and financial condition could be materially and adversely affected by any of the following factors:

     o    fluctuations in the price of gold realized by Morila;

     o    the failure of Morila to produce expected amounts of gold;

     o any disputes which may arise between us and AngloGold with respect to the management of the Morila joint venture; and

     o restrictions contained in the loan agreement between Morila SA and its lenders, on the ability of Morila SA to pay dividends to its shareholders, including the Morila joint venture.

THE PROVISIONS OF MORILA SA'S LOAN AGREEMENT AND ITS CASH REQUIREMENTS MAY PREVENT IT FROM PAYING DIVIDENDS TO ITS SHAREHOLDERS, INCLUDING THE MORILA JOINT VENTURE, WHICH WOULD REDUCE OUR CASH FLOW AND ADVERSELY AFFECT OUR BUSINESS.

     The terms of Morila SA's loan agreement restrict Morila SA's ability to pay dividends. Morila SA may pay dividends only in the event it meets various financial tests and is otherwise not in default under the loan agreement. The loan agreement provides that Morila SA may declare dividends only if Morila SA has cash on hand in excess of three months projected working capital, capital expenditure commitments and any cash balances required to satisfy covenants under the loan agreement. Our business, cash flows and financial condition will be materially and adversely affected if anticipated dividends are not paid by Morila SA.

THE PROFITABILITY OF OUR OPERATIONS, AND THE CASH FLOWS GENERATED BY OUR OPERATIONS, ARE AFFECTED BY CHANGES IN THE MARKET PRICE FOR GOLD WHICH IN THE PAST HAS FLUCTUATED WIDELY.

     Substantially all of our revenues and cash flows have come from the sale of gold. Historically, the market price for gold has fluctuated widely and has been affected by numerous factors over which we have no control, including:

     o    the demand for gold for industrial uses and for use in jewelry;

     o    international or regional political and economic trends;

     o the strength of the US dollar, the currency in which gold prices generally are quoted, and of other currencies;

     o    financial market expectations regarding the rate of inflation;

     o    interest rates;

     o    speculative activities;

     o actual or expected purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers;

     o    hedging activities by gold producers; and

     o the production and cost levels for gold in major gold-producing nations.

     In addition, the current demand for, and supply of, gold affects the price of gold, but not necessarily in the same manner as current demand and supply affect the prices of other commodities. Historically, gold has tended to retain its value in relative terms against basic goods in times of inflation and monetary crisis. As a result, central banks, financial institutions, and individuals hold large amounts of gold as a store of value, and production in any given year constitutes a very small portion of the total potential supply of gold. Since the potential supply of gold is large relative to mine production in any given year, normal variations in current production will not necessarily have a significant effect on the supply of gold or its price.

     If gold prices should fall below and remain below our cost of production for any sustained period, we may experience losses and may be forced to curtail or suspend some or all of our mining operations. In addition, we would also have to assess the economic impact of low gold prices on our ability to recover any losses we may incur during that period and on our ability to maintain adequate reserves. For our continued operations, the total cash cost of production per ounce of gold sold was $104 in the three months ended March 31, 2002, $102 in the year ended December 31, 2001 and $88 in the year ended December 31, 2000. We expect that Morila's total cash costs will rise as the life of the mine advances, which will adversely affect our profitability in the absence of any mitigating factors.

WE MAY INCUR LOSSES OR LOSE OPPORTUNITIES FOR GAINS AS A RESULT OF OUR USE OF OUR DERIVATIVE INSTRUMENTS TO PROTECT US AGAINST LOW GOLD PRICES.

     We use derivative instruments to protect the selling price of some of our anticipated gold production. Some of these instruments are required by the terms of our existing credit facility with a consortium of financial lenders led by NM Rothschild & Sons Limited. The intended effect of our derivative transactions is to lock in a minimum sale price for future gold production at the time of the transactions, reducing the impact on us of a future fall in gold prices.

     To the extent these instruments protect us against low gold prices, they will only do so for a limited period of time. If the instrument cannot be sustained, the protection will be lost. Derivative transactions can even result in a reduction in possible revenue if the instrument price is less than the market price at the time of settlement. Moreover, our decision to enter into a given instrument is based upon market assumptions. If these assumptions are not met, significant losses or lost opportunities for significant gains may result. In all, the use of these instruments may result in significant losses or prevent us from realizing the positive impact of any subsequent increase in the price of gold on the portion of production covered by the instrument.

UNDER OUR JOINT VENTURE AGREEMENT WITH ANGLOGOLD, WE JOINTLY MANAGE THE MORILA JOINT VENTURE, AND ANY DISPUTES WITH ANGLOGOLD OVER THE MANAGEMENT OF THE MORILA JOINT VENTURE COULD ADVERSELY AFFECT OUR BUSINESS.

     We jointly manage the Morila joint venture with AngloGold under a joint venture agreement. Under the agreement, AngloGold is responsible for the day-to-day operations of Morila, subject to the overall management control of the Morila joint venture board. Substantially all major management decisions, including approval of a budget for Morila, must be approved by the Morila joint venture board. We and AngloGold retain equal control over the board, with neither party holding a deciding vote. If a dispute arises between us and AngloGold with respect to the management of the Morila joint venture and we are unable to amicably resolve the dispute, we may have to participate in an arbitration or other proceeding to resolve the dispute, which could materially and adversely affect our business.

THE AMOUNT OF GOLD PRODUCED AT THE SYAMA MINE FAILED TO MEET PROJECTED LEVELS OF PRODUCTION, AND OUR REMAINING LIABILITIES FOLLOWING OUR CLOSURE OF THE MINE IN 2001 COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Following our acquisition of the Syama mine in October 1996, we developed a plan to expand the level of ounces of gold produced to 265,000 ounces per annum for eight years, which we believe would have reduced our unit cash costs to approximately $210 per ounce. However, gold production at the Syama mine never exceeded the approximately 177,000 ounces of gold produced at Syama in 1999 and our unit cash costs never fell below $270 per ounce. In 2000, we reduced the anticipated annual gold production levels of the Syama mine in our plan.

     In December 2001 we placed the Syama mine on care and maintenance, which means that we are monitoring and preserving the condition of the mine's plant and equipment so that it may be returned to active service at some future date should the gold price show a sustained significant rise. Without such a rise in the gold price, a phased closure is anticipated. At March 31, 2002, we were liable for approximately $5.5 million of the remaining Syama liabilities. We determined to close the Syama mine as a result of our inability to operate the mine profitably, which was caused primarily by the prevailing low gold price and shortfalls in gold production caused by our failure to install and maintain a reliable and adequate supply of power to the mine.

     We are in the process of selling Syama mine assets, the proceeds of which are intended to be used to satisfy some or all outstanding Syama liabilities. In addition, we are engaged in litigation with Rolls-Royce relating to a dispute involving the supply of generators to Syama. We may not successfully sell the Syama mine or its assets. If we do, the sale price may not be sufficient to offset these liabilities. Our remaining Syama liabilities, together with any amounts we may be required to pay in connection with the Rolls-Royce litigation, could materially and adversely affect our business, cash flows or financial condition.

OUR MINING OPERATIONS MAY YIELD LESS GOLD UNDER ACTUAL PRODUCTION CONDITIONS THAN INDICATED BY OUR GOLD RESERVE FIGURES, WHICH ARE ESTIMATES BASED ON A NUMBER OF ASSUMPTIONS, INCLUDING ASSUMPTIONS AS TO MINING AND RECOVERY FACTORS, PRODUCTION COSTS AND THE PRICE OF GOLD.

     The ore reserve estimates contained in this prospectus are estimates of the mill delivered quantity and grade of gold in our deposits and stockpiles. They represent the amount of gold that we believe can be mined, processed and sold at prices sufficient to recover our estimated total costs of production, remaining investment and anticipated additional expenditures. Our ore reserves are estimated based upon many factors, including:

     o the results of exploratory drilling and an ongoing sampling of the orebodies;

     o    past experience with mining properties; and

     o    the experience of the person making the reserve estimates.


     Because our ore reserve estimates are calculated based on current estimates of production costs and gold prices, they should not be interpreted as assurances of the economic life of our gold deposits or the profitability of our future operations.


     Reserve estimates may require revisions based on actual production experience. Further, a sustained decline in the market price of gold may render ore reserves containing relatively lower grades of gold mineralization uneconomic to recover and ultimately result in a restatement of reserves. The failure of the reserves to meet our recovery expectations may have a materially adverse effect on our business, financial condition and results of operations.


WE MAY BE REQUIRED TO SEEK FUNDING FROM THIRD PARTIES OR ENTER INTO JOINT DEVELOPMENT ARRANGEMENTS TO FINANCE THE DEVELOPMENT OF OUR PROPERTIES AND THE TIMELY EXPLORATION OF OUR MINERAL RIGHTS, WHICH FUNDING OR DEVELOPMENT ARRANGEMENTS MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL.


     We require substantial funding to develop our properties. For example, if we ultimately determine that our Loulo or Tongon projects would sustain profitable mining operations, our ability to build mines at these sites would be dependent upon the availability of sufficient funding. In some countries, if we do not conduct any mineral exploration on our mineral holdings or make the required payments in lieu of completing mineral exploration, these mineral holdings will lapse and we will lose all interest that we have in these mineral rights.


     We may be required to seek funding from third parties if our internally generated cash resources are insufficient to finance these activities. Our ability to obtain outside financing will depend upon the price of gold and the industry's perception of its future price, and other factors outside of our control. We may not be able to obtain funding on acceptable terms when required, or at all. Cash constraints and strategic considerations may also lead us to dispose of all or part of our interests in some of our projects or mineral rights or to seek out third parties to jointly develop one or more projects.

MORILA IS DEPENDENT UPON GENERATORS TO POWER ITS PROCESSING OPERATIONS, AND ANY DISRUPTION IN THE OPERATION OF THE GENERATORS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In 1999, Morila SA entered into agreements under which Rolls-Royce agreed to supply power to and to sell to and operate generators at Morila. From inception, the generators proved unreliable, resulting in disruptions to the Morila operations and causing us to rely on Rolls-Royce's provision of alternative power generation, at their cost. Morila is also dependent upon the supply of diesel to power the generators. In the event that Morila's power supply is disrupted for any significant period of time as a result of the failure of the generators, the failure of any alternative power generation source or interruption in the supply of diesel or otherwise, Morila's gold production, and, accordingly, our financial condition and results of operations, would be materially and adversely affected.

WE CONDUCT MINING, DEVELOPMENT AND EXPLORATION ACTIVITIES IN COUNTRIES WITH DEVELOPING ECONOMIES AND ARE SUBJECT TO THE RISKS OF POLITICAL AND ECONOMIC INSTABILITY ASSOCIATED WITH THESE COUNTRIES.

     We currently conduct mining, development and exploration activities in countries with developing economies, including Cote d'Ivoire, Mali and Senegal. These countries and other emerging markets in which we may conduct operations have, from time to time, experienced economic or political instability, in the form of:

     o    war and civil disturbance;

     o    expropriation or nationalization;

     o    changing regulatory and fiscal regimes;

     o    fluctuations in currency exchange rates;

     o    high rates of inflation;

     o    underdeveloped industrial and economic infrastructure; and

     o    unenforceability of contractual rights.

     The countries of Mali, Senegal and Cote d'Ivoire were French colonies until their independence in the early 1960s. Each country has, since its independence, experienced its own form of political upheavals with varying forms of change of government taking place, including violent coup d'etats. The military have also taken a hand in the politics of the countries and have returned them to stability in times of political upheavals. Successful democratic elections have been held in all of these countries in recent years, which has seen civilian rule returned to power. Cote d'Ivoire, the leading economic power in the region, and once considered one of the most stable countries in Sub-Saharan Africa, has experienced two years of political chaos, including an attempted coup d'etat, from which it is slowly returning to normality.

     Mali elected a new President in June 2002 and is scheduled to hold parliamentary elections in July 2002. This election was the first transition from one democratically elected president to another in Mali.

     Any political or economic instability in the West African countries in which we currently operate could have a material and adverse effect on our business and results of operations.

     Any present or future policy changes in the countries in which we operate may in some way have a significant effect on our operations and interests. The mining laws of Mali, Cote d'Ivoire and Senegal stipulate that should an economic orebody be discovered on a property subject to an exploration permit, a permit that allows processing operations to be undertaken must be issued to the holder. Legislation in these countries currently provides for the relevant government to acquire a free ownership interest, normally of at least 10%, in any mining project. For example, the Malian government holds a 20% interest in Morila SA as a result of this type of legislation. The requirements of the various governments as to the foreign ownership and control of mining companies may change in a manner which adversely affects us.

IF WE ARE REQUIRED TO CHANGE HOW WE ACCOUNT FOR OUR INTEREST IN THE MORILA JOINT VENTURE IN THE FUTURE TO THE EQUITY METHOD, ANY RESULTING CONFUSION IN THE INVESTOR COMMUNITY COULD CAUSE PERSONS NOT TO INVEST IN OUR SECURITIES.

     Our financial statements have been prepared in accordance with IAS since our inception as an international company, under which we employ joint venture accounting and proportionately consolidate our interest in the Morila joint venture's assets, liabilities, income, expenses and cash flows. If we are not permitted to utilize joint venture accounting under IAS in the future, we would be required to utilize the equity method to account for our interest in the Morila joint venture and our other joint ventures, which could cause confusion in the investor community and adversely affect a prospective investor's willingness to invest in our securities. The most likely circumstance under which we would be prohibited from using proportionate consolidation would be if existing accounting policies under IAS were changed to prohibit proportionate consolidation for joint ventures of this type. Under the equity method of accounting, which is mandatory under US GAAP, we would recognize our share of the joint venture's net income as a separate line item in our income statement and would reflect as an investment our share of the Morila joint venture's net assets on our balance sheet.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL OUR BUSINESS MAY BE HARMED.

     Our ability to bring additional mineral properties into production and explore our extensive portfolio of mineral rights will depend, in large part, upon the skills and efforts of a small group of management and technical personnel, including D. Mark Bristow, our Chief Executive Officer. Factors critical to retaining our present staff and attracting additional highly qualified personnel include our ability to provide these individuals with competitive compensation arrangements, equity participation and other benefits. If we are not successful in retaining or attracting highly qualified individuals in key management positions our business may be harmed. The loss of any of our key personnel could adversely impact our ability to execute our business plan. We do not maintain "key man" life insurance policies on most members of our executive team.

OUR INSURANCE COVERAGE MAY PROVE INADEQUATE TO SATISFY FUTURE CLAIMS AGAINST US.

     We may become subject to liabilities, including liabilities for pollution or other hazards, against which we have not insured adequately or at all or cannot insure. Our insurance policies contain exclusions and limitations on coverage. In addition, our insurance policies may not continue to be available at economically acceptable premiums. As a result, in the future our insurance coverage may not cover the extent of claims against us for environmental or industrial accidents or pollution.


RISK RELATING TO OUR INDUSTRY

THE EXPLORATION OF MINERAL PROPERTIES IS HIGHLY SPECULATIVE IN NATURE, INVOLVES SUBSTANTIAL EXPENDITURES, AND IS FREQUENTLY UNPRODUCTIVE.

     Exploration for gold is highly speculative in nature. Our future growth and profitability will depend, in part, on our ability to identify and acquire additional mineral rights, and on the costs and results of our continued exploration and development programs. Many exploration programs, including some of ours, do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our mineral exploration rights may not contain commercially exploitable reserves of gold. Uncertainties as to the metallurgical recovery of any gold discovered may not warrant mining on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as:

     o    encountering unusual or unexpected formations;

     o    environmental pollution;

     o    personal injury and flooding; and

     o    decrease in reserves due to a lower gold price.

     If we discover a viable deposit, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change.

Moreover, we will use the evaluation work of professional geologists, geophysicists, and engineers for estimates in determining whether to commence or continue mining. These estimates generally rely on scientific and economic assumptions, which in some instances may not be correct, and could result in the expenditure of substantial amounts of money on a deposit before it can be determined whether or not the deposit contains economically recoverable mineralization. As a result of these uncertainties, we may not successfully acquire additional mineral rights, or identify new proven and probable reserves in sufficient quantities to justify commercial operations in any of our properties.

     If management determines that capitalized costs associated with any of our gold interests are not likely to be recovered, we would incur a write-down on our investment in that interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

TITLE TO OUR MINERAL PROPERTIES MAY BE CHALLENGED WHICH MAY PREVENT OR SEVERELY CURTAIL OUR USE OF THE AFFECTED PROPERTIES.

     Title to our properties may be challenged or impugned, and title insurance is generally not available. Each sovereign state is the sole authority able to grant mineral property rights, and our ability to ensure that we have obtained secure title to individual mineral properties or mining concessions may be severely constrained. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

OUR ABILITY TO OBTAIN DESIRABLE MINERAL EXPLORATION PROJECTS IN THE FUTURE WILL BE ADVERSELY AFFECTED BY COMPETITION FROM OTHER EXPLORATION COMPANIES.

     In conducting our exploration activities, we compete with other mining companies in connection with the search for and acquisition of properties producing or possessing the potential to produce gold. Many of these companies have significantly greater resources than us. Existing or future competition in the mining industry could materially and adversely affect our prospects for mineral exploration and success in the future.

OUR OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS, WHICH COULD CAUSE US TO INCUR COSTS THAT ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our mining facilities and operations are subject to substantial government laws and regulations, concerning mine safety, land use and environmental protection. We must comply with requirements regarding exploration operations, public safety, employee health and safety, use of explosives, air quality, water pollution, noxious odor, noise and dust controls, reclamation, solid waste, hazardous waste and wildlife as well as laws protecting the rights of other property owners and the public.

     Any failure on our part to be in compliance with these laws, regulations, and requirements with respect to our properties could result in us being subject to substantial penalties, fees and expenses, significant delays in our operations or even the complete shutdown of our operations. We accrue estimated environmental rehabilitation costs over the operating life of a mine. Estimates of ultimate rehabilitation are subject to revision as a result of future changes in regulations and cost estimates. The costs associated with compliance with government regulations may ultimately be material and adversely affect our business.

IF OUR ENVIRONMENTAL AND OTHER GOVERNMENTAL PERMITS ARE NOT RENEWED OR ADDITIONAL CONDITIONS ARE IMPOSED ON OUR PERMITS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     Generally, compliance with environmental and other government regulations requires us to obtain permits issued by governmental agencies. Some permits require periodic renewal or review of their conditions. We cannot predict whether we will be able to renew these permits or whether material changes in permit conditions will be imposed. Non-renewal of a permit may cause us to discontinue the operations requiring the permit, and the imposition of additional conditions on a permit may cause us to incur additional compliance costs, either of which could have a material adverse effect on our financial condition and results of operations.

LABOR DISRUPTIONS COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL CONDITION.

     All Malian national employees are members of the Union Nationale des Travailleurs du Mali, or UNTM. Due to the number of employees that belong to UNTM, we are at risk of having the Morila joint venture's mining and exploration operations stopped for indefinite periods due to strikes and other labor disputes. Should any labor disruptions occur, our results of operations and financial condition could be materially and adversely affected.

AIDS POSES RISKS TO US IN TERMS OF PRODUCTIVITY AND COSTS.

     The incidence of AIDS in Mali, which has been forecasted to increase over the next decade, poses risks to us in terms of potentially reduced productivity and increased medical and insurance costs. The exact extent to which our workforce is infected is not known at present. The prevalence of AIDS could become significant. Significant increases in the incidence of AIDS infection and AIDS-related diseases among members of our workforce in the future could adversely impact our operations and financial condition.


RISKS RELATING TO THIS OFFERING

IF RANDGOLD & EXPLORATION IS UNABLE TO MEET ANY OF THE CONDITIONS IMPOSED BY THE SOUTH AFRICAN RESERVE BANK WITH RESPECT TO ITS OWNERSHIP OF OUR SHARES, A FORCED SALE OF ITS SHARES OF OUR COMPANY COULD HAVE AN ADVERSE EFFECT ON THE VALUE OF OUR SHARES.

     Randgold & Exploration beneficially owns approximately 58.9% of our shares prior to giving effect to this offering. Randgold & Exploration's ownership of our shares is regulated by the South African Reserve Bank, or SARB. Prior to this offering, the SARB relaxed its requirement that Randgold & Exploration own not less than 50.1% of our shares, reducing the minimum required ownership level to 36%. The change in the SARB requirements was conditioned upon, among other things, Randgold & Exploration being able to maintain "management control" of us. In the event that Randgold & Exploration is unable to meet any of the conditions imposed by the SARB, it may be forced to sell all or a portion of its Randgold Resources shares. If this occurs, the value of our shares may be adversely affected.

RANDGOLD & EXPLORATION, OUR LARGEST SHAREHOLDER, TOGETHER WITH OUR DIRECTORS AND OFFICERS AFFILIATED WITH RANDGOLD & EXPLORATION, WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS AFTER THE COMPLETION OF THE OFFERING AND YOU MAY NOT BE ABLE TO INFLUENCE THE OUTCOME OF SOME OF OUR IMPORTANT TRANSACTIONS.

     After completion of this offering, Randgold & Exploration, our largest shareholder, will beneficially own approximately 48.2% of our ordinary shares, and our directors and officers affiliated with Randgold & Exploration will beneficially own, in the aggregate, approximately 3.6% of our ordinary shares. Randgold & Exploration and those individuals may have the power to influence our business policies and affairs and determine the outcome of any matter submitted to a vote of our shareholders, including mergers, sales of substantially all of our assets and changes in control. In addition, two representatives of Randgold & Exploration are currently members of our Board of Directors. Roger A. R. Kebble, our chairman, is also the chairman of Randgold & Exploration.

SOME OF OUR DIRECTORS AND OFFICERS HOLD POSITIONS WITH OTHER COMPANIES IN OUR INDUSTRY, WHICH MAY PRESENT CONFLICTS WITH RANDGOLD RESOURCES THAT ARE RESOLVED IN A MANNER UNFAVORABLE TO US.

     Some of our officers and directors, including our chairman, hold positions with Randgold & Exploration, our largest shareholder, and other companies in our industry. These positions could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and the other companies in which these directors and officers hold positions. These conflicts may not ultimately be resolved in a manner that is favorable to us.

OUR SHARE PRICE MAY BE ADVERSELY AFFECTED IF LEGAL ACTION IS BROUGHT AGAINST OUR CHAIRMAN.

     Our chairman, Roger Kebble, resigned as a director of Durban Roodepoort Deep Limited, or DRD, a South African company, in June 2002. Management of DRD has alleged that while Mr. Kebble was chairman of DRD, the DRD board approved an invalid issuance of shares. DRD's management has further alleged that other companies of which Mr. Kebble is a director, not including Randgold Resources or Randgold & Exploration, may have benefited from these transactions. DRD has also stated that it would consider legal action were there a reasonable prospect of success. In the event that legal action is brought against Mr. Kebble arising out of these events, investors may be unwilling to invest in our securities, which may have an adverse effect on our share price.

     THERE WAS NO TRADING MARKET FOR THE ADSS BEFORE THE OFFERING AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP OR BE SUSTAINED IN THE FUTURE.

     Our ordinary shares and our Regulation S GDSs are traded on the London Stock Exchange. Prior to this offering trading in our ordinary shares and GDSs has been extremely limited. The initial public offering price of the ordinary shares and the ADSs will be determined with reference to the market price, but our recent trading prices may not reflect the fair market value of our ordinary shares or Regulation S GDSs. Furthermore, there has been no trading market for the ADSs prior to this offering. We have applied to list the ADSs on the London Stock Exchange, which application may not be approved. Further, the liquidity of the market, if any, achieved through our Nasdaq and London Stock Exchange listings may be limited. Prices for ADSs will be determined in the marketplace and may fluctuate significantly due to a variety of factors, including the depth and liquidity of the market for ADSs, investor perceptions of us and the gold industry in general and general economic and market conditions in the United States. The ordinary shares and the ADSs may not trade subsequent to the global offering at or above their offering price.

HOLDERS OF ADRS HAVE FEWER RIGHTS THAN SHAREHOLDERS AND HAVE TO ACT THROUGH THE DEPOSITARY TO EXERCISE THOSE RIGHTS.

     Holders of ADRs do not have the same rights as shareholders and accordingly cannot exercise rights of shareholders against us. The Bank of New York, as depositary, or the custodian, is the registered shareholder of the deposited shares underlying the ADSs, and therefore you will generally have to exercise your shareholder rights through The Bank of New York. In certain cases, we may not ask The Bank of New York to ask you for instructions as to how you wish the shares underlying the ADSs evidenced by your ADRs voted. The Bank of New York will not ask you for voting instructions in the absence of written instructions from us to do so. In the event that we did not so instruct The Bank of New York, you could vote by surrendering your ADSs, withdrawing your underlying shares, and then voting as ordinary shareholders. Even if we ask The Bank of New York to ask you for such instructions, it may not be possible for The Bank of New York to obtain these instructions from you in time for The Bank of New York to vote in accordance with such instructions. If The Bank of New York does not receive instructions from you, it will give a proxy to vote your underlying ordinary shares or other deposited securities to our designated representative. This means you may not be able to exercise your right to vote and there may be nothing you can do if your underlying ordinary shares or other deposited securities are not voted as you instructed.

IN SOME CASES, THE BANK OF NEW YORK MAY NOT MAKE RIGHTS OR OTHER DISTRIBUTIONS TO ADR HOLDERS.

     If we make a rights offer to holders of securities, The Bank of New York may make these rights available to you after we instruct it to do so and provide it with evidence that it is legal to do so. If we fail to do this and The Bank of New York determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case, you will receive no value for them.

     Additionally, The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holder and we have no obligation to take any other action to permit a distribution. This means that you may not receive the distribution we make on ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

THE CONSOLIDATED NET TANGIBLE BOOK VALUE OF EACH ORDINARY SHARE WILL BE SUBSTANTIALLY LOWER THAN THE OFFERING PRICE.

     The public offering price will be substantially higher than the consolidated net tangible book value per share after this offering. If you purchase our shares in this offering, you will experience immediate and substantial dilution in consolidated tangible book value per share. The ordinary shares owned by the existing shareholders will receive an increase in the consolidated net tangible book value per share. Based on an initial public offering price of $6.50 per share, the dilution to investors in this offering will be approximately $4.34 per share.

IT MAY BE DIFFICULT FOR YOU TO EFFECT SERVICE OF PROCESS AND ENFORCE LEGAL JUDGMENTS AGAINST US OR OUR AFFILIATES.

     We are incorporated in Jersey, Channel Islands and a majority of our directors and senior executives are not residents of the United States. Virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon those persons or us. Furthermore, the United States and Jersey currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, it may not be possible for you to enforce a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States Federal securities laws against those persons or us.

     In order to enforce any judgment rendered by any Federal or state court in the United States in Jersey, proceedings must be initiated by way of common law action before a court of competent jurisdiction in Jersey. The entry of an enforcement order by a court in Jersey is conditional upon the following:

     o the court which pronounced the judgment has jurisdiction to entertain the case according to the principles recognized by Jersey law with reference to the jurisdiction of the foreign courts;

     o the judgment is final and conclusive--it cannot be altered by the courts which pronounced it;

     o there is payable pursuant to a judgment a sum of money, not being a sum payable in respect of tax or other charges of a like nature or in respect of a fine or other penalty;

     o    the judgment has not been prescribed;

     o the courts of the foreign country have jurisdiction in the circumstances of the case;

     o    the judgment was not obtained by fraud; and

     o the recognition and enforcement of the judgment is not contrary to public policy in Jersey, including observance of the rules of natural justice which require that documents in the United States proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal.


     Furthermore, it is doubtful whether you could bring an original action based on United States Federal securities laws in a Jersey court.

                           FORWARD-LOOKING STATEMENTS


     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Operating and Financial Review and Prospects" and "Business," contains forward-looking information. In some cases, you can identify forward-looking statements by phrases such as "in our view," "we cannot assure you," or "there is no way to anticipate with certainty" as well as by terminology such as "may," "will," "should," "expects," "intends," "plans," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "could," "might," "likely," "enable," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements generally constitute statements of expectation, intent and anticipation and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forwarding-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


     Except as required by law, or unless required to do so by the Listing Rules of the UK Listing Authority, we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the 5,000,000 ordinary shares, including ordinary shares in the form of ADSs, offered hereby will be approximately $29.1 million, based upon a public offering price of $6.50 per ordinary share, or $13.00 per ADS, after deducting underwriting discounts and the estimated offering expenses payable by us. If the underwriters exercise any part of their over-allotment option, they will purchase the additional ordinary shares from the selling shareholder. We will not share in any of the net proceeds relating to the sale of ordinary shares for the account of the selling shareholder.

     We expect to use the net proceeds from this offering to repay at least $7.0 million under our syndicated term loan and credit facility with a consortium of financial lenders led by NM Rothschild & Sons Limited, approximately $15 million for completing feasibility studies and financing development activities and the balance, if any, to fund working capital requirements.

     Under our syndicated term loan and credit facility, if we issue any share capital, we must make a mandatory repayment in a principal amount equal to the lesser of:

     o the greater of 25% of the dollar value of the proceeds of the issuance and $7.0 million; and

     o    the proceeds of the issuance.

     On March 31, 2002, borrowings outstanding under the syndicated term loan were $24.25 million. In addition, we had $8 million drawn down on our credit facility. As of January 31, 2002, we have begun making quarterly repayments against the outstanding balance of the syndicated term loan and it is due to be repaid in full on September 17, 2005. The interest rate on the syndicated term loan is LIBOR plus 3.75% per annum, and the interest rate on the credit facility is LIBOR plus 4.25% per annum. We used $30 million of the proceeds of the syndicated term loan and credit facility to finance a portion of our 2001 mandatory share repurchase program.

     Pending the above uses, we intend to invest our net proceeds from this offering in short-term, interest-bearing, investment grade securities.

                                    DIVIDENDS

     Subject to the provisions of the Companies (Jersey) Law, 1991, or the 1991 Law, and our Articles of Association, we may by ordinary resolution declare dividends to be paid to the shareholders according to their respective rights and interests in our profits. No dividend is permitted to exceed the amount recommended by our board of directors. Our board may also declare and pay an interim dividend, including a dividend payable at a fixed rate, if paying an interim dividend appears to the board to be justified by our profits available for distribution.

     The agreement with respect to our syndicated term loan and credit facility with a consortium of financial lenders led by NM Rothschild & Sons Limited currently prohibits us from declaring, paying or making any distribution on any shares of any class of our capital stock, other ownership interests or other rights with respect to any shares of any class of our capital stock.

     In addition to the restrictions described above, our balance sheet, as at March 31, 2002, reflects a deficit of approximately $128.3 million on our retained earnings reserves. Before we can declare or pay any dividend or other distribution, the 1991 Law requires that these reserves return to a positive amount by the retention of profits, or that more than two thirds of our members present and voting at a general meeting pass a special resolution authorizing the declaration and payment of a distribution from unrealized profits less unrealized losses, if any.

     For the foreseeable future, we expect to retain all earnings, if any, to finance and expand our business.

                                    DILUTION

     Our consolidated net tangible book value as of March 31, 2002 was $30.5 million, or $1.35 per ordinary share. Consolidated net tangible book value per share represents the total amount of our consolidated tangible assets reduced by the amount of our consolidated liabilities and divided by the number of ordinary shares outstanding on March 31, 2002. Our consolidated net tangible book value at March 31, 2002, after giving effect to the sale of 5,000,000 ordinary shares, or their ADS equivalents, in this offering at a public offering price of $6.50 per ordinary share, and after deducting underwriting discounts and estimated offering expenses, would be $59.5 million or $2.16 per share.

     This represents an immediate increase in pro forma consolidated net tangible book value of $0.81 per ordinary share to existing shareholders and an immediate dilution of $4.34 per ordinary share to new investors purchasing ordinary shares or ADSs in this offering.

     Dilution per share represents the difference between the price per share to be paid by new investors for the ordinary shares, or ADS equivalents, sold in this offering and the pro forma consolidated net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:




     Public offering price per share                                                $ 6.50
       Consolidated net tangible book value per share as of
        March 31, 2002                                               $ 1.35
       Increase in consolidated net tangible book value per share
        attributable to new investors in this offering               $ 0.81
     Consolidated net tangible book value per share after this
       offering                                                                     $ 2.16
     Dilution per share to new investors                                            $ 4.34


     The following table presents the differences between the total consideration paid to us and the average price per share paid by existing shareholders and by new investors purchasing ordinary shares and ADSs in this offering:


                              SHARES PURCHASED           TOTAL CONSIDERATION
                          ------------------------   ---------------------------    AVERAGE PRICE
                             NUMBER       PERCENT         AMOUNT        PERCENT       PER SHARE
                          ------------   ---------   ---------------   ---------   --------------
Existing shareholders     22,599,796         82%      $173,202,411        84%         $ 7.66
New investors              5,000,000         18%        32,500,000        16%         $ 6.50
                                                      ------------
Total                     27,599,796        100%       205,702,411       100%
                                                      ============

     The above table:

     o reflects a reduction in total consideration paid to us by existing shareholders of $81 million, the amount we paid to our shareholders in connection with our mandatory share repurchase in September 2001; and

     o does not reflect 1,703,023 ordinary shares issuable upon exercise of options outstanding under our stock option plans at an average exercise price of $8.66, up to 1,686,650 additional ordinary shares reserved for future issuance under these plans as of the date of this prospectus, and an additional 750,000 shares available for issuance under our share option scheme after giving effect to this offering.

     Between 1997 and the present, our directors and officers acquired our ordinary shares upon exercise of outstanding share purchase options at a weighted share purchase option exercise price of $2.81.

                                 CAPITALIZATION


     The following table sets forth our actual cash and equivalents, short-term and long-term indebtedness and total capitalization on a consolidated basis at March 31, 2002, and as adjusted to give effect to this offering and the application of the net proceeds of this offering at an offering price of $6.50 per ordinary share, or $13.00 per ADS, as described in "Use of Proceeds." The following table should be read in conjunction with "Use of Proceeds", "Operating and Financial Review and Prospects", and our consolidated financial statements, including the notes, appearing elsewhere in this prospectus.


                                                                             AT MARCH 31, 2002
                                                                        ----------------------------
                                                                            ACTUAL       AS ADJUSTED
                                                                        -------------   ------------
                                                                               (IN THOUSANDS)
Short-term indebtedness .............................................    $   13,007      $   13,007

   Guaranteed, secured ..............................................           853             853
   Unguaranteed, secured ............................................        10,200          10,200
   Guaranteed, unsecured ............................................            --              --
   Unguaranteed, unsecured ..........................................         1,954           1,954

Long-term indebtedness ..............................................        58,009          49,884

   Guaranteed, secured ..............................................         7,034           7,034
   Unguaranteed, secured ............................................        50,197          42,072
   Guaranteed, unsecured ............................................            --              --
   Unguaranteed, unsecured ..........................................           778             778
Shareholders' equity
   Share capital ....................................................         2,258           2,758
   Share premium ....................................................       162,183         190,738
   Accumulated losses ...............................................      (128,325)       (128,325)
   Other reserves ...................................................        (5,638)         (5,638)
                                                                        -----------     -----------
   Total shareholders' equity .......................................        30,478          59,533

Total capitalization (shareholders' equity plus total debt) .........    $  101,494      $  122,424
                                                                        ===========     ===========

                               MARKET INFORMATION

     Since June 1997, our ordinary shares have traded on the London Stock Exchange under the symbol "RRS" and our Regulation S GDSs have traded on the London Stock Exchange under the symbol "RRSD". Prior to this offering, there has been no trading market for the ADSs. The ADSs have been approved for listing on the Nasdaq National Market under the symbol "RRUS". We have applied to have our ADSs listed and traded on the London Stock Exchange under the symbol "RRUS". The ADRs representing the ADSs will be issued by The Bank of New York, as depositary. Each ADR will represent one ADS. Each ADS will represent two of our ordinary shares.

     On June 26, 2002, we effected a 1-for-2 ratio change so that each of our GDSs outstanding under our Rule 144A and Regulation S facilities now represents two ordinary shares. Before the ratio change was effected, each of our GDSs represented one ordinary share. The following table sets forth, for the periods indicated, the high and low sales prices and the average daily trading volume of our ordinary shares and our Regulation S GDSs on the London Stock Exchange, all as reported by the London Stock Exchange. All sales prices and average daily trading volumes of our Regulation S GDSs set forth below have been adjusted to reflect the 1-for-2 ratio change.


                             PRICE PER ORDINARY                                 AVERAGE DAILY TRADING
CALENDAR YEAR                       SHARE                 PRICE PER GDS                 VOLUME
------------------------   -----------------------   ------------------------   ----------------------
                                                                                 ORDINARY      REG. S
                              HIGH          LOW          HIGH          LOW        SHARES        GDSS
                           ----------   ----------   -----------   ----------   ----------   ---------
2002 (through July 10)      $  7.00      $  4.75      $  14.00      $  9.50       20,942       4,738
2001                           5.00         2.69         10.00         5.38        6,985       3,667
2000                           4.14         2.48          8.28         4.96        6,172       2,223
1999                           4.55         1.76          9.10         3.52       13,418       5,941
1998                           5.28         1.34         10.56         2.68       12,713      16,876
1997                          13.82         4.35         27.64         8.70        5,809       7,636

                             PRICE PER ORDINARY                                 AVERAGE DAILY TRADING
CALENDAR PERIOD                    SHARE                   PRICE PER GDS                   OLUME
-----------------          -----------------------   -------------------------  ---------------------
                                                                                 ORDINARY   REG. S
                              HIGH          LOW          HIGH          LOW        SHARES      GDSS
                           ----------   ----------   -----------   -----------  ----------  ---------
2002
 Second Quarter             $  7.00      $  6.00      $  14.00      $ 12.00       35,784      2,587
 First Quarter                 6.13         4.75         12.26         9.50        9,042      7,465
2001
 First Quarter                 3.52         2.69          7.04         5.38       11,299      2,309
 Second Quarter                4.97         3.31          9.94         6.62        5,657      5,085
 Third Quarter                 4.76         3.93          9.52         7.86        1,064      5,019
 Fourth Quarter                5.00         4.25         10.00         8.50        9,857      2,320
2000
 First Quarter                 3.72         2.48          7.44         4.96       13,868      3,189
 Second Quarter                4.14         3.10          8.28         6.20        4,360        271
 Third Quarter                 3.62         3.10          7.24         6.20        5,289      4,841
 Fourth Quarter                3.48         3.00          6.96         5.80        1,005        472

                             PRICE PER ORDINARY                                 AVERAGE DAILY TRADING
CALENDAR MONTH                    SHARE                    PRICE PER GDS                VOLUME
----------------           ----------------------    -------------------------  ---------------------
                                                                                 ORDINARY    REG. S
                              HIGH        LOW            HIGH         LOW         SHARES      GDSS
                           --------- ------------    -----------   -----------  ---------- ----------
2002
 June                       $  7.00      $  6.25      $  14.00      $ 12.50       18,357       1,900
 May                           6.75         6.05         13.50        12.10        9,927       5,573
 April                         6.05         6.00         12.10        12.00       77,809          48
 March                         6.13         5.75         12.26        11.50        4,931       1,665
 February                      6.00         4.98         12.00         9.96       18,273      13,938
 January                       5.00         4.75         10.00         9.50        4,387       6,855

     In addition, since June 1997, the GDSs outstanding under our Rule 144A facility have been listed for quotation on The PORTAL Market. Concurrently with this offering, we will cause each GDS outstanding under our Regulation S facility to be redesignated as one ADS. After completing this offering, we intend to commence an exchange offer in which we will offer to exchange one ADS for each GDS then outstanding under our Rule 144A facility. The Rule 144A and Regulation S facilities, and the listing of the Rule 144A GDSs on The PORTAL Market and of the Regulation S GDSs on the London Stock Exchange, will be discontinued.

                       SELECTED HISTORICAL FINANCIAL DATA


SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data have been derived from the more detailed information and financial statements, including our audited consolidated financial statements for the years ended December 31, 2001 and 2000, the nine month period ended December 31, 1999 and the year ended March 31, 1999 and at December 31, 2001, 2000 and 1999 and March 31, 1999 and the related notes, which appear elsewhere in this prospectus. The selected historical consolidated financial data for the three months ended March 31, 2002 and 2001 and at March 31, 2002 have been derived from our unaudited consolidated financial statements, including the related notes, which appear elsewhere in this prospectus. The historical consolidated financial data for the year ended March 31, 1998 and at March 31, 1998 have been derived from our audited consolidated financial statements not included in this prospectus.

     The financial data have been prepared in accordance with IAS. In Note 23 to our audited consolidated financial statements, we present the principal differences between IAS and US GAAP and a reconciliation of our net income and shareholders' equity to US GAAP.


                                       THREE       THREE                                       NINE
                                       MONTHS      MONTHS        YEAR           YEAR          MONTHS         YEAR        YEAR
                                       ENDED       ENDED         ENDED          ENDED          ENDED        ENDED        ENDED
                                     MARCH 31,   MARCH 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MARCH 31,    MARCH 31,
                                        2002        2001         2001           2000           1999          1999        1998
                                    ----------- ----------- -------------- -------------- -------------- ----------- ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND PER OUNCE DATA)
STATEMENT OF OPERATIONS DATA:
Amounts in accordance with IAS
TOTAL REVENUES                        $17,507     $29,514      $ 87,507       $201,385      $  37,663     $  51,351   $  40,483
SELECTED ITEMS INCLUDED WITHIN
 TOTAL REVENUES
Product sales                          17,423      28,454        84,154         63,781         34,872        49,414      38,154
Interest income                            35         853         2,293          2,167             64           287       1,373
Profit related to sale of half the
 interest in Morila                        --          --            --        124,979             --            --          --
Other income                               49         207         1,060         10,458          2,727         1,650         956
TOTAL COSTS                            14,019      26,215        70,278        178,282        120,561        88,946      80,541
SELECTED ITEMS INCLUDED WITHIN
 TOTAL COSTS
Cash operating costs                    5,006      16,036        46,354         58,178         42,069        46,573      41,893
Royalties                               1,210       1,822         5,801          3,718          2,028         2,945       2,289
Total cash costs                        6,216      17,858        52,155         61,896         44,097        49,518      44,182
General and administrative
 charges                                1,945       4,351        11,262          9,332          5,617         8,293       6,572
Interest expense                          968       1,724         4,067         14,874          2,764         3,833       3,331
Depreciation and amortization           1,948       1,455         7,097         12,208         17,081        19,805      17,929
Exploration and corporate
 expenditure                            2,101       2,126         9,187         10,731          5,621        12,576      14,276
Impairments                                --          --            --         74,606         45,007            --          --
Loss/(profit) on financial
 instruments                            1,131         301        (7,424)        (3,602)         4,569            --          --
Other expenses                          1,655       2,751         5,196          7,569          1,197         3,214         823
 Income/(loss) from continuing
  operations before income tax
  and minority interest                 3,488       3,299        17,229         23,103        (82,898)      (37,595)    (40,058)
Income tax expense                         --         (89)         (126)          (363)          (256)         (371)       (320)
Loss before minority interest           3,488       3,210        17,103         22,740        (83,154)      (37,966)    (40,378)

                                         THREE          THREE
                                        MONTHS         MONTHS          YEAR
                                         ENDED          ENDED          ENDED
                                       MARCH 31,      MARCH 31,    DECEMBER 31,
                                         2002           2001           2001
                                    -------------- -------------- --------------
                                    (IN THOUSANDS, EXCEPT PER SHARE AND PER OUNCE
                                                       DATA)
Minority interest                              21          469            656
Net income/(loss)                           3,509        3,679         17,759
Basic earnings/(loss) per
 share ($)                                   0.16         0.11           0.58
Fully diluted earnings per
 share ($)                                   0.15         0.10           0.57
Amounts in accordance with
 US GAAP (2)
Revenue from product sales                     --       11,561         16,723
Loss from continuing
 operations                                    --       (5,830)       (16,703)
Equity income of Morila joint
 venture                                    7,797        8,804         32,482
Net income                                  2,881        3,354         16,435
Basic earnings per share ($)                 0.13         0.10           0.54
Fully diluted earnings per
 share ($)                                   0.12         0.10           0.53
OTHER FINANCIAL DATA
Amounts in accordance with IAS
Net assets                                 30,478      101,359         30,497
Number of shares outstanding           22,597,824   33,076,629     22,461,630
 Capital stock (excluding
  long-term debt and
  redeemable preference
  stock)                                    2,258        3,307          2,246
Dividends declared                             --           --             --
Total cash costs ($ per ounce)
  (1)                                         104          156            156



                                                        NINE
                                         YEAR          MONTHS          YEAR           YEAR
                                         ENDED          ENDED          ENDED          ENDED
                                     DECEMBER 31,   DECEMBER 31,     MARCH 31,      MARCH 31,
                                         2000           1999           1999           1998
                                    -------------- -------------- -------------- --------------
                                        (IN THOUSANDS, EXCEPT PER SHARE AND PER OUNCE DATA)
Minority interest                          1,621          4,984          3,771          2,957
Net income/(loss)                         24,361        (78,170)       (34,195)       (43,335)
Basic earnings/(loss) per
 share ($)                                  0.74          (2.36)         (1.41)         (2.45)
Fully diluted earnings per
 share ($)                                  0.73             --             --             --
Amounts in accordance with
 US GAAP (2)
Revenue from product sales                48,613             --             --             --
Loss from continuing
 operations                              (15,157)            --             --             --
Equity income of Morila joint
 venture                                   7,908             --             --             --
Net income                                24,323             --             --             --
Basic earnings per share ($)                0.74             --             --             --
Fully diluted earnings per
 share ($)                                  0.73             --             --             --
OTHER FINANCIAL DATA
Amounts in accordance with IAS
Net assets                                96,844         69,500        147,662        150,143
Number of shares outstanding          33,076,629     33,056,416     33,052,965     19,798,353
 Capital stock (excluding
  long-term debt and
  redeemable preference
  stock)                                   3,307          3,305          3,305          1,980
Dividends declared                            --             --             --             --
Total cash costs ($ per ounce)
  (1)                                        260            348            274            344


                                              AT MARCH   AT DECEMBER   AT DECEMBER   AT DECEMBER   AT MARCH    AT MARCH
                                              31, 2002     31, 2001      31, 2000      31, 1999    31, 1999    31, 1998
                                             ---------- ------------- ------------- ------------- ---------- -----------
BALANCE SHEET
Amounts in accordance with IAS
Cash and equivalents                          $ 10,620     $  6,683      $ 63,505      $  4,313    $  3,751   $  7,551
Restricted cash                                  4,474        4,474            --            --          --         --
Receivables                                     13,775       16,558        26,769        18,073      18,000      9,705
Inventories                                     10,460        9,743        10,534        25,585      32,514     20,543
                                              --------     --------      --------      --------    --------   --------
Total current assets                            39,329       37,458       100,808        47,971      54,265     37,799
Property, plant and equipment, net              79,805       79,737        77,295       137,166     127,126    125,787
Other long-term assets                           3,721        2,359           368           483      14,739     16,938
                                              --------     --------      --------      --------    --------   --------
Total assets                                  $122,855     $119,554      $178,471      $185,620    $196,130   $180,524
                                              --------     --------      --------      --------    --------   --------
Bank overdraft                                $  1,954     $  1,708      $  1,867      $  7,995    $  3,336         --
Current portion of long-term liabilities        11,053       11,224        12,200        55,956       5,000         --
Accounts payable & accrued liabilities           7,929       10,851        16,092        21,046      11,430     10,268
                                              --------     --------      --------      --------    --------   --------
Total current liabilities                       20,936       23,783        30,159        84,997      19,766     10,268
Provision for environmental rehabilitation       4,412        4,340         3,616         1,713       1,508      1,208
Liabilities on financial instruments             7,498        2,452         1,465         7,969          --         --
Long-term-loans                                 58,009       57,147        44,071        15,741      20,741     11,302
Loans from minority shareholders in
 subsidiaries, net                               1,522        1,335         2,316         5,700       6,453      7,603
                                              --------     --------      --------      --------    --------   --------
Total long-term liabilities                     71,441       65,274        51,468        31,123      28,702     20,113
                                              --------     --------      --------      --------    --------   --------
Total liabilities                               92,377       89,057        81,627       116,120      48,486     30,386
Share capital                                    2,258        2,246         3,307         3,305       3,305      1,980

                                                AT MARCH    AT DECEMBER   AT DECEMBER   AT DECEMBER    AT MARCH     AT MARCH
                                                31, 2002      31, 2001      31, 2000      31, 1999     31, 1999     31, 1998
                                             ------------- ------------- ------------- ------------- ------------ ------------
Share premium                                    162,183       161,830       240,742       240,664      240,656      210,267
Accumulated losses                              (128,325)     (131,834)     (149,593)     (174,469)     (96,299)     (62,104)
Other reserves                                    (5,638)       (1,745)        2,388            --           --           --
                                                --------      --------      --------      --------      -------      -------
Shareholders' equity                              30,478        30,497        96,844        69,500      147,662      150,143
                                                --------      --------      --------      --------      -------      -------
Total liabilities and shareholders' equity    $  122,855    $  119,554    $  178,471    $  185,620    $ 196,130    $ 180,524
                                              ----------    ----------    ----------    ----------    ---------    ---------
Accounts in accordance with US
 GAAP (2)
Total assets                                      78,129        79,392       132,587            --           --           --
Long-term debt                                    30,491        30,727        10,727            --           --           --
Shareholders' equity                              30,300        30,359        93,903            --           --           --

----------

(1) We have calculated total cash costs per ounce by dividing total cash costs, as determined using the Gold Institute industry standard, by gold ounces produced for all periods presented. The Gold Institute is a non-profit international association of miners, refiners, bullion suppliers and manufacturers of gold products, which has developed a uniform format for reporting production costs on a per ounce basis. The standard was first adopted in 1996 and revised in November 1999. Total cash costs, as defined in the Gold Institute standard, include mine production, transport and refinery costs, general and administrative costs, movement in production inventories and ore stockpiles, transfers to and from deferred stripping and royalties. The transfer to and from deferred stripping is calculated based on the actual historical waste stripping costs, as applied to a life of mine estimated stripping ratio. The costs of waste stripping in excess of the life of mine estimated stripping ratio, are deferred, and charged to production, at the average historical cost of mining the deferred waste, when the actual stripping ratio is below the life of mine stripping ratio. The net effect is to include a proportional share of total estimated stripping costs for the life of the mine, based on the current period ore mined. We have calculated total cash costs on a consistent basis for all periods presented. Total cash costs per ounce should not be considered by investors as an alternative to operating profit or net profit attributable to shareholders, as an alternative to other IAS or US GAAP measures or an indicator of our performance. While the Gold Institute has provided a definition for the calculation of total cash costs per ounce, the calculation of total cash costs per ounce may vary from company to company and may not be comparable to other similarly titled measures of other companies. However, we believe that total cash costs per ounce is a useful indicator to investors and management of a mining company's performance as it provides an indication of a company's profitability and efficiency, the trends in costs as the company's operations mature, a measure of a company's gross margin per ounce, by comparison of total cash costs per ounce to the spot price of gold, and a benchmark of performance to allow for comparison against other companies.

(2) Under IAS, we account for our interest in the Morila joint venture using the proportionate consolidation method, whereby our proportionate share of the Morila joint venture's assets, liabilities, income, expenses and cash flows are incorporated in our consolidated financial statements under the appropriate headings. Under US GAAP, we equity account for our interest in the Morila joint venture. This requires that we recognize our share of the Morila joint venture's net income as a separate line item in the statement of operations, equity income of the Morila joint venture. In the balance sheet, we reflect as an investment our share of the Morila joint venture's net assets. While this results in significantly different financial statement presentation between IAS and US GAAP, it has no impact on our net income or our net asset value except for any difference between IAS and US GAAP which relates to the Morila joint venture.

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

     You should read the following discussion and analysis together with our consolidated financial statements including the notes, appearing elsewhere in this prospectus.

     We are engaged in surface gold mining, exploration and related activities. Our activities are focused on West Africa, historically one of the most promising areas for gold discovery in the world. In Mali, we own a 40% interest in and jointly manage the Morila gold mine. We also have advanced stage development projects in Mali and the neighboring country of Cote d'Ivoire, and hold exploration permits covering additional areas in Mali, Cote d'Ivoire and Senegal. As of March 31, 2002, we had declared proven and probable reserves of approximately 2.85 million ounces, attributable to our percentage ownership interests in our assets.

     We own one half of Morila Limited, or the Morila joint venture, a joint venture with AngloGold. The Morila joint venture in turn owns 80% of Morila SA, the owner of Morila. We jointly manage the Morila joint venture with AngloGold, which also operates Morila. Morila, the 19th largest producing gold mine in the world according to data provided by the Raw Materials Group, is a low cost producer: during the three months ended March 31, 2002, Morila produced gold at a total cash cost of $104 per ounce against an average realized gold price of $291 per ounce, producing a cash margin of $187 per ounce. Our attributable share of Morila's gold production for 2001 was 252,660 ounces and for the three months ended March 31, 2002 was 59,598 ounces.

     In July, 2000, we concluded the sale of 50% of Morila Limited, which was then known as Randgold Resources (Morila) Limited, together with 50% of the shareholder loan due to us by Morila, for an aggregate cash consideration of $132 million. Morila was, at that date, 80% owned by Morila Limited and 20% owned by the government of Mali. Since the sale, we have maintained a one half ownership interest in Morila Limited.

     Morila commenced gold production in October 2000. Our attributable share of Morila's gold production for 2000 was 56,646 ounces.

     The focus of the joint venture's exploration activities is on extending the existing orebody and discovering new deposits which can be processed using the Morila plant.

     Outside the Morila joint venture, we hold exploration permits covering 3,000 square kilometers in the Morila mine region, where we are engaged in early stage exploration work.

     We also own advanced-stage development projects at Loulo, located in Mali, and Tongon, located in Cote d'Ivoire. Although we have not yet committed to constructing a mine at either project, our work to date, together with the current gold price environment, indicates that profitable mines could potentially be developed at Loulo and Tongon.

     We also hold additional exploration permits around Loulo and Tongon. Elsewhere in West Africa, we continue to focus on areas of promising geology, either by conducting greenfield exploration or by seeking to acquire property on which there are already defined targets.


OUR HISTORY

     We were incorporated in August 1995, under the laws of Jersey, Channel Islands, to engage in the exploration and development of gold deposits in sub-Saharan Africa.

     We were formed by Randgold & Exploration, a South African resource company, as a result of the decision by Randgold & Exploration to separate its exploration activities between those conducted inside South Africa and Namibia, or the Randblock, and those in Africa outside of the Randblock. Randgold & Exploration is a publicly traded company whose shares trade on the Johannesburg Stock Exchange and on the Nasdaq National Market, in the form of ADRs. This enabled us to engage in the exploration and development of gold deposits and associated metals from African countries, excluding the Randblock, independently of Randgold & Exploration. Immediately prior to this offering, Randgold & Exploration owned approximately 59% of our outstanding ordinary shares. After the completion of the offering, Randgold & Exploration's interest will be reduced to 48.2% of our outstanding ordinary shares.

     Randgold & Exploration transferred its interests in mineral activities outside of the Randblock to us in August 1995, for $5 million, which we satisfied by the issue of 8,000,000 shares to Randgold & Exploration. This represented the value placed by the directors of Randgold & Exploration on the expenditures incurred by Randgold & Exploration prior to August 1995 outside the Randblock on infrastructure costs, including recruitment costs, mineral rights costs and other set up costs.

     During February 1996, we raised approximately $9.1 million through the issue of 945,000 shares in a private placement to provide funds to continue exploration activities.

     In October 1996, Randgold & Exploration, through an intermediate holding company, Randgold Resources (Holdings) Limited, acquired from BHP the entire issued share capital of BHP Minerals Mali (which was later renamed Randgold Resources Mali Inc., or RRMI) and the benefit of $78 million in shareholder loans. The main asset of RRMI was a 65% interest in Societe des Mines de Syama SA, or Somisy, whose assets included the Syama mine. We then acquired the investment in RRMI in exchange for the issuance of 3,212,812 new shares at $25.50 per share. As part of that transaction, Randgold & Exploration guaranteed a $32.2 million loan, including interest, which remained owing to BHP from RRMI.

     We discovered the Morila deposit during December 1996.

     In July 1997, we listed on the London Stock Exchange and completed our initial public offering of 5,000,000 ordinary shares, resulting in net proceeds to us of $77.5 million. These proceeds were used to:

     o    retire the retained loan from BHP of approximately $32.2 million;

     o contribute to the funding of the capital expansion program at the Syama mine; and

     o fund the exploration activities of the Golden Ridge project, a project we had in Tanzania for four years.

At the same time, we converted an $18 million loan owed to a subsidiary of Randgold & Exploration into 1,090,909 ordinary shares.

     During November 1998, we completed an offering of 13,254,612 ordinary shares, resulting in proceeds to us of $13.2 million before expenses, and the conversion of Randgold & Exploration's $20 million shareholder loan into shares. The loan had been advanced to fund the capital expansion program of Syama and to fund the further development of the Morila, Tongon and Loulo projects.

     During November 1998, we acquired a further 10% interest in Somisy and some related shareholder loans, through the issue of 1,157,444 of our ordinary shares to the International Finance Corporation.

     In July 1999, we sold our interest in the Golden Ridge project to Barrick Gold Corporation for $4.5 million in cash.

     During July 2000, we concluded the sale of 50% of our interest in Morila Limited, or the Morila joint venture and a shareholder loan made by us to Morila to AngloGold for $132 million in cash. In April 2001, we acquired an additional 29% of Somilo under a sale of shares and loan claims agreement with Normandy LaSource SAS for a purchase price of $2 million, which brought our share of Somilo to 80%. Also under this agreement, we acquired loan claims regarding cash advanced to Somilo by Normandy LaSource to fund exploration activities. We now conduct our operations through:

     o    a 50% interest in the Morila joint venture;

     o    a controlling interest in Somisy; and

     o a controlling interest in Societe des Mines de Loulo SA, or Somilo, which conducts exploration activities over the Loulo permit.

     In 2001, we and Randgold & Exploration contemplated a business combination, which was rejected by the South African Reserve Bank. Randgold & Exploration has publicly announced that it may continue to seek possible business combination candidates, although no agreements, understandings or arrangements have been entered into to date.

     In January 2001, we announced the suspension of mining operations at the Syama mine, which is described in detail below.

     During October 2001, we completed a mandatory share repurchase program in which we bought 11.6 million ordinary shares back from our shareholders at $7.00 per share.


CLOSURE OF THE SYAMA MINE

     We acquired the Syama mine in October 1996. At the time of acquisition, the Syama ore processing capability was approximately 75,000 tons per month. The installed power capacity at Syama was 15 megawatts, or MW, and the operation used 9 MW in steady state operating mode, plus 5 MW to start production. At the time of acquisition, gold production was running at approximately 120,000 ounces per year and costs at approximately $3.8 million per month, resulting in unit costs of approximately $380 per ounce.

     Following acquisition, we developed a two-phase plan to expand plant capacity to 210,000 tons per month and the level of ounces produced to 270,000 ounces per annum. We believed this production level would have reduced unit costs to $210 per ounce by increasing the number of ounces over which costs were spread, the majority of which were fixed. According to the plan, total mine costs (mining, milling, general & administrative and royalty) would have increased to approximately $4.7 million per month, with unit costs decreasing to $210 per ounce with the increased production. The fixed-cost element of the projections were based on then current fixed costs. The variable cost elements was calculated on test work and actual quantities of reagents and power per ton milled for oxide and more competent harder ore.

     The expansion plan for Syama consisted of two phases:

     o The first phase, Syama 1, involved the expansion of the power generation facilities, the crushing and stockpiling facility, the gold recovery section and the addition of sulfide regrind milling and flotation sections.

     o The second phase, Syama 2, added additional crushing and stockpiling capacity and another mill.

     The phased approach allowed operations to continue while the additional plant was being installed.

     In July 1997, we installed 10 additional refurbished Fairbanks Morse (FBM) generators at the Syama power plant. The first was installed in July 1997 with the subsequent machines scheduled to arrive every 2 months thereafter. The additional 18 MW of power supply would bring the total available power to 33 MW on site. This would more than satisfy the steady state operational requirement of 17 MW, with a start-up requirement of a further 5 MW making a total of 22 MW on start-up. The FBM generators were subsequently derated, however, from 1.8 MW to 1.4 MW and two MTU, or back-up, generators were ordered.

     In September 1998, progress with Syama 1 resulted in operational steady state of 140,000 to 150,000 tonnes per month being achieved, close to plan of 160,000 tons per month. Costs had reduced to below $270 per ounce, thus achieving higher ounce output at lower cost. We planned further reductions in costs to $210 per ounce for Syama 2 by an increase in mill throughput to 210,000 tons per month, which would have resulted in a further improvement in absorption of fixed costs. The steady state power requirement was now 14 MW plus 5 MW for start up. Total installed power was now 22 MW, comprising 10 MW from the 10 Caterpillar units and 12 MW from the eight FBM units.

     In November 1998, a portion of Syama 2 was commissioned. The mine plan called for ore production of 210,000 tons per month. The mines installed power supply gave an average available capacity of 24 MW, ranging from 18 MW to 30 MW. The installed generators were comprised of 10 MW from the 10 Caterpillar units, 12 MW from the eight FBM units and 8 MW from the two MTU units. The steady state power operating requirement was 17 MW, plus five MW for start up.

     From this point on, however, we began to encounter problems with our power supply. The FBM generators were under pressure and were failing from time to time. The back-up MTU units (4 MW each) were commissioned, and provided some back-up capacity, but were not intended to be in continuous operation. The new power demand, being so close to the available power level made steady state operation unachievable and power interruptions were frequent. Our production became unsteady as required power was only just matched by installed power. When available power dropped below 22 MW, sufficient reserve was not available to allow the Syama 2 installation to start up, allowing only the Syama 1 phase to operate. The frequent power interruptions caused motor damage and plant downtime resulting in an unsteady operation and lower plant yields.

     Between November 1998 and April 1999, we worked closely with representatives of O'Brien Energy Services, the distributor of the FBM generators, to remedy the problems with the FBM generators. Additionally, we worked closely with representatives of Coltech Inc., the manufacturers of the FBM generators. The Coltech representatives determined that the FBM generators should be refitted with original FBM replacement parts, which were put on order in March 1999.

     In April 1999, we decided that the mine's power requirements should be supplied by outsourcing to experts and by using new engines. In May 1999, we invited power suppliers to submit bids, and in June 1999, we selected Rolls-Royce to supply Syama with two generators to replace some of our existing generators.

     In June 1999, we agreed in principle with Rolls-Royce that it would supply two Allen 5012 engines, the first of which would be commissioned in November 1999. We also entered into a contract with Rolls-Royce under which they would manage our existing power plant until the new Allen engines were commissioned by Rolls-Royce.

     Following the arrival of Rolls-Royce personnel at Syama, power from the FBMs was stabilized with the delivery of original FBM parts. At this stage we had an average available capacity of 22 MW (in a range of 18 MW to 26 MW), comprising 10 MW from the 10 Caterpillar 3516 units and 12 MW from the 8 FBM units and 4 MW from the one remaining MTU unit. Less total power was available, but supply was more steady. Power requirement was now 17 MW plus 5 MW for start up. Production was more stable at 170,000 tonnes per month.

     In October 1999, the first Allen machine arrived on site late, which pushed back the scheduled commissioning of the engine to February 2000. At this stage, there were no indications that any further difficulties would be experienced with the installation of Rolls-Royce power.

     In December 1999, the gold price continued in a low range averaging $279 per ounce in 1999 and an impairment assessment was carried out to see if the carrying values of the assets were still applicable in view of the mine plans going forward and the current gold price scenario. As part of the assessment of the mine plan, consideration was given to the likelihood of ongoing production problems. Any future problems were judged to be limited to the interruption of plant production caused by lack of stable power supply. However, the provision of the new Rolls-Royce engines was planned to address that. With additional throughput at a lower cost of production, Syama 1 had been a success, but Syama 2 could not yet reach a steady state. Given the progress made to date with the capital program in everything except power, the management of the power plant by Rolls-Royce, and the pending installation of a new power plant with the backing of the Rolls-Royce brand name, we believed it was reasonable to assume the plan would be achieved.

     An impairment write-down of $45 million resulted from the excess of long term assets over the future cash flows of the mine. An impairment entry was made at the end of the 1999 financial year. Actual production at the Syama mine for the 12 months ended December 31, 1999 was 177,000 ounces compared to the planned 265,000.

     We continued to experience delays in the commissioning of the first Rolls-Royce Allen engine, but were given assurances that the engines would be commissioned. Given the delay, in February 2000 we ordered four additional Caterpillar units to supplement the power supply. Since our Caterpillar plant was under pressure as well, with rebuilds being delayed, to maintain sufficient spinning reserve, it was necessary to replace some units, particularly since we could not take the others off-line to overhaul them.

     In March 2000, the second Allen engine arrived on site. In addition, the two Caterpillar units were delivered and put on line. We made every effort to improve cash flow, but continued interruptions resulting from inconsistent power supply started to impact on Syama's cash position, and consequently, the ability to finance the replacement of some of the mining fleet. With the higher costs and lower gold prices, the optimum strip ratio was increasing, and consequently, the requirement to finance the stripping of the waste material was increasing.

     In May 2000, we selected a contract miner to assume the earth-moving operation, which involved drilling, blasting, loading and hauling services in accordance with our plan. We believed that a contract miner could perform these functions more cheaply and efficiently than we could on our own.

     In June 2000, in view of the lower levels that had been achieved against our plan to that time, we reduced the anticipated annual production levels in our plan for projecting future cash flows. We deemed that there were indications of impairment of the Syama mine and tested the Syama operation for impairment.

     In the third quarter of 2000, Syama instructed Rolls-Royce to remove their equipment from the operations. Syama made this request even though the contract with Rolls-Royce did not expressly provide that Rolls-Royce was in breach of the contract. At that time, Rolls-Royce was also on site at Syama under contract to operate Syama's existing power plant.

     In October 2000, two Caterpillar units were delivered and put on-line. The contract miner established on-site and assumed earth-moving operations. We also held a strategic review for Syama and adopted a 30-month mine plan to extract the remaining ore from the pit. The plan contemplated ceasing mining activities at the end of January 2001, after removing the remaining exposed ore in the north of the pit, and processing stockpiles for the remainder of the 30-month period.

     The first Allen 5012 unit commenced testing in late November 2000 and Rolls-Royce claimed to have commissioned the second Allen engine in January 2001. We disputed this claim, since power interruptions continued. During the Rolls-Royce power trials, plant availability was severly impaired as a result of the frequent power outages affecting the entire plant, which also resulted in equipment motor damage.

     In February 2001, our board ratified the decision to put the mine on care and maintenance. The mine's management rejected claims that the second Allen engine was commissioned. We suspended mining operations. Rolls-Royce continued to try to commission the first Allen engine.

     In March 2001, the earth-moving fleet was parked to be renovated for sale, and the contract miner was de-mobilized. Given our experience with contract mining, we believe that contract mining would be the appropriate method to use on any future start-up, and that a contract miner could perform blasting, loading and handling services at a lower cost than if we performed those services on our own. The Morila mine employs a contract miner for these types of services.

     In April 2001, the number 1 Allen engine failed catastrophically. We formally rescinded the Rolls-Royce contract. We believe we were entitled to rescind the contract as a matter of law, although rescission was not an express remedy under the contract. Shortly following the rescission, Rolls-Royce made an informal oral offer to us to supply alternative power. We rejected the offer, as a scale back in operations removed the need for additional power.

     We never recognized a capital lease obligation in our financial statements in connection with our contract with Rolls-Royce because there was no obligation on our part to pay for either engine unless and until an engine was commissioned. None of the Rolls-Royce engines were ever commissioned.

     By December 2001, 705,000 tonnes of stockpiles had been processed. As part of a constant review of the mine's future, and with no indications of a sustained rally in the gold price, we estimated the future available stockpiles as being uneconomic. Process operations stopped and the plant was put on care and maintenance in December 2001.


GENERAL

     We earn all of our revenues in US dollars and the majority of our transactions and costs are denominated or based in US dollars. We also have South African Rand and Communaute Financiere Africaine franc denominated costs, primarily wages and local material purchases.

CHANGE IN ACCOUNTING POLICY

     With effect from January 1, 2001, we adopted International Accounting Statement 39 or IAS 39, Financial Instruments: Recognition and Measurement. IAS 39 establishes accounting and reporting standards for derivative instruments and for hedging activities.

     Previously, gains and losses on derivative instruments, which effectively establish minimum prices for designated future production, were recognized in revenue when the planned production was delivered. Derivatives that were not designated to future production or did not establish minimum prices were accounted for on a mark-to-market basis and the associated gains or losses were recognized in the results.

     Some of the Morila and Syama derivative instruments qualified for hedge accounting under the IAS 39 hedge accounting requirements with the result that a $2.4 million increase in reserves was recorded at January 1, 2001, to record on balance sheet the fair value of those derivatives which qualify for hedge accounting. The balance of the Syama and Morila derivative instruments which did not qualify for hedge accounting are accounted for on a mark-to-market basis. A decrease in accumulated losses of $0.5 million was recorded on the balance sheet, that being the fair value of those derivative instruments which do not qualify for hedge accounting.


IMPACT OF MALIAN ECONOMIC AND POLITICAL ENVIRONMENT

     Our current significant operation is located in Mali and is therefore subject to various economic, fiscal, monetary and political policies and factors that affect companies operating in Mali, as discussed under "Risk Factors--Risks Relating to Our Business."


IMPACT OF FAVORABLE TAX TREATIES

     We are a Jersey incorporated company and are not subject to income taxes in Jersey.

     In Mali, Morila SA is subject to a five year tax exemption which expires on November 1, 2005. Once the tax exemption expires, Morila SA will be taxed at the greater of 35% of taxable income or 0.75% of gross revenue. Somisy is taxed at the greater of 35% of taxable income or 0.75% of gross revenue.


IMPACT OF SALE OF 50% OF INTEREST IN MORILA

     During June 2000, we sold 50% of our interest in the Morila joint venture to AngloGold for $132 million. The cash received from the disposal enabled us to restructure our balance sheet and repay some of our loans. The Morila joint venture owns 80% of Morila SA, which owns Morila. The impact of the disposal is that we will now only share in 40% of the profits of Morila and we have a joint venture partner who will share the cost of funding any further Morila expansion projects.


IMPACT OF DISCONTINUATION OF OPERATIONS AT THE SYAMA MINE

     In January 2001, we announced the suspension of mining operations at the Syama mine due to its continued losses caused by falling gold prices and power problems. The power problems resulted from the failure of Rolls-Royce to successfully commission their power plant, which severely limited the operations' throughput, and resulted in a shortfall from planned gold production. Up to the end of December 2001, the Syama operation continued to process stockpiled ore, realized revenues of $16.7 million and recorded a net loss of $7.5 million.

     The two Allen 5012 units which were supplied by Rolls-Royce would have supplied 11 megawatts, or 60%, of the 18 megawatts necessary to run the operations of the mine. We obtained these two units to replace 11 other units which were no longer operational and to supplement the power being supplied by 8 additional units already operating at the mine. The two Allen 5012 units were large, low revving machines which were specifically suited to ensure a reliable base load to the operations of the mine. The failure of just one of these Allen 5012 units would have had an adverse effect on the operations' ability to restart following a shut down of operations as the full 18 megawatts of power were required to restart the operations.

     The Syama life of mine plan was based on annual gold production of 265,000 ounces for eight years, a sales price of $325 per ounce and cash costs of $220 per ounce. In 2000, with the delayed commissioning and inconsistent supply of power, the mine was unable to achieve a steady state process rate, resulting in gold production of 168,812 ounces, cash costs of $337 per ounce and a sales price of $283 per ounce. For the nine months ended December 31, 1999, gold produced was 126,808 ounces, and the average realized sales price of $275 per ounce was achieved with cash costs of $348 per ounce. Given the prevailing gold price, the mine did not achieve a level of return sufficient to absorb its operating costs, our projected levels of production were significantly lower, and our projected costs were significantly higher, than the amounts projected in our mining plan.

     In addition, Rolls-Royce was not prepared to supply alternative power due to the late delivery of their Allen 5012 supply, since they were not contractually obliged to do so until the engines had been commissioned.

     We were also aware of the increasing hardness of the ore with depth, which made the timely supply of reliable power even more critical to the successful achievement of the life of mine plan. During the Rolls-Royce power trials, plant availability was severely impaired as a result of the frequent power outages affecting the entire plant, which also resulted in equipment motor damage. When it became apparent to our management that the decision to contract Rolls-Royce power did not resolve Syama's power issues, we rescinded our agreement with Rolls-Royce. The number 1 Allen engine was never commissioned and failed during its trial in April 2001.

     All gold production activities have now ceased and the Syama mine has been placed on a care and maintenance program. We also substantially closed out the Syama hedge book in May 2001, and used the proceeds, together with other funds of ours, to repay a loan from the International Finance Corporation. This loan repayment will reduce our interest expense in future years.

     The discontinuation of the Syama operation required us to incur retrenchment costs in terminating the workforce and write down the remaining mine assets to their salvage value. The discontinuation also frees up some of our cash resources which would have been invested in capital expenditure projects at Syama, and in funding its cash operating losses, which can now be utilized for other projects.

     While ore yields at the Syama mine during the year 2000 were in line with expectations, plant yields were not, mainly due to the failure of the mine to achieve a steady state process rate without a reliable power supply. This fact, coupled with the depressed price of gold and continued losses prompted management to recommend the cessation of mining operations while continuing to process economic ore stockpiles. Management considered several options to support the continuation of operations at the mine, all of which proved uneconomical at the then prevailing gold price.


REVENUES

     Substantially all of our revenues are derived from the sale of gold. As a result, our operating results are directly related to the price of gold. Historically, the price of gold has fluctuated widely. The gold price is affected by numerous factors over which we have no control.

     We follow a hedging strategy the aim of which is to secure a floor price which is sufficient to protect us in periods of capital expenditure and debt finance, while at the same time allowing significant exposure to the spot gold price. We have made use of hedging arrangements in two instances. In terms of both the Syama and Morila loans, we were required to hedge fifty percent of Syama mine's first three years production and approximately thirty six percent of Morila's first five years of production. We also substantially closed out the Syama hedge book in May 2001.

     Significant changes in the price of gold over a sustained period of time may lead us to increase or decrease our production, which could have a material adverse impact on our revenues.


OUR REALIZED GOLD PRICE

     The following table sets out the average, the high and the low afternoon London Bullion Market fixing price of gold and our average US dollar realized gold price during the three months ended March 31, 2002, the two years ended December 31, 2001 and 2000 and the nine months ended December 31, 1999:

                                                                     YEAR ENDED
                                                THREE MONTHS        DECEMBER 31,      NINE MONTHS ENDED
                                            ENDED MARCH 31, 2002    2001     2000     DECEMBER 31, 1999
                                           ---------------------   ------   ------   ------------------
                                                                  ($ PER OUNCE)
Average ................................            290               271    279             276
High ...................................            304               293    313             326
Low ....................................            278               256    264             253
Average realized gold price(1) .........            291               268    283             275

----------
(1) Our average realized gold price differs from the average gold price as a result of different realized prices achieved on the Morila and Syama hedge books.


COSTS

     We have calculated total cash costs per ounce by dividing total cash costs, as determined using the Gold Institute industry standard, by gold ounces produced for all periods presented. The Gold Institute is a non-profit international association of miners, refiners, bullion suppliers and manufacturers of gold products, which has developed a uniform format for reporting production costs on a per ounce basis. The standard was first adopted in 1996 and revised in November 1999. Total cash costs, as defined in the Gold Institute standard, include mine production, transport and refinery costs, general and administrative costs, movement in production inventories and ore stockpiles, transfers to deferred stripping and royalties. We have calculated total cash costs on a consistent basis for all periods presented.

     Total cash costs per ounce should not be considered by investors as an alternative to operating profit or net profit attributable to shareholders, as an alternative to other IAS or US GAAP measures or an indicator of our performance. While the Gold Institute has provided a definition for the calculation of total cash costs per ounce, the calculation of total cash costs per ounce may vary from company to company and may not be comparable to other similarly titled measures of other companies. However, we believe that total cash costs per ounce is a useful indicator to investors and management of a mining company's performance as it provides:

     o    an indication of a company's profitability and efficiency;

     o    the trends in costs as the company's operations mature;

     o a measure of a company's gross margin per ounce, by comparison of total cash costs per ounce to the spot price of gold; and

     o an internal benchmark of performance to allow for comparison against other companies.

     Total cash cost includes deferred stripping movements. The costs of waste stripping in excess of the expected pit life average stripping ratio are deferred, and charged to production when the actual ratio (which is calculated as the ratio of waste tonnes mined to ore tons mined for the period) is below the expected average ratio. Expected pit life average stripping ratios are recalculated annually in light of additional knowledge and changes in estimates. These ratios are calculated as the ratio of the total of waste tonnes deferred at the calculation date and future anticipated waste to be mined, to anticipated future ore to be mined. Changes in the mine plan, which will include changes in future ore and waste tons mined, will therefore result in a change of the expected pit life average stripping ratio, which will impact prospectively on amounts deferred or written back. If the expected pit life average stripping ratio is revised upwards, relatively lower stripping costs will, in the future, be deferred in each period, or a relatively higher amount of charges will be written back. The opposite is true when the expected pit life average stripping ratio is revised downwards. These changes would thus impact on earnings.

     The deferred stripping calculation intends to match, over the life of the mine, the costs of mining waste tonnes to ore tonnes mined, by applying the expected pit life average stripping ratio. Consequently, a reduction in the actual strip ratio towards the later years of the mine's life, following from a decrease in waste to be mined, would not result in a similar decrease in total cash costs, as stripping costs which had previously been deferred, will now be charged to total cash costs. The reduction of yields associated with ore produced in these later years will, however, result in reduced margins.

     Our operations currently comprise one open pit operation mined by contractors. Milling operations are undertaken by the mine. Total cash costs in the year ended December 31, 2001 made up approximately 84% of total costs and comprised mainly mining and milling costs, including, labor and consumable stores costs. Consumable stores costs include diesel and reagents costs. Contractor costs represented 29% of total cash costs, with diesel and reagent costs making up 27% of total cash costs. Direct labor costs accounted for approximately 14% of total cash costs.

     The price of diesel acquired for the Morila operation has decreased in the year ended December 31, 2001 which impacted positively on the total cash costs. Should these prices increase further, this could impact significantly on total cash costs, mainly as a result of the high volume of diesel consumed to generate power and to run the mining fleet.

     The remainder of our total costs consist primarily of amortization and depreciation exploration costs, interest expense and general and administration or corporate charges.

     At the end of the three-year duty exemption period, which ends on November 1, 2003, duties will become payable in accordance with the Malian duty regime on all imported goods. On average, it is anticipated this will have the effect of increasing the costs of imported goods by 7%, which equates to an overall increase of 1% on total costs. Furthermore, costs will increase as the depth of mining increases.


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 2002 AND 2001


     REVENUES

     Product sales

     For the quarter ended March 31, 2002 to the quarter ended March 31, 2001 gold sales revenues decreased by $11.1 million from $28.5 million to $17.4 million.

     Our share of gold sales decreased by 35,429 ounces from 95,027 ounces for the quarter ended March 31, 2001 to 59,598 ounces for the quarter ended March 31, 2002. The decrease is as a result of the suspension of operations at Syama during December 2001 which resulted in fewer ounces sold during the March 2002 quarter.

     The average price of gold achieved for the quarter ended 2002 increased $22 per ounce compared to $270 per ounce for the quarter ended 2001 as a result of a higher average gold spot price for the quarter ended March 31, 2002.

     Interest income

     Interest received decreased by $0.8 million from $0.9 million for the quarter ended March 31, 2001 to $0.1 million for the quarter ended March 31, 2002. The interest received during the quarter ended March 31, 2001 reflected higher cash levels on hand resulting from the sale of 50% of our share of the Morila joint venture during July 2000.


     COSTS

     Total cash costs

     The following table sets out our total ounces produced and weighted average total cash costs per ounce for the three months ended March 31, 2002 and March 31, 2001:

                          THREE MONTHS ENDED        THREE MONTHS ENDED
                            MARCH 31, 2002            MARCH 31, 2001
                        OUNCES     $ PER OUNCE     OUNCES     $ PER OUNCE
                       --------   -------------   --------   ------------
Morila (40% share)      59,598         104        63,771           87
Syama (75% share)           --          --        31,256          296
                        ------                    ------
                        59,598                    95,027
                                       ---                        ---
Weighted average                       104                        156
                                       ===                        ===

     For the quarter ended March 31, 2001 to the quarter ended March 31, 2002, our average total cash cost per ounce decreased $52 per ounce from $156 per ounce to $104 per ounce. Total cash costs per ounce vary with the number of tonnes and grade of ore processed. The decrease in the total cash costs of 33.3% is due to the phasing out of the high-cost Syama production.

     Royalties

     Morila SA pays royalties to the Malian government at a rate of 6% of gold sales after the deduction of selling and transportation costs.

     Depreciation and amortization

     The depreciation and amortization charge increased $0.4 million from $1.5 million for the quarter ended March 31, 2001 to $1.9 million for the quarter ended March 31, 2002, reflecting our attributable portion of depreciation and amortization of the Morila assets.

     Exploration and corporate expenditure

     Exploration and corporate expenditure was $2.1 million for the quarter ended March 31, 2002 and the quarter ended March 31, 2001, reflecting constant levels of activity during the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001.

     Interest expense

     The consolidated interest expense for the quarter ended March 31, 2002 of $1.0 million reflects interest on our attributable share of the Morila loan as well as the $35 million syndicated loan and revolving credit facility.

     The consolidated interest expense of $1.7 million for the quarter ended March 31, 2001 comprises primarily interest on the Syama loan and our attributable share of the Morila project financing facility.

     Loss on financial instruments

     The $0.8 million increase from $0.3 million to $1.1 million for the quarters ended March 31, 2002 and 2001, respectively, relates to the negative movement in the mark-to-market on instruments which do not qualify for hedge accounting.

     Exchange losses

     Exchange losses of $0.8 million for March 31, 2002 relate to exchange differences at Morila.

     Other expenses

     Other expenses of $0.9 million for March 31, 2002 relate to care and maintenance costs associated with Syama. The March 31, 2001 other expenses of $2.8 million includes additional costs of rehabilitation for the Syama satellite pits as well as retrenchment costs associated with the closure of mining operations.

     Income tax expense

     We are a Jersey based entity and qualify for the income tax exemptions available to a Jersey company. Morila SA currently benefits from a five year tax exemption in Mali.

     Accordingly, the tax charge for all the periods presented relates to tax on the Malian company, Somisy, which is based on the greater of 35% of taxable income or 0.75% of gross revenue. As Somisy has yet to generate taxable income, the March 2001 quarter tax represents a charge calculated on 0.75% of gross revenue.

     Minority interest

     The minority interest for the quarters ended March 31, 2002 and 2001 represents the net of the minority share of the losses in the Syama mine and the minority share of losses on the Loulo project.


YEARS ENDED DECEMBER 31, 2001 AND 2000


     REVENUES

     Total revenues decreased by $113.9 million, or 56.6%, from $201.4 million for the year ended December 31, 2000 to $87.5 million for the year ended December 31, 2001. The revenues for the year ended December 31, 2000 included the $125 million profit on the sale of 50% of our interest in Morila.


     PRODUCT SALES

     From the year ended December 31, 2000 to the year ended December 31, 2001, gold sales revenues increased by $20.4 million, or 32.0%, from $63.8 million to $84.2 million. The increase in our revenues is attributable to increased production from Morila which completed its first full year of operations in the year ended December 31, 2001, offset by decreased production from curtailed operations at Syama.

     Our share of gold sales increased 115,120 ounces, or 62.8%, from 183,255 ounces in the year ended December 31, 2000 to 298,375 ounces in the year ended December 31, 2001. The average sales price of gold per ounce was $268 in the year ended December 31, 2001 as compared with $283 in the year ended December 31, 2000.


     INTEREST INCOME

     Interest income amounts consist primarily of interest received on cash held at banks. Interest income of $2.3 million for the year ended December 31, 2001 reflected interest earned on our higher average cash balances during the year as a result of the income cash generated from the June 2000 sale of 50% of our indirect 80% interest in Morila.


     PROFIT ON SALE OF INTEREST IN MORILA

     On July 3, 2000, we sold 50% of our interest in Morila to AngloGold for a cash receipt of $132 million, resulting in a profit of $125 million.


     EXCHANGE GAINS

     The exchange gains for the year ended December 31, 2001 of $0.4 million relate primarily to the Syama operation, with the exchange gains of $8.6 million for the year ended December 31, 2000 being attributable to the repayment of the Barnex bridging finance loan, which was Rand denominated, as well as exchange gains related to the Syama debt.


     OTHER INCOME

     Other income consists primarily of fees receivable for the years ended December 31, 2001 and 2000.


     COSTS AND EXPENSES

     Total cash costs

     The following table sets out our total ounces produced and weighted average total cash cost per ounce for the years ended December 31, 2001 and 2000:

                              YEAR ENDED                     YEAR ENDED
                           DECEMBER 31, 2001             DECEMBER 31, 2000
                       -------------------------   ------------------------------
                         OUNCES     $ PER OUNCE         OUNCES        $ PER OUNCE
                       ---------   -------------   ---------------   ------------
Morila (40% share)      252,660    102                  56,646(1)          88
Syama (75% share)        45,715    433                 126,609            337
                        -------                        ---------
                        298,375                        183,255
                                   ---                                    ---
Weighted average                   153                                    260
                                   ===                                    ===

----------
(1) Includes our attributable portion of two months production at Morila which commenced production in October 2000.


     From the year ended December 31, 2000 to the year ended December 31, 2001, our weighted average total cash cost per ounce decreased $107 per ounce, or 41.1%, from $260 per ounce to $153 per ounce. The decrease is largely due to the phasing out of the high-cost Syama production and the first full year of lower cost Morila production.

     Royalties

     The increased royalties largely reflected increased gold sales in the year ended December 31, 2001.

     Administrative and general charges

     General and administrative costs comprise various expenses associated with providing administration support services to the Morila and Syama mines. These charges increased to $11.3 million reflecting a full year of activity at Morila.

     Exploration and corporate expenditure

     Exploration and corporate expenditure incurred of $9.2 million in the year ended December 31, 2001 and $10.7 million for the year ended December 31, 2000 largely reflects activities which are focused on the defining of additional resources and converting them to reserve ounces, in particular for our Loulo project and additional drilling programs on the Tongon project, as well as ongoing exploration and new business activities.

     Depreciation and amortization

     Depreciation and amortization charges decreased by $5.1 million, or 41.8%, from $12.2 million for the year ended December 31, 2000 to $7.1 million for the year ended December 31, 2001. Depreciation and amortization in the year ended December 31, 2001 was largely related to Morila assets. There was no depreciation and amortization charge for the Syama mine as all assets had been impaired in previous years. The depreciation and amortization charge for the year ended December 31, 2000 reflected depreciation and amortization of the Syama assets, and a small portion of which related to our share of Morila, which commenced production in October 2000.

     Interest expense

     Interest expense for the year ended December 31, 2001 was $4.1 million and comprised interest on our attributable share of the Morila project financing facility as well as the $35 million syndicated loan and revolving credit facility, which was drawn down during the year.

     Interest expense of $14.8 million during the year ended December 31, 2000 consists primarily of $9.3 million relating to the Barnex bridging finance loan (including extension fees), $2.2 million interest on overdraft balances, and $2.8 million relating to the Syama and Morila loans as well as outside shareholder loans for Somisy and Somilo.

     Impairment of assets -- Syama mine

     In view of the continued low gold price at the end of 2000, the future cash flows of the Syama mine were assessed as being lower than the net carrying value of its long-term assets. An amount of $74.6 million, calculated on a discounted basis, was written-off in the year ended December 31, 2000.

     Gain on financial instruments

     We had a gain on financial instruments of $7.4 million for the year ended December 31, 2001. $1.7 million of the gain on financial instruments related to the change in the mark-to-market, between December 31, 2000 and 2001, for those Syama instruments that did not qualify for hedge accounting. $4.3 million of the gain related to profits generated on the close out of the balance of the Syama hedge book which qualified for hedge accounting. The balance of $1.4 million related to the amortization of the remaining deferred gain which arose during May 1999 as part of the restructuring of the Syama hedge book.

     The majority of Syama's hedges were closed out in 2001 at a profit of $4.3 million and the proceeds were used to partly repay Syama's loan. Syama has outstanding call options which have been sold at a price of $353 per ounce over 148,500 ounces in aggregate. We have guaranteed the obligations of Syama in respect of these hedges and would only be liable to margin calls if the gold price exceeded $465 per ounce in the 2004 calendar year, assuming that US interest rates, gold lease rates and gold price volatility remained constant at current rates.

     Morila has entered into gold forward sales and gold option trades to support the financing of the project. Morila would be liable to be called for margin if the gold price exceeded $385 per ounce, assuming that US interest rates, gold lease rates and gold price volatility remained constant at current rates. These obligations of Morila are non-recourse to us. However, if Morila were unable to meet margin calls made against it, its hedge counterparties would be able to exercise the security they hold in respect of Morila's assets, should they so decide.

     Exchange losses

     The exchange losses for the year ended December 31, 2001 of $1.3 million and $1.1 million for the year ended December 31, 2000 relate primarily to Syama.

     Other expenses

     Other expenses of $3.6 million for the year ended December 31, 2001 comprise operational and other costs associated with the care and maintenance of Syama. Other expenses for the year ended December 31, 2000 of $6.2 million include expenses related to professional services provided on the sale of Morila, fees associated with various restructuring efforts and capital raising fees for the Barnex bridging finance loan.

     Minority interests

     The minority interest for the years ended December 31, 2001 and 2000 and for the nine months ended December 31, 1999 represents the net of the 25% minority share of the losses in the Syama mine and the 20% minority share of losses on the Loulo project.


YEAR ENDED DECEMBER 31, 2000 AND NINE MONTHS ENDED DECEMBER 31, 1999

     Total revenues increased by $163.7 million, or 433%, from $37.7 million in the nine months ended December 31, 1999 to $201.3 million in the year ended December 31, 2000. The increase is primarily due to the revenues for the nine months ended December 31, 1999 including a profit of $125 million relating to the sale of 50% of our interest in Morila.


     PRODUCT SALES

     Gold sales revenues increased $28.9 million or 82.9% from $34.9 million in the nine months ended December 31, 1999 to $63.8 million in the year ended December 31, 2000. The increased gold sales revenues resulted from the year ended December 31, 2000 being a twelve month period as compared to the nine month period ended December 31, 1999, higher average realized gold prices, as well as two months revenues from Morila which achieved commercial levels of production during October 2000.


     INTEREST INCOME

     Interest received increased from $0.6 million for the nine months ended December 31, 1999 to $2.1 million for the year ended December 31, 2000 due to the higher average cash balance during the second half of the year ended December 31, 2000 due to the sale of 50% of our interest in Morila and additional months in the reporting period.


     EXCHANGE GAINS

     The exchange gains for the year ended December 31, 1999 of $2.1 million relate primarily to Syama.


     OTHER INCOME

     Other income consists primarily of fees receivable for the year ended December 31, 1999.


     COSTS AND EXPENSES

     Total cash costs

     The following table sets out our total ounces produced and weighted average total cash cost per ounce for the years ended December 31, 2000 and the nine months ended December 31, 1999:


                                 YEAR ENDED                 NINE MONTHS ENDED
                              DECEMBER 31, 2000             DECEMBER 31, 1999
                       -------------------------------   -----------------------
                            OUNCES        $ PER OUNCE     OUNCES     $ PER OUNCE
                       ---------------   -------------   --------   ------------
Morila (40% share)          56,646(1)          88             --          --
Syama (75% share)          126,609            337         95,106         348
                           ---------                      ------
                           183,255                        95,106
Weighted average                              260                        348
                                              ===                        ===

----------
(1)  Includes our attributable portion of two months production at Morila.


     Syama's production in 1999, on an annualized basis, was 126,808 ounces, as compared to 126,609 ounces in 2000. The increase in total ounces produced in 2000 is attributable to Morila, which commenced production at the end of that year.

     From the nine months ended December 31, 1999 to the year ended December 31, 2000, the weighted average total cash cost decreased by $88 per ounce, or 25.2%, from $348 to $260 as a result of the relatively low total cash cost per ounce contribution by Morila which commenced operations during October 2000.

     Ounces produced amounted to 183,255 for the year ended December 31, 2000 as compared to 95,106 ounces (annualized: 126,808 ounces) for the nine months ended December 31, 1999. Despite the annualized Syama ounces produced being in line for the December 2000 and 1999 periods and a 2.7% improvement in average production costs the expected production levels of 240,000 ounces were not achieved. This was due to a rock-fall in the footwall of the pit during the second quarter of 2000, poor availability of the mining fleet due to delayed rebuilds and the delayed commissioning of the new power generators resulting in an unreliable power supply and subsequent poor plant throughput.

     Administrative and general charges

     General and administrative costs for the year ended December 31, 2000 were $9.3 million which increased by $3.7 million, or 66.1%, when compared to $5.6 million ($7.5 million annualized) for the nine months ended December 31, 1999. The increase in expenses was due to costs associated with Morila which commenced operations in October 2000.

     Exploration and corporate expenditure

     Exploration and corporate expenditure incurred of $10.7 million for the year ended December 31, 2000 has shown a significant increase from the $5.6 million incurred during the nine months ended December 31, 1999 primarily due to improved liquidity and cash resources resulting in increased exploration activity around the Loulo and Tongon projects. This expenditure included in diamond drilling program at Loulo and a rotary air blast drilling program at Tongon.

     Depreciation and amortization

     The depreciation charge for the year ended December 31, 2000 was $12.2 million compared to $17.1 million ($22.8 million annualized) for the nine months ended December 31, 1999. This decrease was due to the $23 million write-down due to impairment of the Syama mine's property, plant and equipment at December 31, 1999.

     Interest expense

     Interest expense of $14.8 million during the year ended December 31, 2000 consists primarily of $9.3 million relating to the Barnex bridging finance loan (including extension fees), $2.2 million interest on overdraft balances, and $2.8 million relating to the Syama and Morila loans as well as outside shareholder loans for Somisy and Somilo.

     Interest expense of $2.8 million ($3.7 million annualized) incurred in the nine month period ended December 31, 1999 consists primarily of $1.6 million related to the Barnex bridging finance loan and $1.2 million relating to outside shareholder loans for Somisy and Somilo.

     Impairment of assets -- Syama mine

     In view of the continued low gold price at the end of the years ended December 31, 2000 and 1999, the future undiscounted cash flows of the Syama mine were assessed as being lower than the net carrying value of its long-term assets. An amount of $74.6 million and $45 million, calculated on a discounted basis, was written-off the year ended December 31, 2000 and the nine month period ended December 31, 1999, respectively.

     Gain on financial instruments

     $2.2 million of the net gain on financial instruments of $3.6 million during the year ended December 31, 2000 relates to the change in mark-to-market between December 31, 1999 and December 31, 2000, of gold derivative instruments at the Syama mine which do not meet hedge accounting criteria. The remaining $1.4 million relates to the amortization of the gain of $3.5 million which arose on the restructuring of the Syama mine hedge book during May 1999 in order to finance Syama loan repayments. The gain was deferred at that date and was being amortized over the original designated production.

     Exchange losses

     The exchange losses for the year ended December 31, 1999 of $0.9 million relate primarily to Syama.

     Other expenses

     Other expenses for the year ended December 31, 1999 comprise mainly fees paid.


LIQUIDITY AND CAPITAL RESOURCES


CASH RESOURCES


     OPERATIONS

     Net cash provided by operations was $4.8 million for the quarter ended March 31, 2002 and $5.8 million for the March 31, 2001 quarter. The $1.0 million decrease was due to the March 31, 2001 quarter including proceeds from the processing of the final high grade ore mined prior to ceasing Syama pit operations in February 2001. The $4.8 million net cash generated by operations reflect cash flows generated by Morila offset by care and maintenance costs incurred at Syama.

     Net cash provided by operations was $21.3 million in the year ended December 31, 2001 as compared to net cash utilized by operations of $33.5 million for the year ended December 31, 2000. The increase of $54.8 million resulted from cash generated by the operations before tax and working capital changes of $23.7 million, as well as a decrease in receivables for the year ended December 31, 2001, as a result of decreases in taxation debtors, fuel and gold sale debtors.

     Net cash utilized by operations during the year ended December 31, 2000 was $26.0 million higher than the $7.6 million cash utilized by operations during the nine months ended December 31, 1999 (annualized: $10 million) primarily due to cash utilized by the Syama mine operations.


     INVESTING

     Investing activities for the quarter ended March 31, 2002 utilized $2.0 million as compared to $8.5 million utilized for the quarter ended March 31, 2001. The March 31, 2001 quarter reflects higher capital expenditures on Morila during the final stage of construction. The March 31, 2002 quarter depicts ongoing capital expenditure levels at Morila.

     Net cash utilized in investing activities was $9.5 million in the year ended December 31, 2001 as compared to net cash generated of $64.9 million generated in the year ended December 31, 2000. The figures for the year ended December 31, 2000 contain $132.0 million cash proceeds on the sale of 50% of our interest in Morila, $65.9 million of which was used to fund the construction and development of Morila. The $9.5 million net cash outflow in the year ended December 31, 2001 comprises $8.3 million spent on capital projects at Morila and $3 million spent on the Syama power plant, offset by Syama asset sales which realized $2.4 million.

     $61.1 million of the $65.9 million capital expenditure incurred in the year ended December 31, 2000 related to the completion of development projects at Morila. $49.5 million of the $50 million capital expenditure for 1999 related to Morila projects with the balance being spent on upgrades to the Syama plant.


     FINANCING

     Net cash utilized by financing activities decreased by $5.7 million from $6.5 million cash generated for the quarter ended March 31, 2001 to $0.9 million cash generated for the quarter ended March 31, 2002. The quarter on quarter decrease is primarily due to the March 31, 2001 quarter including $4.3 million of proceeds generated from the close out of the majority of the Syama hedge book.

     Net cash utilized in the year ended December 31, 2001 was $64.0 million as compared to $27.8 million generated in the year ended December 31, 2000. The increase in cash utilized was primarily due to our $81.3 million share repurchase during the third quarter of the year and the settling of the $15 million Syama loan which were offset by borrowings of $33.0 million under a syndicated term loan and revolving credit facility.

     The $27.8 million cash generated in the year ended December 31, 2000 arose from the $83.0 million cash received from the Morila loan of which $51.8 million was used to settle the Barnex bridging finance loan; to repay $5.0 million of the Syama loan as well as to fund exploration and working capital requirements.


ENVIRONMENTAL LIABILITIES

     Our significant liabilities for environmental rehabilitation relate to the Syama and Morila mines in Mali. Currently, limited environmental rehabilitation regulations exist in Mali. We have adopted a rehabilitation program following World Bank guidelines, which require an environmental management plan, an annual environmental report, a closure plan, an up-to-date register of plans of the facility, preservation of public safety on closure, carrying out rehabilitation works and ensuring sufficient funds exist for the closure works.

     All of the above requirements are in place for the Company's operations. Syama's provision for closure is based on estimates, less actual expenditure to date. Morila's provision is based on estimates.

     All remaining toxic substances at the Syama mine are safely secured, temporarily in the plant stores and the warehouse facility, until they can be delivered safely to another operation. All of the process plant (in-plant) toxic substances have been consumed in the circuit and their storage vessels have been cleaned. The Morila mine, operated by our joint venture partner, AngloGold, employs safety protocols in the handling of all toxic substances. In the case of cyanide, it currently operates under the International Cyanide Management Code for the transport and use of cyanide in the production of gold. This is a voluntary code developed by an industry steering committee under the auspices of the United Nations Environment Programme and the International Council on Metals and the Environment.

     Syama's closure plan entails the rehabilitation of the mining infrastructure (open pits, waste rock stacks, process plant, workshops, stores and tailings storage facility) as well as ensuring the closure of operations is done in a manner which preserves public safety. The rehabilitation work consists mainly of:

     o ensuring no inadvertent access is gained to the open pits by placing safety berms around the perimeter of the pits;

     o reshaping of the side slopes of the waste rock stacks, where necessary and vegetation of the top and sides of the waste rock stacks;

     o vegetation of the top and sides of the tailings storage facility and ensure the facility has an established fail safe point, below the main dam wall height, to preserve the integrity of the facility;

     o dismantling to ground level of the process plant, workshops and stores facilities and the vegetation of these sites;

     o monitoring of the groundwater boreholes and taking remedial action, where necessary, should the concentration of pollutant exceed reasonable levels, until the pollution effect diminishes to an acceptable level; and

     o establishing programs for the local community to facilitate the community's return to those activities they pursued prior to the mine's establishment. The establishment of water storage dams and gardens for farm projects are key to this work.

     We are required to monitor the facilities at the Syama mine until we can ensure the preservation of public safety. A "reasonable level" of pollution is a level where groundwater and surface water contamination does not impact on downstream fitness for use by aquatic life, livestock, and domestic consumption. Syama's monitoring program is designed to conform with World Bank quality guidelines, as defined in the World Bank Pollution Abatement Handbook, and World Bank guidelines for open pit mining. Under these guidelines, we will monitor for potential contamination until we are capable of establishing a discernable long-term trend. Typically, this requires monitoring for a period of three to five years.

     The nearest groundwater user to the Syama mine is outside of the zone of impact of the contamination. No heavy metal contamination exists. Syama's groundwater emerges on surface downstream of the Tailings Storage Facility, or TSF, and is treated within the containment dam prior to discharge. Currently, surface water dilution has the greatest impact in minimizing the contamination effect.

     Syama is currently planting trees downstream of its TSF to aspirate groundwater to reduce potential contamination. Should we decide to permanently close Syama, we would vegetate the surface of the TSF and plough the soil to prevent water movement on the surface, as well as complete the geotechnical closure report.

     While the total rehabilitation costs to be incurred in the future is uncertain, we have estimated that the total future costs, in current monetary terms, will be approximately $2.0 million for Syama and $8.4 million for Morila. The cost is accrued and expensed over the operating life of the mines, on the basis of our stated policy of the net present value of future rehabilitation costs estimates which are recognized and provided for in the financial statements and capitalized to mining assets on initial recognition. The present value of additional environmental disturbances created are capitalized to mining assets against an increase in rehabilitation provision.

CREDIT AND LOAN FACILITIES

     In September 2001, we entered into a $25 million syndicated term facility and a $10 million revolving credit facility from a consortium of financial lenders led by NM Rothschild, to assist with the mandatory share repurchase program and to provide working capital. The term loan facility and the revolving credit facility are referred to as the RRL Loan. The term loan facility of $25 million bears interest at US three month LIBOR plus 3.75% per annum, which currently equates to 5.65% per annum. The term loan is required to be repaid in quarterly installments over four years with the first payment made on January 31, 2002. The RRL Loan is secured by substantially all of our assets, including our entire interest in the Morila joint venture. In addition to the periodic payments of principal, we are required to make interest payments at periodic intervals. The revolving credit facility bears interest at US three months LIBOR plus 4.25% per annum, which currently equates to 6.15% per annum. Borrowings under the revolving credit facility are repayable by September 2005. As at March 31, 2002, we had drawn down $8 million under the revolving credit facility.

     In addition to the periodic payments of interest and principal, the RRL Loan requires that if we issue any of our share capital, we must make a mandatory repayment of the term loan in a principal amount equal to the lesser of:

     o the greater of 25% of the dollar value of the proceeds of the issuance and $7.0 million; and

     o    the proceeds of the issuance.

     The agreement with respect to the RRL Loan, or the RRL Loan Agreement, contains covenants and conditions including restrictions on the conduct of our business activities and the business activities of our subsidiaries, the Morila joint venture and Morila, the maintenance of minimum net worth and debt coverage ratios, and our ability, and the ability of our subsidiaries and Morila and the Morila joint venture, to incur debt. We are in compliance with these covenants and conditions. The RRL Loan Agreement also required us to enter into hedging arrangements acceptable to the lenders.

     Without the prior approval of the lenders under the RRL Loan Agreement:

     o we may not declare, pay or make any distribution on any shares of any class of our capital stock, other ownership interests or other rights with respect to any shares of any class of our capital stock;

     o we are restricted from purchasing, redeeming or retiring shares of our capital stock, other ownership interests or any other rights with respect to them, and from repaying or otherwise defeasing or discharging debt we owe to affiliates or debt which affiliates owe to others;

     o we, our subsidiaries, the Morila joint venture and Morila are restricted from entering into some types of business combinations; and

     o we, our subsidiaries, the Morila joint venture and Morila are restricted from making or committing to make capital expenditures or exploration expenditures or acquiring or disposing of assets.

     On April 7, 2000, we concluded a $90 million loan with a consortium of financial lenders led by NM Rothschild, for the development of Morila. We refer to this loan as the Morila Loan. The loan bears interest at US three month LIBOR plus 2% per annum, which currently equates to 3.90%. The loan will be repaid over 5 years with the first payment on June 30, 2001, and is collateralized by the assets of Morila. Also, we have pledged our interest in the Morila joint venture and related assets and the Morila joint venture has pledged its interest in Morila and related assets to secure Morila's obligations under the Morila Loan Agreement. In addition to the periodic payments of principal, Morila is required to make interest payments at periodic intervals.

     Similar to the RRL Loan Agreement, the agreement with respect to the Morila Loan, or the Morila Loan Agreement, contains covenants and conditions including restrictions on the conduct of our business activities and business activities of the Morila joint venture and Morila, the maintenance of minimum net worth and debt coverage ratios, and our ability, and the ability of our subsidiaries and Morila and the Morila joint venture, to incur debt. We are in compliance with these covenants and conditions.

     Further, the Morila Loan Agreement places restrictions on Morila's ability to make or commit to make capital expenditures, or acquire assets. The Morila Loan Agreement also places restrictions on our ability and the ability of the Morila joint venture and Morila, to enter into some types of business combinations, dispose of assets, or enter into certain transactions with each other.

     The Morila Loan Agreement restricts Morila's ability to pay management or similar fees or to declare, pay or make any distribution on any shares of any class of its capital stock, other ownership interests, or other rights with respect to any shares of any class of its capital stock. These payments may only be made, subject to the satisfaction of financial conditions contained in the Morila Loan Agreement, on a quarterly basis.

     Furthermore, the Morila Loan Agreement places significant restrictions on Morila's ability to purchase, redeem or retire shares of any class of its capital stock, other ownership interests or other rights with respect to any shares of any class of its capital stock and on Morila ability to repay or otherwise defease or discharge debt which it owes to any affiliate.

     Our attributable share of the Morila loan at March 31, 2002 amounted to $26.4 million. It is non-recourse to us.

     During the year ended December 31, 2000, Morila entered into a finance lease for five Rolls-Royce generators under the terms of a Deferred Terms Agreement between us and Rolls-Royce Power Ventures. The lease is repayable over ten years commencing April 1, 2000 and bears interest at a variable rate of approximately 17.85% over the lease term. Our attributable share of this finance lease amounted to $8.3 million at December 31, 2001. Together with AngloGold, we have guaranteed the repayment of the lease.

     Somisy and Randgold Resources Mali SARL, our subsidiaries, have a Communaute Financiere Africaine franc denominated, uncollateralized overdraft facility of approximately $1.7 million with Banque de Developpement du Mali bearing interest at a fixed interest rate of 10.25% per annum. The full facility was utilized at March 31, 2002.

     During the year ended March 31, 1999, Somisy negotiated a $25 million loan from a consortium of banks headed by the International Finance Corporation, collateralized over the assets of Syama, bearing interest at three month LIBOR plus 3% per annum, and repayable over 5 years in equal semiannual installments of $2.5 million, commencing June 1999. The loan was repaid in full during the year ended December 31, 2001.

     Somilo has an uncollateralized $0.7 million loan with the Bureau de Recherches Geologiques et Minieres, originating from the purchase of BHP Minerals Mali in 1996, which bears interest at the base rate of the Central Bank of Western African States rate plus 2% per annum. The loan is repayable from cash flows of the Loulo mine after repayment of all other loans.

     Somilo also has a $0.4 million loan from the Government of Mali. This loan is uncollateralized and bears interest at the base rate of the Central Bank of West African States plus 2% per annum. This loan is repayable from cash flows of the Loulo mine after the repayment of all other loans.


CAPITAL EXPENDITURES

     As at March 31, 2002, our capital commitments for Morila amounted to $1.5 million. This relates to capital expenditures which had been committed and contracted of $0.2 million. Capital expenditures for Morila committed but not yet contracted amounted to $1.3 million.

     Our capital expenditures for the year ended December 31, 2001 amounted to $11.9 million, substantially all of which related to Morila.

     Our capital expenditures for the year ended December 31, 2000 amounted to $65.9 million and included $61.1 million relating to the development of Morila and $4.5 million relating to Syama.

     Our capital expenditures for the nine months ended December 31, 1999 amounted to $27.1 million, substantially all of which related to the development of Morila.

CORPORATE, EXPLORATION, DEVELOPMENT AND NEW BUSINESS EXPENDITURES

     Our expenditures on corporate, exploration, development and new business activities for the past three years are as follows:


                             2001       2000       1999
                           --------   --------   --------
                               (DOLLARS IN THOUSANDS)
Africa General                262         348        72
Burkina Faso                  637       1,112       491
Mali                        5,082       5,991     2,638
Tanzania                       --          --       131
Cote d'Ivoire               2,781       2,929     2,154
Senegal                       424         351       135
TOTAL EXPLORATION COST      9,187      10,731     5,621

     In 1999, we completed feasibility studies at Loulo, commenced pre-feasibility work at Morila and were involved in follow-up drill programs in Burkina Faso. Our expenditures in the year ended December 31, 2000 included completion of all feasibility drilling at Morila and the commencement of drilling at Tongon. During the year ended December 31, 2001, we completed further drilling at Tongon, drilling of orebody extensions at Loulo and follow-up drilling programs in Burkina Faso.


CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     Our contractual obligations and commercial commitments consist primarily of credit facilities, as described above. The related obligations as at March 31, 2002 are set out below:


           PAYMENTS DUE AND AMOUNT OF COMMITMENT BY EXPIRATION PERIOD
           ----------------------------------------------------------


                                          TOTAL       1 YEAR      1 - 5 YEARS      AFTER 5 YEARS
                                       ----------   ----------   --------------   --------------
                                                        (DOLLARS IN THOUSANDS)
CONTRACTUAL OBLIGATIONS
Long-term debt                          $61,175      $10,200         $50,197          $  778
Short-term borrowings                     9,883        9,883              --              --
Capital lease obligations                 7,887          853           2,700           4,334
Unconditional purchase obligations          212          212
TOTAL CONTRACTUAL CASH OBLIGATIONS      $79,157      $21,148         $52,897          $5,112
OTHER LONG-TERM OBLIGATIONS             $11,910      $ 2,032         $ 7,498          $2,380


WORKING CAPITAL

     Management believes that our working capital resources, by way of internal sources and banking facilities, are sufficient to fund our currently foreseeable future business requirements.


SIGNIFICANT ACCOUNTING POLICIES

     Our significant accounting policies are more fully described in note 2 to our consolidated financial statements. Some of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty and are based on our historical experience, terms of existing contracts, management's view on trends in the gold mining industry and information from outside sources.

     Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements and could potentially impact our financial results and future financial performance.

     Our significant accounting policies include those discussed below.


JOINT VENTURE ACCOUNTING

     We account for our investment in joint ventures under the benchmark treatment for joint ventures, which involves the incorporation of our proportionate share of the joint ventures' assets, liabilities, income expenses and cash flows and which are incorporated in the consolidated financial statements under appropriate headings. Should this method of accounting not be permitted in the future, the results of each joint venture would need to be equity accounted. This would require the recognition in the income statement, on a separate line, of our share of the joint ventures' profit or loss for the year. Our interest in the associate would be carried on the balance sheet at an amount which would reflect its share of the net assets of the joint venture.

     This would result in a presentation of our balance sheet and income statement that differs significantly from the current presentation, but would have no impact on our net income or our net asset value.


AMORTIZATION OF MINING ASSETS

     Amortization charges are calculated using the units of production method and are based on tonnes processed through the plant as a percentage of total expected tonnes to be processed over the lives of our mines. The lives of the mines are estimated using interpretations of mineral reserves in accordance with the SEC's industry guide number 7. The estimate of the total expected future lives of our mines could be materially different from the actual amount of gold mined in the future and the actual lives of the mines due to changes in the factors used in determining our mineral reserves, mainly the gold price. Any change in our estimate of the total expected future lives of our mines would impact the amortization charge recorded in our consolidated financial statements.


VALUATION OF LONG-LIVED ASSETS


     Management annually reviews the carrying value of our long-lived mining assets to determine whether their carrying values, as recorded in our consolidated financial statements, are appropriate. In determining if the asset can be recovered, we compare the value in use amount to the carrying amount. If the carrying amount exceeds the value in use amount, we will record an impairment charge in the income statement to write down the asset to the value in use amount. To determine the value in use amount, management makes its best estimate of the future cash inflows that will be obtained each year over the life of the mine and discounts the cash flow by a rate that is based on the time value of money adjusted for the risk associated with the applicable project. These reviews are based on projections of anticipated future cash flows to be generated by utilizing the long-lived assets. While management believes that these estimates of future cash flows are reasonable, different assumptions regarding projected gold prices and production costs could materially affect the anticipated cash flows to be generated by the long-lived assets. In addition, other factors that management can control may turn out differently than projected and could have an effect on the determination of the value in use amount.

     In 1999, we recorded an impairment charge of $45 million relating to the Syama mine. This charge assumed throughout the life of mine that gold prices would be $300 an ounce and the cash cost to produce would be $250 an ounce and expected future capital costs of $8.3 million. The spot price of gold on December 31, 1999 was $283 an ounce and the price range during 1999 was $253 to $326 an ounce. The other major assumption used was that the mine would produce 265,000 ounces a year for 8 years. The cash flows were discounted using 8% which represents our borrowing rate adjusted for the risks related to this project. Based on these assumptions, we determined the value in use amount to be $74 million compared to the carrying value of $119 million which resulted in an impairment charge of $45 million.

     In 2000, as a result of operational difficulties experienced at Syama we concluded that the value in use amount was negative and that the remaining $74 million should be written off.


HEDGING AND FINANCIAL DERIVATIVES

     The determination of the fair value of hedging instruments and financial derivatives, when marked-to-market, takes into account estimates such as projected interest rates under prevailing market conditions, depending on the nature of the hedging and financial derivatives. These estimates may differ materially from actual interest rates prevailing at the maturity dates of the hedging and financial derivatives and, therefore, may materially influence the values assigned to the hedging and financial derivatives, which may result in a charge to or an increase in our earnings at the maturity date of the hedging and financial derivatives.


ENVIRONMENTAL REHABILITATION COSTS

     We provide for environmental rehabilitation costs and related liabilities based on our interpretations of current environmental and regulatory standards with reference to World Bank guidelines. In addition, final environmental rehabilitation obligations are estimated based on these interpretations and in line with responsible programs undertaken by similar operations elsewhere in the world, with provisions made over the expected lives of our mines. While management believes that the environmental rehabilitation provisions made are adequate and that the interpretations applied are appropriate, the amounts estimated for the future liabilities may differ materially from the costs that will actually be incurred to rehabilitate our mine sites in the future. If management determines that an insufficient rehabilitation provision has been created, earnings will be adjusted as appropriate in the period that the determination is made.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


HEDGE POLICY

     Because we are focused on achieving superior returns on equity, we do not believe in maintaining large amounts of cash. Therefore, we believe it is prudent to hedge during times of capital expansion and we are required to do so under debt finance arrangements. The market price of gold has a significant effect on our results of operations, our ability to pay dividends and undertake capital expenditures, and the market price of our ordinary shares. Gold prices have historically fluctuated widely and are affected by numerous industry factors over which we have no control. The aggregate effect of these factors is impossible for us to predict.

     We use hedging instruments to protect the selling price of some of our anticipated gold production. Some of these hedging instruments are required by the terms of our existing credit facility with a consortium of financial lenders led by NM Rothschild & Sons Limited. The intended effect of our hedging transactions is to lock in a minimum sale price for future gold production at the time of the transactions, and reduce the impact on us of a future fall in gold prices.

     Morila SA's hedging is administered by AngloGold's treasury department which acts upon the recommendations of a joint financial committee within the guidelines set by a policy agreed between the partners and approved by the board.

     All of Morila's derivative transactions must be in compliance with the terms and conditions of the Loan Agreement for project finance for Morila project, dated December 21, 1999, as amended. That agreement places the following limits on Morila's production:

     o forward sales and call options sold are limited to 60% of Morila's forecasted production in a given year; and

     o put options may be purchased up to 100% of Morila's forecasted production in a given year.

     The above limits apply to a maximum of the planned production of Morila until expiration of the Loan Agreement.

     The current position is that between 25% and 30% of Morila's production is sold forward at $275 per ounce for the years 2002 to 2004. We also bought calls amounting to approximately 10% of Morila's production at prices from $330 per ounce to $360 per ounce to allow further participation in any significant upside in the gold price. With the zero-cost collar taken out for 2002, approximately 38% of production is protected for that year. We also previously sold calls for 148,500 ounces at $353 per ounce to raise premium. Our attributable portion of the zero cost collar comprises 24,000 ounces of purchased put option contracts at $275 per ounce and 24,000 ounces of call sold options at $310 per ounce over the year ended December 31, 2002.

     The majority of Syama's hedges were closed out in the year at a profit of $4.3 million, the proceeds of which were used to partly repay Syama's loan. The total mark-to-market including our attributable portion of the Morila hedge, as December 31, 2001, was negative $2.4 million.

     During the year ended December 31, 2001, we adopted International Accounting Standard 39, "Financial Instruments: Recognition and Measurement" effective January 1, 2001. Under IAS 39, all derivatives are recognized on the balance sheet at their fair value, unless they meet the criteria for the normal sales exemption.

     On the date a derivative contract is entered into, we designate the derivative for accounting purposes as either a hedge of the fair value of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). Some derivative transactions, while providing effective economic hedges under our risk management policies, do not qualify for hedge accounting.

     We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives designed as hedges to specific assets and liabilities or to specific firm commitments or forecasted transactions. We formally assess, both at the hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

     With the adoption of IAS 39 at January 1, 2001, some of our derivatives qualified for cash flow hedge accounting. The effect on the opening and subsequent year's reserves has been disclosed in the consolidated statement of changes in shareholders' equity and amounted to $2.4 million. Some of our derivatives do not qualify for hedge accounting. That effect has been disclosed as an adjustment to accumulated losses in the statements of consolidated shareholders' equity and amounted to $0.5 million.


FOREIGN CURRENCY SENSITIVITY

     In the normal course of business, we enter into transactions denominated in foreign currencies, primarily South African Rand and Communaute Financiere Africaine francs. As a result, we are subject to transaction exposure from fluctuations in foreign currency exchange rates. As a result of the devaluation of the South African Rand and Communaute Financiere Africaine franc against the dollar, unrealized exchange gains have been achieved on transactions undertaken in these foreign currencies. We do not currently hedge our exposure to foreign currency exchange rates. We realized foreign exchange gains of $0.9 million and $8.8 million in the years ended December 31, 2001 and 2000, respectively.


COMMODITY PRICE SENSITIVITY


  GENERAL

     The market price of gold has a significant effect on our results of operations, our ability to pay dividends and undertake capital expenditures and the market prices of our ordinary shares.

     Gold prices have historically fluctuated widely and are affected by numerous industry factors over which we have no control. The aggregate effect of these factors is not possible for us to predict.

     Details of financial instruments as at December 31, 2001 are:

                                     HEDGING INSTRUMENTS                      UNMATCHED INSTRUMENTS
                           ---------------------------------------   ----------------------------------------
                             PUTS PURCHASED       FORWARD SALES       CALLS PURCHASED         CALLS SOLD
                           ------------------   ------------------   ------------------   -------------------
                                       $ PER                $ PER                $ PER                  $ PER
     MATURITY DATES         OUNCES     OUNCE     OUNCES     OUNCE     OUNCES     OUNCE      OUNCES      OUNCE
------------------------   --------   -------   --------   -------   --------   -------   ----------   ------
MORILA
 (ATTRIBUTABLE PORTION)
December 31, 2002           24,000      275      67,296      275      23,832      340       24,000      310
December 31, 2003               --       --      60,576      275      21,446      350           --       --
December 31, 2004               --       --      51,936      275      18,384      360           --       --
SYAMA
December 31, 2004               --       --          --       --          --       --      148,500      353

     Details of financial instruments as at December 31, 2000 are:


                                      HEDGING INSTRUMENTS                        UNMATCHED INSTRUMENTS
                           ------------------------------------------   ----------------------------------------
                              PUTS PURCHASED         FORWARD SALES       CALLS PURCHASED         CALLS SOLD
                           --------------------   -------------------   ------------------   -------------------
                                         $ PER                 $ PER                $ PER                  $ PER
     MATURITY DATES          OUNCES      OUNCE      OUNCES     OUNCE     OUNCES     OUNCE      OUNCES      OUNCE
------------------------   ----------   -------   ---------   -------   --------   -------   ----------   ------
MORILA
 (ATTRIBUTABLE PORTION)
December 31, 2001                --        --      100,180      275      25,462      330           --       --
December 31, 2002            24,000       275       67,296      275      23,822      340       24,000      310
December 31, 2003                --        --       60,576      275      21,446      350           --       --
December 31, 2004                --        --       51,936      275      18,384      360           --       --
SYAMA
December 31, 2001           123,000       290           --       --          --       --      123,000      330
December 31, 2004                --        --           --       --          --       --      148,500      353

     The following tables describe our commodity contracts as at December 31, 2001, by type of contract:

(a) Contracts where exposure to downward and upward movements in the gold price is eliminated:


                                                                                               FAIR VALUE AT
                                                                                               DECEMBER 31,
                             CALENDAR     CALENDAR     CALENDAR     CALENDAR                       2001
      CONTRACT TYPE            2002         2003         2004         2005         TOTAL       ($ MILLIONS)
-------------------------   ----------   ----------   ----------   ----------   -----------   --------------
$ Forward sales
Ounces                        67,296       60,576       51,936         --         179,816
$ per ounce                   275.00       275.00       275.00         --          275.00         (1.6)
$ put purchased
Ounces                        24,000                                               24,000
$ per ounce                   275.00           --           --         --          275.00         (0.1)
Total hedged position
(ounces)                      91,300       60,580       51,936         --         203,816         (1.7)

(b) Contracts where exposure to upward movements in the gold price is eliminated but exposure to downward movements remains:


                                                                                         FAIR VALUE AT
                                                                                         DECEMBER 31,
                       CALENDAR     CALENDAR     CALENDAR     CALENDAR                       2001
   CONTRACT TYPE         2002         2003         2004         2005         TOTAL       ($ MILLIONS)
-------------------   ----------   ----------   ----------   ----------   -----------   --------------
$ calls sold
Ounces                      --          --        148,500        --         148,500
$ per ounce                 --          --         353.00        --          353.00         (1.0)
$ calls sold
Ounces                  24,000                                               24,000
$ per ounce             310.00          --             --        --          310.00          0.1
Total fair value                                                                            (0.9)

(c) Contracts where exposure to downward movement in the gold price is eliminated but upward participation in gold price movement remains:

                                                                                        FAIR VALUE AT
                                                                                        DECEMBER 31,
                      CALENDAR     CALENDAR     CALENDAR     CALENDAR                       2001
   CONTRACT TYPE        2002         2003         2004         2005         TOTAL       ($ MILLIONS)
------------------   ----------   ----------   ----------   ----------   -----------   --------------
$ calls purchased
Ounces                 23,822       21,446       18,384         --          63,652
$ per ounce            340.00       350.00       360.00         --          349.00          0.2

     The following table sets forth a sensitivity analysis of the mark-to-market valuations of our hedges as at December 31, 2001:


                                           SENSITIVITY TO CHANGE IN GOLD PRICE AT DECEMBER 31, 2001
                           ---------------------------------------------------------------------------------
Change in $ gold
 spot price                       $30         $20          $10         ($10)         ($20)      ($30)
Mark-to-market
 ($ millions)                    ($9.0)      ($6.7)       ($4.5)       ($0.1)         $2.0       $4.1


                                 SENSITIVITY TO CHANGE IN WEIGHTED AVERAGE $ INTEREST RATE AT DECEMBER 31, 2001
                           ------------------------------------------------------------------------------------------
Change in $ interest
  rates                            1.5%          1.0%        0.5%       (0.5%)       (1.0%)        (1.5%)
Mark-to-market
 ($ millions)                     ($3.5)        ($3.1)      ($2.7)      ($1.9)       ($1.5)        ($1.0)


                                SENSITIVITY TO CHANGE IN GOLD LEASE RATE AT DECEMBER 31, 2001
                         ----------------------------------------------------------------------------
Change in base rates        $1.5%      1.0%       0.5%        (0.5%)        (1.0%)        (1.5%)
Mark-to-market
($   millions)             ($0.5)     ($1.4)     ($1.8)       ($2.7)        ($3.2)        ($3.7)


     COMMODITY HEDGING EXPERIENCE

     Somisy entered into hedging arrangements with NM Rothschild as part of the International Finance Corporation project financing for Syama in August 1998.

     The contracts taken out at the time were:



     Forward sale contracts:   1999   50,000 ounces at $299.67 per ounce
                               2000   135,000 ounces at $311 per ounce
                               2001   135,000 ounces at $311 per ounce

     Call options:             54,000 at $325 per ounce for each of 2000
                               and 2001

     During 1999, due to the continued decrease in the gold price, it was decided that some income could be earned by selling options. $1.6 million was earned in option premiums.

     In May 1999, in order to finance an International Finance Corporation loan repayment, the Syama 320,000 ounce forward sales were restructured to a lower price. We realized $3.4 million in cash from the transaction.

     As a result of the significant increase in the gold price in October 1999, the Syama hedge book was further restructured from forward contracts into put options purchased and call options sold. Put options for 135,000 ounces per annum for each of 2000, 2001 and 2002 were paid for by the same quantity of call options sold at prices from $322 per ounce to $338 per ounce to form a zero-cost collar.

     During the second quarter of 2000, and as part of the Morila financing arrangements, we entered into 700,000 ounces of forward sales contracts at $275 per ounce. At the same time, we entered into contracts for 248,000 ounces of call options purchased at prices between $330 and $360 per ounce to allow us to participate in any significant upward move in the gold price.

     In the second quarter of 2001, the Syama position was closed out except for 148,500 ounces of call options sold at $353 per ounce. The proceeds of $4.3 million were used as part payment of the International Finance Corporation loan.

     The accounting effects of our hedging activities are as follows:

     During the nine months ended December 31, 1999, a net loss on financial instruments of $4.6 million arose relating to the negative mark-to-market of gold price calls sold at the Syama mine of $5.1 million offset by amortization of a deferred gain arising on the restructuring of the Syama hedge book. During the year ended December 31, 2000, a gain on financial instruments of $3.6 million arose relating to an improvement of $2.2 million in the mark-to-market of Syama's calls and puts not meeting hedge criteria and $1.4 million of the amortization described above.

     A gain of $7.4 million arose for the year ended December 31, 2001. $1.7 million related to the change in the mark-to-market between December 31, 2000 and 2001, for those Syama instruments that do not qualify for hedge accounting. $4.3 million of the gain related to profits generated on the close out of the portion of the Syama book in 2001. The balance of $1.4 million relates to the amortization of the balance of the deferred gain which arose as part of the May 1999 Syama hedge book restructuring.

     We have used three counterparties for our current hedge book. These counterparties are international banks which have not failed to perform as required under our hedging arrangements.

     The total fair value of the above financial instruments as at December 31, 2001 was a loss of $2.5 million (December 31, 2000: unrecognized loss of $1.5 million). These counterparties collectively hold against less than 50% of our revenue, individually and aggregated, over the 3 years these hedges have existed. None of the counterparties are our affiliates or parties related to us.

     During the year ended December 31, 2001, we sold 313,613 ounces of gold at an average price of $268 per ounce. At a gold price of approximately $260 per ounce, product sales would have amounted to approximately $81.6 million for the year, a reduction of approximately $2.6 million in sales.


INTEREST RATE SENSITIVITY

     We generally do not undertake any specific actions to cover our exposure to interest rate risk and at December 31, 2001 were not party to any interest rate risk management transactions.

     At December 31, 2001, our assets and liabilities include short-term variable rate instruments. The fair value of these instruments would not change significantly as a result of changes in interest rates as a result of their short-term nature and variable interest rate, respectively.

     At December 31, 2001 the fair value of our long-term liabilities, including the short-term portion of these liabilities, excluding loans from outside shareholders in subsidiaries, was estimated at $68.4 million. The aggregate hypothetical loss in earnings on an annual basis from a hypothetical increase of 10 percent, of the three month LIBOR rate is estimated to be $0.1 million.

     Because our net earnings exposure with respect of debt instruments was to the three month LIBOR, the hypothetical loss was modeled by calculating the 10 percent adverse change in three month LIBOR multiplied by the fair value of the respective debt instrument.

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

     In January 2001, we announced the suspension of mining operations at the Syama mine, due to its continued losses caused by falling gold prices and power problems, Mining operations ceased at the end of February 2001. Processing of the stockpiles continued until early December 2001, when the operation was placed on care and maintenance.

     The following unaudited pro forma condensed financial statements of ours have been prepared to illustrate the estimated effects of the discontinuation of the Syama mine for the statement of operations as if the discontinuation had taken place on January 1, 2001 for the year ended December 31, 2001. The pro forma balance sheet has been prepared to reflect our investment in the net assets of the Syama mine as at December 31, 2001. The unaudited pro forma condensed statement of operations has been derived by the elimination of the Syama mine results of operations for the year ended December 31, 2001. The assets and liabilities of the Syama mine as at December 31, 2001 have been eliminated from our reported assets and liabilities and reflected as a single line item, investment in the Syama net assets, which represents the recoverable amount of the Syama net assets. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed financial statements.

     Our historical consolidated financial statements for the year ended December 31, 2001, have been included elsewhere in this registration statement. Our historical consolidated financial statements of ours have been prepared in accordance with IAS and reconciled to US GAAP. For a discussion of the principal differences between IAS and US GAAP, and a reconciliation of our net income and shareholders' equity to US GAAP, see note 23 to our audited consolidated financial statements.

     The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the Syama mine operations been discontinued on the date or for the period indicated and does not purport to indicate balance sheet data or results of operations as of any future date or any future period. The unaudited pro forma condensed financial statements should be read in conjunction with the historical consolidated financial statements of ours and the related notes thereto included elsewhere in this registration statement.


UNAUDITED PRO FORMA CONDENSED BALANCE SHEET


                                                                    AS OF DECEMBER 31, 2001
                                                 -------------------------------------------------------------
                                                  REPORTED     ADJUSTMENT (1)     ADJUSTMENT (2)     PRO FORMA
                                                 ----------   ----------------   ----------------   ----------
                                                    $'000           $'000              $'000           $'000
Cash and cash equivalents ....................      6,683              (82)                            6,601
Restricted cash ..............................      4,474                                              4,474
Receivables ..................................     16,558           (7,572)                            8,986
Inventories ..................................      9,743           (2,921)                            6,822
Total current assets .........................     37,458          (10,575)                           26,883
                                                   ------          -------            -----          -------
Property, plant and equipment ................     79,737           (3,668)                           76,069
Other long-term assets .......................      2,359                                              2,359
Investment in Syama net assets ...............                                        2,060            2,060
                                                                                      -----          -------
Total assets .................................    119,554          (14,243)           2,060          107,371
                                                  -------          -------            -----          -------
Accounts payable and accrued
 liabilities .................................     10,851           (8,443)                            2,408
Current portion of long-term liabilities .....     11,224                                             11,224
Bank overdraft ...............................      1,708           (1,708)                               --
                                                  -------          -------            -----          -------
Total current liabilities ....................     23,783          (10,151)                           13,632
                                                  -------          -------            -----          -------
Dollars in thousands
Provision for environmental
 rehabilitation ..............................      4,340           (2,032)                            2,308
Long-term liabilities ........................     57,147                                             57,147
Loans from minority shareholders in
 subsidiaries ................................     21,625                                             21,625

                                                                       AS OF DECEMBER 31, 2001
                                                  -----------------------------------------------------------------
                                                    REPORTED      ADJUSTMENT (1)     ADJUSTMENT (2)      PRO FORMA
                                                  ------------   ----------------   ----------------   ------------
                                                      $'000            $'000              $'000            $'000
Minority share of accumulated losses ..........      (20,290)                                             (20,290)
Liabilities on financial instruments ..........        2,452                                                2,452
SHAREHOLDERS' EQUITY
Share capital .................................        2,246                                                2,246
Share premium .................................      161,830                                              161,830
Accumulated losses ............................     (131,834)                                            (131,834)
Other reserves ................................       (1,745)                                              (1,745)
                                                    --------          -------            ------          --------
Total shareholders' equity ....................       30,497                                               30,497
                                                    --------          -------            ------          --------
Total liabilities and shareholders' equity.....      119,554          (12,183)               --           107,371
                                                    --------          -------            ------          --------

     The above unaudited pro forma balance sheet should be read in conjunction with the accompanying notes.




UNAUDITED PRO FORMA US GAAP SHAREHOLDERS EQUITY RECONCILIATION          $'000
Pro forma shareholders' equity in accordance with IAS .............     30,497
US GAAP adjustments (1)
Provision for environmental rehabilitation ........................       (138)
                                                                       -------
Pro forma shareholders' equity in accordance with US GAAP .........     30,359
                                                                       -------

     The above unaudited reconciliation of IAS pro forma shareholders' equity to US GAAP should be read in conjunction with the accompanying notes.


UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS


                                                                            SYAMA
                                                             REPORTED     OPERATION     PRO FORMA
                                                            ----------   -----------   ----------
                                                               $'000        $'000         $'000
Product sales ...........................................     84,154        16,723       67,431
Interest income .........................................      2,293                      2,293
Profit on sale of interest in Morila
Exchange gains ..........................................        427                        427
Other income ............................................        633                        633
                                                              ------                     ------
                                                              87,507        16,723       70,784
Mine production costs ...................................     37,349        18,613       18,736
Transport and refinery costs ............................        547            93          454
Movement in production inventory and stockpiles .........       (813)          423       (1,236)
Transfer to deferred stripping costs ....................     (1,991)                    (1,991)
General and administration expenses .....................     11,262         6,208        5,054
Royalties ...............................................      5,801         1,053        4,748
Exploration and corporate expenditure ...................      9,187                      9,187
Depreciation and amortization ...........................      7,097                      7,097
Interest expense ........................................      4,067         1,009        3,058
Gain on financial instruments ...........................     (7,424)       (7,638)         214
Provision for environmental rehabilitation ..............        317                        317
Exchange losses .........................................      1,269         1,260            9
Other expenses ..........................................      3,610         3,449          161
                                                              ------        ------       ------
                                                              70,278        24,470       45,808
                                                              ------        ------       ------
Income/(loss) before tax ................................     17,229        (7,747)      24,976
Income tax expense ......................................       (126)         (126)          --
                                                              ------        ------       ------
Income before minority interests ........................     17,103        (7,873)      24,976
Minority Interest .......................................        656           386          270
                                                              ------        ------       ------

                                                                         SYAMA
                                                        REPORTED       OPERATION       PRO FORMA
                                                     --------------   -----------   --------------
                                                          $'000          $'000           $'000
Net income .......................................         17,759       (7,487)           25,246
Basic earnings per share ($)......................           0.58                           0.83
Weighted average number of shares used in the
 computation of basic earnings per share .........     30,517,646                     30,517,646
                                                       ----------       ------        ----------

     The above unaudited pro forma statement of operations should be read in conjunction with the accompanying notes.





UNAUDITED PRO FORMA US GAAP NET INCOME RECONCILIATION                         $'000
Pro forma net income for continuing operations in accordance with IAS ..      25,246
US GAAP adjustments (1)
Share option compensation adjustment ...................................      (1,739)
Provision for environmental rehabilitation .............................        (100)
                                                                            --------
Pro forma net income under US GAAP from continuing operations ..........      23,407

     The above unaudited reconciliation of IAS net income to US GAAP should be read in conjunction with the accompanying notes


NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


1. BALANCE SHEET ADJUSTMENTS

(1) Reflects the elimination of the Syama operation assets and liabilities as at December 31, 2001, included in our reported consolidated assets and liabilities as at December 31, 2001.

(2) Reflects our investment in Syama net assets, which our management believes is the minimum amount we would recover on disposal of the Syama net assets.




                                                            $'000
NET CURRENT ASSETS OF SYAMA COMPRISE ................         424
Cash and cash equivalents ...........................          82
Receivables .........................................       7,572
Inventories .........................................       2,921
Accounts payable and accrued liabilities ............      (8,443)
Bank overdraft ......................................      (1,708)
NET NON-CURRENT ASSETS OF SYAMA .....................       1,636
Property, plant and equipment .......................       3,668
Provision for environmental rehabilitation ..........      (2,032)
INVESTMENT IN SYAMA NET ASSETS ......................       2,060
                                                         --------

2. STATEMENT OF OPERATIONS ADJUSTMENTS

(1) Reflects the elimination of the Syama mine results of operations for the year ended December 31, 2001 included in our reported consolidated results of operations for the year ended December 31, 2001.


US GAAP RECONCILIATION

(1) Reflects reconciliations to unaudited net income from continuing operations and shareholders' equity in accordance with US GAAP. For an analysis of the US GAAP adjustments included in our historical financial statements, see note 23 to our consolidated financial statements included elsewehere in this registration statement.

                                    BUSINESS


OVERVIEW


     We are engaged in surface gold mining, exploration and related activities. Our activities are focused on West Africa, historically one of the most promising areas for gold discovery in the world. In Mali, we own a 40% interest in and jointly manage the Morila gold mine. We also have advanced stage development projects in Mali and the neighboring country of Cote d'Ivoire, and hold exploration permits covering additional areas in Mali, Cote d'Ivoire and Senegal. As of March 31, 2002, we had declared proven and probable reserves of approximately 2.85 million ounces, attributable to our percentage ownership interests in our assets.

     Our strategy is to achieve superior returns on equity through the discovery, management and exploitation of resource opportunities, focusing on gold. We seek to discover bulk tonnage shallow gold deposits, either from our own phased exploration programs or the acquisition of early stage to mature exploration programs. We actively manage both our portfolio of exploration and development properties and our risk exposure to any particular geographical area.

     The focus of the joint venture's exploration activities is on extending the existing orebody and discovering new deposits which can be processed using the Morila plant. In addition, we have discovered a corridor covering a 10 kilometer by 2 kilometer area hosting gold anomalies to the northwest of the current orebody.

     Outside the Morila joint venture, we hold exploration permits covering 3,000 square kilometers in the Morila mine region, where we are engaged in early stage exploration work.

     We also own advanced-stage development projects at Loulo, located in Mali, and Tongon, located in Cote d'Ivoire. Although we have not yet committed to constructing a mine at either project, our work to date, together with the current gold price environment, indicates that profitable mines could potentially be developed at Loulo and Tongon.


OWNERSHIP OF MINES AND SUBSIDIARIES

     Morila is owned by a Malian company, Morila SA, which in turn is owned 80% by the Morila joint venture and 20% by the State of Mali. The Morila joint venture is jointly owned by us and AngloGold. The mine is controlled by a 50-50 joint venture management committee with day to day operations being the responsibility of a Malian subsidiary of AngloGold.

     The Syama mine is owned by a Malian company, Somisy, which in turn is owned 75% by Randgold Resources (Somisy) Limited. Randgold Resources (Somisy) Limited is a wholly-owned subsidiary of ours. The Syama mine is no longer being mined and is currently on a care and maintenance program.

     The following chart identifies our subsidiaries and our percentage ownership in each subsidiary as of May 31, 2002:


                                                            RANDGOLD
                                                           RESOURCES
                                                            LIMITED
                                                               |
                                                               |
          --------------------------------------------------------------------------------------------------------
          |                    |                      |                     |                     |                  |
          | 100%               |100%                  | 100%                | 100%                | 100%             | 100%
     --------------  -------------------   -----------------    ------------------   ------------------   --------------
         Mining         Randgold                Randgold             Rangold              Randgold           Randgold
      Investments       Resources              Resources            Resources             Resources          Resources
         Jersey        (Cote D'Ivoire)           (Mali)             (Senegal)              (Somilo)          (Somisy)
        Limited                                 Limited              Limited               Limited            Limited
     --------------  -------------------   -----------------    ------------------   ------------------   --------------
             |             |                      |                                          |                   |
       |-----|      |------|             |--------|                                          |                   |
       | 50%        | 100%               |  100%                                             | 80%               | 75%
  -------------  ----------------   -----------------                                        |                   |
                     Randgold           Randgold                                     -----------------    --------------
     Morila          Resources          Resources                                      Societe des          Societe des
    Limited        Cote D'Ivoire          Mali                                           Mines de             Mines de
                        SARL              SARL                                           Loulo SA             Syama SA
  -------------  ----------------   -----------------
       |                                                                             -----------------    --------------
       |  80%
  -------------
    Societe des
     Mines de
     Morila SA
  -------------



STRATEGY

     Our strategy is to achieve superior returns on equity through the discovery, management and exploitation of resource opportunities, focusing on gold.

     We seek to discover, either from our own phased exploration programs or the acquisition of early stage to mature exploration projects, bulk tonnage shallow gold deposits which:

     o    have the potential to be in the lowest total cost quartile;

     o    have a reserve potential of greater than two million ounces of gold;

     o have the potential of providing an internal rate of return in excess of 20%;

     o    would, ideally, allow us to recoup our costs within two years; and

     o    would enhance our partnering network.

     We are developing joint venture partnerships and strategic alliances in order to share the inherent risks associated with mineral exploration. We undertake an ongoing evaluation program to review our entry into and continued exploration and development work in our targeted regions. We manage our political risk exposure very actively. Our core area of focus is Sub-Saharan Africa, but all countries with good gold prospectivity worldwide are of interest to us. At present, our focus is on West Africa but all nations worldwide are ranked based on their:

     o    exploration potential/mineral endowment;

     o    political stability;

     o    economic and fiscal framework; and

     o    infrastructure.

     We employ a multi-disciplinary team to manage, explore and develop opportunities, including specialists in geology, mining engineering and metallurgy. Our exploration and development activities are guided by specialists from South Africa, Europe, Mali, Cote d'Ivoire and Burkina Faso. We aim to maintain a balance between our exploration interests at different stages of development. In our initial stages of growth we held a large number of grassroots exploration interests. Morila, together with several exploration successes, have provided us with a number of more advanced projects and the discovery of Morila resulted in a profit generating asset capable of providing cash flows. Our management has introduced the concept of the "Resources Triangle" which enables the status of a resource project to be ranked against its peers in terms of advancement. Our primary objective is to move projects from the base of the triangle to the status of a producing mine at the pinnacle of the triangle or eliminate them along the way and replace those that are rejected with projects from the pool of projects in the rest of the triangle.



                                      ---  OPERATING MINES

                                              MINE DEVELOPMENT
                                   ---------

                                  FEASIBILITY
                                  PROJECTS AND
                                   RESOURCES /
                                RESERVE DEFINITION
                             _______________________



                                    TARGETS


                           _____________________________

                               IDENTIFIED GEOLOGICAL
                                     ANOMALIES
                       ______________________________________


     At the end of 2001, Morila had been in production for 15 months and in that time had produced more than 750,000 ounces at a total cash cost of less than $100 per ounce. Production is expected to be at this level for the next two years and we are investigating ways of optimizing the operation and increasing production. A comprehensive exploration program is being carried out within the Morila Mine Lease area.

     Our corporate, exploration, development and new business program is designed to achieve the following objectives:

     o    advancing the Tongon project;

     o    locating Morila style mineralization in southern Mali;

     o outlining advanced gold targets within our portfolio of exploration permits in three countries; and

     o defining new opportunities within our priority regions in Africa and elsewhere. During the current field season, drilling programs will be completed in Tongon and Morila.


GEOLOGY

     We target bulk tonnage gold deposits that have the potential to host mineable gold reserves of two million ounces or more.

     West Africa is one of the more geologically prospective regions in the world. The Lower Proterozoic rocks are known to contain significant gold occurrences and occur in West Africa in abundance. The Birrimian greenstone belts, part of the Lower Proterozoic, which are younger than the Archaean greenstones of Canada, Australia and South Africa, contain similar types of ore deposits along with source rocks and geology conducive to gold entrapment. The West African craton hosts the predominantly Birrimian greenstone belts that are located in Ghana, Cote d'Ivoire, Burkina Faso, Guinea, Mali, Senegal and Niger. A significant amount of geological information has been collected by government and quasi-government agencies in West Africa. However the political uncertainty in past years and in particular post-independence has resulted in exploration companies being wary of investing in an area perceived to be unstable. The region has consequently largely been under-explored by mining and exploration companies using modern day technology, until the recent democratic movements in the countries have gained acceptance. Most of our exploration properties are situated within the Birrimian Formation, a series of Lower Proterozoic volcanic and sedimentary rocks. The West African Birrimian sequences host a number of world class gold deposits and producing gold mines.

     Our strategy was initiated before the current entry of our competitors into West and Central Africa, and we believe that this enabled us to secure promising exploration permits in the West African countries of Cote d'Ivoire, Mali and Senegal at relatively low entry costs.


RESERVES

     Only those reserves which qualify as proven and probable reserves for purposes of the SEC's industry guide number 7 are presented in this prospectus. The reserves are calculated at an average gold price of $300 per ounce over the life of the mine or project.

     Morila resources and reserves have been calculated by our joint venture partner, AngloGold, and have been reviewed and audited by our external consultants, Resource Service Group. The Loulo project reserves were calculated by Resource Service Group.

     Total reserves as of March 31, 2002 amounted to 39.8 million tonnes at an average grade of 4.4 g/t, giving 5.70 million ounces of gold metal of which
2.85 million ounces are attributable to us. In calculating proven and probable reserves, current industry standard estimation methods are used. The resources were calculated using classical geostatistical techniques, following geological modeling of the borehole information. The sampling and assaying is done to internationally acceptable standards and routine quality control procedures are in place.

     The preferred technique used for estimation was ordinary kriging, and the resources have been converted to reserves by the application of all the necessary economic, mining and metallurgical parameters into a pit optimization algorithm. Only resources classified as measured and indicated are converted into proved and probable reserves. All reserves are based on feasibility level studies.

     Factors such as grade distribution of the orebody, planned production rates, forecast working costs and metallurgical factors as well current forecast gold price are all used to determine a cut-off grade from which a life of mine plan is developed in order to maximize the profitability of the operation.

PROVEN AND PROBABLE MINERAL RESERVES

     The following tables summarize our declared reserves as of March 31, 2002:


                               PROVEN RESERVES             PROBABLE RESERVES                    TOTAL RESERVES
                              ------------------           ------------------             --------------------------
     OPERATION/      MILLION                      MILLION                                  MILLION
      PROJECT         TONNES   GRADE   GOLD MOZ    TONNES   GRADE   GOLD MOZ               TONNES   GRADE   GOLD MOZ
------------------- --------- ------- ---------- --------- ------- ----------             -------- ------- ---------
Morila mine .......     0.9     3.1   0.09           26.8  4.8     4.17                      27.7     4.8      4.26
                                                                              Our 40%
                                                                              share          11.1     4.8      1.70
Loulo project .....    11.1     3.8   1.34            0.7  2.4     0.07                      12.0     3.7      1.44
                                                                              Our 80%
                                                                              share           9.7     3.7      1.15
Total .............    12.0     3.70  1.43           27.8  4.7     4.27                      39.8     4.4      5.70
                                                                              Our share      20.7     4.3      2.85

----------
1. A 10% mining dilution at zero grade and a gold loss of 5% have been incorporated into the estimates of reserves and are reported as mill delivered tonnes and head grades.

2.   Reserves are economically viable at a gold price of $300 per ounce.

3. The Morila reserves have been calculated by our joint venture partner, AngloGold, and have been reviewed and audited by external consultants, Resource Service Group, who were also responsible for calculating the Loulo reserves. The Morila reserves are as of December 31, 2001 and have not been adjusted for depletion occurring from January 1, 2002 to present. The amounts as of December 31, 2001 have not been adjusted for the recent in-pit drilling program.

OUR MINING AND EXPLORATION OPERATIONS


RESULTS OF OPERATIONS

     The following chart details the operating and production results from operations for the years ended December 31, 2001 and 2000, the nine months ended December 31, 1999 and the three months ended March 31, 2002:


                                            MORILA                 SYAMA                 TOTAL        MORILA         SYAMA
                                         ATTRIBUTABLE   40%    ATTRIBUTABLE    75%   ATTRIBUTABLE     TOTAL          TOTAL
                                        -------------- ----- ---------------- ----- -------------- ----------- ----------------
1ST QUARTER 2002
---------------------------------------
Mined tonnes (million tonnes) .........      3.26              Discontinued              3.26           8.15     Discontinued
Ore tonnes mined (million
 tonnes) ..............................      0.39                                        0.39           0.98
Gold grade (g/t) ......................      5.75                                        5.75           5.75
Ore tonnes milled (million
 tonnes) ..............................      0.29                                        0.29           0.73
Head grade (g/t) ......................      6.51                                        6.51           6.51
Ounces produced (oz) ..................     59,598                                      59,598        148,996
2001
----
Mined tonnes (million tonnes) .........      9.21                  0.83                 10.04          23.03         1.10
Ore tonnes mined (million
 tonnes) ..............................      1.34                  0.55                  1.89           3.36         0.73
Gold grade (g/t) ......................      6.80                  3.80                  5.93           6.80         3.80
Ore tonnes milled (million
 tonnes) ..............................      1.14                  0.46                  1.60           2.86         0.61
Head grade (g/t) ......................      7.53                  3.10                  6.26           7.53         3.10
Ounces produced (oz) ..................     252,660               45,715                298,375        631,650      60,953
2000
----
Mined tonnes (million tonnes) .........      1.68                  5.27                  6.96           4.21         7.03
Ore tonnes mined (million
 tonnes) ..............................      0.22                  1.11                  1.32           0.54         1.48
Gold grade (g/t) ......................      9.27                  3.79                  4.69           9.27         3.79
Ore tonnes milled (million
 tonnes) ..............................      0.20                  1.43                  1.63           0.50         1.91
Head grade (g/t) ......................      9.41                  3.42                  4.15           9.41         3.42
Ounces produced (oz) ..................     56,646               126,609                183,255        141,615     168,812
1999 (9 MONTHS)
--------------------------------------
Mined tonnes (million tonnes) .........                            7.95                  7.95                       10.60
Ore tonnes mined (million
 tonnes) ..............................                            0.78                  0.78                        1.04
Gold grade (g/t) ......................                            3.54                  3.54                        3.54
Ore tonnes milled (million
 tonnes) ..............................                            1.12                  1.12                        1.49
Head grade (g/t) ......................                            3.52                  3.52                        3.52
Ounces produced (oz) ..................                           95,106                95,106                      126,808


MINING OPERATIONS--MORILA

     INTRODUCTION

     Morila is located approximately 180 kilometers southeast of Bamako and is owned by Morila SA, which in turn is owned 80% by the Morila joint venture and 20% by the State of Mali. The Morila joint venture is jointly owned by us (50%) and AngloGold (50%). The following map indicates the location of Morila within
Mali:

[GRAPHIC OMITTED]



     Under a joint venture agreement between us, we are each entitled to appoint four directors to the board of directors of the Morila joint venture. AngloGold is entitled to appoint one of its four directors as chairman, which position does not possess an additional vote. A quorum of the board for any meeting may only be achieved if at least two directors appointed by each of us are present. We have further agreed that all major decisions involving the Morila joint venture must be decided upon at the board level on a consensus basis, though under an operating agreement we have agreed to delegate responsibility for and authority regarding the day-to-day operation of Morila to a subsidiary of AngloGold. Under the joint venture agreement, if either party wishes to sell its interest in the Morila joint venture, the other has a right of first refusal regarding that interest.

     The following table enumerates operating statistics for the mine for the first quarter of 2002, for 2001 and for period in 2000 after production commenced in October 2000:


                                      FIRST QUARTER 2002       2001          2000
                                     --------------------   ----------   -----------
PRODUCTION
Tonnes (000) .....................             733             2,860           500
Ore Grade Milled (g/t) ...........            6.51              7.53          9.41
Gold Sold (ounces) ...............         148,995           631,650       141,615
RESULTS OF OPERATIONS
Total cash cost ($000)............          17,305            64,428        12,462
Cash profit/(loss) ($000).........          26,252           104,165        25,491
TOTAL CASH COSTS
Per ounce of gold ($).............             104               102            88

     The current mine plan has been designed to maximize cash flow in the early years, and thus project returns, by mining and processing as much of the high grade portion of the ore body during the period to the end of 2004. Assuming no additional discoveries are made, we expect the ore grade mined, and therefore production, to fall from 2005 onwards, with a consequential increase in total cash cost per ounce. These higher total cash costs will not adversely impact the net cash position of the Morila joint venture, as the Morila joint venture will no longer be repaying the Morila loan.


  MORILA TAX

     Morila SA's tax affairs are regulated by the general tax laws of Mali, the mining code and an Establishment Convention, which is an agreement between us and the State of Mali. The mining code sets out general guidelines, whereas the convention is more detailed and takes precedence over any other laws. The convention fixes the fiscal regime for Morila for the length of the mining permit. If general tax laws or the mining code change, they cannot affect Morila unless they are beneficial to Morila, in which case Morila may adopt the new legislation in its entirety.

     A major benefit of the convention is that Morila is exempt from income tax on profits, currently levied in Mali at the greater of 35% of taxable income or 0.75% of gross revenue, for 5 years starting from October 2000, the date of first commercial production.

     Other benefits under the convention include a three year exemption on import duties from October 2000, which is significant since many of the higher cost consumables are imported, and an exemption on fuel duties for the duration of the mining permit.


  GEOLOGY AND EXPLORATION

     The Morila exploitation permit area is situated in the northern portion of the West African craton and is underlain by Lower Proterozoic (Birrimian) meta-volcanic and meta-sedimentary sequences and large granitoid intrusions. The deposit is located just west of a major regional structure known as the Banifin Shear Zone. The gold mineralization is hydrothermal in origin and is contained within metamorphosed sediments close to the contact with an intrusive tonalite. The area of alteration is characterized by silica-feldspar flooding and the sulphide mineralization consists of arsenopyrite, pyrrhotite, pyrite and trace chalcopyrite. Coarse gold is common.

     Exploration efforts at Morila are concentrated in two areas:

     o completion of infill drilling to increase the definition of mining block as well as fringe drilling to better define the orebody edges; and

     o    exploration of the 200 square kilometer mining lease area.

     The 26 borehole infill and fringe drilling program undertaken during 2001 has allowed a more accurate model of the orebody to be compiled as well as increasing confidence in the reserve base.

     The Morila orebody is still open to the north-northeast and to the south. In the north-northeast the last line of diamond drilling returned an intercept of 29 meters grading 6.2 g/t from a vertical depth of 200 meters below surface. The extension to this intercept and the possibility that the orebody may flatten again with depth will be tested by diamond drilling. In the southern wall of the pit geological mapping indicates that the tonalite splits into two bodies exposing mineralized sediments in between the intrusives. Drilling will be undertaken south of the pit wall in an effort to intersect a potential extension.

     In addition to the definition of orebody extensions, exploration programs have been effected over the whole 200 square kilometers exploitation lease and include a rotary air blast, or RAB, drilling program, airborne electromagnetic and magnetic surveys and regional geochemistry. The Donba-Fingola mineralized corridor is defined by coincident gold (greater than 100 ppb) and arsenic (greater than 200 ppb) soil anomalism over a 10 kilometer by two kilometer area which locates close to the northwest trending structural contract between granodiorite and metasediments. This anomalous zone has been subject to a 100 meter by 200 meter RAB drilling program (1,429 holes for 31,336 meters), which has outlined three targets for follow up drill programs.

     Modeling of airborne electromagnetic and magnetic data continues within the Donba-Fingola corridor. This work has outlined multiple resistivity highs locating within a specific host unit in the area between San Extension and Fingola which are similar in magnitude and dimension to the Morila orebody. These conceptual targets will be tested by diamond drilling during the current field season.

     A sophisticated grade control and management system has been implemented in order to ensure effective mining, minimum ore losses and the attainment of the desired feed grade. All assay data from the blasthole sampling drilling programs is entered into a centralized database which permits accurate tracking of the gold from production to the actual feed grade.

     The mine has been successful in selectively extracting and blending ore in order to achieve consistent grades being fed to the mill. Ore is selectively stockpiled next to the crusher and the planned feed grade to the plant is achieved by blending the stockpile ore with ore received directly from the pit.

     The following map indicates the location of five priority targets within the Morila exploitation permit area:


[GRAPHIC OMITTED]

  MINE PLANNING AND RESERVES

     The mine plan calls for the extraction of the of proven and probable reserves in a single pit mined in three phases:

     o Phase 1 was developed in the south-west and commenced by mining the softer, weathered ore before intersecting the harder ore at depths between 30 to 40 meters. Phase 1 is forecast to be complete by the middle of 2002.

     o Phase 2 has been developed to optimally exploit the high grade payshoot to the northeast. The ore in the phase 2 is being accessed at a depth of approximately 70 meters below surface as the waste overburden is removed.

     o The development of Phase 3 has commenced, and will lead to the merging of the two pits.

     o Subject to satisfactory economic conditions and gold price, a phase 4 pushback which would encompass a considerably larger pit could be developed. The costs associated with the removal of the overburden is accounted for against the extraction of the reserves contained in all three phases.

     At March 31, 2002, estimated mineable reserves (up to phase 3 pit) were as set forth below:


                      TONNES     GRADE      GOLD      ATTRIBUTABLE GOLD
     CATEGORY          (MT)      (G/T)     (MOZS)          (MOZS)
------------------   --------   -------   --------   ------------------
Proven ...........       0.9       3.1       0.09
Probable .........      26.8       4.8       4.17
Total ............      27.7       4.8       4.26            1.70

----------
1. A 10% mining dilution at zero grade and a gold loss of 5% have been incorporated into the estimates of reserves and are reported as mill delivered tonnes and head grades.

2.   Reserves are economically viable at a gold price of $300 per ounce.

3. The Morila reserves have been calculated by our joint venture partner, AngloGold, and have been reviewed and audited by external consultants, Resource Service Group, who were also responsible for calculating the Loulo reserves. The Morila reserves are as of December 31, 2001 and have not been adjusted for depletion occurring from January 1, 2002 to present. The amounts as of December 31, 2001 have not been adjusted for the recent in-pit drilling program.

     We currently plan to cease mining operations in 2012, giving the mine an effective eleven years life. At that time, depending on cost structures, it may be possible to recover additional gold from the remnant low grade stockpiles. Exploration successes in the Donba-Fingola corridor and elsewhere on the lease may allow us to extend the life and profitability of the operation.


     CONSTRUCTION


     Construction at Morila started in 1999 and was completed in 2001, on time and within the original budget. Despite our sale of 50% of our interest in Morila, the original construction team assembled by us continued to run the project through to commissioning.

     Total project costs amounted to approximately $102 million. The full breakdown is as follows:


                                                         AMOUNT
              PROJECT COST                           (IN THOUSANDS)
              -----------------------------------   ---------------
                Main contractor .................       $ 52,000
                Preliminary and general .........         17,285
                Transport .......................         12,109
                Earthworks ......................         11,512
                Finance .........................          9,503
                                                        --------
                Total ...........................       $101,959
                                                        ========

     Process Plant

     The Morila metallurgical plant oxide process was completed and commissioned in October 2000. The plant has a dedicated oxide handling unit which eliminates the problems of feeding soft ore through a hard rock crushing unit, which unit was completed and commissioned in 2001.

     Infrastructure

     The raw water dam at Morila, completed in 2000, is maintained at a 97% capacity level and provides for three months' requirement in the event of a severe drought. It has encouraged an influx of local and migratory birds and is a recreational facility for the mine staff. The mine village is fully occupied by the senior and expatriate staff. The local mine village in the Sanso area has been completed to accommodate supervisory Malian staff and their families. These homes are supplied with electrical power, piped potable water and a sewerage disposal system. We also upgraded a medical clinic. Additional classrooms have been erected at the Sanso school.

     Power Station

     The power station incorporates five 5.5 megawatt Rolls-Royce Allen 5012 diesel generator sets operated by a Rolls-Royce operating subsidiary. Rolls-Royce is performing corrective work, relating to the defective design of the engine's connecting rod assembly, which is made to each engine one at a time. Rolls-Royce contracted with Aggreko to provide full power requirements pending the successful re-engineering of the connecting rod failure. During this period, 22 Aggreko high speed generators are being kept on site to prevent further power interruptions until the Allen generators are working to management's satisfaction.

     Completion

     The Morila Loan Agreement required the production of two completion test certificates: a Mechanical Completion Certificate and an Economic Completion Certificate. The Economic Completion Certificate requirement incorporated a three-month completion test which included a 14-day operational capacity test.

     The three-month technical completion test took place between June 1 and August 31, 2001 and at the conclusion of the test, the Morila mine had met the technical, construction, operating and total cash cost requirements for both mechanical completion and economic completion as set forth in the Morila Loan Agreement.

     This achievement is significant in that the Morila Loan is no longer recourse to the guarantors and allows the distribution of cash from the project to begin. Morila paid its first dividend of $16 million at the end of September 2001 of which our share was $6.4 million.


     MINING

     Mining operations are carried out under contract by Somadex, a subsidiary of the French construction company Bouygues. Mining of the softer weathered ore was completed early in 2001, using mechanized scrapers while the harder unweathered ore is mined using conventional loaders and dump trucks.

     The harder orebody was exposed in the phase 1 pit after the intersection of a limited transitional zone. The phase 2, or northern, pit began exposing ore early in 2002.


     ORE PROCESSING AND METALLURGY

     Ore from Morila is processed at an on-site metallurgical plant. At the end of 2001, the Morila metallurgical plant was operating in excess of its design throughput of 250,000 tonnes per month. The Knelson concentrator gravity processing unit maintained good performance as the operation settled down on the main hard ore feed. Recovery of free gold through a gravity process at Morila constitutes approximately 40% of total gold production.

     The high overall recovery seen on the oxide material has been maintained through the transition material as well as the harder sulphides. The free milling nature of the Morila ore has been confirmed with hard sulphide recoveries of slightly above 91%, which is in line with our feasibility study estimates.

     With the operation stabilizing on the hard sulphide ore, attention has turned to optimizing the process to further enhance throughput.

     The oxide ore mining phase at the Morila metallurgical plant was completed early in 2001. The plant now processes the harder sulphide ore requiring both processing units to be running and a constant power draw of about 16 megawatts. Sulphide commissioning was carried out at low SAG mill speeds using the variable drive motor, relatively low steel load and total charge levels. These parameters resulted in a lower power draw of approximately 14 megawatts. Sufficient capacity and power is available to exceed processing rates of 400 tonnes per hour which we achieve on a regular and sustained basis.

     A dedicated oxide paddock was constructed some distance from the foot of the main tailings containment wall. Traditional tailings deposition has been successfully augmented with lifting the main retaining wall.


     PROPERTY, PLANTS AND EQUIPMENT

     Morila is built on property allocated to it under the terms of the mining code and the Morila exploitation permit. While Morila is operational, it retains the exclusive right to use the surface for its mining requirements including the erection of plant, housing, tailings disposal facilities and the workings themselves. Only on closure and once rehabilitation has been effected does the property revert to the local community, which was compensated when the property was originally acquired for mining purposes.

     The value of the plant, equipment and infrastructure at Morila is estimated at $130 million. The majority of Morila's value is attributed to the processing plant, power plant and associated workshops. The total mine permit area at Morila is 200 square kilometers. All infrastructure requirements including roads, power and water reticulation, waste disposal, communications, recreation, health and safety facilities are provided by the mine. Morila also maintains a licensed airstrip.

     Morila is subject to charges over its assets in terms of the Morila loan agreement and finance leases on an oxygen and a power plant.


     HUMAN RESOURCES AND INDUSTRIAL RELATIONS

     Community Relations

     The recruitment of workers for the construction of Morila was facilitated by a partnership we formed with UPS, a local labor broker, and the local community, through a consultative committee.

     This committee monitored the recruitment process to ensure that the maximum number of local residents with the requisite skills were employed and that each village was treated fairly. The committee system proved successful in maintaining sound relationships during construction and formed the foundation for a development council to operate during the operational phase.

     Comprehensive induction and safety training programs were implemented. A large reduction in the operational staff occurred with the completion of the capital construction, and although this had been expected, it still caused some concern within the local communities. Notwithstanding this concern, relations between the mine and the communities remain good.

     The mine has completed several development projects in the surrounding villages. Most notable are the building and refurbishment of classrooms in the area, and the subvention of additional teaching staff to local schools in order to reduce class sizes from 80 pupils per class to 30 pupils per class.

     In addition, the water supplies in surrounding villages have been enhanced by providing boreholes fitted with hand primed water pumps to meet the increased demand for water. Morila also provides assistance to local clinics in the area regarding the provision of healthcare and AIDS education.

     Financing of sustainable mine community development assistance is provided through a community development budget authorized at board level and funds are allocated in consultation with the local community development committee.

     At a national level, during 2001, we paid approximately $24 million to the Malian government in the form of payroll taxes, duties, royalties and distributions and a further amount of approximately $25 million to local contractors for goods and services.

     Labor

     The effectiveness of our strategy of hiring and training key operational and management staff prior to and during the design and construction phases is evidenced by the successful commissioning and high levels of productivity at the mine.

     As of April 30, 2002, Morila employed 454 people, of which 369 are permanent Malian employees, 32 are temporary Malian employees, 52 are permanent expatriate employees and one is a temporary expatriate employee. Morila also employed 684 contractor employees of which 639 are Malian and 45 are expatriate.

     Remuneration

     In order to attract, maintain and motivate employees the remuneration levels at Morila are competitive in the local labor market. Salaries paid to Malians are in the upper quartile of the market and no problems are experienced in recruiting locally available skills. Expatriates are paid at the median of the expatriate market in West Africa. Job grading is used to ensure internal equity regarding salaries of mine personnel. A performance management system is in place that rewards good performance and highlights performance problems that require management action.

     Industrial Relations

     We subscribe to the government of the Republic of Mali's intentions and objectives regarding the relationship between employers and employees, as set out in the Labor Code of Mali and the Mining Industry Collective Agreement between the government, the Union Nationale des Travailleurs du Mali and the Mining Industry Employers, which we refer to as the Convention.

     The workforce at Morila is unionized and we follow the requirements regarding union activities and rights as outlined in the Labor Code and the Convention.

     Industrial relations at Morila are excellent and no disputes have been experienced since the mine commenced operations in 2000.

     Training and Development

     Morila has a localization program which is linked to its manpower plan and its training and development programs. A gradual reduction of expatriate employees is planned. The mine utilizes a variety of training interventions as indicated as being required by the "Performance Management" system and regular training needs analyses.


     ENVIRONMENTAL RESPONSIBILITY

     We have also put in place an extensive program of environmental monitoring to ensure the minimization of risk to the physical environment from our mining operations, including programs incorporating water and air management, waste management and early rehabilitation to control erosion. Anti-malaria programs have had a considerable effect on reducing the incidence of malaria.

DEVELOPMENT PROJECTS

     The following map shows the location of the Loulo and Tongon development projects:


[GRAPHIC OMITTED]


LOULO PROJECT

     The Loulo project is situated in western Mali adjacent to the Faleme River which forms the frontier with Senegal. It is located 350 kilometers west of Bamako, 220 kilometers south of Kayes and approximately 100 kilometers south of the Sadiola gold mine. Our Loulo exploitation permit expires in 2026.

     The Loulo 0 gold deposit was discovered in 1981. The original owners continued with exploration until 1989 and concluded that the Loulo deposit was sub-economic. We acquired the Loulo project in October 1996 and initiated an extensive exploration program, resulting in the discovery of the Yalea deposit. We completed a feasibility study which concluded that the two combined orebodies, Loulo 0 and Yalea, could support a 120,000 tonnes per month operation for a period of 10 years, which was economically viable at then prevailing gold prices. Submission and approval of the feasibility study to the Board of Somilo allowed us to increase our stake in the project to 51%. However, with the fall in the gold price from $385 per ounce to a low of $255 per ounce in recent years, as well as the shift in development efforts to Morila, we put the project on hold.

     As we continued to view Loulo as one of the better undeveloped projects in Africa, we acquired a further 29% of the project from Normandy LaSource SAS in April 2001, bringing our share to 80%. The other 20% is held by the State of Mali. We have continued to focus our attention at Loulo on defining additional resource ounces and converting these to reserve ounces. To date, approximately 35,988 meters of diamond drilling and 11,085 of reverse circulation drilling have been carried out on the two identified orebodies. Borehole spacing at Loulo 0 is approximately 40 meters by 30 meters to depths of 130 meters below surface. The borehole spacing at Yalea is approximately the same, to depths of 130 meters below surface.

     Since the end of December 31, 2001, our external consultants, Resource Service Group, have completed further pit optimizations and scheduling for the Loulo 0 and Yalea pits. Pit optimization was carried out at a flat gold price of $300 per ounce and particular focus was paid to the choice of optimum pits in order to reduce the amount of waste stripping. As of March 31, 2002, the reserves were updated as follows:


                                   TONNES (MTS)     GRADE (G/T)     GOLD (MOZS)
                                  --------------   -------------   ------------
   Loulo 0
    Proven reserves ...........          5.9             3.5            0.66
    Probable reserves .........          0.3             2.4            0.03
    Subtotal ..................          6.2             3.4            0.69
   Yalea
    Proven reserves ...........          5.2             4.1            0.68
    Probable reserves .........          0.7             3.4            0.07
    Subtotal ..................          5.9             4.0            0.75
   Total ......................         12.1             3.7            1.44
   Our share (80%) ............          9.7             3.7            1.15

     This reserve includes a 10% dilution at zero grade, 5% mining loss and an allowance of 5% for extra waste estimated to allow for the pit design parameters. Significantly smaller and more efficient pits have resulted especially in the case of Loulo 0. Strip ratios for both pits have been reduced significantly over previous estimates, and stand at 5.7:1 for the Loulo 0 pit (was 9.8:1) and 5.6:1 for the Yalea pit (was 6.7:1).

     The updated feasibility study is limited to Loulo's reserves at March 31, 2002. However, the potential for shallow underground exploitation has increased as the Loulo 0 pit now bottoms at approximately 160 meters below surface rather than 210 meters and ore grade mineralization has been intersected below this level.

     Reassessment of the metallurgical testing carried out to date has identified several areas where process improvements could impact significantly on metallurgical costs and recoveries. These are being investigated further by additional testing.

     The exploitation strategy in the latest feasibility study is based on 120,000 tonnes per month ore processed from the Yalea & Loulo 0 orebodies.

     It is likely the Yalea soft oxides will be initially treated through an oxide process plant, comprising dedicated crushing and milling processes. On exhaustion of the Yalea soft oxides, the harder Loulo 0 oxides and sulphides and the Yalea sulphides will be processed. This will allow the phased construction of the process plant, hard material crushing facilities and will facilitate simultaneous commencement of drill and blast practices at the Yalea and Loulo 0 pits.

     The Loulo 0 ore is amenable to heap leach processing, so the use of stage crushing, ahead of ball milling, will facilitate possible heap leach processing of any lower grade fraction arising from mining operations at the Loulo 0 pit.

     Recent developments on the infrastructure supply side for Loulo are the availability of grid power from the Manantali dam hydroelectric scheme, approximately 80 kilometers to the east and the renewed interest in building a road bridge over the Faleme river to the south of Loulo, which would provide a road link from the port of Dakar, through Saraya (in Senegal) to Kita (in Mali) and on to Bamako. These two developments considerably improve the ease of development of the Loulo project.


TONGON PROJECT

     The Tongon project is situated within the 671 square kilometer Nielle permit in central northern Cote d'Ivoire. We have held the exploration permit since November 1996 and have carried out exploration activities on the project in several phases. We discovered the deposits of potentially open pitable gold mineralization and we are presently conducting detailed economic feasibility investigations on this project.

     We have developed a geological model which indicates the potential for multiple mineralized bodies at the Tongon deposit. This deposit consists of a southern zone where the mineralization is related to a broad envelope of hydrothermal alteration within which occur disseminated bodies of pyrite-arsenopyrite-gold enveloped by an extensive carbonate-sericite-silica-biotite alteration system. Exploration results for the southern zone confirmed the presence of multiple mineralized bodies between 5 and 50 meters in width and grading 2 to 9 g/t over 1,400 meters of strike length. In the northern zone, mineralization within a single zone grading between 1.5g/t and 4.5 g/t over widths of 3 to 24 meters along a 2.2 kilometer strike length was intersected. We have not, however, defined the length, width or depth of the entire mineralization at Tongon. Drilling to date is widely spaced with approximately 100 meters between holes in the southern zone and up to 200 meters spacing in the northern zone. In total 62 boreholes have been drilled in the project area of which 35 are diamond drill holes (for a total of 6,712 meters) and 27 are reverse circulation holes (for a total of 2,486 meters). To date, we have outlined mineralization from surface down to 120 meters, a relatively shallow depth in open pit mining terms. Our preliminary estimate of the amount of mineralized material was 34 million tonnes at a grade of 2.65 g/t, as of March 31, 2002.

     Indications from the metallurgical testing completed to-date are that good recovery rates are possible from both the shallow weathered zones and the deeper unweathered zones. Mineralogical investigations indicate that the gold in the deposits is generally fine-grained. The gold in the shallower zones is recoverable by simple milling and CIL treatment, while the gold in the deeper zones is amenable to recovery by floatation, fine grinding of the concentrate followed by CIL extraction.

     The project is situated in an area of relatively well-developed infrastructure with nearby access to good roads, power, water and telecommunications infrastructure.

     We believe the feasibility investigations carried out to date indicate the strong possibility that an economically viable mine could be developed at Tongon. Consequently, a further 15 borehole program is underway in order to further define the continuity of the higher grade zones. At the same time, further metallurgical testing is proceeding as well as the other aspects of feasibility investigations are proceeding. The following table lists the best intersection in each borehole plus any others of a significant value (greater than a grade accumulation value of 30 meters g/t).

                SOUTHERN ZONE                                          NORTHERN ZONE
 HOLE ID   FROM    TO    WIDTH (M)   GRADE (G/T)      HOLE ID      FROM    TO   WIDTH (M)   GRADE (G/T)
--------- ------ ------ ----------- ------------- --------------- ------ ----- ----------- ------------
TND001 ..   70     77         7           9.51    TDH002 ........  108    119       11          1.22
            85    108        23           4.27    TDH003 ........   41     74       33          2.54
TND002 ..  108    125        17           1.37    TND009 ........   38     67       29          2.57
TND003 ..   81    111        30           3.84    TND010 ........   64     87       23          2.21
           134    165        31           3.25    TRC059 ........   97    123       26          4.16
TND004 ..   54     57         3           1.92    TRC060 ........   24     39       15          1.37
            83     91         8           1.51    TRC062 ........   61     68       15          0.59
TND005 ..   63     95        32           3.47    TRC063 ........   10     13        3          2.04
TND006 ..   72     93        21           3.28    TRC064 ........   13     25       12          1.39
TND007 .. No mineralization-dolerite dyke         TRC065 ........   89    113       24          4.46
TND008 ..    6     20        14           2.70    TRC066 ........   23     51       28          1.62
            49     68        19           2.33    TRC067 ........   64     80       16          2.49
TND011 ..   12     35        23           1.51    TRC068 ........   82    113       31          3.35
TND012 .. No mineralization                       TRC069 ........   36     69       33          1.33
TND013 ..   97    102         5           2.06    TRC070 ........   43     59       16          1.42
TND014 ..   78     85         7           1.85    TRC071D .......   84    103       19          1.41
TND015 ..   10     15         5           2.72    TRC072 ........   16     26       10          1.49
TND016 ..   98    104         6           3.10    TRC073 ........   51     57        6          1.39
TND017 ..   36     51        15           1.02    TRC075 ........   23     40       17          1.20
TND018 ..   25     47        22           2.29
TND019 ..    0     16        16           3.43
           154    167        13           4.14
TND020 ..  122    131         9           5.59
           183    190         7           5.82
TND021 ..   17     34        17           1.11
TND022 ..   68     79        11           5.13
TND023 ..  122    129         7           6.15
TND024 ..    8     51        43           8.62
TND025 ..   90    109        19           2.83
           143    166        23           3.18
           179    201        22           3.46
TND026 ..  124    130         6           3.90
           252    258         6           2.44
TND027 ..   80    118        38           3.52
TND028 ..   54     82        28           4.39
TND029 ..   10     29        19           2.51
            45     55        10           4.67
            85    104        19           3.53
TND030 ..   42     58        16           2.86
           140    157        17           3.11
TND031 ..  117    129        12           6.64
TND032 ..  139    146         7           4.42
TRC077 ..   12     25        13           2.49
TRC079 ..   39     48         9           3.02
TRC080 ..    0     39        39           1.63
TRC081 ..    0     50        50           3.09
            89    129        40           2.63
TRC082 ..   56     67        11           2.02
TRC083 ..   40     45         5           5.14
TRC084 ..    9     52        43           9.18
TRC085 ..   27     40        13           1.71
TRC086 ..    8     17         9           4.69
            30     36         6           5.55
TRC087 ..   14     39        25           3.74
TRC088 ..   20     58        38           2.91
TRC089 ..   62     68         6           1.51

DISCONTINUED OPERATIONS--SYAMA

     Syama is owned by Somisy, which in turn is owned 75% by Randgold Resources (Somisy) Limited. The remaining 25% is owned by the Government of Mali (20%) and the International Finance Corporation (5%). We own 100% of Randgold Resources (Somisy) Limited.

     Syama has been placed on a care and maintenance program. All gold production activities, including the clean-up of the gold plant, have now ceased. In line with the decision to suspend mining operations, activities at the Syama mine have now been reduced to rehabilitation and monitoring work. Despite Syama having been one of the largest employers in Mali, one of the poorest countries in the world, there were no labor disputes in connection with the closure of Syama.


  GEOLOGY

     The Syama mine is located in the Sikasso region of Mali, 280 kilometers southeast of the capital Bamako and 800 kilometers from the port of Abidjan in Cote d'Ivoire.

     The deposit occurs on the Syama-Boundiali shear zone within the Birrimian formations of southern Mali. The gold mineralization is structurally controlled and is hosted within a one kilometer wide sequence of altered basalts and meta-sediments. Mineralization in the main orebody occurs over an 800 meter strike length and has been confirmed by diamond drilling to be open at depths of 600 meters below surface.

     In addition to the main deposit, six satellite orebodies have previously been partially exploited for their oxide potential in the 200 square kilometer lease area, providing 25% of the total ore milled to date. There is still additional potential associated with these oxides and the underlying sulphide orebodies.


  SYAMA HISTORICAL RESERVES

     At the end of December 1999, the Annual Reserve Statement for the mine quoted reserves of 26 million tonnes at a grade of 3.1 g/t for a total content of 2.7 million ounces of which 2 million ounces were attributable.


  CLOSURE OF OPERATIONS

     Mining operations ceased at the end of February 2001. Roasting operations were shut down in May 2001 and clean-up of the plant commenced in June 2001. Clean-up of the gold processing unit was completed at the end of November 2001. Processing of stockpiles continued until December 2001. A total of 60,953 ounces of gold were produced in 2001 resulting in a loss of $7.5 million after retrenchment, rehabilitation costs and asset write-downs.

     During the year, the sale of our hedge book realized $4.3 million and the proceeds were used, with an advance from us of $11.4 million, to settle the International Finance Corporation senior debt facility of $15.7 million.

     The Malian Ministry of Finance has created a treasury account from which to refund the VAT it owes us. At the end of March 2002, $2.5 million remained due and payable to us, of which $2.1 million has already been credited to our Treasury account.

     The bulk of the Caterpillar earth-moving fleet and associated spare parts were sold at the end of December 2001 and the re-export of this equipment has been completed.

     As at December 31, 2001, we had spent $22.7 million on costs associated with the closure of the operation out of an estimated closure cost of $26.6 million. Activities at the Syama mine have now been reduced to rehabilitation and monitoring work. Syama has sold the bulk of its earth-moving fleet. Mining the open cast pit in any future operation would be contracted out to a third party, or contract miner, as is done at Morila. A contract miner would provide all mining services, comprised of drilling, blasting, loading and hauling waste rock and ore under the supervision of our mine management. In providing these services, the contract miner would supply all the labor, earth-moving equipment and entire maintenance required to provide the contracted mining services. Utilizing a contract miner, the development expenditure, or the additional cost of re-establishing the mining operation is estimated to be approximately $20 million, based on the estimated additional volume of waste rock to be removed and previously budgeted contractor rates. This expenditure would be incurred over a period of two years and charged to us on a per ton basis. Included in this amount are costs of approximately $1.5 million, which represents costs required for the mobilization of the contract miner's supply of earth-moving equipment.

     In the event that we were to re-establish the Syama mine without utilizing a contract miner, the estimated costs would exceed the $20 million additional costs described above by between $15 to $18 million. This estimated additional expenditure would be required to purchase the necessary earth-moving equipment to meet the production requirements. We do not consider the purchase of an earth-moving fleet to be an economical option as the equipment would be totally under-utilized after the initial 24-month re-establishment period. Contract miners, however, can demobilize and redeploy their fleets to other sites following completion of mining projects.

     The ore processing facilities are being maintained in a condition that will allow the plant to be restarted with additional capital of approximately $3 million, of which approximately $1.0 million represents the costs of a contract power supplier establishing on site its own equipment to generate and supply power to the operation. The contract power supplier would supply the power for the processing plant's normal operations, and would charge on the basis of actual power supplied. Approximately $2.0 million would be required to replace and repair pumps, motors and conveyor belting where necessary.

     Working capital of approximately $2 million would also be required to restock consumable reagents. A lead time of 12 to 18 months is anticipated to be needed for restarting the operation.

     Considering the costs to re-establish the Syama operation as described above, we estimate that the Syama mine would be profitable at a sustained gold price of $350 per ounce.

     At December 31, 2001, the net book value of property, plant and equipment at Syama was approximately $3.7 million. In addition, at that date there were accounts receivable of approximately $7.6 million and accounts payable are accrued liabilities of approximately $8.4 million in respect of the Syama operations.


  ENVIRONMENTAL RESPONSIBILITY & COMMUNITY DEVELOPMENT

     Rehabilitation work during the first half of 2001 was concentrated on the Syama "satellite" pits and involved considerable earthworks to repair slopes and replace topsoil. Some 10,000 indigenous trees were planted with the assistance of the local villagers to rehabilitate these areas. In the latter part of the year all efforts were concentrated on maintaining the areas previously rehabilitated, by erosion control as well as monitoring the growth of the planted trees.

     With the strategy of preserving the orebody in mind, only limited rehabilitation work was done on the main Syama pit and the North and South rock stacks. It is intended that these assets will remain available should the opportunity to reopen the operation arise.

     During 2001, a new water monitoring program, which involved the drilling of several boreholes, commenced to enable accurate monitoring of the groundwater.

     We recognize our role in supporting the local community affected by mining operations and have spent more than $2 million in local community development since October 1996. We have budgeted to complete several community development projects identified and prioritized in conjunction with the Government of Mali and the Syama Mine Community Consultative Committee during the closure phase of the mine. The community development work focused on essential infrastructure including health and education issues. The first major project to be completed was the Bananso bridge, which was opened on June 18, 2001, providing all year round access to the area and boosting the community's ability to trade. To improve access even further, we upgraded 15 kilometers of road from the Bananso bridge over the Banifin river to Conanzo.

     A maternity clinic and nine community schools have also been completed, with assistance from Syama mine personnel as part of our community development program. At the end of 2001, we handed over the mine's medical and power facilities in the village of Fourou, to be utilized for the benefit of the community. Preparatory work also commenced on the establishment of new irrigated vegetable gardens in line with the our commitment to a sustainable economy in the region after mine closure.

     Asset protection costs of $1.7 million are budgeted for in the year 2002 and closure and rehabilitation expenditures of $2.2 million has been provided for in the year 2003.


EXPLORATION PROJECTS


     GENERAL

     We have been exploring in Africa and in particular the Birrimian of West Africa for over ten years and have developed a geodynamic model to guide and focus our exploration. The Birrimian sequences of the West African craton are accretionary terrains formed through orogenic collisional events which have developed as a result of plate tectonic processes in the early crust. Gold mineralization and, in particular, multi-million ounce deposits are located within volcano-sedimentary belts exhibiting strong evidence of crustal reworking and a polyphase history of deformation and intrusive activity. The Randgold model has prescribed the areas of focus for our generative work and driven the acquisition of permits and advanced projects in West Africa. Our exploration teams continue to generate and assess new opportunities on the West African craton not only in our priority countries of Mali, Cote d'Ivoire and Senegal but also in Ghana and Guinea.

     Our exploration activities are focused on the extension of existing orebodies and identification of new orebodies both at existing sites and at undeveloped sites. Once a potential orebody has been discovered, we extend and intensify our exploration efforts to more clearly define the orebody and the potential portions to be mined. We constantly refine our geological techniques to improve the economic viability of prospecting and mining activities.

     We employ a multi-disciplinary exploration team to explore and develop opportunities in a phased approach. When we evaluate potential exploration targets, we initially assess the political and economic considerations, including fiscal policies, in addition to geological factors. We only have interests in countries which have satisfactory criteria in this regard and our management is not aware of any material tax, political, economic or geological considerations which may have a material limitation on our operations in the relevant countries. However, all of these countries are poor and the biggest risk to any mineral project development is political and social instability which would affect mining rights.

     We follow detailed procedures in the exploration and evaluation of potential gold mineralization. The first phase involves target generation, including the identification of prospective areas and acquisition of permits. In the second phase of our exploration program, we verify previously identified gold occurrences and generate new targets through soil geochemistry, geological mapping and interpretation of remote sensing data (i.e. geophysics and landsat). In the third phase, work is focused on detailed follow up of gold targets fitting our criteria and includes trenching and diamond or reverse circulation drilling. The final exploratory phase involves definition drilling on a specific mineralized body as part of the feasibility work. The following table summarizes the phases of our exploration process:

               PHASES OF EXPLORATION

  PHASE I       o  Country ranking
                o  Generative program to identify prospective terrains
                o  Acquisition of mineral rights

  PHASE II      o  Evaluation of previous work
                o  Interpretation of remote data sets
                o  Regional and detailed geochemical programs
                o  Regional and target scale geology and regolith maps
                o  Data integration and interpretation
                o  Target generation and prioritization

  PHASE III     o  Focused follow-up programs involving trenching, pitting and reverse circulation or diamond drilling to broadly define resources

  PHASE IV      o  Pre-feasibility drilling
                o  Feasibility drilling
                o  Feasibility study

     Independent professional laboratories conduct the assaying of our samples. Our standard quality control measures include the use of two sample repeats, a blank and a standard, with each sample batch. We routinely carry out repeat analysis on samples higher than the surrounding baseline and the frequency of these increases on samples indicating a zone of mineralization. We make monthly cross-checks with other commercial laboratories.

     We correlate assay results with the geological logs and enter all data into a computer database which we use to model the orebody. An internal consultant carries out this evaluation in conjunction with our project geologist. We use modern geostatistical methods backed up with more classical procedures. Another external qualified evaluation consultant cross-checks the estimates.

     We use independent consultants and contractors to carry out due diligence audit and feasibility study work in the various disciplines, including reserve and resource estimates modeling and mining design, engineering metallurgical evaluation, environmental studies and valuation and corporate finance.

     We have various types of permits in Africa in the countries of Senegal, Cote d'Ivoire and Mali. Operating offices exist in each of these countries. The following table outlines the status of our permits as of April 2002 and reflects a decrease to 7,649 square kilometers from approximately 12,000 square kilometers in 2000. We hold permits either in our own name within affiliated subsidiaries or in joint venture with other parties. Our final equity holding on exclusive exploration permits, should a mine be discovered, varies from 52 to 85 percent. A total of 40 targets, ranging from grass-roots exploration to advanced resource definition, have been identified within these properties and are being explored by us at different levels due to their status and priority and include the evaluation of brownfield opportunities in the Loulo, Morila and Tongon regions and the development of new opportunities in Senegal and Northern Cote d'Ivoire.


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


                                            AREA          OUR EQUITY           TERM OF PERMIT
      COUNTRY/MINES         TYPE(1)     (SQUARE KM)     OWNERSHIP (%)     (INCLUDING RENEWALS) (2)
------------------------   ---------   -------------   ---------------   -------------------------
MALI
 Syama .................   EP                191              75.0                2009
 Loulo .................   EP                372              80.0                2026
 Morila ................   EP                200              40.0                2029
 Morila ................   EEP               289              80.0                2011
 Selou (3) .............   EEP                53              52.0                2004
 Koba ..................   EEP               116              85.0                2009
 Zana ..................   EEP               250              85.0                2010
 Kolondieba ............   EEP               245              70.0                2009
 Tiorola ...............   EEP               257              70.0                2011
 Diokelebougou .........   EEP               393              70.0                2010
 Dionkola ..............   EEP               248              70.0                2010
 Niamou ................   EEP               250              70.0                2010
 Kekoro ................   EEP               500              50.0                2009
 Sagala ................   EEP               500              50.0                2009
COTE D'IVOIRE
 Nielle ................   EEP               671              75.0                2004
 Boundiali (4) .........   EEP             1,314              75.0                2007
 Dabakala ..............   EEP               191              75.0                2009
 Mokono ................   RP                704              75.0                2002
 Sikolo ................   RP                500              75.0                2002
SENEGAL
 Kanoumeiring ..........   EEP               405              80.0                2010
TOTAL AREA .............                   7,649

----------
(1) As used in this table, EP means exploitation permit, EEP means exclusive exploration permit and RP means reconnaissance permit.

(2) Renewal of a permit may depend upon our achieving milestones specified in the permit.

(3)  Proximate to Loulo.

(4)  Proximate to Tongon.


     In Mali, our permit holding includes 3,018 square kilometers around the Morila exploitation lease, the Selou permit locating directly south of Loulo in Western Mali and the Syama lease. In Cote d'Ivoire our permit holding includes Boundiali permit, which forms the southern extension to the Syama Belt; Mankono, which locates south of Boundiali; the Nielle permit, which includes the Tongon project; and two reconnaissance licenses locating in volcano sedimentary belts east of Nielle. In Senegal, the Council of Ministers for the government has approved our application for the Kanoumeiring permit and signature of the convention is pending.


  MALI EXPLORATION

     In the Mali south region we continue to consolidate our position around Morila and now hold title to ten exploration permits. Our groundholding position outside of the mining lease now amounts to approximately 3,000 square kilometers around Morila. This consolidation was achieved through generative programs culminating in the selection of priority target areas based on our geological model for Morila.

     Morila has a number of features which distinguish it from other more typical Birrimian mesothermal systems. These include:

     o    its dominant flat geometry and foliation;

     o    the presence of gold in equilibrium with silicates and sulphides;

     o    the lack of evidence for multiphase sulphides deposition;

     o    amphibolite grade metamorphism; and

     o its location within a sedimentary enclave in a granodioritic batholith.

     In summary, Morila is a high temperature deposit with gold in equilibrium with iron rich biotite, andesine plagioclase and non-magnetic pyrrhotite. It is the product of a mantle source with hydrothermal fluids driven by a batholithic heat source and trapped within a specific structural and sedimentary setting.

     The first year of exploration in the Mali South region focused on reconnaissance work over a large number of prospecting permits to outline geological settings similar to Morila and convert priority areas to exploration permits. Once the permits had been secured, preliminary follow up programs were effected, including soil geochemistry and airborne geophysical and satellite image interpretations. This work confirmed the presence of gold mineralization on all the permits. To date, twelve gold targets have been outlined and will be the focus of future programs.

     In the area immediately adjacent to the mine, we hold seven permits referred to as Morila, Tiorola, Diokelebougou, Koba, Dionkola, Sagala and Kekoro. All the permits are located in similar settings to Morila with gold mineralization occurring in sedimentary enclaves enveloped by Birrimian rocks which are transected by north-east and north-west structures and contain satellite intrusives. On the Morila exploration permit, directly west of the mine, a widely spaced RAB program of more than 22,000 meters covering the whole area has outlined six anomalous (greater than 100 ppb) zones, each covering greater than two square kilometer areas. Encouraging intercepts include 9 meters at 4.5 g/t and 1 meter at 3.1 g/t, both of which are end of hole intersections. On the Tiorola and Dionkola permits soil anomalies with gold values greater than 50 ppb extend for more than one kilometer within Morila type sediments. Finally, the Diokelebougou permits hosts a soil anomaly referred to as Bla, which continues into the Morila exploitation permit.

     We recently signed a joint venture agreement with the Japanese company Overseas Mineral Resources Development Limited covering a substantial area of 1,000 square kilometers in two exploration permits which are located west of the Morila exploration permit. Compilation and interpretation of previous work from the Kekoro and Sagala exploration permits highlights multiple, coincident, gold and arsenic anomalies. Previous diamond and reverse circulation drilling at the Kekoro target returned intercepts of 14 meters at 2 g/t, 12 meters at
4.9 g/t and 9 meters at 2.2 g/t in hornfelsed sediments with identical alteration patterns to Morila. Geological modeling of exploration data is currently in progress.

     On the Loulo project resource modeling has been completed on the Yalea and Loulo 0 orebodies. Incorporation of the FW mineralization at Yalea and extensive folding at Loulo 0 highlights opportunities to develop optimum pits with lower stripping ratios. Exploration work on the lease is now focused on defining near surface resources around the high grade mineralization intersected at Loulo 2 (40 meters at 2.3 g/t, 12 meters at 3.4 g/t and 23 meters at 5.7 g/t) and other defined satellite targets. Exploration activities are also focused on generative work with a view to defining new opportunities and increasing our groundholdings in the Mali West region.


  COTE D'IVOIRE EXPLORATION

     We hold title to two exploration and three prospecting permits in Cote d'Ivoire which includes the Tongon project on the Nielle permit. At Tongon, mineralization occurs within two zones, Northern and Southern, over a cumulative strike length of four kilometers. The Southern zone at Tongon hosts multiple mineralized bodies within a broad envelope of hydrothermal alteration. The mineralization is still open at depth and along strike. The Tongon project has moved into the feasibility phase and exploration is now focused on reducing interhole spacing and improving the definition of the higher-grade zones. Recent trenching undertaken on the northern and central portions of the Southern zone returned intercepts with widths of 14 to 60 meters grading between 3.2 and 6.1 g/t. This work confirmed surfaced continuity. A fifteen-hole diamond drilling program is currently in progress to test the high-grade zones and confirm continuity of the mineralized system with depth.


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

     A revised geological interpretation of the Tongon target area has been undertaken incorporating new ground magnetic data. This work outlines a complex Northern zone with additional untested structures hosting gold in soil anomalies. These targets and other prospects locating within a five-kilometer radius of Tongon are the subject of follow up programs with the objective of locating additional gold oxide mineralization. On January 12, 2002, the Nielle permit was renewed for a further three year period and reduced to 671 square kilometers. The permit area hosts a total of eight gold targets, which require further exploration.

     At the Boundiali permit located within Northern Cote d'Ivoire, we hold a 1,314 square kilometer area, which locates on the Southern extension to the Syama belt. Over the past three years, we have completed both generative, regional and detailed programs over a one hundred kilometer strike length covering the extension of the Syama belt. Four well defined soil anomalies extending over one kilometer at greater than 150 ppb still require follow up work. At the Tiasso target, initial trenching completed over a 1,700 meter, north striking anomaly returned intercepts of 25 meters at 4.39 g/t and 6 meters at 3.6 g/t from a quartz veined and brecciated greywacke. Soil anomalism is coincident with a strong regional magnetic anomaly and extensive ancient gold workings. Future work will focus on more clearly defining the morphology of surface and near surface mineralization.

     Elsewhere in Northern Cote d'Ivoire, we continue to consolidate our holdings on priority areas demarcated by generative work, and recently acquired three new prospecting permits referred to as Sikolo, Mankono and Dabakala. Exploration on these properties is still at a regional level but on the Mankono permit, south of Boundiali, geochemistry has highlighted an area of four square kilometers with values up to 150 ppb. Field reconnaissance has outlined outcrops with sericite silica alteration and disseminated pyrite and pyrrhotite which returned rock chip vales of 5.6 g/t and 2.4 g/t. Geological mapping and detailed surface exploration continues on this permit.


  BURKINA FASO EXPLORATION

     We were involved in exploration in Burkina Faso since 1992 and achieved a number of technical successes. However, none of these discoveries fit our criteria for investment. Therefore, on March 31, 2002, we suspended all active exploration in Burkina Faso but have retained the services of a technical and administrative representative to review any new opportunities or developments.


  SENEGAL EXPLORATION

     We recently reestablished operations in Senegal and are in the process of finalizing receipt of a new permit referred to as Kanoumeiring. The Kanoumeiring permit is located within the Sabodala belt in Senegal and is situated 40 kilometers north of Kedegou. Geologically, the Sabodala belt represents an accreted volcanic arc, which has been subjected to extension crustal reworking including the injection of over ten intrusive suites and polyphase deformation. The Sabodala belt hosts multiple mineralization styles.

     Approximately $3 million has been spent on past exploration studies on the Kanoumeiring permit. This work included diamond drilling which identified contrasting gold mineralization styles on the property. Structurally controlled pyrite-arsenopyrite zones with sericite-carbonate alteration has been outlined. Exploration work is currently focused on interpretation of all the previous information on Kanoumeiring in order to develop mineralization models and targeting criteria for follow up field programs.


COUNTRIES OF OPERATION

MALI

     GENERAL INFORMATION

     The Republic of Mali is situated between Algeria, Mauritania, Niger, Burkina Faso, Cote d'Ivoire, Guinea and Senegal. Mali is a landlocked country with a total surface area of 1.24 million square kilometers, 60 percent of which is desert.

     The official language of Mali is French, although 80 percent of the population speaks Bambara as this is the main ethnic group in this multi-ethnic society. Mali has a population of 11.35 million and a gross domestic product in 2000 of approximately $2.3 billion which represented real gross domestic product growth of 4 percent over the previous year. Around one million people live in or near the capital, Bamako. Total exports in 2000 amounted to $518 million, comprising mainly of gold and cotton.


     THE FRANC ZONE

     Mali is part of the Franc Zone, which was set up to deal with credit, foreign exchange and monetary relations with France and the former French colonies of Africa. The Franc Zone's responsibilities are to monitor and assist the free transfer of funds throughout the Franc Zone and fix exchange rates. The currency within the Franc Zone is the Communaute Financiere Africaine franc and used to be convertible into French francs at a fixed rate.

     With the introduction of the Euro, France has indicated its continued support for the Franc Zone and the Communaute Financiere Africaine franc is pegged at a fixed rate of 656 to one Euro.


     ECONOMIC

     Mali's economy is one of the smallest of the Franc Zone in absolute and per capita terms with gross domestic product of $2.3 billion in 2000. The economy is dominated by agriculture, gold mining, livestock husbandry and other primary activities. For the period 1996 to 2000, Mali has experienced annual gross domestic product growth of more than 4% in real terms. Following a visit to Mali in October 2001, the International Monetary Fund has raised its estimates of real gross domestic product growth from a negative 1.7% to 0%. Bumper cotton and cereal harvests have been announced for 2001 and 2002. This is expected to result in gross domestic product growth of 6% in 2002 and 2003.

     The International Monetary Fund and World Bank sent a mission to Mali in October 2001 to discuss progress made under the poverty reduction and growth facility. Negotiations regarding an 18-month structural adjustment loan have reportedly been successful. Economic policy will focus on privatizing key sectors of the economy, reducing poverty, reviving the cotton industry and reigning in public expenditure.


     POLITICAL

     Mali has been ruled by the Alliance pour la Democratie au Mali, or ADEMA, under the president, Alpha Oumar Konare, since the country's first multiparty elections in 1992. ADEMA was established after mass demonstrations overthrew the regime of Moussa Traore in 1991. Although both ADEMA and Mr. Konare were re-elected in 1997, the elections were marred by widespread disorganization. The opposition subsequently boycotted the country's institutions until July 2000. Presidential elections were held in May 2002, and Amadou Toumani Toure, the head of the 1991 to 1992 transitional government, was elected. A popular figure, he is well respected internationally for his role as a mediator for the Organization of African Unity, now renamed the African Union, and the United Nations in the conflict in the Central African Republic. Mr. Konare was prohibited under the Constitution from standing for a further term of office.

     Mr. Toure will be expected to have a high profile both in the sub-region and across Africa. Mali has been identified by the United States and the European Union as a democratic model for the rest of francophone West Africa, praised for its commitment to democratic norms and liberal economic policies and also seen as a useful bulwark against the threat of movement towards radicalism and fundamentalism in Africa. The strengthening of relationships between Mali and South Africa, a spin-off from South Africa's growing involvement in the gold mining and energy sectors, is likely to be consolidated through the importation of African developed skills particular to those industries.


     INFRASTRUCTURE

     Although the roads between major towns are well maintained, the rural network generally is in severe disrepair. There is one paved road, through Bamako, which links Mali to the coast. There is a


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

railway line from Bamako to Dakar which provides a link to the Atlantic Ocean. The Niger river provides a means of transporting passengers and freight from July to December assuming normal rainfall. There is also the possibility of year-round access to the Atlantic along the Senegal river. Mali has an international airport at Bamako.

     Mali hosted, the African Nations Cup, a major soccer tournament in January and February 2002, which resulted in substantial upgrades and improvements of the country's infrastructure.

     Currently, 90 percent of Mali's energy is derived from fuelwood and charcoal. The supply of electricity is limited with 80 percent hydro-generated, principally from the Selingue dam, which only covers Bamako and its surrounding areas. The Manantali dam hydro-electric scheme in the Kayes region, operated by the South African electricity supplier, Eskom, is anticipated to be in operation in 2003.


     MINING

     Gold became the country's main source of foreign-exchange earnings in 2000, bringing in $266 million to the economy representing 50% of total merchandise exports.


     MINING POLICY

     Mining in Mali is governed by the 1999 mining code which replaced the 1990 code and the revised code of 1991. The 1970 mining code continues to govern the Morila, Loulo and Syama Conventions. It recognizes three types of mining: artisanal, small-scale and commercial or large-scale. The mining code reaffirms that unextracted minerals belong to the Government of Mali and that the owners of a mining operation are entitled to ownership of the minerals extracted.

     The 1999 mining code and the model convention adopted under it contain obligations on mining companies to restore the environment damaged by their activities, including rehabilitation of any mining or exploration activities. The convention typically requires a mining company to conform to the legislation in force in relation to dangerous discharges, natural resources and the protection of the environment. Mining companies are obliged to manage their excavations in accordance with international mining practices and to conform to the forestry code application in Mali. A mine water purification process must be set up. Further obligations are imposed in relation to the discovery of archaeological artifacts and any excavation that may be required.

     Initially an exploration permit is issued. Following that, before large scale mining is conducted, a mining permit must be granted. An exploration permit is granted by order of the government minister responsible for mines and grants the exclusive right to explore for specific minerals in a defined area. The exploration permit has an initial term of three years and is renewable for two additional periods of three years each. Permits are issued subject to minimum work commitments and expenditures. The surface areas specified in the exploration permit must be reduced by half at the end of the second year of the initial term. On each renewal, the remaining surface area must be again reduced by half. In each case, the surface area to be released is determined by the permit holder. A holder of an exploration permit may reapply for the surrendered area subject to additional expenditures and commitments. The grant of a new exploration permit for the surrendered area is subject to the discretion of the government minister responsible for mines. An exploration permit may only be cancelled for limited reasons. Any transfer of an exploration permit is subject to authorization by the ministry of mines. An exploration permit may not be mortgaged.

     A mining permit is issued by order of the president to a holder of an exploration permit who has carried out sufficient exploration and completed a feasibility study to confirm the existence of a commercially exploitable deposit. A mining permit confers on its holder the right to mine the substances specified in an area no greater than the surface area defined in the exploration permit. The term of a mining permit generally may not exceed thirty years, subject to extension by order of the president. A mining permit may be cancelled for a number of specified reasons.

     The mining code contemplates that the holder of an exploration and, subsequently, a mining permit will enter into a concession agreement known as an establishment convention setting out the rights and obligations of the holder of the permit and the Government of Mali. Concession agreements typically grant legal, economic and financial advantages including tax concessions, foreign exchange concessions, labor concessions and guarantees concerning the renewal of exploration and exploitation permits. Concession agreements typically further provide for the right of the Government of Mali to own an equity interest of up to 20 percent in the entity created to hold the mining permit, and prescribe obligations relating to employment, environment and safety.

     The holder of an exploration or mining permit is obliged to pay compensation to owners of land or occupational rights (including forestry and mining rights) in respect of any damages to their property which the mining work may cause and to reimburse a holder of land rights of his costs if his work is rendered impossible.


COTE D'IVOIRE

     GENERAL INFORMATION

     Cote d'Ivoire, located between Ghana and Liberia on the West coast of Africa, had a total population of approximately 16.4 million in 2001 and a land area of 124,503 square kilometers. Close ties to France since independence in 1960, the development of cocoa for export, and foreign investment made the country one of Africa's most prosperous and well managed states. The business capital of the country is Abidjan, though the official capital since 1983 has been Yamoussoukro.


     ECONOMIC

     Cote d'Ivoire is a dominant economy within the Franc Zone market and has enjoyed prosperity and steady economic growth being amongst the world's largest producers of coffee, cocoa, beans and palm oil. The economy is highly sensitive to fluctuations in the international prices for these products and to weather conditions. Despite attempts to diversify the economy, it is still largely dependent on agriculture and related activities, which engage approximately 68% of the population. For the period 1996 to 1999 the economy experienced annual real growth of 5%. This was due to the devaluation of the Communaute Financiere Africaine franc in 1994, improved prices for cocoa and coffee, trade liberalization, offshore oil and gas discoveries and generous external financing and debt rescheduling. Falling cocoa prices and political turmoil, however, sparked an economic downturn in 1999 and 2000. Growth was negative in 2000 because of the difficulty of meeting the conditions of international donors, continued low prices of key exports and instability following a coup in December 2000. Inflation is expected to decline, owing to low world oil prices and tight fiscal and monetary rules.

     Cote d'Ivoire has had a stock exchange, the Bourse des Valeurs d'Abidjan
(BVA), in operation since 1976.


     POLITICAL

     Cote d'Ivoire is an unitary state with a unicameral parliament, the Assemblee Nationale. The country's first President since independence, Houphouet Boigny, served as head of state for 33 years. He was succeeded after his death in 1993 by Mr. Henri Konan Bedie. The Bedie government was overthrown by a military coup, the first ever in the country's history, in December 1999. In early January 2000, former army chief General Robert Guei formed an interim coalition government.

     The new constitution, which includes a clause barring from eligibility those having claimed another nationality, was approved by majority vote during a referendum in July 2000. Presidential and legislative elections held in October and December 2000 provoked violence due to the exclusion of the opposition leader. Laurent Gbagbo became the president and period of tension and political uncertainty followed. Recently, the holding of a national reconciliation forum has greatly enhanced the legitimacy of the president in the eyes of the international community. The reconciliation forum has called for a government of national unity. Most multilateral and bilateral donors have now pledged their cooperation with the country, and the International Monetary Fund and the World Bank have agreed to resume their assistance.

     INFRASTRUCTURE

     Cote d'Ivoire's main roads are well maintained, although many minor roads could benefit from repair. The country also has a large number of airports, though only three of any substantial size. A railroad which runs from the Burkina Faso border to Abidjan is only single track and is in poor condition. Cote d'Ivoire benefits from the port at Abidjan, which is the busiest port in francophone West Africa, providing access to the Atlantic Ocean for Cote d'Ivoire's landlocked neighbors.


     MINING

     Mineral resources still account for only a small share of the country's gross domestic product and export revenues, with gold and nickel being the major non-fuel minerals of interest. Cote d'Ivoire is located in the heart of West Africa's Precambrian, non-organic continental crust, a region that boasts plentiful deposits of gold, nickel, bauxite, iron and diamonds. Rich greenstone belts containing gold and other metals run through more than one third of the surface area making this region one of the world's most potential mining areas.


     MINING POLICY

     The government, through the Mining and Petroleum Ministry, retains ownership of the country's mineral resources and has a regulatory role in the development process. Reserves have been known since the 1970's but efforts to exploit these were held off until the government thought the country was mature enough to manage the industry. Exploration permits now cover surface areas of up to 1,000 square kilometers with renewal rights when the bearer fulfills its obligations. The three-year validity is renewable twice for two years for a maximum of seven years. A mining permit is issued as soon as an economically viable deposit is discovered. This permit is not delivered until an environmental impact study, management plan and rehabilitation plan have been submitted to the Administration des Mines for approval.

     A new mining code was introduced in 1995 to speed up applications for permits, improve guarantees for producers and allow operators to prospect all minerals rather than having to specify. The mining code includes major tax and customs exemptions comparable to those in the oil code. For example tax on earnings from sales has been lowered to 35 percent and foreign exchange regulations make it possible to open foreign currency accounts. A royalty of 3% on gold production is payable to the state. The customs regime allows for tax exemptions both during exploration and mining. The government has a maximum of 10% free carrying interest.


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

SENEGAL

     GENERAL INFORMATION

     Senegal, located on the far west coast of Africa, is one of the many French speaking West African countries and has a population of about 10 million. The capital, Dakar, is a port much used by its neighboring countries. The official language is French, but Wolof and other local languages are spoken.


     ECONOMIC

     Senegal's gross domestic product was $4.4 billion in 2000, representing a real growth rate of 5.6 percent. Relative to its neighbors, Senegal has a sizable economy.

     Until 1994, Senegal's economic performance was mediocre and the impact of the adjustment programs of the 1980s was limited by the overvalued Communaute Financiere Africaine franc. The devaluation of the Communaute Financiere Africaine franc in 1994 and vigorous structural reform programs have stimulated economic growth, which averaged about 5.3 percent from 1996 to 2000.

     Average inflation from 1998 to 2000 was below one percent. Output growth performance has remained strong since 1995, with an annual average above five percent. The country's principal exports are fish and fish products, phosphates, fertilizers and groundnuts.

     Implementation of sectoral and structural reforms has been uneven, with significant progress in the trade sector, but with unfinished agendas in the power and groundnut sectors. Progress on the economic front has not yet been sufficient to make a dent on poverty. In February 2001, the International Monetary Fund approved a third annual arrangement under the Poverty Reduction and Growth Facility.

     It is expected that the economy will show real growth of more than 5% in 2002, fuelled by a record groundnut harvest, the opening of a new phosphate mine and strong inflows of external assistance. Inflation should remain subdued as a result of tight monetary and fiscal policies.


     POLITICAL

     Senegal was among the countries that pioneered democracy in Sub-Saharan Africa. It gained independence in 1960 and for a long time was highly visible in the international arena, maintaining a relatively stable political and social environment.

     Mr. Abdoulaye Wade, the third President of the Republic of Senegal, and the new cabinet members assumed office in April 2000. The change in government was orderly and smooth, and the political situation in Senegal has remained stable. A new constitution was approved in January 2001, which reduces the length of the presidential term from seven years to five years, and the number of terms from unlimited to two. Both measures will raise accountability and contribute to better governance. Legislative elections were concluded in April 2001. President Wade's party, the Senegalese Democratic Party, and its allies won a comfortable majority in the new Parliament.

     The new government is placing additional emphasis on economic and social development in the conflict-torn Casamance region (southern part of Senegal bordering Guinea-Bissau, where, since 1980, a rebellious militant group has led an armed struggle for independence).


     INFRASTRUCTURE

     Senegal's location gives it a central role in the sub-region's trade routes. Dakar provides port services to its neighboring countries and thus transport facilities to Dakar are sufficient, although the rail route is in need of rehabilitation. There is an international airport at Dakar, now an important transit point for the region, and 15 secondary airports around the country.

     Most of the country's energy requirements are imported. Domestic supply of electricity is provided from six thermal power stations, concentrated around Dakar. The new Manantali dam hydro-electric scheme, expected to be operational in 2003, will increase power supply.

     MINING

     The mining industry in Senegal is dominated by the production of phosphates, which contributes 4% of the country's gross domestic product and represents 15% of revenues received from exports.


     MINING POLICY

     The Republic of Senegal operates a system based on civil law concepts. The mining code of 1988 governs the process of exploration and mining in the country where the mineral rights are owned and administered by the state. Four types of title for large scale operations are available:

     o    the prospecting permit;

     o    the exploration permit;

     o    the exploitation permit; and

     o    the mining concession.

     After an exploration permit has been issued, the grantee and the state enter into a negotiation for a mining agreement on a case by case basis, as the law indicates that mostly all aspects of the mining investment are negotiable. An exploration permit is granted for 4 years, and may be renewed for 2 additional terms of 3 years each. An exploitation permit is granted for five years and may be renewable for further periods of five years. It would generally form the basis of a relatively small scale mining operations. A mining concession is granted for 25 years, but may be renewed.

     The royalty payable to the state is assessed on an ad valorem basis ranging from 2% to 5% depending on the mineral being mined. In addition, the state may participate to a maximum of 20% in the mining venture, of which 5% may be on commercial terms.

     The mining code guarantees the stability of the customs, tax and foreign exchange regimes applicable at the time that the exploitation permit is granted, and for the duration of the mining title.


REGULATORY AND ENVIRONMENTAL MATTERS

     Our business is subject to extensive government and environment-related controls and regulations, including the regulation of the discharge of pollutants into the environment, disturbance of and threats to endangered species and other environmental matters. Generally, compliance with these regulations requires us to obtain permits issued by government agencies. Some permits require periodic renewal or review of their conditions. We cannot predict whether we will be able to renew those permits or whether material changes in permit conditions will be imposed. Non-renewal of permits or the imposition of additional conditions could have a material adverse effect on our financial condition and results of operations. To the extent that the countries in which we have exploration and mining permits have no established environmental laws, we are currently working to ensure that our operations are in compliance with environmental standards set by the World Bank in relation to air emissions and water discharges. Our activities are also subject to government regulations relating to mine safety, occupational health, labor standards, prospecting, exploration, production, exports and taxes. Although we believe that we are in compliance with these laws, regulations, and requirements with respect to our properties, any failure to comply could result in us being subject to substantial penalties, fees and expenses, significant delays in our operations or even the complete shutdown of our operations. In accordance with our stated policy, we accrue estimated environmental rehabilitation costs based on the net present value of future rehabilitation cost estimates which are recognized and provided for in the financial statements and capitalized to mining assets on initial recognition. The present value of additional environmental disturbances created are capitalized to mining assets against an increase in rehabilitation provision.


MINERAL RIGHTS

     Although we believe that our exploration permits will be renewed when they expire, based on the current applicable laws in the respective countries in which we have obtained permits, we cannot assure you that those permits will be renewed on the same or similar terms, or at all. In addition, although the mining laws of Mali, Cote d'Ivoire and Senegal provide a right to mine should an economic orebody be discovered on a property held under an exploration permit, we cannot assure you that the relevant government will issue a permit that would allow us to mine. All mineral rights within the countries in which we are currently prospecting are state-owned. Our interests effectively grant us the right to develop and participate in any mine development on the permit areas.


HEALTH AND SAFETY REGULATIONS

     Each operation has a Hygiene and Security Committee made up of elected labor and specialist management representatives, as outlined in the respective labor code. This committee designates, from its members, a consultative technical sub-committee charged with the elaboration and application of a concerted policy of improvement of health and security conditions at work. Its composition, attributions and operational modalities are determined by legal provisions and regulations.

     The chairman of this committee coordinates monthly committee meetings, sets the agendas with his secretariat, monitors resolutions and signs off on committee determinations.

     The committee's secretariat ensures under the supervision of the chairman that:

     o follow-up activities such as action resulting from the regular surveys and inspections are carried out; and

     o health and safety manuals and updates are distributed, posters are posted on notice boards and safety committee minutes and reports are distributed.

     Our medical officer sits on the Hygiene and Security Committee and advises on the following:

     o    working conditions improvements;

     o    general hygiene on the operation;

     o    ergonomics;

     o    protection of workers safety in the workplace; and

     o    medical checks and eye and ear testing.

     The Hygiene and Security Committee forms, from within its membership, two consultative commissions, the Commission of Inquiry and the Educational Commission. The Commission of Inquiry:

     o    investigates accidents and makes recommendations to avoid repetitions;

     o ensures plant, machinery and equipment have adequate protection to avoid injury; and

     o    updates and revises safety and health manuals.

     The Educational Commission:

     o provides information and training on safe practices and potential risks;

     o    provide first aid training;

     o    administers and promotes the safety suggestion scheme; and

     o explains, where necessary, the contents of the safety and health manual.

     All employees are covered by the state's social security scheme and our medical reimbursement scheme, that reimburses a large portion of expenses related to medical treatment and medicines. Dental and optical expenses are also covered to 50%.


ENVIRONMENTAL MATTERS

     The major liabilities for environmental rehabilitation relate to the Syama and Morila mines in Mali. Although limited environmental rehabilitation regulations exist in Mali, management has adopted a responsible rehabilitation program following the standards set by the World Bank.

MARKETING

     We derive the majority of our income from the sale of gold produced by Morila in the form of dore, which we sell under an agreement to an international bank, which in turn uses an accredited refinery to refine the dore and produce monetary bars. Under the agreement, we receive the ruling gold price on the day after dispatch, less refining and freight costs, for the gold content of the dore gold. We have only one customer with whom we have an agreement to purchase all of our gold production. The "customer" is chosen annually on a tender basis from a selected pool of accredited refineries and international banks to ensure competitive refining and freight costs. Unlike other precious metal producers, gold mines do not compete to sell their product given that the price is not controlled by the producers. We provide additional information about the gold market in the "Gold Market" section below.


PROPERTY

     Our operational mining area is comprised of Morila operations of 200 square kilometers. We also have a discontinued mining operation, Syama mine, which is 191 square kilometers. Our exploration permits are detailed above.

     Effective on October 1, 1997, we entered into a service agreement with Randgold & Exploration. Under the terms of the service agreement, Randgold & Exploration provides office accommodations, payroll administration and other services for our staff in South Africa. The cost of the services under the services agreement is approximately $55,000 per month, subject to review and negotiation on a quarterly basis. On April 1, 1999, we amended the service agreement to provide for reimbursements based upon expenses incurred.


LEGAL PROCEEDINGS

     We and Randgold & Exploration are defending a claim which has been brought by Syama Power Plant Sales Limited, or Sypps, in the Royal Courts of Justice in England. The claim was filed in February 2002 and relates to obligations allegedly owed by our subsidiary, Somisy, under a Deferred Terms Agreement, or DTA, with Sypps, a subsidiary of Rolls-Royce Power Ventures Limited, for the supply of electrical generators for use at Syama. We and Randgold & Exploration are guarantors of Somisy's obligations under the DTA, and we are being sued in our capacity as guarantors.

     Somisy alleges that the generators delivered by Sypps under the DTA were delivered late and were defective when delivered. On this basis, Somisy has sought to rescind the DTA and claim damages. Sypps has rejected the validity and effectiveness of Somisy's rescission, and has demanded payment of a liquidated sum under the DTA. Following Somisy's refusal to pay this sum, Sypps instituted the present litigation against us and Randgold & Exploration by calling on the guarantee we have issued. The claim under the guarantee is for payment of approximately $15.3 million.

     The claim under the guarantee is in its early stages. We are disputing Sypps' entitlement to enforce the guarantee. In our defense and counterclaim lodged in March 2002, we argue that the claim against Somisy must first be resolved before any claim on our guarantee can be asserted. We have counterclaimed for damages resulting from the failure of the generators delivered by Sypps under the DTA.

     Except as described above, we are not a party to any other material legal or arbitration proceedings, nor is any of our property the subject of pending material legal proceedings.

EMPLOYEES

     At the end of each of the past three years, the breakdown of our employees by main categories of activity was as follows:


        CATEGORY OF ACTIVITY            DECEMBER 31, 1999     DECEMBER 31, 2000(2)     DECEMBER 31, 2001(2)
------------------------------------   -------------------   ----------------------   ---------------------
Mining and related engineering......           406                      70                    10
Processing and related
 engineering .......................           286                     310                    10
Management and technical ...........            28                      26                    12
Exploration ........................           104                     105                    67
Administration(1) ..................           278                     231                    39

----------
(1) Includes Environmental, Finance, Human Resources, Purchasing, Stores, General Administration and Mine Village Services department.

(2) Morila joint venture employees are not included in the breakdowns for dates after September 30, 2000.

     The decrease in the number of employees from 1999 to 2001 resulted from the reduction of activities at the Syama mine leading up to it being placed on care and maintenance in December 2001, and the introduction of a contract miner at Syama in the latter part of 2000 which resulted in the retrenchment of the mining and related staff.

                                   GOLD MARKET

     The gold market is relatively liquid compared with many other commodity markets, with the price of gold generally quoted in US dollars. The physical demand for gold is primarily for fabrication purposes, and gold is traded on a world-wide basis. Fabricated gold has a variety of uses, including jewelry (which accounts for 85% of fabricated demand), electronics, dentistry, decorations, medals and official coins. In addition, central banks, financial institutions and private individuals buy, sell and hold gold bullion as an investment and as a store of value.

     Historically, gold has been used as a store of value because it tends to retain its value in relative terms against basic goods in times of inflation and monetary crisis. Therefore, large quantities of gold in relation to annual mine production are held for this purpose. This has meant that historically the potential total supply of gold has been far greater than annual demand. Thus, while current supply and demand plays some part in determining the price of gold, this does not occur to the same extent as for other commodities.

     Instead, gold prices have been significantly affected, from time to time, by macro-economic factors such as expectations of inflation, interest rates, exchange rates, changes in reserve policy by central banks, and global or regional political and economic crises. In times of inflation and currency devaluation, gold has traditionally been seen as refuge, leading to increased purchases of gold and a support for the price of gold.

     Interest rates affect the price of gold on several levels. High real interest rates increase the cost of holding gold, and discourage physical buying in developed economies. High US dollar interest rates also make hedging of forward selling attractive because of the higher contango premiums (differential between LIBOR and gold lease rates) obtained in the forward prices. Increased forward selling in turn has an impact on the spot price at the time of sale. At a secondary level, changes in interest rates are viewed by market participants as indicators of other economic changes, including expectations of inflation, and have been used historically by market participants to motivate decisions to buy or sell gold.

     In 2000, the introduction of the euro removed the German deutschmark as one of the traditional reserve currency alternatives. The euro steadily devalued after its introduction and has traded in a range of +/- 10% below its opening value against the dollar. The euro weakness has maintained dollar strength during a period of global economic downturn. This has resulted in gold prices stated higher in local currency terms helping suppress global gold demand.

     Changes in exchange rates against the US dollar affect levels of demand for gold in other countries. In South East Asia, for example, during the mid-1990's strong local currencies encouraged a robust demand for gold on the back of low real gold prices in local currencies. In contrast, when South East Asian currencies fell sharply against US dollar in 1997, the local currency values of gold increased proportionally, and wholesale selling of gold ensued in the region. Recoveries in Asian currencies post-1999 saw a resumption in earlier levels of gold demand in the region as local prices of gold declined with stronger local currencies.

     Changes in reserve policies of central banks have affected the gold market and gold price on two levels. On the physical level, a decision by a central bank to decrease or to increase the percentage of gold in bank reserves leads to either sales or purchases of gold, which in turn has a direct impact on the physical market for the metal. In practice, sales by central banks have often involved substantial tonnages within a short period of time and this selling can place strong downward pressure on the markets at the time they occur. As important as the physical impact to official sales, announcements of rumors of changes in central bank policies which might lead to the sale of gold reserves have, in recent years, had a powerful negative effect on market sentiment and encouraged large speculative positions against gold in the futures market for the metal.

     Recent examples of decreases in the gold price linked directly to either the sale of gold by a central bank or the announcement by a central bank of its intention to sell gold, can be seen in the fall in the price of gold, which followed the May 1999 announcement by the Bank of England of their plans to sell 415 tonnes of gold held by the Treasury of the United Kingdom. During 2000, selling continued from Central

Bank reserves outside the longer term sales programs announced by the Bank of England and Switzerland, the Netherlands, Austria, Chile and Uruguay all sold into the market, during a period in which the gold price continued to fall. Not all rumors or announcements of official plans relating to gold lead inevitably to behavior disruptive to the market. As an example, the announcement in October 1999 of the Swiss National Bank's planned sale of up to 1,400 tonnes of gold from its gold reserves caused little impact on the gold price, as the sale was expected to be spread over several years, and to be managed in a manner designed to avoid an adverse effect on the price of gold. This is exactly what has occurred, and to date no significant gold price move has been associated with these Swiss sales.

     By contrast with the largely negative news from official holders of gold during most of the 1990s, the later half of 1999 saw two important steps by world governments to reassure the gold market. These came first in the arrangements entered into by the International Monetary Fund to realize the value of gold on its balance sheet by means of swap arrangements with its members, rather than actually selling their gold reserves on the open market, and thereafter in the equally important announcement by the central banks of the European Union, joined by other major official holders of gold--namely, the United States, Switzerland and Japan--that sales of gold by those countries' central banks would be limited to a maximum, including all previously announced planned gold sales, of 400 tonnes per year over five years.

     While political and economic crises can affect the gold prices either positively or negatively, neither effect is inevitable. As a recent illustration of this uncertain effect, in 1998, despite negative sentiments caused by the Russian financial crisis, and ensuing corrections in the capital markets world-wide, the price of gold remained stable.

     The volatility of gold prices is illustrated in the following table, which shows the annual high, low and average of the afternoon London Bullion Market fixing price of gold in US dollars for the past ten years. On July 10, 2002, the afternoon fixing price of gold on the London Bullion Market was $314.80 per ounce.

Source: Bloomberg


                                            PRICE PER OUNCE ($)
                                         -------------------------
YEAR                                      HIGH     LOW     AVERAGE
--------------------------------------   ------   -----   --------
1992 .................................     360     330       344
1993 .................................     406     326       360
1994 .................................     396     370       384
1995 .................................     396     372       384
1996 .................................     415     367       388
1997 .................................     367     283       331
1998 .................................     313     273       294
1999 .................................     326     253       279
2000 .................................     313     264       279
2001 .................................     293     256       271
2002 (through July 10, 2002) .........     327     278       302

                         DESCRIPTION OF MINING BUSINESS


MINING

     The mining process can be divided into two main phases: creating access to the orebody, and mining the orebody.

     o ACCESS TO THE OREBODY. In open-pit mines, such as Morila, access to the orebody is provided by overburden stripping, which removes the covering layers of topsoil or rock, through a combination of drilling, blasting, loading and hauling, as required.

     o MINING THE OREBODY. The process of ore removal starts with drilling and blasting the accessible ore. The blasted faces are then cleaned and the ore is transferred to the transport system. In open-pit mines, such as Morila, gold-bearing material may require drilling and blasting and is usually collected by bulldozers or shovels and trucked to the stockpiles or processing plant.


PROCESSING

     The principal gold extraction process that we use is carbon-in-leach, or CIL. A typical gold plant processing unit consists of the following:

     o COMMINUTION. Comminution is the process of breaking up the ore to expose and liberate the gold and make it available for treatment. Historically, this process occurs in multi-stage crushing and milling units. Our more modern milling processing units include semi or fully autogenous milling where the ore itself is used as the grinding medium. Typically, ore must be ground to a minimum size before proceeding to the next stage of treatment.

     o TREATMENT. In our metallurgical plants, gold is generally extracted in a two-step process. Initially free gold is recovered by a gravity process and then from solution by leaching in agitation tanks. We then use activated carbon to absorb and concentrate the gold from the solution and then strip the gold from the carbon into a concentrated solution from which we then recover the gold by a process of electro-winning.


SERVICES

     Mining activities require extensive services. These services include:

     o mining-related services such as mining engineering (optimizing mining layouts and safe mining practices), planning (developing short-term and long-term mining plans);

     o ore reserve management (to achieve optimal orebody extraction) provision of supplies and materials; and

     o    other logistical support.

     In addition, engineering services are required to ensure equipment operates effectively. Unlike many other gold producers, we generally provide only those services directly related to the plant and ore reserve management and administration. We usually outsource mining. In some cases, other services are provided by outside contractors.

                            GLOSSARY OF MINING TERMS

     The following explanations are not intended as technical definitions, but rather are intended to assist the general reader in understanding some of the terms as used in this prospectus.

     ALTERATION: changes in the composition of a rock, generally chemical or mineralogical, brought about by weathering or hydrothermal activity.

     AMPHIBOLITE: metamorphic rock composed predominantly of amphibole mineral.

     ANDESINE PLAGIOCLASE: a feldspar mineral.

     ARCHAEAN: geological time era, before 2.5 billion years ago.

     ARSENOPYRITE: a mineral compound of iron, arsenic and sulfur.

     BATHOLITH: a large intrusive mass of igneous rock.

     BIOTITE: a dark colored micaceous mineral.

     BIRRIMIAN: geological time era, about 2.1 billion years ago in which a suite of rocks characteristic to West Africa formed.

     BRECCIA/BRECCIATION: rock type, formed from recrystalized fragments of other rocks.

     BROWNFIELD: a previously explored area.

     CARBONATE: type of sedimentary rock.

     CARBON-IN-LEACH (CIL): a process similar to CIP (described below) except that the ore slurries are not leached with cyanide prior to carbon loading. Instead, the leaching and carbon loading occur simultaneously.

     CARBON-IN-PULP (CIP): a common process used to extract gold from cyanide leach slurries. The process consists of carbon granules suspended in the slurry and flowing counter-current to the process slurry in multiple-staged agitated tanks. The process slurry, which has been leached with cyanide prior to the CIP process, contains gold in solution. The gold in solution is absorbed onto the carbon granules which are subsequently separated from the slurry by screening. The gold is then recovered from the carbon by electrowinning onto steel wool cathodes or by a similar process.

     CHALCOPYRITE: a mineral compound of copper, iron and sulphide.

     CRATON: a part of the earth's crust that has attained stability and has been little deformed for a long time.

     CUT-OFF GRADE: the grade at which the total profit from mining the orebodies, under a specified set of mining parameters, is maximized.

     DEPLETION: the decrease in quantity of ore in a deposit or property resulting from extraction or production.

     DEVELOPMENT: activities required to prepare for mining activities and maintain a planned production level and those costs to enable the conversion of mineralized material to reserves.

     DILUTION: mixing of ore grade material with non-ore grade/waste material in the mining process.

     ELECTRO-WINNING: chemical and electrical process of recovering gold after elution.

     ELUTION: chemical process of desorbing gold from activated carbon.

     EXPLORATION: activities associated with ascertaining the existence, location, extent or quality of mineralized material, including economic and technical evaluations of mineralized material.

     FELDSPAR: An alumino-silicate mineral.

     FOLIATION: parallel orientation of platy minerals or mineral banding in rocks.

     FOOTWALL: the underlying side of a fault, orebody or stope.

     FREE MILLING: term applied to the process of recovering gold after grinding (milling) its host mineral to a predetermined particle size.

     G/T: gram of gold per metric tonne.

     GOLD RESERVES: the gold contained within proven and probable reserves on the basis of recoverable material (reported as mill delivered tonnes and head grade).

     GRADE: the quantity of metal per unit mass of ore expressed as a percentage or, for gold, as grams of gold per tonne of ore.

     GRANITOID: geological rock type.

     GRANODIORITE: type of igneous rock.

     GREENFIELD: a previously unexplored area.

     GREYWACKE: type of sedimentary rock.

     GRINDING: reducing mineralized rock to the consistency of fine sand by crushing and abrading in a rotating steel grinding mill.

     HEAD GRADE: the grade of the ore as delivered to the metallurgical plant.

     HEAP LEACH PROCESSING: extraction of gold from stacked layers of crushed rock.

     HYDROTHERMAL: process of injection of heated or hot aqueous-rich solutions into existing rocks.

     IGNEOUS: derived from hot material that originated beneath the earth's surface and solidified at or near the surface.

     IN SITU: in place or within unbroken rock or still in the ground.

     INTRUSION: a rock produced by the emplacement and subsequent solidification of hot magma in pre-existing rock.

     KRIGING: an interpolation method that minimizes the estimation error in the determination of mineral resources.

     LEACHING: dissolution of gold from the crushed and milled material, including reclaimed slime, for absorption and concentration on to the activated carbon.

     LOWER PROTEROZOIC: era of geological time between 2.5 billion and 1.8 billion years before the present.

     MEASURES: conversion factors from metric units to US units are provided below.


METRIC UNIT                                       US EQUIVALENT
-----------                                       -------------
   1 tonne                  = 1 t .............   = 1.10231 tons
   1 gram                   = 1 g .............   = 0.03215 ounces
   1 gram per tonne         = 1 g/t ...........   = 0.02917 ounces per ton
   1 kilogram per tonne     = 1 kg/t ..........   = 29.16642 ounces per ton
   1 kilometer              = 1km .............   = 0.621371 miles
   1 meter                  = 1m ..............   = 3.28084 feet
   1 centimeter             = 1cm .............   = 0.3937 inches
   1 millimeter             = 1mm .............   = 0.03937 inches

     MESOTHERMAL: a hydrothermal deposit formed at intermediate depths and pressures.

     METAMORPHISM: alteration of rocks and minerals by a combination of heat, pressure and chemical processes over a long time period.

     METASEDIMENT: a sedimentary rock that has undergone metamorphism.

     METALLURGICAL PLANT: a processing plant used to treat ore and extract the contained gold.

     METALLURGY: in the context of this document, the science of extracting metals from ores and preparing them for sale.

     METAVOLCANIC: a volcanic rock that has undergone metamorphism.

     MILL DELIVERED TONNES: a quantity, expressed in tonnes, of ore delivered to the metallurgical plant.

     MILLING/MILL: the comminution of the ore, although the term has come to cover the broad range of machinery inside the treatment plant where the gold is separated from the ore.

     MINEABLE: that portion of a mineralized deposit for which extraction is technically and economically feasible.

     MINERALIZATION: the presence of a target mineral in a mass of host rock.

     MINERALIZED MATERIAL: a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metals to warrant further exploration. A deposit of mineralized material does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

     MOZ: million troy ounces.

     MT: million metric tonnes.

     OPEN PIT/OPEN CUT: mining in which the ore is extracted from a pit. The geometry of the pit may vary with the characteristics of the orebody.

     OUNCE: one troy ounce, which equals 31.1035 grams.

     OVERBURDEN: the soil and rock that must be removed in order to expose an ore deposit.

     OXIDE: soft, weathered rock.

     PROBABLE RESERVES: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

     PROSPECT: an area of land with insufficient data available on the mineralization to determine if it is economically recoverable, but warranting further investigation.

     PROSPECTING LICENSE OR PERMITS: an area for which permission to explore has been granted.

     PROVEN RESERVES: Reserves for which:

     o quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and

     o the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

     PYRITE: a brassy-colored mineral of iron sulphide (compound of iron and sulfur).

     PYRRHOTITE: a mineral compound of iron and sulphide.

     QUARTZ: a mineral compound of silicon and oxygen.

     REFINING: the final stage of metal production in which final impurities are removed from the molten metal by introducing air and fluxes. The impurities are removed as gases or slag.

     REGOLITH: weathered products of fresh rock, such as soil, alluvium, colluvium, sands, and hardened oxidized materials.

     REHABILITATION: the process of restoring mined land to a condition approximating its original state.

     RESERVE: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

     REVERSE CIRCULATION (RC) DRILLING: a drilling method.

     ROASTING: thermal oxidation of sulphide rock.

     ROTARY AIR BLAST (RAB) DRILLING: a drilling method.

     SAMPLING: taking small pieces of rock at intervals along exposed mineralization for assay (to determine the mineral content).

     SAPROLITE: weathered rock with distinguishable features/minerals of original rock.

     SEDIMENTARY: sourced from erosion of other rocks.

     SEMI-AUTOGENOUS-GRINDING (SAG) MILL: a piece of machinery used to crush and grind ore which uses a mixture of steel balls and the ore itself to achieve communition. The mill is shaped like a cylinder causing the grinding media and the ore itself to impact upon the ore.

     SERCITE: a light colored micaceous mineral.

     SHEAR ZONE: an elongated area of structural deformation.

     SILICA: a mineral compound of silica and oxide, often in the form of quartz.

     SLURRY: a fluid comprising fine solids suspended in a solution (generally water containing additives).

     SMELTING: thermal processing whereby molten metal is liberated from beneficiated ore or concentrate with impurities separating as lighter slag.

     STERILIZATION: drilling carried out to ensure there is no hidden mineralization below permanent infrastructure (also known as condemnation drilling).

     STOCKPILE: a store of unprocessed ore.

     STOPE: the underground excavation within the orebody where the main gold production takes place.

     STRIPPING: the process of removing overburden to expose ore.

     STRIPPING RATIO: ratio of waste material to ore material needed to be moved in an open pit mine.

     SULFIDE OR SULPHIDE: a mineral characterized by the linkages of sulfur with a metal or semi-metal, such as pyrite or iron sulphide. Also a zone in which sulfide minerals occur.

     TAILINGS: finely ground rock from which valuable minerals have been extracted by milling.

     TON: one ton is equal to 2,000 pounds.

     TONALITE: a type of igneous rock.

     TONNAGE: quantities where the ton or tonne is an appropriate unit of measure. Typically used to measure reserves of gold-bearing material in situ or quantities of ore and waste material mined, transported or milled.

     TONNE: one tonne is equal to 1,000 kilograms (also known as a "metric" ton).

     TRENCHING: making elongated open-air excavations for the purposes of mapping and sampling.

     TREND: the arrangement of a group of ore deposits or a geological feature or zone of similar grade occurring in a linear pattern.

     WASTE: rock mined with an insufficient gold content to justify processing.

     WEATHERED: rock broken down by erosion.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     As of July 5, 2002 (being the last practicable date before the publication of this document), our issued capital consisted of 22,599,796 ordinary shares.

     To our knowledge, we are not directly or indirectly owned or controlled by any foreign government and there are no arrangements, including any announced or expected takeover bid, the operation of which may at a subsequent date result in a change in control. As of July 5, 2002, Randgold & Exploration, through its wholly-owned subsidiary, Randgold Resources (Holdings) Limited, was our sole controlling shareholder. The voting rights of Randgold Resources (Holdings) Limited do not differ from those of our other shareholders.

     Based on information available to us:

     o on July 5, 2002, there were four record holders (including the depositary for our GDSs) of our ordinary shares in the United States, who held approximately 28.73% of our ordinary shares then issued and outstanding; and

     o on July 5, 2002, there were approximately 9 record holders of our GDSs in the United States, who held approximately 833,471 or 31.57% of 2,639,763 GDSs then issued and outstanding, representing approximately 23.36% of our ordinary shares then issued and outstanding.

     The following table sets forth information regarding the beneficial ownership of our ordinary shares as of July 5, 2002 by:

     o any person whom the directors are aware as at July 5, 2002 (being the last practicable date before the publication of this document) who is interested directly or indirectly in 3% or more of our ordinary shares;

     o    each of our directors; and

     o    all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares issuable pursuant to options, to the extent the options are currently exercisable or convertible within 60 days of July 5, 2002, are treated as outstanding for computing the percentage of the person holding these securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possess sole voting and investment power with respect to the shares, subject to community property laws where applicable.

     The following table also reflects the sale of an aggregate of 750,000 outstanding ordinary shares by the International Finance Corporation, the selling shareholder, assuming that the underwriters exercise the over-allotment option in full. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless indicated otherwise, the business address of the beneficial owners is: Randgold Resources Limited, La Motte Chambers, La Motte Street, St. Helier, Jersey JE1 1BJ, Channel Islands.


                              SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                  OWNED PRIOR            OWNED AFTER
                                TO THE OFFERING          THE OFFERING
                             ---------------------   --------------------
HOLDER                         NUMBER     PERCENT      NUMBER     PERCENT
--------------------------   ---------   ---------   ---------   --------
R.A.R. Kebble(1) .........    226,460        1.00     226,460       0.82
D.M. Bristow .............    287,092        1.27     287,092       1.04
D. Ashworth ..............    176,507        0.78     176,507       0.64
B.H. Asher ...............     14,510        0.06      14,510       0.05
J-A. Cramer ..............     12,533        0.06      12,533       0.05
R.I. Israel ..............     12,533        0.06      12,533       0.05
F. Lips ..................     46,300        0.20      46,300       0.17
A.L. Paverd ..............     12,533        0.06      12,533       0.05

                                          SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                              OWNED PRIOR                OWNED AFTER
                                            TO THE OFFERING              THE OFFERING
                                       -------------------------   ------------------------
HOLDER                                     NUMBER       PERCENT        NUMBER       PERCENT
------------------------------------   -------------   ---------   -------------   --------
R.A. Williams ......................        27,599         0.12         27,599        0.10
R. B. Kebble .......................        15,755         0.07         15,755        0.06
P. Lietard .........................         6,300         0.03          6,300        0.02
Randgold Resources (Holdings)
 Limited(2)(3)
 LaMotte Chambers
 LaMotte Street
 St. Helier
 Jersey, JE1 1BJ
 Channel Islands ...................    13,312,481        58.91     13,312,481       48.23
Consolidated Mining Jersey Limited
 LaMotte Chambers
 LaMotte Street
 St. Helier
 Jersey, JE1 1BJ
 Channel Islands ...................       758,080         3.35        758,080        2.75
International Finance Corporation(4)
 2121 Pennsylvania Ave, NW
 Washington, D.C. 20433
 USA ...............................     1,303,311         5.77        553,311        2.37
Depository Nominees ................     5,179,526        22.92      5,179,526       18.77
All directors and executive officers
 (20 persons)(5) ...................     1,011,433         4.48      1,011,433        3.66
                                        ----------        -----     ----------       -----

----------
(1) Does not include any shares owned by Randgold Resources (Holdings) Limited, a wholly-owned subsidiary of Randgold & Exploration, or any shares owned by Consolidated Mining Jersey Limited. Mr. Kebble is currently the chairman of Randgold & Exploration and Consolidated African Mines Limited, each of which is a public company in South Africa. Mr. Kebble owns approximately 15% of the outstanding shares of Consolidated African Mines Limited. Consolidated African Mines Limited owns 100% of the issued share capital of Consolidated Mining Jersey Limited and 29% of the issued share capital of Randgold & Exploration.

(2) Includes 7,360,000 ordinary shares pledged under a Pledge and Cession Agreement by Randgold Resources (Holdings) Limited, a wholly-owned subsidiary of Randgold & Exploration to Randgold & Exploration's lender to secure its obligations under a loan.

(3) Under a Scrip Lending Agreement, Kemonshey Holdings Limited is currently the holder of record of 952,481 of these shares. However, under this agreement, Randgold Resources (Holdings) Limited retains all rights to dividends paid on those shares and to direct their voting. These shares are to be returned to Randgold Resources (Holdings) Limited on September 30, 2002, or earlier if specified conditions are met.

(4) In July 2002, International Finance Corporation agreed to transfer its 5% interest in Somisy, and loans it made to Somisy, to a subsidiary of ours for a nominal purchase price. The balance of these loans, including deferred interest, at December 31, 2001 was $12.3 million.

(5) No executive officer beneficially owns in excess of 1% of the outstanding ordinary shares.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     Our Articles of Association provide that the board must consist of no less than two and no more than 20 directors at any time. The board currently consists of 11 directors.

     Our Articles of Association provide that the longest serving one-third of directors retire from office at each annual general meeting. Retiring directors normally make themselves available for re-election and are re-elected at the annual general meeting on which they retire. Our officers who are also directors retire as directors in terms of the Articles of Association, but their service as officers is regulated by standard industry employment agreements.

     According to the Articles of Association, the board meets at intervals determined by the board from time to time.

     The address of each of our executive directors and non-executive directors is the address of our principal executive offices, La Motte Chambers, La Motte Street, St. Helier, Jersey, JE1 1BJ, Channel Islands.


EXECUTIVE DIRECTORS

     Roger A.R. Kebble (62) Executive Chairman. Mr. Kebble was appointed a director in August 1995 and Executive Chairman in March 1998. He has 39 years of experience in the mining industry. Mr. Kebble is currently the Chairman of Randgold & Exploration, Consolidated African Mines Limited, JCI Gold Limited and Western Areas Limited, all of which are public gold mining companies in South Africa. Mr. Kebble is the father of R. Brett Kebble, one of our non-executive directors. On June 30, 2002, Mr. Kebble resigned as a director of Durban Roodeport Deep Limited, or DRD, a public gold mining company in South Africa. Public allegations have been made that while Mr. Kebble was chairman of DRD, the DRD board approved an invalid issue of no par value shares. At a recent shareholders' meeting of DRD, the shareholders by special resolution resolved that the company would apply to the High Court of South Africa for validation of the share issue. DRD made this application and the High Court of South Africa recently validated the issuance. It has also been alleged that other companies of which Mr. Kebble is a director, not including us or Randgold & Exploration, may have benefited from these transactions. DRD has stated that it would consider legal action were there a reasonable prospect of success. No known formal proceedings have been instituted to date. Mr. Kebble and DRD have publicly reserved their rights on this matter.

     D. Mark Bristow (43) Chief Executive Officer. Dr. Bristow was appointed a director in August 1995 and Chief Executive Officer in October 1995. He has 21 years of experience in the mining industry.

     Roger A. Williams (39) Finance Director. Mr. Williams was appointed Finance Director in April 2002. He has 14 years of experience in finance of which the last 5 years were spent with us.


NON-EXECUTIVE DIRECTORS

     David Ashworth (58) Non-Executive Director. Mr. Ashworth was appointed a director in August 1995. He has 23 years of experience in the mining industry. Mr. Ashworth retired as financial director on April 29, 2002 and became a non-executive director. He is also a director of Randgold & Exploration.

     Bernard H. Asher (66) Non-Executive Director; Chairman of the audit committee and Member of the remuneration committee. Mr. Asher was appointed a director in June 1997. He is chairman of UK-listed mining and investment company Lonrho Africa plc, vice-chairman of the Court of Governors of the London School of Economics and of the UK insurance group Legal & General Group plc, and a director of Morgan Sindall plc, a construction brands company. Until February 1998, Mr. Asher served as an executive director of HSBC Holdings plc and also served as a chairman of its subsidiary, HSBC Investment Bank plc.

     Jean-Antoine Cramer (70) Non-Executive Director; Member of the audit committee. Mr. Cramer was appointed a director in June 1997. Mr. Cramer is senior partner in Cramer & Cie, a Geneva portfolio management company, president of the Corporate Association of Geneva Investment Managers and lectures on various topics relating to politics and economics.

     Robert I. Israel (53) Non-Executive Director; Chairman of the remuneration committee. Mr. Israel was appointed a director in June 1997. Mr. Israel is a partner at Compass Partners International LLC, a trans-Atlantic strategy advisory and private investment form. He has 26 years of experience in corporate finance, especially in the natural resources sector.

     R. Brett Kebble (38) Non-Executive Director. Mr. Kebble was appointed a director on our incorporation in August 1995. He is currently deputy chairman of JCI Gold Limited and of Western Areas Limited, and CEO of Consolidated African Mines Limited, which are public gold mining companies in South Africa. Mr. Kebble is the son of Roger A.R. Kebble, one of our executive directors. In 2000, the South African Financial Services Board, or FSB, conducted an investigation into allegations that Mr. Kebble illegally manipulated the share prices of Harmony Gold Mining Company Limited and Western Areas Limited, both of which are Johannesburg Stock Exchange listed companies. The FSB passed its report to the South African Director of Public Prosecution, or DPP. As of April 30, 2002, neither Mr. Kebble nor his advisers have been contacted by the DPP.

     Philippe Lietard (53) Non-Executive Director; Member of the audit committee. Mr. Lietard was appointed a director in February 1998. Mr. Lietard is managing director of the Global Natural Resources Fund. Prior to July 2000 he was director of the Oil, Gas and Mining Department of the International Finance Corporation. He has 26 years of experience with the International Finance Corporation and the World Bank mostly in the minerals business and in Africa.

     Ferdinand Lips (71) Non-Executive Director; Member of the remuneration committee. Mr. Lips was appointed a director in June 1997. Until his retirement in July 1998, Mr. Lips was chief executive of Bank Lips in Zurich and his career spanned more than 40 years in banking and fund management, including the co-founding of Rothschild Bank AG in Zurich. Mr. Lips is the author of several texts on investment management.

     Aubrey L. Paverd (63) Non-Executive Director; Member of the audit committee. Dr. Paverd was appointed a non-executive director in August 1995. He is also a director of the Peruvian mining company Cia. Minas Buenaventura. Dr. Paverd is now an independent consultant. He has 41 years of international geological experience.


EXECUTIVE OFFICERS

     John Berry (51) Legal Counsel. An attorney by training, Mr. Berry has been with us since our inception. He has 28 years of legal experience.

     David Haddon (44) Group Secretary. Having overseen our administrative obligations from our incorporation in 1995, Mr. Haddon assumed full secretarial responsibility when we became listed on the London Stock Exchange in July 1997. He also serves as secretary for Randgold & Exploration. He has 18 years of legal and administrative experience.

     Bill Houston (54) General Manager -- Human Resources. Mr. Houston joined us in 1992 as group training and development manager and currently heads the human resources function. He has 24 years of human resources experience.

     Chris Prinsloo (51) Group Financial Manager. Mr. Prinsloo became Group Financial Manager in January 2002. He has 30 years of experience in the mining industry.

     David Reading (46) General Manager -- Exploration. In 1998, Mr. Reading was appointed manager of exploration activities. His responsibilities include design, budgeting and implementation of programs, management of joint ventures and of new business opportunities. He has 23 years of experience in mining and exploration geology.

     Adrian J. Reynolds (48) General Manager -- Projects and Evaluation. Mr. Reynolds joined the international resource division in 1990. He is a specialist in ore reserve evaluation, geostatistics and computerized geological systems, and formed part of the original team which formulated our strategy. His present responsibilities include audits, feasibility studies, projects and environmental engineering. He has 21 years' experience in the exploration and gold mining industries.

     Mahamadou Samake (53) General Manager -- Randgold Resources Mali. Mr. Samake is the general manager of the Bamako office and is a director of our Malian subsidiaries. He is also a professor of company law at the University of Mali.

     John Steele (41) General Manager -- Capital Projects. Mr. Steele has overseen the capital expansion program at the Syama mine and at the beginning of July 1998, assumed the position of general manager capital projects for the Randgold Resources Group, overseeing the construction of Morila.

     Victor Matfield (37) Manager of Corporate Finance. Mr. Matfield has 10 years experience in the mining industry. He is also Financial Manager of Randgold & Exploration.

     None of our directors and executive officers were selected under any arrangements or understandings between that director or executive officer and any other person.


BOARD OF DIRECTORS COMMITTEES

     In order to ensure good corporate governance, the board has formed an audit committee and a remuneration committee. The audit and remuneration committees are comprised of a majority of non-executive directors.


AUDIT COMMITTEE

     Our audit charter, which defines the terms of reference for the audit committee members, sets out the framework through which the audit committee reviews our annual results, the effectiveness of its systems of internal control, internal audit procedures and legal and regulatory compliance and the cost effectiveness of the services provided by the internal and external auditors. The audit committee also reviews the scope of work carried out by our external and internal auditors and holds discussions with the external auditors at least once a year. The members of the audit committee are Messrs. Asher (Chairman), Cramer, Lietard and Dr. Paverd.


REMUNERATION COMMITTEE

     The remuneration committee reviews the remuneration of directors and senior management and determines the structure and content of the senior executives' remuneration packages by reference to a number of factors including current business practice and prevailing business conditions within our company and the mining and exploration industry. The members of the remuneration committee are Messrs. Israel, Asher and Lips.


COMPENSATION OF DIRECTORS AND OFFICERS

     Our objective is to provide senior management, including executive directors, with a competitive remuneration package which will attract and retain executives of the highest caliber and will encourage and reward superior performance in the manner consistent with the interests of our shareholders. The remuneration committee's policies are designed to meet these objectives and to ensure that the individual directors are fairly and responsibly rewarded for their respective contributions to our performance.

     We have no liability in respect of retirement provisions for executive directors. We do, however, provide a vehicle in the form of a defined contribution fund into which employees, including executive directors, may contribute for the purpose of providing for retirement. While we make an annual contributions on behalf of our employees, none is effected on behalf of our executive directors.

     Each executive director receives a basic salary. Executive directors do not receive any fees. Executive directors are paid an annual bonus which is determined by the annual performance of our share price.

     The fees paid to non-executive directors are determined by the board as a whole and are normally reviewed every three years. These fees are currently as follows:

     o Non-executive directors receive a fee of $7,500 for attendance at each meeting;

     o Members of the audit committee receive a fee of $7,500 for attendance at each meeting;

     o The chairman of the audit committee receives a fee of $10,000 for attendance at each meeting;

     o Members of the remuneration committee receive a fee of $5,000 per year; and

     o The chairman of the remuneration committee receives a fee of $6,000 per year.

     Non-executive directors have been granted options to purchase our ordinary shares. Details of the options held by the non-executive directors are shown below.

     During the year ended December 31, 2001, the aggregate compensation paid or payable to our directors and executive officers as a group was approximately $2.5 million, of which $1.7 million was payable to directors. During the year ended December 31, 2001, we contributed $87,000 to our defined retirement benefits programs for these officers and directors. The following table sets forth the aggregate compensation for each of the directors:


                                    BASIC                      BONUS/SERVICE
                                 SALARY/FEES                     CONTRACTS                       TOTAL
                        ----------------------------- ------------------------------- ----------------------------
                         DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
DIRECTORS                    2001           2000            2001            2000           2001           2000
---------               -------------- -------------- ---------------- -------------- -------------- -------------
EXECUTIVE
---------
R.A.R. Kebble .........   $  332,100     $  308,900     $   80,000(2)    $  608,000     $  412,100    $  916,900
D.M. Bristow ..........      391,875        362,542        100,000(2)       710,000        491,875     1,072,542
D. Ashworth ...........      258,300        241,325         80,000(2)       374,000        338,300       615,325
R.A. Williams (1) .....       22,951             --         25,000(2)            --         47,951            --
Subtotal ..............    1,005,226        912,767        285,000        1,692,000      1,290,226     2,604,767
NON-EXECUTIVE
-------------
B.H. Asher ............       60,000         70,000             --               --         60,000        70,000
J-A. Cramer ...........       52,500         52,500             --               --         52,500        52,500
R.I. Israel ...........       51,000         40,500             --               --         51,000        40,500
R.B. Kebble ...........       45,000         37,500             --               --         45,000        37,500
P. Lietard ............       52,500         52,500             --               --         52,500        52,500
F. Lips ...............       50,000         40,000             --               --         50,000        40,000
A.L. Paverd ...........       52,500         52,500             --               --         52,500        52,500
Total .................   $1,368,726     $1,258,267     $  285,000       $1,692,000     $1,653,726    $2,950,267

----------
(1)  Mr. Williams was appointed an alternate director on November 5, 2001.

(2) Following the successful conclusion of the 2001 mandatory share repurchase program, the executive directors received an ex-gratia bonus.


     The executive directors do not receive any benefits in kind and the only long-term incentive scheme is the Share Option Scheme discussed below.

     Share options exercised by the directors during 2001 and up to March 31, 2002 are detailed below:


           NAME              NUMBER OF OPTIONS EXERCISED     AVERAGE EXERCISE PRICE
-------------------------   -----------------------------   -----------------------
EXECUTIVE
---------
R. A. R. Kebble .........            101,755                          2.50
                                      56,300                          3.30
D. M. Bristow ...........            172,550                          2.50
D. Ashworth .............             86,275                          2.50
R. A. Williams ..........              3,451                          2.50
                                       8,000                          3.30
NON-EXECUTIVE
-------------
B. H. Asher  ............              3,155                          2.50
                                       6,300                          3.30
J - A. Cramer ...........              3,155                          2.50
                                       6,300                          3.30
R. I. Israel ............              3,155                          2.50
                                       6,300                          3.30
R. B. Kebble ............                 --                            --
P. Lietard ..............              3,155                          2.50
                                       6,300                          3.30
F. Lips .................              3,155                          2.50
                                       6,300                          3.30
A. L. Paverd  ...........              3,155                          2.50
                                       6,300                          3.30

     The high and low share prices for our ordinary shares for the period under review, were $6.00 and $3.25 respectively. The share price at December 31, 2001 was $4.75.


     Share options outstanding at March 31, 2002 and held by directors and executive officers were as follows:


                             OPTIONS TO PURCHASE     EXPIRATION     AVERAGE OPTION
           NAME                ORDINARY SHARES          DATE        EXERCISE PRICE
-------------------------   ---------------------   ------------   ---------------
EXECUTIVE DIRECTORS
-------------------
R. A. R. Kebble .........          112,700*           1/29/11           3.30
D. M. Bristow ...........          100,000            3/25/09           3.90
                                    75,000*           1/29/11           3.30
D. Ashworth .............           50,000            3/25/09           3.90
                                    80,000*           1/29/01           3.30
R. A. Williams ..........            1,479            12/15/08          2.50
                                    36,000*           1/29/11           3.30
NON-EXECUTIVE DIRECTORS
-----------------------
B. H. Asher .............           12,700*           1/29/11           3.30
J - A. Cramer ...........           12,700*           1/29/11           3.30
R. I. Israel ............           12,700*           1/29/11           3.30
R. B. Kebble ............            3,155            12/15/08          2.50
                                    19,000*           1/29/11           3.30
P. Lietard(1) ...........           12,700*           1/29/11           3.30
F. Lips .................           12,700*           1/29/11           3.30
A. L. Paverd ............           12,700*           1/29/11           3.30

                            OPTIONS TO PURCHASE    EXPIRATION     AVERAGE OPTION
          NAME                ORDINARY SHARES         DATE        EXERCISE PRICE
------------------------   --------------------   ------------   ----------------
OFFICERS
--------
J. de V Berry ..........           14,000           12/29/09           4.25
                                   13,700*          1/29/11            3.30
D.J. Haddon ............            1,972           12/15/08           2.50
                                    9,000           12/29/09           4.25
                                   13,400*          1/29/11            3.30
W.R.A. Houston .........            3,451           12/15/08           2.50
                                    9,000           3/23/09            3.50
                                   38,700*          1/29/11            3.30
C.J. Prinsloo ..........            1,972           12/15/08           2.50
                                    9,000           12/30/09           4.25
                                   32,000*          1/11/29            3.30
D.J.R. Reading .........            9,860           12/15/08           2.50
                                   22,400*          1/29/11            3.30
A.J. Reynolds ..........            9,860           5/5/08             2.50
                                   20,700*          1/29/11            3.30
M. Samake ..............           13,350*          1/29/11            3.30
J. Steele ..............           21,000           12/30/09           4.25
                                   38,000*          1/29/11            3.30
V. Matfield ............            9,000*          1/29/11            3.30

----------
(1) In December 2001, Mr. Lietard transferred his shares, acquired through the exercise of options, to the International Finance Corporation at cost.

* Represents options granted during 2001 to replace previously cancelled options granted under our Share Option Scheme.


EMPLOYEE SHARE OPTION SCHEME

     Since 1996, we have operated a share option scheme under which senior management, including executive and non-executive directors, may be offered options to purchase our ordinary shares. The aggregate number of shares available for the option scheme may not exceed 15% of our issued share capital. Awards to executive directors are determined by the remuneration committee and are designed to motivate directors to achieve our strategic objectives.

     Share options are not subject to any performance criteria for individual directors. Any options provided to an employee (which includes executive and non-executive directors) as defined by the rules of the scheme, are subject to an upper limit of two per cent of our issued ordinary share capital.

     The exercise price of any new share options is determined as the closing price of the share on the trading day preceding that on which the person was granted the option. In terms of the rules of the share option scheme all option holders, inclusive of executive and non-executive directors, were granted additional options to subscribe for shares in the open offer which was concluded in November 1998. These additional options are exercisable at the open offer price and otherwise on the same terms as the initial grant. The number of additional options to be granted to each option holder was calculated by dividing the number of open offer shares taken up by the issued share capital multiplied by the number of options held prior to the open offer.

     The scheme provides for the early exercise of all options in the event of an acquisition of a number of shares that would require an offer to be made to all of our other shareholders.


DIRECTORS' TERMS OF EMPLOYMENT

     Service contracts negotiated with each executive director incorporate their terms and conditions of employment and are reviewed annually by the remuneration committee. Mr. R.A.R. Kebble and Dr. D.M.

Bristow have service contracts which run for a fixed three-year period until May 31, 2003 and which thereafter continue for an indefinite period until terminated by either party on not less than six months' notice in writing. A fixed-term service contract was concluded with Mr. D. Ashworth, who retired on April 29, 2002. Roger Williams was appointed finance director as of May 1, 2002. Mr. Williams has a service contract which provides that he shall serve as finance director for an indefinite amount of time until the agreement is terminated by either party on not less than six months' notice in writing. The service contracts with our executive directors do not provide for benefits upon termination of employment.

     We currently do not have service agreements with our non-executive directors. However, each director is subject to reelection by our shareholders in accordance with our Articles of Association.

     Due to the small size of our senior management team, our board believes that the loss of any member of our senior management team could affect us significantly. Our board therefore considers contracts providing for periods of employment of more than one year to be appropriate. Our board acknowledges that it retains the right to terminate any service contract, within the terms and conditions agreed.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     None of our directors, officers or major shareholders or, to our knowledge, their families, had any interest, direct or indirect, in any transaction during the last fiscal year or in any proposed transaction which has affected or will materially affect us or our investment interests or subsidiaries, other than as stated below.


RELATIONSHIP WITH RANDGOLD & EXPLORATION

     Following this offering, Randgold & Exploration will own 13,312,481 ordinary shares through Randgold Resources (Holdings), or RRH, a wholly owned subsidiary, representing approximately 48.2% of our issued share capital. Randgold & Exploration has undertaken that for 180 days after the date of this prospectus, it will not sell, transfer or otherwise dispose, or agree to sell, transfer or otherwise dispose, of any ordinary shares other than in specified circumstances.


BOARD OF DIRECTORS

     Of our eleven directors, two are senior management employees or directors of Randgold & Exploration and four of the directors are shareholders in Randgold & Exploration. Roger A.R. Kebble is the Chairman of Randgold & Exploration and David Ashworth is a non-executive director. Roger A. R. Kebble, David Ashworth, R. Brett Kebble and D. Mark Bristow are all shareholders of Randgold & Exploration.

     Our articles of association, require directors to disclose their interest in transactions and enable a director to vote on contracts in which he is interested in prescribed situations, as discussed below under "Description of Our Memorandum and Articles of Association and Ordinary Shares."


THE RELATIONSHIP AGREEMENT

     In connection with the listing of our ordinary shares on the London Stock Exchange in July 1997, we and Randgold & Exploration entered into an agreement, which we refer to as the Relationship Agreement, which governs our relationship with that entity.

     Rule 3.12 of the Listing Rules of the UK Listing Authority requires that we be capable at all times of operating and making decisions independently of any controlling shareholder and all transactions and arrangements between us and the controlling shareholder must be at arm's length and on a normal commercial basis. Randgold & Exploration will be regarded as a "controlling shareholder" for so long as it owns, directly or indirectly ordinary shares which carry not less than 30% of the voting rights exercisable at our general meetings. Because of this, the Relationship Agreement provides that a majority of our directors are independent of Randgold & Exploration and all significant decisions relating to our relationship with Randgold & Exploration will be taken by the independent directors.

     Randgold & Exploration has undertaken to us in the Relationship Agreement that, so long as it owns ordinary shares, directly or indirectly which carry not less than 30% of the voting rights exercisable at our general meetings, it will procure that no director who is a director or employee of any company in the Randgold & Exploration Group and no member of the Randgold & Exploration Group which owns ordinary shares will vote on any matter in which the Randgold & Exploration Group is materially interested or in relation to any actual or proposed transactions between any member of the RRL Group and any member of Randgold & Exploration Group.

     Randgold & Exploration has undertaken to us that, except as set out below, for so long as it owns ordinary shares carrying 30% or more of our voting rights, it will not, and will procure that no member of the Randgold & Exploration Group will, carry on any business anywhere in the world (except in the Randblock) involving the exploration for, or mining of, gold, which we refer to as a "competing business", other than in specified limited circumstances. For so long as Randgold & Exploration holds ordinary shares carrying 30% or more of our voting rights, Randgold & Exploration is obliged to offer to us any opportunities of which it becomes aware to acquire an interest in a company which is, or is proposing to become, directly or indirectly interested in any competing business. Notwithstanding the foregoing,


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Randgold & Exploration shall be free to pursue any of these opportunities if we fail to respond to an opportunity within 60 days or otherwise in specified limited circumstances. If a member of the Randgold & Exploration Group acquires a business which includes a competing business when the main purpose of the acquisition is not the acquisition of the competing business and the competing business is not a major part of the business so acquired then Randgold & Exploration is obliged to offer, or procure that the relevant member of the Randgold & Exploration Group shall offer the competing business to the RRL
Group at a price which is no more than the acquisition price paid by the relevant member of the Randgold & Exploration Group.

     The Relationship Agreement provides that no contract or arrangement between the RRL Group and any member of the Randgold & Exploration Group shall be entered into without the prior written consent of a majority of the independent directors. Any services provided with the independent directors' consent shall be on arm's length terms.


SERVICES AGREEMENT

     Effective on October 1, 1997, we entered into a service agreement with Randgold & Exploration. Under the terms of the service agreement, Randgold & Exploration provides office accommodations, payroll administration and other services for our staff in South Africa. The cost of the services under the services agreement is approximately $55,000 per month, subject to review and negotiation on a quarterly basis. On April 1, 1999, we amended the service agreement to provide for reimbursements based upon expenses incurred, which amounted to $0.4 million, $1.5 million and $1.0 million for the fiscal periods ending December 31, 2001, 2000 and 1999.


THE RANDGOLD NAME

     Under an agreement dated June 26, 1997, Randgold & Exploration Group has licensed us to carry on business under the name "Randgold". The license has been provided to us on a royalty free perpetual basis. The UK Trademark Registry granted a registration certificate to us for "Randgold" on February 16, 2001.


MORILA SERVICE AGREEMENT

     Prior to entering into an operating agreement with a subsidiary of AngloGold, we provided Morila SA with technical, professional and consulting services under an agreement entered into between us and Morila SA on September 17, 1999. Payments made under this agreement equal $951,000. The Morila Loan places restrictions on payments made under this agreement. However, we no longer provide any services to Morila SA under this agreement.


1996 BONDS

     Under the terms of the bonds which were issued by Randgold Finance (BVI) Limited, a wholly-owned subsidiary of Randgold & Exploration, in 1996, and which were guaranteed by and convertible into shares of Randgold & Exploration, we became a party to a trust deed dated October 3, 1996 between Randgold Finance (BVI) Limited, Randgold & Exploration, us, RRH and Marine Midland Bank as trustee for the holders of the bonds. The bonds were also guaranteed by RRH. In September 2001, Randgold & Exploration repaid these bonds in full principally with proceeds received from our mandatory share repurchase.


LOAN FROM RANDGOLD & EXPLORATION

     On November 25, 1999, we entered into a loan agreement with Randgold & Exploration consolidating prior amounts advanced to us by Randgold & Exploration and providing for additional funding. This loan accrued interest at the prime rate as charged by Standard Bank of South Africa Limited to Randgold & Exploration plus 1%. The largest amount outstanding under this loan since January 1, 1999 was $6.6 million. This loan has been fully repaid in that amount, from the proceeds of the Morila Loan and from the proceeds of our sale of 50% of the Morila joint venture to AngloGold.


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TRANSACTIONS WITH OUR DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE AUDITORS


     Since January 1, 1997, we have not entered into any material transactions with any of our directors, executive officers and corporate auditors.


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 DESCRIPTION OF OUR MEMORANDUM AND ARTICLES OF ASSOCIATION AND ORDINARY SHARES


GENERAL

     We are a company organized with limited liability under the laws of Jersey, Channel Islands. Our registered number is 62686.


SHARE CAPITAL

     The authorized share capital is $4,000,000 divided into 40,000,000 ordinary shares of $0.10 each, of which 22,599,796 are issued as of July 5, 2002 and 17,400,204 are available for issue. None of our shares have any redemption rights.


MEMORANDUM OF ASSOCIATION

     Clause 2 of our Memorandum of Association provides that we shall have all the powers of a natural person including but not limited to the power to carry on mining, exploration or prospecting.


CHANGES IN CAPITAL OR OBJECTS AND POWERS

     Subject to the 1991 Law and our Articles of Association, we may by special resolution at a general meeting:

     o    increase our authorized or paid up share capital;

     o consolidate and divide all or any part of our shares into shares of a larger amount;

     o    sub-divide all or any part of our shares having a par value;

     o convert any of our issued or unissued shares into shares of another class;

     o convert any of our paid-up shares into stock, and reconvert any stock into any number of paid-up shares of any denomination;

     o convert any of our issued shares into redeemable shares which can be redeemed;

     o cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled;

     o    reduce the authorized share capital;

     o    reduce our issued share capital; or

     o    alter our Memorandum or Articles of Association.


ARTICLES OF ASSOCIATION

     We adopted our Articles of Association by special resolution passed on June 24, 1997. Our Articles of Association include provisions to the following effect:

     General Meeting of Shareholders

     We may at any time convene general meetings of shareholders. We hold an annual general meeting for each fiscal year within nine months of the end of each fiscal year. No more than eighteen months may elapse between the date of one annual general meeting and the next.

     Annual general meetings and meetings calling for the passing of a special resolution require twenty-one days' notice of the place, day and time of the meeting in writing to our shareholders. Any other general meeting requires no less than fourteen days' notice in writing. Our business may be transacted at a general meeting only when a quorum of shareholders is present. Two persons entitled to attend and to vote on the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation which is a member, constitute a quorum.


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     The annual general meetings deal with and dispose of all matters prescribed by our Articles of Association and by the 1991 Law including:

     o the consideration of our annual financial statements and report of our independent accountants;

     o    the election of directors; and

     o    the appointment of independent auditors.

     Voting rights

     Subject to any special terms as to voting on which any shares may have been issued or may from time to time be held, at a general meeting, every shareholder who is present in person (including any corporation present by its duly authorized representative) shall on a show of hands have one vote and every shareholder present in person or by proxy shall on a poll have one vote for each share of which he is a holder. In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

     Unless we otherwise determine, no shareholder is entitled to vote at a general meeting or at a separate meeting of the holders of any class of shares, either in person or by proxy, or to exercise any other right or privilege as a shareholder in respect of any share held by him unless all calls presently payable by him in respect of that share, whether alone or jointly with any other person, together with interest and expenses, if any, have been paid to us.

     Dividends

     Subject to the provisions of the 1991 Law and of the Articles of Association, we may, by ordinary resolution, declare dividends to be paid to shareholders according to their respective rights and interests in our profits. However, no dividend shall exceed the amount recommended by us.

     Subject to the provisions of the 1991 Law, we may declare and pay an interim dividend, including a dividend payable at a fixed rate, if an interim dividend appears to us to be justified by our profits available for distribution.

     Except as otherwise provided by the rights attached to any shares, all dividends shall be declared and paid according to the amounts paid up, otherwise than in advance of calls, on the shares on which the dividend is paid. All dividends unclaimed for a period of 12 years after having been declared or become due for payment shall, if we so resolve, be forfeited and shall cease to remain owing by us.

     We may, with the authority of an ordinary resolution, direct that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other company, or in any one or more of those ways.

     We may also with the prior authority of an ordinary resolution, and subject to such conditions as we may determine, offer to holders of shares the right to elect to receive shares, credited as fully paid, instead of the whole, or some part, to be determined by us, of any dividend specified by the ordinary resolution.

     Ownership limitations

     Our Articles of Association and the 1991 Law do not contain limits on the number of shares that a shareholder may own.

     Distribution of assets on a winding-up

     If we are wound up, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide among the shareholders in specie the whole or any part of our assets and may, for that purpose, value any assets and determine how the dividend shall be carried out as between the shareholders or vest the whole or any part of the assets in trustees on such trusts for the benefit of the shareholders as he with the like sanction shall determine but no shareholder shall be compelled to accept any assets on which there is a liability.


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     Transfer of shares

     Every shareholder may transfer all or any of his shares by instrument of transfer in writing in any usual form or in any form approved by us. The instrument must be executed by or on behalf of the transferor and, in the case of a transfer of a share which is not fully paid up, by or on behalf of the transferee. The transferor is deemed to remain the holder until the transferee's name is entered in the register of shareholders.

     We may, in our absolute discretion and without giving any reason, refuse to register any transfer of a share or renunciation of a renounceable letter of allotment unless:

     o    it is in respect of a share which is fully paid up;

     o    it is in respect of only one class of shares;

     o it is in favor of a single transferee or not more than four joint transferees;

     o    it is duly stamped, if so required; and

     o it is delivered for registration to our registered office for the time being or another place that we may from time to time determine accompanied by the certificate for the shares to which it relates and any other evidence as we may reasonably require to prove the title of the transferor or person renouncing and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so;

provided that we shall not refuse to register any transfer of partly paid shares which are listed on the grounds they are partly paid shares in circumstances where our refusal would prevent dealings in those shares from taking place on an open and proper basis.

     Variation of rights

     If at any time our share capital is divided into shares of different classes, any of the rights for the time being attached to any share or class of shares may be varied or abrogated in the manner, if any, that is provided by the rights or, in the absence of any such provision, either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of the class or with the sanction of a resolution passed by the holders of not less than three-quarters in nominal value of the issued shares of that class at a separate general meeting of the holders of shares of the class. The quorum at that meeting shall be not less than two persons holding or representing by proxy at least one-third of the nominal amount paid up on the issued shares of the class in question and at an adjourned meeting not less than one person holding shares of the class in question or his proxy.

     Subject to the terms of issue of or rights attached to any shares, the rights or privileges attached to any class of shares shall be deemed not to be varied or abrogated by the creation or issue of any new shares ranking equally in all respects, except as to the date from which those new shares shall rank for dividend, with or subsequent to those already issued or by the reduction of the capital paid up on those shares or by the purchase or redemption by us of our own shares in accordance with the provisions of the 1991 Law and the Articles.

     Capital calls

     Subject to the terms of allotment of shares, we may from time to time make calls on the members in respect of any monies unpaid on the shares, whether in respect of nominal value or premium, and not payable on a fixed date. A member must receive fourteen days' notice of any call and any call is deemed to be made when the resolution of the board authorizing such call was passed.

     If any call is not paid on or before the date appointed for payment, the person liable to pay that call shall pay all costs, charges and expenses of ours in connection with the non-payment, including interest on the unpaid amount, if requested by us.

     Unless we otherwise determine, no member shall be entitled to receive any dividend or to be present and vote at any general meeting, or be included in a quorum, or to exercise any other right or privilege as a shareholder unless and until any outstanding calls in respect of his shares are paid.


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

     Borrowing powers

     We may exercise all of our powers to borrow money and to mortgage or charge all or any part of our undertaking, property and assets, present and future, and uncalled capital and, subject to the provisions of the 1991 Law, to create and issue debenture and other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

     Issue of shares and preemptive rights

     Subject to the provisions of the 1991 Law and to any special rights attached to any shares, we may allot or issue shares with those preferred, deferred or other special rights or restrictions regarding dividends, voting, transfer, return of capital or other matters as we may from time to time determine by ordinary resolution, or if no ordinary resolution has been passed or an ordinary resolution does not make specific provision, as we may determine. We may issue shares that are redeemable or are liable to be redeemed at our option or the option of the holder in accordance with our Articles of Association. Subject to the provisions of the 1991 Law the unissued shares at the date of adoption of the Articles of Association and shares created thereafter shall be at our disposal. We cannot issue shares at a discount.

     There are no pre-emptive rights for the transfer of our shares either within the 1991 Law or our Articles of Association. Immediately after the issue of ordinary shares and ADSs as contemplated by this prospectus, assuming that the underwriters' over-allotment option is exercised in full, 11,752,176 ordinary shares from our authorized share capital described above will be available for allotment and issue.

     Meetings of the board of directors

     Any director may, and the secretary at the request of a director shall, call a board meeting at any time on reasonable notice. A director may waive this notice requirement.

     Subject to our Articles of Association our board of directors may meet for the conducting of business, adjourn and otherwise regulate its proceedings as it sees fit. The quorum necessary for the transaction of business may be determined by the board of directors and unless otherwise determined shall be two persons, each being a director or an alternate director. A duly convened meeting of the board of directors at which a quorum is present is necessary to exercise all or any of the board's authorities, powers and discretions.

     Unless otherwise determined, two persons, each being a director or an alternate director constitutes a quorum.

     Our board of directors may delegate or entrust to and confer on any director holding an executive office any of its powers, authorities and discretions for such time, on such terms and subject to such conditions as it sees fit. Our board of directors may also delegate any of its powers, authorities and discretions for such time and on such terms and subject to such conditions as it sees fit to any committee consisting of one or more directors and one or more other persons, provided that a majority of the members of the committee should be directors.

     Remuneration of directors

     Our directors (other than alternate directors) shall be entitled to receive by way of fees for their services as directors any sum that we may from time to time determine, not exceeding in aggregate $300,000 per annum or any other sum as we, by ordinary resolution in a general meeting, shall from time to time determine. That sum, unless otherwise directed by ordinary resolution of us by which it is voted, shall be divided among the directors in the proportions and in the manner that the board determines or, if the board has not made a determination, equally.

     The directors are entitled to be repaid all travelling, hotel and other expenses properly incurred by them in or about the performance of their duties as directors.

     The salary or remuneration of any director appointed to hold any employment or executive office may be either a fixed sum of money, or may altogether or in part be governed by business done or profits made or otherwise determined by us, and may be in addition to or in lieu of any fee payable to him for his services as director.


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     Pensions and gratuities for directors

     We may exercise all of our powers to provide and maintain pensions, other retirement or superannuation benefits, death or disability benefits or other allowances or gratuities for persons who are or were directors of any company in our group and their relatives or dependants.

     Directors' interests in contracts

     Subject to the provisions of the 1991 Law and provided that his interest is disclosed as soon as practicable after a director becomes aware of the circumstances which gave rise to his duty to disclose in accordance with the Articles of Association, a director, notwithstanding his office, may enter into or otherwise be interested in any contract, arrangement, transaction or proposal with us, or in which we are otherwise interested, may hold any other office or place of profit under us (except that of auditor of, or of a subsidiary of ours) in conjunction with the office of director and may act by himself or through his firm in a professional capacity for us, and in any such case on such terms as to remuneration and otherwise as we may arrange, and may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any company promoted by us or in which we are otherwise interested and shall not be liable to account to us for any profit, remuneration or other benefit realised by any such office, employment, contract, arrangement, transaction or proposal. No such contract, arrangement, transaction or proposal shall be avoided on the grounds of any such interest or benefit.

     Restrictions on directors' voting

     Except as provided in our Articles of Association, a director shall not vote on, or be counted in the quorum in relation to, any resolution of the board or of a committee of the board concerning any contract, arrangement, transaction or any other proposal whatsoever to which we are or will be a party and in which he has an interest which (together with an interest of any person connected with him) is to his knowledge a material interest otherwise than by virtue of his interests in shares or debentures or other securities of or otherwise in or through us, unless the resolution concerns any of the following matters:

     o the giving of any guarantee, security, or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of us or any of our subsidiary undertakings;

     o the giving of any guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

     o any proposal concerning an offer of shares or debentures or other securities of or by us or any of our subsidiary undertakings in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

     o any proposal concerning any other body corporate in which he (together with persons connected with him) does not to his knowledge have an interest in one per cent or more of the issued equity share capital of any class of that body corporate or of the voting rights available to shareholders of that body corporate;

     o any proposal relating to an arrangement for the benefit of our employees or the employees of any of our subsidiary undertakings which does not award him any privilege or benefit not generally awarded to the employees to whom the arrangement relates; or

     o any proposal concerning insurance which we propose to maintain or purchase for the benefit of directors or for the benefit of persons who include directors.

     A director shall not vote or be counted in the quorum for any resolution of the board or committee of the board concerning his own appointment (including fixing or varying the terms of his appointment or termination) as the holder of any office or place of profit with us or any company in which we are interested.


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     Number of directors

     Unless and until otherwise determined by a special resolution, the number of directors shall be not less than two nor more than 20.

      Directors' appointment and retirement by rotation

     Directors may be appointed by ordinary resolution or by the board. If appointed by ordinary resolution, a director holds office only until the next annual general meeting and shall not be taken into account in determining the number of directors who are to retire by rotation. A director shall not be required to hold any of our shares.

     At each annual general meeting, one-third of the directors who are subject to retirement by rotation will retire by rotation and be eligible for re-election. Subject to the provisions of the 1991 Law and to the Articles, the directors to retire will, first, be any director who wishes to retire and not offer himself for re-election and secondly, will be those who have been longest in office since their last appointment or re-appointment, but as between those who have been in office an equal length of time, those to retire shall (unless they otherwise agree) be determined by lot. There is no age limit imposed upon directors.

     Untraced shareholders

     Subject to the Articles, we may sell any of our shares registered in the name of a shareholder remaining untraced for 12 years who fails to communicate with us following advertisement of an intention to make such a disposal. Until we can account to the shareholder, the net proceeds of sale will be available for use in our business or for investment, in either case at our discretion. The proceeds will not carry interest.


     CREST

     The Companies (Amendment No. 4) (Jersey) Law 1998 and the Companies (Uncertificated Securities) (Jersey) Order 1999 allow the holding and transfer of shares under CREST, the electronic system for settlement of securities in the United Kingdom. Our Articles of Association already provide for our shares to be held in uncertificated form under the CREST system.


PURCHASE OF SHARES

     Subject to the provisions of the 1991 Law, we may purchase any of our own shares of any class. The 1991 Law provides that we may, by special resolution approve the acquisition of our own shares provided that the source of funds used to finance any repurchase is in accordance with the 1991 Law. The 1991 Law limits the type of funds available to govern the repurchase of the nominal value and the share premium attributed to any share.


NON-JERSEY SHAREHOLDERS

     There are no limitations imposed by Jersey law or by our Articles of Association on the rights of non-Jersey shareholders to hold or vote on our ordinary shares or securities convertible into our ordinary shares.


RIGHTS OF MINORITY SHAREHOLDERS AND FIDUCIARY DUTIES

     Majority shareholders of Jersey companies have no fiduciary obligations under Jersey law to minority shareholders. However, under the 1991 Law, a shareholder may, under some circumstances, seek relief from the court if he has been unfairly prejudiced by us. The provisions of the 1991 Law are designed to provide relief from oppressed shareholders without necessarily overriding the majority's decision. There may also be common law personal actions available to our shareholders.


JERSEY LAW AND OUR MEMORANDUM AND ARTICLES OF ASSOCIATION

     The content of our Memorandum and Articles of Association is largely derived from an established body of corporate law and therefore they mirror the 1991 Law. Jersey company law draws very heavily from company law in England and there are various similarities between the 1991 Law and the English Companies Act 1985 (as amended). However, the 1991 Law is considerably shorter in content than the English Companies Act 1985 and there are some notable differences between English and Jersey company law. There are, for example, no provisions under Jersey law (as there are under English law):

     o controlling possible conflicts of interests between us and our directors, such as loans by us or directors, and contracts between us and our directors other than a duty on directors to disclose an interest in any transaction to be entered into by us or any of our subsidiaries which to a material extent conflicts with our interest;

     o specifically requiring particulars to be shown in our accounts of the amount of loans to officers or directors' emoluments and pensions, although these would probably be required to be shown in our accounts in conformity to the requirement that accounts must be prepared in accordance with generally accepted accounting principles;

     o requiring us to file details of charges other than charges of Jersey realty; or

     o as regards statutory preemption provisions in relation to further issues of shares.

     Under Article 143 of the 1991 Law, the court may make an order giving relief, including regulation of our affairs requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by any of our other shareholders.

     The court has wide powers within its inherent jurisdiction and a shareholder could successfully bring an action in a variety of circumstances. Although there is no statutory definition of unfairly prejudicial conduct, authority suggests that it includes oppression and discrimination and that the test is objective.

     There are no provisions in our Memorandum or Articles of Association concerning changes of capital where these provisions would be considered more restrictive than that required by the 1991 Law.


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                   DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

     This section summarizes the material provisions of the Deposit Agreement, dated as of July 1, 1997, and amended and restated as of June 26, 2002, and further amended and restated as of July 10, 2002, among us, The Bank of New York, as depositary, and all registered owners and holders from time to time of ADRs issued under the Deposit Agreement. All references in this section to The Bank of New York refer to The Bank of New York or its successor in the capacity of depositary under the Deposit Agreement.

     A copy of the Deposit Agreement, including the form of ADR, has been filed as an exhibit to the registration statement of which this prospectus forms a part. A copy of the Deposit Agreement will be available for inspection at the Corporate Trust Office of The Bank of New York, currently located at 101 Barclay Street, New York, New York 10286. The Bank of New York's principal executive office is located at One Wall Street, New York, New York 10286.

     The Bank of New York is incorporated and operates under the laws of the State of New York. The Bank of New York is a state-chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The Bank of New York was constituted in 1784 in the State of New York. It does not have a registration number. It is a wholly-owned subsidiary of The Bank of New York Company, Inc., a New York corporation.


AMERICAN DEPOSITARY RECEIPTS

     The ADRs will evidence our ADSs, which will in turn represent ownership interests in:

     o the ordinary shares that we will deposit with the custodian, currently the London, England office of The Bank of New York, and the rights attributable to those ordinary shares; and

     o securities, cash or other property received by The Bank of New York or by the custodian in respect of the ordinary shares deposited with the custodian, but not distributed to ADS owners.

     As The Bank of New York or the custodian will be the actual holder of the underlying ordinary shares, you will generally exercise your shareholder rights through The Bank of New York. The Deposit Agreement sets out The Bank of New York's obligations to you.

     You may hold ADRs either directly or indirectly through your broker or financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or financial institution to assert the rights of ADR holders described in this section. We encourage you to consult with your broker or financial institution to find out what those procedures are.


SHARE DIVIDENDS AND OTHER DISTRIBUTIONS


HOW WILL YOU RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS ON SHARES?

     The Bank of New York will pay to you the cash dividends or other distributions it or the custodian receives on the ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares the ADSs evidenced by your ADRs represent.


     CASH

     The Bank of New York will convert any cash dividend or distribution that we pay on the ordinary shares, if in a foreign currency, into US dollars. If any government approval of the conversion is needed and cannot be obtained or is not obtained within a reasonable amount of time, or if the conversion is otherwise not possible on a reasonable basis, The Bank of New York may distribute the foreign currency only to those ADR holders to whom it is possible to do so or may hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. The Bank of New York may hold the foreign currency without investing it, and will not be required to pay you any interest if it does so.

     Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under applicable laws. It will distribute only whole US dollars and cents and will round any fractional amounts to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.


     SHARES

     The Bank of New York will distribute new ADRs representing any ordinary shares that we distribute as a dividend or free distribution, if we request that The Bank of New York make this distribution and if we furnish The Bank of New York promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell ordinary shares which would require it to issue an ADR evidencing a fractional ADS and distribute the net proceeds to the holders entitled to those shares. If The Bank of New York does not distribute additional cash or ADRs, each ADS will also represent the new ordinary shares.


     RIGHTS

     If we offer holders of securities any rights, including rights to subscribe for additional ordinary shares, The Bank of New York may make these rights available to you and has the authority to set the procedures for any offer to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York determines that it is practical to sell the rights, The Bank of New York may sell the rights and allocate the net proceeds to holders' accounts. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If The Bank of New York makes rights available to you, upon instruction from you it will exercise the rights and purchase the ordinary shares on your behalf. The Bank of New York will then deposit the ordinary shares and issue ADRs to you. It will only exercise rights if you pay The Bank of New York the exercise price and any charges the rights require you to pay.

     The Bank of New York will not offer you rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you.


     OTHER DISTRIBUTIONS

     The Bank of New York will send to you any other property that we distribute on deposited securities by any means The Bank of New York thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York may decide to sell what we distributed; for example by public or private sale, and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holder. For example, The Bank of New York may decide that a distribution of cash to ADR holders is illegal where any applicable foreign currency control would prohibit it, or that a share or rights distribution to ADR holders is illegal if the underlying securities have not been registered or are not being offered under an available exemption from registration requirements. A distribution to ADR holders may be impractical if we do not give timely or sufficient notice of the proposed distribution to The Bank of New York or if the costs of the distribution are far greater than the value the holders would receive from the distribution. We will have no obligation to take any other action to permit the distribution of ADRs, ordinary shares, rights or anything else to ADR holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

DEPOSIT, WITHDRAWAL AND CANCELLATION


HOW DOES THE BANK OF NEW YORK ISSUE ADSS?

     The Bank of New York will issue the ADSs that you are entitled to receive against deposit of the underlying ordinary shares represented by the ADSs. The Bank of New York will issue additional ADSs if you or your broker deposit ordinary shares with the custodian. You must also deliver evidence satisfactory to The Bank of New York of any necessary approvals of the governmental agency in Jersey, if any, which is responsible for regulating currency exchange at that time. If required by The Bank of New York, you must in addition deliver an agreement transferring your rights as a shareholder to receive dividends on other property. Upon payment of its fees and of any taxes or charges, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its Corporate Trust Office to the persons you request.


HOW DO YOU CANCEL AN ADR AND OBTAIN ORDINARY SHARES?

     You may submit a written request to withdraw ordinary shares and turn in your ADRs at the Corporate Trust Office of The Bank of New York. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes, The Bank of New York will deliver the deposited securities underlying the ADSs evidenced by the surrendered ADRs to an account designated by you at the office of the custodian. At your request, risk and expense, The Bank of New York may deliver at its Corporate Trust Office any dividends or distributions with respect to the deposited securities underlying the ADSs evidenced by your ADRs, or any proceeds from the sale of any dividends, distributions or rights, which may be held by The Bank of New York.


RECORD DATES

     Whenever any distribution of cash or rights, change in the number of ordinary shares represented by ADSs or notice of a meeting of holders of ordinary shares or other deposited securities is made, The Bank of New York will fix a record date for the determination of the owners entitled to receive the benefits, rights or notice.


VOTING OF DEPOSITED SECURITIES


HOW DO YOU VOTE?

     If you are an ADR holder on a record date fixed by The Bank of New York, you may exercise the voting rights of the same class of securities as the ordinary shares or other deposited securities underlying the ADSs evidenced by your ADRs, but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won't be able to exercise your right to vote unless you withdraw the ordinary shares or other deposited securities. However, you may not know about the meeting enough in advance to withdraw the ordinary shares or other deposited securities.

     If we ask for your instructions, The Bank of New York will notify you of the upcoming meeting and arrange to deliver the relevant materials to you. The materials will:

     o include all information included with the meeting notice sent by us to The Bank of New York;

     o explain how you may instruct The Bank of New York to vote the ordinary shares or other deposited securities underlying the ADSs evidenced by your ADRs as you direct if you vote by mail or by proxy; and

     o include a voting instruction card and any other information required under Jersey law that we and The Bank of New York will prepare.

     For instructions to be valid, The Bank of New York must receive them on or before the date specified in the instructions. The Bank of New York will try, to the extent practical, subject to applicable law and the provisions of our Articles of Association, to vote or have its agents vote the underlying ordinary shares or other deposited securities as you instruct. The Bank of New York will only vote, or attempt to vote, as you instruct. However, if The Bank of New York does not receive your voting instructions, it will give a proxy to vote your underlying ordinary shares or other deposited securities to our designated representative.

     We cannot assure that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your underlying ordinary shares or other deposited securities. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your underlying ordinary shares or other deposited securities are not voted as you requested.


INSPECTION OF TRANSFER BOOKS

     The Bank of New York will keep books for the registration and transfer of ADRs. These books will be open at all reasonable times for inspection by you, provided that you are inspecting the books for a purpose related to us, the Deposit Agreement or the ADRs.


REPORTS AND OTHER COMMUNICATIONS

     The Bank of New York will make available for your inspection any reports or communications, including any proxy material, received from us, as long as these materials are received by The Bank of New York as the holder of the ordinary shares or other deposited securities underlying the ADSs and are generally available to our shareholders. At our written request, The Bank of New York will also send copies of reports, notices and communications to you.


FEES AND EXPENSES

     The Bank of New York will charge any party depositing or withdrawing ordinary shares or other deposited securities or any party surrendering ADRs or to whom ADRs are issued:


FOR:                                                 ADR HOLDERS MUST PAY:
----                                                 ---------------------
o each issuance of an ADS, including as a result     o $5.00 or less per 100 ADSs or portion thereof
  of a distribution of shares or rights or other
  property or upon exercise of a warrant

o each surrender of an ADS for withdrawal of         o $5.00 or less per 100 ADSs or portion thereof
  the ordinary shares and other deposited
  securities underlying the ADS evidenced by
  the surrendered ADR, including if the
  Deposit Agreement is terminated

o each cash distribution pursuant to the Deposit     o $0.02 or less per ADS or portion thereof
  Agreement

o depositary services                                o $0.02 or less per ADS or portion thereof,
                                                       which will accrue on December 31 of each
                                                       year, except in years in which the fee
                                                       described in the preceding bullet point was
                                                       charged

o transfer and registration of shares on our        o  registration or transfer fees
  share register from your name to the name of
  The Bank of New York or its agent when you
  deposit, substitute or withdraw ordinary
  shares

o conversion of foreign currency to US dollars       o expenses of The Bank of New York

o cable, telex and facsimile transmission            o expenses of The Bank of New York
  expenses, if expressly provided in the Deposit
  Agreement

FOR:               ADR HOLDERS MUST PAY:
----------------   ---------------------------------------------
o as necessary     o taxes and governmental charges The Bank of
                     New York or custodian has to pay on any
                     ADS or ordinary share or other deposited
                     security underlying an ADS; for example,
                     withholding taxes, stamp duty or stock
                     transfer taxes


PAYMENT OF TAXES

     You will be responsible for any taxes or other governmental charges payable on your ADRs or on the ordinary shares and any other deposited securities underlying your ADRs. The Bank of New York may:

     o    deduct the amount of any taxes owed from any payments to you;

     o restrict or refuse the transfer of your ADRs or restrict or refuse the withdrawal of your underlying deposited securities until you pay any taxes owed on the ADSs evidenced by your ADRs or underlying ordinary shares or other deposited securities; or

     o sell ordinary shares or deposited securities to pay any taxes owed, in which case you will remain liable if the proceeds of the sale are not enough to pay the taxes.

     If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.


RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

     If we:

     o    change the par value of any of our ordinary shares,

     o    reclassify, split or consolidate any of our ordinary shares,

     o distribute securities on any of our ordinary shares that are not distributed to you, or

     o recapitalize, reorganize, merge, consolidate, sell our assets, or take any similar action,

then the cash, shares or other securities received by The Bank of New York will become new deposited securities under the Deposit Agreement, and each ADS evidenced by your ADRs will automatically represent the right to receive a proportional interest in the new deposited securities. The Bank of New York may and will, if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.


AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT


HOW MAY THE DEPOSIT AGREEMENT BE AMENDED?

     We and The Bank of New York may agree to amend the Deposit Agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for the taxes and governmental charges, or prejudices an important right of ADR holders, it will only become effective thirty days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the agreement as amended. However, no amendment will impair your right to surrender your ADRs to receive the ordinary shares and any other deposited securities underlying the ADSs evidenced by your ADRs.


HOW MAY THE DEPOSIT AGREEMENT BE TERMINATED?

     The Bank of New York will terminate the Deposit Agreement if we ask it to do so, in which case it must notify you at least 90 days before termination. The Bank of New York may also terminate the agreement after notifying you if The Bank of New York informs us that it would like to resign and we do not appoint a new depositary bank within 90 days.

     If any ADRs remain outstanding after termination, The Bank of New York will stop registering the transfer of ADRs, will stop distributing dividends to ADR holders, and will not give any further notices or do anything else under the Deposit Agreement other than:

     o collect dividends and distributions on the ordinary shares and any other deposited securities;

     o sell rights and other property offered to holders of the ordinary shares and any other deposited securities; and

     o deliver ordinary shares and other deposited securities upon surrender of ADRs.

     At any time after one year after termination of the Deposit Agreement, The Bank of New York may sell any remaining ordinary shares and any other deposited securities by public or private sale. After that, The Bank of New York will hold the money it received on the sale, as well as any cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the money it received on the sale and any other cash it then holds under the Deposit Agreement. After termination, our only obligations will be with respect to indemnification of, and to pay agreed upon fees, expenses and out-of-pocket charges to, The Bank of New York.


YOUR RIGHT TO RECEIVE UNDERLYING ORDINARY SHARES AND OTHER DEPOSITED SECURITIES

     You have the right to surrender your ADRs and the underlying ordinary shares and any other deposited securities underlying the ADSs evidenced by your ADRs at any time except:

     o due to temporary delays caused by The Bank of New York closing its or the closing of our transfer books, the transfer of ordinary shares is blocked in connection with voting at a shareholders' meeting, or we are paying dividends;

     o when you or other ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or

     o when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

     This right of withdrawal may not be limited by any provision of the Deposit Agreement.


LIMITATIONS ON OBLIGATIONS AND LIABILITIES TO ADR HOLDERS

     The Deposit Agreement expressly limits our obligations and liability and those of The Bank of New York. We and The Bank of New York:

     o are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

     o are not liable if prevented or delayed by law, any provisions of our Articles of Association or by-laws or circumstances beyond our control from performing our obligations under the Deposit Agreement;

     o are not liable for exercising, or failing to exercise, discretion permitted under the Deposit Agreement;

     o have no obligation to become involved in a lawsuit or proceeding related to the ADRs or the Deposit Agreement on your behalf or on behalf of any other party unless we are indemnified to our satisfaction or The Bank of New York is indemnified to its satisfaction; and

     o may rely upon any advice of or information from any legal counsel, accountants, any person depositing shares, any ADR holder or any other person who we or The Bank of New York believe in good faith is competent to give that advice or information.

     In the Deposit Agreement, we and The Bank of New York agree to indemnify each other under specified circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before The Bank of New York will issue or register the transfer of an ADR, make a distribution on an ADS, or permit withdrawal of ordinary shares or other deposited securities, The Bank of New York may require:

     o payment of taxes, including stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities, as well as the fees and expenses of The Bank of New York;

     o production of satisfactory proof of the identity of the person presenting shares for deposit or ADRs upon withdrawal, and of the genuineness of any signature; and

     o compliance with regulations The Bank of New York may establish consistent with the Deposit Agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfer of ADRs generally when the transfer books of The Bank of New York are closed or at any time if The Bank of New York or we think it advisable to do so.


PRE-RELEASE OF ADRS

     In some circumstances, subject to the provisions of the Deposit Agreement, The Bank of New York may issue ADRs before deposit of the underlying ordinary shares. This is called a pre-release of ADRs. The Bank of New York may also deliver ordinary shares prior to the receipt and cancellation of re-released ADRs, even if those ADRs are canceled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying ordinary shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of the ordinary shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

     o before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank or New York in writing that it or its customer, as the case may be, owns the ordinary shares or ADRs to be deposited;

     o the pre-release must be fully collateralized with cash or collateral that The Bank of New York considers appropriate; and

     o The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

     The pre-release will be subject to whatever indemnities and credit regulations that The Bank of New York considers appropriate. In addition, The Bank of New York will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.


GOVERNING LAW

     New York law, without regard to conflicts of law principles, governs the Deposit Agreement and the ADRs evidencing the ADSs.

                     EXCHANGE CONTROLS AND OTHER LIMITATIONS
                           AFFECTING SECURITY HOLDERS

     There are currently no Jersey or United Kingdom foreign exchange control restrictions on the payment of dividends on our ordinary shares or on the conduct of our operations. Jersey is in monetary union with the United Kingdom. There are currently no limitations under Jersey law or our Articles of Association prohibiting persons who are neither residents nor nationals of the United Kingdom from freely holding, voting and transferring our ordinary shares in the same manner as United Kingdom residents or nationals.

                                    TAXATION


MATERIAL JERSEY TAX CONSEQUENCES


GENERAL

     The following summary of the anticipated tax treatment in Jersey in relation to the payments on the ordinary shares and ADSs is based on the taxation law and practice in force at the date of this prospectus, and does not constitute legal or tax advice and prospective investors should be aware that the relevant fiscal rules and practice and their interpretation may change. We encourage you to consult your own professional advisers on the implications of subscribing for, buying, holding, selling, redeeming or disposing of ordinary shares or ADSs and the receipt of interest and distributions, whether or not on a winding-up, with respect to the ordinary shares or ADSs under the laws of the jurisdictions in which they may be taxed.

     We are an "exempt company" within the meaning of Article 123A of the Income Tax (Jersey) Law, 1961, as amended, for the calendar year ending December 31, 2002. We will be required to pay an annual exempt company charge, which is currently (pounds sterling)600, in respect of each subsequent calendar year during which we wish to continue to have "exempt company" status. The retention of "exempt company" status is conditional upon the Comptroller of Income Tax being satisfied that no Jersey resident has a beneficial interest in us, except as permitted by published concessions granted by the Comptroller from time to time. By concession, the holding of ordinary shares or ADSs by a Jersey resident in an exempt company, the shares of which are traded on a recognized stock exchange, is not regarded as a beneficial interest, provided that the holding is de minimis or clearance has been obtained from the Comptroller.

     The Comptroller of Income Tax has indicated that a holding by Jersey residents of less than 10% of the share capital of a company shall be treated as de minimis.

     As an "exempt company", we will not be liable for Jersey income tax other than on Jersey source income, except by concession bank deposit interest on Jersey bank accounts. For so long as we are an "exempt company", payments in respect of the ordinary shares and ADSs will not be subject to any taxation in Jersey, unless the shareholder is resident in Jersey, and no withholding in respect of taxation will be required on those payments to any holder of the ordinary shares or ADSs.

     Currently, there is no double tax treaty or similar convention between the US and Jersey.


TAXATION OF DIVIDENDS

     Dividends are declared and paid gross in US dollars. Under existing Jersey law, provided that the ordinary shares and ADSs are not held by, or for the account of, persons resident in Jersey for income tax purposes, payments in respect of the ordinary shares and ADSs, whether by dividend or other distribution, will not be subject to any taxation in Jersey and no withholding in respect of taxation will be required on those payments to any holder of our ordinary shares or ADSs.


TAXATION OF CAPITAL GAINS AND ESTATE AND GIFT TAX

     Under current Jersey law, there are no death or estate duties, capital gains, gift, wealth, inheritance or capital transfer taxes. No stamp duty is levied in Jersey on the issue or transfer of ordinary shares or ADSs. In the event of the death of an individual sole shareholder, duty at rates of up to 0.75% of the value of the ordinary shares or ADSs held may be payable on the registration of Jersey probate or letters of administration which may be required in order to transfer or otherwise deal with ordinary shares or ADSs held by the deceased individual sole shareholder.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material US Federal income tax consequences to US holders (as defined below) arising from the purchase, ownership and disposition of our ordinary shares or ADSs. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, final, temporary and proposed US Treasury Regulations promulgated under the Code, and administrative and judicial interpretations of the Code and the US Treasury Regulations, all as in effect as of the date of this summary, and all of which are subject to change, possibly with retroactive effect.

   For purposes of this discussion, a "US holder" is a holder of our ordinary shares or ADSs that is:

     o    a US citizen;

     o an individual resident in the United States for US Federal income tax purposes;

     o a domestic corporation, or other entity taxable as a corporation, organized under the laws of the United States or of any US state or the District of Columbia;

     o an estate the income of which is includible in its gross income for US Federal income tax purposes without regard to its source; or

     o a trust, if either: a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all the substantial decisions of the trust, or the trust has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

     This summary does not deal with all aspects of US Federal income taxation that may be relevant to particular US holders in light of their particular circumstances, or to US holders subject to special rules, including, without limitation:

     o    some retirement plans;

     o    insurance companies;

     o US holders of ordinary shares or ADSs held as part of a "straddle," "synthetic security," "hedge," "conversion transaction" or other integrated investment;

     o persons that enter into "constructive sales" involving our ordinary shares or ADSs or substantially identical property with other investments;

     o    US holders whose functional currency is not the US dollar;

     o    some expatriates or former long-term residents of the United States;

     o    financial institutions;

     o    broker-dealers;

     o    tax-exempt organizations; and

     o US holders who own, directly, indirectly or through attribution, 10% or more of our outstanding voting stock.

     In addition, this summary does not address the effect of any applicable US state, local or non-US tax laws, does not consider the tax treatment of persons who own our ordinary shares or ADSs through a partnership or other pass-through entity, and deals only with ordinary shares or ADSs held by US holders as "capital assets" as defined in Section 1221 of the Code.

     WE ENCOURAGE US HOLDERS OF OUR ORDINARY SHARES OR ADSS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE US FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, AS WELL AS THE TAX CONSEQUENCES IN OTHER JURISDICTIONS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSS APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS.


TAXATION OF DIVIDENDS

     The gross amount of any distributions received with respect to our ordinary shares or ADSs, will constitute dividends for US Federal income tax purposes, to the extent of our current and accumulated earnings and profits as determined under US Federal income tax principles. US holders will generally be required to include this amount of dividends in gross income as ordinary income. In general, distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a US holder's tax basis in the ordinary shares or ADSs and any amount in excess of that US holder's tax basis will be treated as gain from the sale of the ordinary shares or ADSs. Dividends from us will not qualify for the dividends-received deduction generally available to corporations under Section 243 of the Code.

     Subject to the limitations set forth in the Code, US holders may elect to claim as a foreign tax credit against their US Federal income tax liability, Jersey income taxes withheld, if any, from distributions received in respect of the ordinary shares or ADSs. The limitations on claiming a foreign tax credit include, among others, computation rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the US Federal income payable with respect to each class. In this regard, dividends paid by us will generally be foreign source "passive income" or in the case of some US holders, "financial services income." US holders that do not elect to claim a foreign tax credit may instead claim a deduction for Jersey income taxes withheld, if any.

     The rules relating to foreign tax credits are complex and a US holder is encouraged to consult its own tax advisor to determine whether and to what extent it would be entitled to this credit.


SALE OR OTHER DISPOSITION OF ADSS

     If a US holder sells or otherwise disposes of its ordinary shares or ADSs, it will generally recognize gain or loss for US Federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and its tax basis in the ordinary shares or ADSs. Subject to the discussion below under "--Our Status as a Passive Foreign Investment Company," that gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the US holder has held the ordinary shares or ADSs for more than one year at the time of the sale or other disposition. In general, any gain that US holders recognize on the sale or other disposition of ordinary shares or ADSs will be US source income for purposes of the foreign tax credit limitation; losses will generally be allocated against US source income. Deduction of capital losses is subject to limitations under the Code.

     Deposits and withdrawals of our ordinary shares by US holders in exchange for ADSs will generally not be subject to US Federal income taxes.


OUR STATUS AS A PASSIVE FOREIGN INVESTMENT COMPANY

     In general, we will be a passive foreign investment company, or PFIC, if 75% or more of our gross income in a taxable year is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and determined based on fair market value, are held for the production of, or produce, passive income.

     We believe that we currently are not a PFIC and do not expect to become a PFIC in the near future. However, because the tests for determining PFIC status are applied as of the end of each taxable year and are dependent upon a number of factors, some of which are beyond our control, including the value of our assets, based on the market price of our ordinary shares, and the amount and type of our gross income, we cannot assure you that we will not become a PFIC in the future or that the US Internal Revenue Service will agree with our conclusion regarding our current PFIC status.

     If we are a PFIC for US federal income tax purposes for any year during a US holder's holding period of our ADSs or ordinary shares and the US holder does not make a QEF Election or a "mark-to-market" election, both as described below:

     o any gain recognized by a US holder upon the sale of ADSs or ordinary shares, or the receipt of some types of distributions, would be treated as ordinary income;

     o this income generally would be allocated over a US holder's holding period with respect to our ADSs or ordinary shares; and

     o the amount allocated to prior years will be subject to tax at the highest tax rate in effect for that year and an interest charge would be imposed on the amount of deferred tax on the income allocated to prior taxable years.

     Although we generally will be treated as a PFIC as to any US holder if we are a PFIC for any year during a US holder's holding period, if we cease to satisfy the requirements for PFIC classification, the US holder may avoid PFIC classification for subsequent years if he, she or it elects to recognize gain based on the unrealized appreciation in the ADSs or ordinary shares through the close of the tax year in which we cease to be a PFIC. Additionally, if we are a PFIC, a US holder who acquires ADSs or ordinary shares from a decedent would be denied the normally available step-up in tax basis for our ADSs or ordinary shares to fair market value at the date of death and instead would have a tax basis equal to the lower of the fair market value or the decedent's tax basis.

     For any tax year in which we are determined to be a PFIC, a US holder may make a QEF Election, which is an election to treat his, her or its ADSs or ordinary shares as an interest in a qualified electing fund. If a US holder makes a QEF Election, the US holder would be required to include in income currently his, her or its proportionate share of our earnings and profits in years in which we are a PFIC regardless of whether distributions of these earnings and profits are actually distributed to that US holder and be required to comply with specified information reporting requirements. Any gain subsequently recognized upon the sale by that US holder of his, her or its ADSs or ordinary shares generally would be taxed as capital gain and the denial of the basis step-up at death described above would not apply.

     As an alternative to a QEF Election, a US holder generally may elect to mark his, her or its ADSs or ordinary shares to market annually, and, therefore, recognize ordinary income or loss equal to the difference between the fair market value of his, her or its ADSs or ordinary shares and the adjusted tax basis of his or its ADSs or ordinary shares. Losses would be allowed only to the extent of the net mark-to-market gain accrued under the election. If a mark-to-market election with respect to ADSs or ordinary shares is in effect on the date of a US holder's death, the tax basis of the ADSs or ordinary shares in the hands of a US holder who acquired them from a decedent will be the lesser of the decedent's tax basis or the fair market value of the ADSs or ordinary shares.

     RULES RELATING TO A PFIC ARE VERY COMPLEX. US HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF PFIC RULES TO THEIR INVESTMENTS IN OUR ADSS OR OUR ORDINARY SHARES.


BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments to US holders in respect of ADSs may be subject to information reporting to the US Internal Revenue Service and to backup withholding tax at rates equal to:

     o    30% through 2003;

     o    29% for 2004 and 2005;

     o    28% for 2006 through 2010; and

     o    31% after 2010.

     However, backup withholding will not apply to a US holder that is a corporation or comes within an exempt category, and demonstrates the fact when so required, or furnishes a correct taxpayer identification number and makes any other required certification.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a US holder's US Federal income tax liability, provided that the required procedures are followed.


UNITED KINGDOM TAX CONSIDERATIONS


DIVIDENDS

     A person having an interest in ADSs or ordinary shares who is not a resident in the UK will not be subject to tax in the UK on dividends paid on our ordinary shares, unless that person carries on business in the UK through a branch or agency, to which the ordinary shares or ADSs in question are attributable.

     A person having an interest in ADSs or ordinary shares who is resident in the UK will, in general, be subject to UK income tax or corporation tax on dividends paid by us. No such liability will arise for individual persons having an interest in ADSs or ordinary shares who, though UK resident, are not domiciled in the UK, or for Commonwealth citizens or citizens of the Republic of Ireland who are not ordinarily resident in the UK, except to the extent that amounts are remitted or deemed to be remitted to the UK.

     No credit will be available against the UK tax liability of a person having an interest in ADSs or ordinary shares on dividends received from us for underlying taxes suffered or paid by us on our own income, except in the case of a company owning directly or indirectly not less than ten per cent of our voting power. As we are a Jersey exempt company, no withholding taxes will be payable on dividends.


CAPITAL GAINS

     A person having an interest in ADSs or ordinary shares who is neither resident nor ordinarily resident in the UK will generally not be subject to tax in the UK on capital gains on a disposal of our ordinary shares or interests in the ADSs.

     However, individuals who left the UK after March 17, 1998 and who were resident in the UK for four out of seven years prior to departure, and who return to the UK within five years of departure will be subject to UK capital gains tax on any gains realized during the period of absence.

     Persons having an interest in ADSs or ordinary shares who are resident and/or ordinarily resident in the UK or who hold their ordinary shares or interests in ADSs through a UK trading branch or agency will, in general, be subject to UK taxation on capital gains on a disposal of ordinary shares or interests in ADSs. However, persons having an interest in ADSs or ordinary shares who are individuals and who are resident and/or ordinarily resident in the UK but who are not domiciled in the UK will not be subject to UK taxation on capital gains arising on a disposal of ordinary shares or interest in ADSs unless they remit to the UK, or are deemed to have remitted to the UK, the proceeds of the disposal.


INHERITANCE TAX

     Liability to UK inheritance tax may arise on the death of a person having an interest in ADSs or ordinary shares, or on a gift (or disposal at an undervalue) of ordinary shares or ADSs by a person, who is domiciled, or deemed to be domiciled, in the UK.

     Where ordinary shares or interests in ADSs are held by a person who is neither domiciled nor deemed to be domiciled in the UK, no liability to UK inheritance tax will arise in respect of them.


STAMP DUTY AND STAMP DUTY RESERVE TAX

     No UK stamp duty should be payable on any transfer of an ADS, provided it is executed and retained outside the UK. Therefore, a transfer of an ADS in the United States between non-residents of the UK would not ordinarily give rise to a UK stamp duty charge.

     An instrument transferring an ADS could attract UK stamp duty if it relates to anything done or to be done in the UK; for example, if it is executed in the UK or to be brought into the UK after execution. If the transfer is on a sale then the rate of stamp duty will be 0.5% of the consideration given. This charge is rounded up to the nearest (pounds sterling)5. Gifts and other transfers which are neither sales nor made in contemplation of a sale do not attract this charge. Instead they will either be exempt or attract a fixed duty of (pounds sterling)5 per transfer.

     A transfer from The Bank of New York to an ADS holder of the underlying ordinary shares may be subject to a fixed stamp duty of (pounds sterling)5 if the instrument of transfer relates to anything done or to be done in the UK; for example, if it is executed in the UK or is to be brought into the UK after execution. A transfer of ordinary shares from The Bank of New York directly to a purchaser on behalf of an ADS holder may attract stamp duty at a rate of 0.5% of the consideration, rounded up to the nearest (pounds sterling)5.

     UK stamp duty reserve tax will not be payable on an agreement to transfer ADSs.

                              PLAN OF DISTRIBUTION

     Under the terms and subject to the conditions contained in the underwriting agreement dated July 11, 2002, the underwriters named below, for whom HSBC Securities (USA) Inc. is acting as representative, have severally agreed to purchase, and we and the selling shareholder have agreed to sell to them, severally, the number of ordinary shares, including ordinary shares in the form of ADSs, indicated below.


                                           NUMBER OF
UNDERWRITERS                            ORDINARY SHARES
------------                            ---------------
HSBC Securities (USA) Inc. .........      3,750,000
BMO Nesbitt Burns Corp. ............      1,250,000
                                          ---------
   Total ...........................      5,000,000
                                          =========

     The underwriters may elect to take delivery of all or a portion of the ordinary shares purchased in the form of ADSs. References in this section to "ordinary shares" include ADSs, to the extent applicable.

     All sales in the United States will be made through US registered broker-dealers. HSBC Securities (USA) Inc., acting through its UK affiliate, HSBC Investment Bank plc, and BMO Nesbitt Burns Corp., acting through an affiliate, BMO Nesbitt Burns Inc., will make offers and sales of the ordinary shares and the ADSs outside of the United States.

     The global offering is being coordinated by HSBC Securities (USA) Inc. as the global coordinator.

     In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the ordinary shares being sold pursuant to that agreement if any of the ordinary shares being sold pursuant to such agreement are purchased. In some circumstances, under the underwriting agreement, the commitments of non-defaulting underwriters may be increased. The underwriters propose initially to offer the ordinary shares and the ADSs in part directly to the public at the initial offering prices set forth on the cover page of this document, and in part to selected dealers, including the underwriters, at such price less a concession not in excess of $0.18 per ordinary share, or $0.35 per ADS, sold to institutional investors and $0.28 per ordinary share, or $0.55 per ADS, sold to retail investors. The underwriters may allow, and these dealers may reallow, to other dealers a concession not in excess of $0.10 per ordinary share, or $0.10 per ADS, sold to institutional investors and a concession not in excess of $0.10 per ordinary share, or $0.10 per ADS, sold to retail investors. After the initial public offering of the ordinary shares, the public offering prices and other selling terms may be changed by the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     It is anticipated that BMO Nesbitt Burns Corp. may be a member of the syndicate and through its online service, Harrisdirect, engage in electronic offers, sales and distributions of the shares being offered. A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated to underwriters that may make Internet distributions on the same basis as other allocations.

     Prior to the offering there has been no public market for the ADSs. The initial public offering prices of the ordinary shares and ADSs have been determined by negotiation between us and the underwriters with reference to the market price of our ordinary shares and our GDSs. The offering price of the ordinary shares represents a premium of $6.40 per share over the $0.10 par value of our ordinary shares.

     The selling shareholder has granted to the representative an option to purchase, from time to time, in whole or in part, up to an additional 750,000 ordinary shares, at the initial public offering price less underwriting discounts and commissions. This option is exercisable within 30 days from the closing date of the global offering to cover over-allotments in the global offering, if any. To the extent that the representative exercises the over-allotment option, each of the underwriters will be obligated, subject to specified conditions, to purchase its pro rata portion of any additional ordinary shares based on each underwriter's percentage underwriting commitment in the global offering as reflected in the preceding table.

     The following table summarizes the compensation and estimated expenses that we and the selling shareholder will pay:


                                      PER SHARE                PER ADS                                  TOTAL
                               ----------------------- -----------------------              -----------------------------
                                 WITHOUT       WITH      WITHOUT       WITH     PERCENTAGE      WITHOUT          WITH
                                  OVER-       OVER-       OVER-       OVER-      PER SHARE       OVER-          OVER-
                                ALLOTMENT   ALLOTMENT   ALLOTMENT   ALLOTMENT     OR ADS       ALLOTMENT      ALLOTMENT
                               ----------- ----------- ----------- ----------- ------------ --------------- -------------
Underwriting discounts
 and commissions paid
 by us on institutional
 sales(1) ....................   $ 0.29          --      $ 0.59          --         4.5%      $ 1,236.690    $1,236,690
Underwriting discounts
 and commissions paid
 by us on retail sales(1) ....   $ 0.46          --      $ 0.91          --         7.0%      $   351,260    $  351,260
Expenses payable by us .......   $ 0.37          --      $ 0.74          --         5.7%      $ 1,856,737    $1,856,737
Underwriting discounts
 and commissions paid
 by the selling
 shareholder(2) ..............       --      $ 0.33          --      $ 0.65         5.0%               --    $  243,750

----------
(1) Of the 5,000,000 ordinary shares offered, 4,228,000 shares are being sold to institutional investors, and 772,000 shares are being sold to retail investors.

(2) If less than 87.5% of the over allotment option is exercised, then the commission rate will decrease to 4.0%.

     We have also paid HSBC Investment Bank plc, an affiliate of the representative, management fees totalling $250,000 in connection with the global offering.

     The ordinary shares and ADSs are being offered in the global offering by the several underwriters, subject to prior sales, when, as and if transferred to and accepted by them, subject to the approval of various legal matters by counsel for the underwriters and other conditions.

     We have agreed with the underwriters that we will not, during the 180 day period after the date of this prospectus, offer, issue, sell, contract to sell, issue options in respect of or otherwise dispose of any ADSs or ordinary shares or any other securities of ours, or any interest therein or in respect thereof, or any other securities exchangeable for, or convertible into, or substantially similar to the ADSs or ordinary shares or enter into any transaction having substantially the same effect or agree to do any of the foregoing other than with the prior written consent of HSBC Investment Bank plc or pursuant to our share option scheme as adopted on January 11, 1997 and amended on June 24, 2001.

     Randgold & Exploration has also agreed with the underwriters that it will not, during the 180-day period after the date of this prospectus, sell, transfer, mortgage, charge or otherwise dispose of, directly or indirectly, any ADSs or ordinary shares without the prior written consent of HSBC Investment Bank plc on behalf of the underwriters. Furthermore, Randgold & Exploration has agreed with the underwriters that, for an additional 180 day period after the expiration of the initial 180-day period after the date of this prospectus, it will not sell, transfer, mortgage, charge or otherwise dispose of, directly or indirectly, any ordinary shares or ADSs or any interest herein or enter into any transaction having the same economic effect other than through HSBC Investment Bank plc.

     In addition, our executive directors have agreed with the underwriters that they will not, during the 180-day period after the date of this prospectus, subject to specified exceptions, dispose of any ADSs or ordinary shares without the prior written consent of HSBC Investment Bank plc. Furthermore, our executive directors have agreed with the underwriters that, for an additional 180 day period after the expiration of the initial 180-day period after the date of this prospectus, they will not sell, transfer, mortgage, charge or otherwise dispose of, directly or indirectly, any ordinary shares or ADSs or any interest herein or enter into any transaction having the same economic effect other than through HSBC Investment Bank plc.

     International Finance Corporation, the selling shareholder, has agreed with HSBC Investment Bank plc that it will not, during the 180 day period after the date of this prospectus, sell, transfer, mortgage, charge or otherwise dispose of, directly or indirectly, any ordinary shares or ADSs or any interest therein or enter into any transactions having the same economic effect other than through HSBC Investment Bank plc.

     HSBC Investment Bank plc has no agreement or understanding with us, Randgold & Exploration, our executive directors, or International Finance Corporation for a waiver of the restrictions described in the preceding four paragraphs. However, HSBC Investment Bank plc may, in its discretion, release us or the other parties at any time, without notice, prior to the expiration of the lock-up period. In some cases underwriters agree to waive lock-up restrictions when a company's stock has performed well for a sustained period of time and market conditions are favorable. Any decision by HSBC Investment Bank plc to waive the lock-up restrictions would depend on a number of factors at the time of determination, including the market price of the ordinary shares and ADSs, the liquidity of the trading market for the ordinary shares and ADSs, general market conditions, the number of ordinary shares or ADSs proposed to be sold and the timing, purpose and terms of the proposed sale.

     Our outstanding ordinary shares are listed on the Official List of the UK Listing Authority and are traded on the London Stock Exchange, the principal market for the ordinary shares, under the symbol "RRS". The ADSs have been approved for listing on the Nasdaq National Market under the symbol "RRUS," and we have applied to have our ADSs listed and traded on the London Stock Exchange under the symbol "RRUS".

     We have agreed to indemnify the underwriters, the selling shareholder and others against specified liabilities, including liabilities under the Securities Act and other applicable securities laws, and to contribute to payments the underwriters or the selling shareholder may be required to make in respect of those liabilities, losses and expenses.

     The underwriters may make short sales of the ordinary shares and the ADSs in connection with the global offering, resulting in the sale by an underwriter of a greater number of ordinary shares and ADSs than it is required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the ordinary shares and the ADSs subject to the over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the trading price of the ordinary shares or the ADSs in the open market that could adversely affect investors who purchase ordinary shares or ADSs in the global offering. An underwriter may reduce or close out its covered short position either by exercising the over-allotment option or by purchasing ordinary shares or ADSs in the open market. In determining which of these alternatives to pursue, an underwriter will consider the prices at which ordinary shares or ADSs are available for purchase in the open market as compared to the price at which it may purchase through the over-allotment option. Any naked short position will be closed out by purchasing ordinary shares or ADSs in the open market. Similar to other stabilizing transactions described below, open market purchases made by an underwriter to cover all or a portion of its short position may have the effect of preventing or retarding a decline in the market price of the ordinary shares or the ADSs following the global offering. As a result, the ordinary shares or the ADSs may trade at a price that is higher than the price that otherwise might prevail in the open market.

     The underwriters pursuant to Regulation M under the Exchange Act may engage in transactions including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the ordinary shares or the ADSs at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of ordinary shares or ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares or the ADSs. These stabilizing bids and open market purchases may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     The underwriters or their affiliates may engage in passive market making transactions in the ordinary shares or ADSs on the London Stock Exchange or in the ADSs on the Nasdaq National Market. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

     From time to time in the ordinary course of their respective businesses, one or more of the underwriters and their affiliates may in the future engage in commercial or investment banking transactions with us and our affiliates. In addition, the underwriters and their affiliates have in the past received and are currently receiving compensation from us in connection with providing various services. HSBC Investment Bank plc and its affiliates have received and are receiving customary compensation in connection with, among other things, its acting as broker for our ordinary shares and GDSs traded on the London Stock Exchange and acting as financial adviser to us from time to time.

     HSBC Investment Bank plc is the beneficial and record owner of 199,757 of our GDSs. HSBC Investment Bank plc has entered into an agreement with Consolidated Mining Jersey Limited whereby HSBC Investment Bank plc is guaranteed to receive an agreed upon return on any sale of these securities up to a defined price threshold. Above that threshold, the parties will share any realized profit. HSBC Investment Bank plc has taken a security interest in another 379,040 of our GDSs held beneficially and of record by Consolidated Mining Jersey Limited as security for these obligations.

     The address of the principal business office of HSBC Securities (USA) Inc. is 452 Fifth Avenue, Tower 9, New York, NY 10018. The address of the principal business office of HSBC Investment Bank plc is Vintners Place, 68 Upper Thames Street, London, EC4V 3BJ, United Kingdom. The address of the principal office of BMO Nesbitt Burns Corp. is First Canadian Place, 100 Kings Street West P.O. Box 3 Toronto, Ontario, M5X 1A3.


SELLING RESTRICTIONS


GENERAL

     No public offer is being made and no one has taken any action that would, or is intended to, permit a public offering of the ordinary shares or ADSs to be made in any country or jurisdiction, other than the United States, where action for that purpose is required. No person receiving a copy of this document in any territory may treat the same as constituting an invitation or offer to him or her to purchase ordinary shares or ADSs unless, in the relevant territory, such an invitation or offer could lawfully be made without contravention by any person of any registration or other regulatory or legal requirements. We encourage any person who receives a copy of this document to satisfy himself or herself as to full observance of the laws of any relevant territory in respect of any actions he or she may take, including the obtaining of any requisite governmental or other consent or the observance of any requisite formalities and the payment of any issue, transfer or other taxes due in such territory.


UNITED KINGDOM

     Ordinary shares and ADSs may not be offered or sold to any person in the UK, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the UK within the meaning of the Financial Services and Markets Act 2000.


FRANCE

     Ordinary shares and ADSs may be offered and sold in France only to (i) qualified investors (investisseurs qualifies) acting for their own account or
(ii) a limited circle of investors (circle restreint d'investisseurs) acting for their own account, all as defined in Article L.411-2 of the French Code Monetaire et Financier and Decree number 98-880 of October 1, 1998.

     This prospectus has not been and will not be submitted to the clearance procedures of the French Commission des Operations de Bourse, or COB, and accordingly the COB has not and shall not grant any visa in relation to this prospectus.

     Neither this prospectus nor any document issued in connection with the offering may be issued or passed to any person in France or to or for the account of any resident thereof without the prior approval of HSBC Investment Bank plc. Any delivery of this prospectus without this approval shall not under any circumstances be deemed to constitute an offer to sell or a solicitation to buy ordinary shares and ADSs.

     Also note that, pursuant to COB requirements:

     o the offer and distribution, whether directly or indirectly, of the ordinary shares and the ADS to the public in France once they shall have been acquired in connection with the global offering, may only be made in compliance with the rules applicable to public offerings ("appel public a l'epargne"); and

     o should the offer target a limited circle of investors (circle restreint d'investisseurs) of more than one hundred (100) investors, those investors will have to certify that they have personal connections (either at a family or professional level) with a dirigeant of the issuer.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We estimate the fees and expenses to be incurred in connection with the issuance and distribution of the ordinary shares and ADSs in the offering, other than underwriting discounts and commissions, to be as follows:


   Securities and Exchange Commission registration fee .........    $    3,637
   NASD filing fee .............................................         4,000
   Nasdaq original listing fee .................................       100,000
   Legal fees and expenses .....................................       959,100
   Accounting fees and expenses ................................       390,000
   Printing and engraving costs ................................       300,000
   Blue sky fees and miscellaneous expenses ....................       100,000
   Total .......................................................    $1,856,737
                                                                    ==========

     All of these estimated fees and expenses will be paid by us.


                                     EXPERTS

     Our audited financial statements as of December 31, 2001, 2000 and 1999, for each of the two years in the period ended December 31, 2001, for the nine month period ended December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, located at 1 Embankment Place, London WC2N 6RH, United Kingdom, given upon the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers is a member of the Institute of Chartered Accountants in England and Wales.

     The audited financial statements of Societe des Mines de Morila SA as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers Inc., independent accountants, located at 2 Eglin Road, Sunninghill 2157, South Africa, given upon the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Inc. is a member of the South African Institute of Chartered Accountants.

     The information included in this prospectus with respect to our reserves pertaining to our mining sites in Mali has been verified by Resource Service Group, and has been included herein in reliance upon the authority of this firm as experts in mining, geology and ore reserve determination.


                             VALIDITY OF SECURITIES

     The validity of the ordinary shares and the ADSs offered by this prospectus will be passed upon for us by our Jersey counsel, Ogier & Le Masurier. Certain legal matters relating to this offering will be passed upon by Fulbright & Jaworski L.L.P., our special US counsel and special US counsel to the selling shareholder. Certain legal matters relating to this offering will be passed upon by Norton Rose, special US counsel to the underwriters. Norton Rose are also acting as English counsel to the underwriters and us in connection with this offering.

                       WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus constitutes a part, on Form F-1, with respect to the ordinary shares and ADSs being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the Securities and Exchange Commission. For further information about us and the ADSs being sold in this offering, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement.

     A copy of this Registration Statement, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the public reference section of the Securities and Exchange Commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement, including the exhibits and schedules thereto, is also available at the Securities and Exchange Commission's site on the World Wide Web at http://www.sec.gov.

     A copy of each document (or a translation thereof to the extent not in English) concerning us that is referred to in this registration statement is available for public view at our principal executive offices at La Motte Chambers, La Motte Street, St. Helier, Jersey JE1 1BJ Channel Islands.

     We intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial information.

     After completion of the offering, we will file quarterly reports on Form 6-K with the Securities and Exchange Commission. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders will be exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and the rules under the Exchange Act.

     The ADSs have been registered separately with the Securities and Exchange Commission on Form F-6.

                       ENFORCEABILITY OF CIVIL LIABILITIES


     We are incorporated in Jersey, Channel Islands. All of our directors and executive officers, except for Mr. R.I. Israel, Mr. P. Lietard and some of the experts named in this prospectus, reside outside of the United States. Substantially all of the assets of these persons and substantially all of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process on these persons or us within the United States, or to enforce against these persons or us, either inside or outside the United States, a judgment obtained in a United States court predicated upon the civil liability provisions of the Federal securities or other laws of the United States or any state thereof. A foreign judgment is not directly enforceable in Jersey, but constitutes a cause of action which will be enforced by Jersey courts provided that:

     o the court which pronounced the judgment has jurisdiction to entertain the case according to the principles recognized by Jersey law with reference to the jurisdiction of the foreign courts;

     o the judgment is final and conclusive--it cannot be altered by the courts which pronounced it;

     o there is payable pursuant to a judgment a sum of money, not being a sum payable in respect of tax or other charges of a like nature or in respect of a fine or other penalty;

     o    the judgment has not been prescribed;

     o the courts of the foreign country have jurisdiction in the circumstances of the case;

     o    the judgment was not obtained by fraud; and

     o the recognition and enforcement of the judgment is not contrary to public policy in Jersey, including observance of the rules of natural justice which require that documents in the United States proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal.

     It is the policy of Jersey courts to award compensation for the loss or damage actually sustained by the person to whom the compensation is awarded. Although the award of punitive damages is generally unknown to the Jersey legal system, that does not mean that awards of punitive damages are not necessarily contrary to public policy. Whether a judgment was contrary to public policy depends on the facts of each case. Exorbitant, unconscionable, or excessive awards will generally be contrary to public policy. Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. Jersey courts will usually implement there own procedural laws and, where an action based on an international contract is brought before a Jersey court, the capacity of the parties to the contract will usually be determined in accordance with the Jersey Law. It is doubtful whether an original action based on United States Federal securities laws can be brought before Jersey courts. A plaintiff who is not resident in Jersey may be required to provide security for costs in the event of proceedings being initiated in Jersey. Furthermore the rules of the Royal Court of Jersey require that documents executed outside Jersey must be authenticated for the purpose of use in Jersey.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                            PAGE
                                                                                           -----
RANDGOLD RESOURCES LIMITED

Report of the Independent Auditors .......................................................   F-1
Consolidated Statements of Operations for the years ended December 31, 2001 and 2000
 and the nine month period ended December 31, 1999 .......................................   F-2
Consolidated Balance Sheets as at December 31, 2001, 2000 and 1999 .......................   F-3
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2001,
 2000 and 1999 ...........................................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000
 and the nine month period ended December 31, 1999 .......................................   F-6
Notes to the Consolidated Financial Statements ...........................................   F-7
Condensed Consolidated Statement of Operations for the three month periods ended
 March 31, 2002 and 2001 (unaudited) .....................................................   F-40
Condensed Balance Sheet as at March 31, 2002 (unaudited) and December 31, 2001 ...........   F-41
Condensed Statement of Changes in Shareholders' Equity for the three month periods ended
 March 31, 2002 and 2001 (unaudited) .....................................................   F-42
Condensed Cash Flow Statement for the three month periods ended March 31, 2002
 and 2001 (unaudited) ....................................................................   F-43
Condensed Statement of Comprehensive Income for the three month periods ended
 March 31, 2002 and 2001 (unaudited) .....................................................   F-43
Notes to the Condensed Financial Statements ..............................................   F-44

SOCIETE DES MINES DE MORILA SA

Report of the Independent Auditors .......................................................   F-57
Statement of Operations for the years ended December 31, 2001 and 2000 ...................   F-58
Balance sheet at December 31, 2001 and 2000 ..............................................   F-59
Statement of Changes in Shareholders' Equity for the years ended December 31, 2001
 and 2000 ................................................................................   F-60
Cash flow statement for the years ended December 31, 2001 and 2000 .......................   F-61
Notes to the Financial Statements ........................................................   F-62

RANDGOLD RESOURCES LIMITED

Explanatory Note .........................................................................   F-78
Report of the Independent Auditors .......................................................   F-79
Consolidated Statement of Operations for the year ended March 31, 1999 ...................   F-80
Consolidated Balance Sheet as at March 31, 1999 ..........................................   F-81
Consolidated Statement of Shareholders' Equity for the year ended March 31, 1999 .........   F-82
Consolidated Statement of Cash Flows for the year ended March 31, 1999 ...................   F-83
Notes to the Consolidated Financial Statements ...........................................   F-84

                       REPORT OF THE INDEPENDENT AUDITORS

To the members of Randgold Resources Limited


We have audited the accompanying financial statements of Randgold Resources Limited and its subsidiaries and joint venture ("the Group"). These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.


SCOPE

We conducted our audit in accordance with International Standards on Auditing and Auditing Standards Generally Accepted in the United States of America. These Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


AUDIT OPINION

In our opinion, the financial statements give a true and fair view of the financial position of the Company and the Group as of December 31, 2001, 2000 and 1999 and of the results of its operations and its cash flows for the years then ended and the nine months ended December 31, 1999 in accordance with International Accounting Standards.

International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of accounting principles generally accepted in the United States of America would have affected the determination of the Company's shareholders' equity and financial position as at December 31, 2001 and 2000 and the determination of its results of operations for the years ended December 31, 2001 and 2000, to the extent summarized in Note 23 to the financial statements.



/s/ PricewaterhouseCoopers
PRICEWATERHOUSECOOPERS
Chartered Accountants
London, United Kingdom
April 30, 2002

                           RANDGOLD RESOURCES LIMITED

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                                                                NINE MONTH
                                                              YEAR ENDED       YEAR ENDED      PERIOD ENDED
                                                             DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                 2001             2000             1999
                                                                 $'000            $'000           $'000
                                                            --------------   --------------   -------------
REVENUES
Product sales ...........................................         84,154           63,781          34,872
Interest income .........................................          2,293            2,167              64
Profit on sale of interest in Morila ....................             --          124,979              --
Exchange gains ..........................................            427            8,615           2,072
Other income ............................................            633            1,843             655
                                                              ----------       ----------      ----------
                                                                  87,507          201,385          37,663
                                                              ----------       ----------      ----------
COSTS AND EXPENSES
Mine production costs ...................................         37,349           43,823          37,771
Transport and refinery costs ............................            547              237             193
Movement in production inventory and stockpiles .........           (813)           5,153           6,417
Transfer to deferred stripping costs ....................         (1,991)            (367)         (7,929)
General and administration expenses .....................         11,262            9,332           5,617
Royalties ...............................................          5,801            3,718           2,028
Exploration and corporate expenditure ...................          9,187           10,731           5,621
Depreciation and amortization ...........................          7,097           12,208          17,081
Interest expense ........................................          4,067           14,874           2,764
Impairment of assets -- Syama mine ......................             --           74,606          45,007
(Gain)/loss on financial instruments ....................         (7,424)          (3,602)          4,569
Provision for environmental rehabilitation ..............            317              294             225
Exchange losses .........................................          1,269            1,085             886
Other ...................................................          3,610            6,190             311
                                                              ----------       ----------      ----------
                                                                  70,278          178,282         120,561
                                                              ----------       ----------      ----------
INCOME/(LOSS) BEFORE TAXES ..............................         17,229           23,103         (82,898)
Income tax expense ......................................           (126)            (363)           (256)
                                                              ----------       ----------      ----------
INCOME/(LOSS) BEFORE MINORITY
INTEREST ................................................         17,103           22,740         (83,154)
Minority interest .......................................            656            1,621           4,984
                                                              ----------       ----------      ----------
NET INCOME/(LOSS) .......................................         17,759           24,361         (78,170)
                                                              ----------       ----------      ----------
BASIC EARNINGS/(LOSS) PER SHARE ($)......................            0.58             0.74          (2.36)
                                                              ===========      ===========     ==========
WEIGHTED AVERAGE SHARES USED IN THE
COMPUTATION .............................................     30,517,646       33,062,209      33,053,542
                                                              ===========      ===========     ==========
DILUTED EARNINGS PER SHARE ..............................            0.57             0.73             --
                                                              ===========      ===========     ==========
WEIGHTED AVERAGE SHARES USED IN THE
COMPUTATION .............................................     30,761,905       33,294,452              --
                                                              ===========      ===========     ==========


See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                           CONSOLIDATED BALANCE SHEETS
                   (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                           AS AT            AS AT           AS AT
                                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                           2001             2000             1999
                                                           $'000            $'000           $'000
                                                      --------------   --------------   -------------
ASSETS
CURRENT ASSETS
Cash and equivalents ..............................         6,683           63,505           4,313
Restricted cash ...................................         4,474               --              --
Receivables .......................................        16,558           26,769          18,073
Inventories .......................................         9,743           10,534          25,585
                                                           ------           ------          ------

TOTAL CURRENT ASSETS ..............................        37,458          100,808          47,971
                                                           ------          -------          ------
PROPERTY, PLANT AND EQUIPMENT
Cost ..............................................       163,076          153,537         201,200
Accumulated depreciation and amortization .........       (83,339)         (76,242)        (64,034)
                                                          -------          -------         -------
NET PROPERTY, PLANT AND EQUIPMENT .................        79,737           77,295         137,166
                                                          -------          -------         -------

OTHER LONG-TERM ASSETS ............................         2,359              368             483
                                                          -------          -------         -------

TOTAL ASSETS ......................................       119,554          178,471         185,620
                                                          =======          =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities ..........        10,851           16,092          21,046
Current portion of long-term liabilities ..........        11,224           12,200          55,956
Bank overdraft ....................................         1,708            1,867           7,995
                                                          -------          -------         -------

Total current liabilities .........................        23,783           30,159          84,997
                                                          -------          -------         -------
PROVISION FOR ENVIRONMENTAL
REHABILITATION ....................................         4,340            3,616           1,713

LONG-TERM LIABILITIES .............................        57,147           44,071          15,741

LOANS FROM MINORITY SHAREHOLDERS IN
SUBSIDIARIES ......................................        21,625           22,258          24,022

MINORITY SHARE OF ACCUMULATED
LOSSES ............................................       (20,290)         (19,942)         (8,322)

LIABILITIES ON FINANCIAL INSTRUMENTS ..............         2,452            1,465           7,969

See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                              AS AT            AS AT           AS AT
                                          DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                              2001             2000             1999
                                              $'000            $'000           $'000
                                         --------------   --------------   -------------
SHAREHOLDERS' EQUITY
Share capital
Authorized:
40,000,000 Ordinary shares of 10 US
cents each, for all periods presented
Issued:
22,461,630 (December 2000: 33,076,629;
December 1999: 33,056,416) ...........         2,246            3,307            3,305
Share premium ........................       161,830          240,742          240,664
Accumulated losses ...................      (131,834)        (149,593)        (174,469)
Other reserves .......................        (1,745)           2,388               --
                                            --------         --------         --------

TOTAL SHAREHOLDERS' EQUITY ...........        30,497           96,844           69,500
                                            --------         --------         --------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY ...............................       119,554          178,471          185,620
                                            ========         ========         ========

Commitments and contingencies -- see note 21


See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                              SHARE     ADDITIONAL PAID   ACCUMULATED     OTHER
                                             NUMBER OF       CAPITAL       IN CAPITAL        LOSSES     RESERVES      TOTAL
                                          ORDINARY SHARES     $'000          $'000           $'000        $'000       $'000
                                         ----------------- ----------- ----------------- ------------- ---------- ------------
BALANCE AT MARCH 31, 1999 ..............     33,052,965        3,305        240,656          (96,299)        --      147,662
Net income .............................             --           --             --          (78,170)        --      (78,170)
Exercise of employee stock options
and other issues .......................          3,451           --              8               --         --            8
                                             ----------        -----        -------          -------         --      -------
BALANCE AT DECEMBER 31, 1999 ...........     33,056,416        3,305        240,664         (174,469)        --       69,500
Net income .............................             --           --             --           24,361         --       24,361
Exercise of employee stock options
and other issues .......................         20,213            2             78               --         --           80
                                             ----------        -----        -------         --------         --      -------
BALANCE AT DECEMBER 31, 2000 ...........     33,076,629        3,307        240,742         (150,108)        --       93,941
Change in accounting policy in
respect of IAS 39 ......................             --           --             --              515      2,388        2,903
                                             ----------        -----        -------         --------      -----      -------
RESTATED BALANCE AT JANUARY 1, 2001 ....     33,076,629        3,307        240,742         (149,593)     2,388       96,844
Net income .............................             --           --             --           17,759         --       17,759
Exercise of employee stock options
and other issues .......................        997,404          100          1,639               --         --        1,739
Movement on cash flow hedges ...........             --           --             --               --     (4,133)      (4,133)
Share buyback and related expenses......    (11,612,403)      (1,161)       (80,551)              --         --      (81,712)
                                            -----------       ------        -------         --------     ------      -------

BALANCE AT DECEMBER 31, 2001 ...........     22,461,630        2,246        161,830         (131,834)    (1,745)      30,497
                                            -----------       ------        -------         --------     ------      -------

o The repurchase of 34.08% of the Company's shares at US$7 per share was successfully completed in September 2001, with the Company paying a total of US$81.7 million to shareholders.



See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)



                                                                                                     NINE MONTH
                                                                   YEAR ENDED       YEAR ENDED      PERIOD ENDED
                                                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                      2001             2000             1999
                                                                      $'000            $'000           $'000
                                                                 --------------   --------------   -------------
CASH FLOWS FROM OPERATIONS
Income/(loss) before taxes ...................................        17,229           23,103         (82,898)
Depreciation and amortization ................................         7,097           12,208          17,081
Transfer to deferred stripping ...............................        (1,991)            (368)         (7,929)
(Gain)/loss on financial instruments .........................        (7,427)          (2,168)          4,569
Profit on sale of Morila .....................................            --         (124,979)             --
Proceeds on the disposal of inventories at Syama .............           296               --              --
Net increase in provision for environmental
rehabilitation ...............................................           724            1,903             205
Impairment of assets -- Syama mine ...........................            --           74,606          45,000
Amortization of covenants not to compete .....................            --              483             202
Effects of changes in operating working capital items:
-- receivables ...............................................        10,211          (16,294)            (73)
-- inventories ...............................................           498             (229)          6,929
-- accounts payable and accrued liabilities ..................        (5,367)          (1,805)          9,360
                                                                      ------         --------         -------
Net cash provided by/(utilized in) operations ................        21,270          (33,540)         (7,554)
                                                                      ------         --------         -------
CASH FLOW FROM INVESTING ACTIVITIES
Additions to property, plant and equipment ...................       (11,946)         (65,850)        (50,138)
Proceeds on disposal of property, plant and
equipment at Syama ...........................................         2,407               --              --
Movement in restricted cash ..................................        (4,474)              --              --
Proceeds on disposal of interest in Morila ...................            --          132,000              --
Cash held by Morila on disposal of interest ..................            --           (1,263)             --
                                                                     -------         --------         -------
Net cash (utilized in)/generated by in investment
activities ...................................................       (14,013)          64,887         (50,138)
                                                                     -------         --------         -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received/(paid) on financial instruments ............         4,278           (1,434)          3,400
Ordinary shares issued .......................................         1,739               80               8
Share buy back ...............................................       (81,287)              --              --
Share issue expenses .........................................          (425)              --              --
Long-term loans and loans from outside shareholders
in subsidiaries received -- (net, including short-term
portion) .....................................................        11,775           35,327          50,187
(Decrease)/increase in bank overdraft ........................          (159)          (6,128)          4,659
                                                                     -------         --------         -------
Cash (utilized in)/generated by financing activities .........       (64,079)          27,845          58,254
                                                                     -------         --------         -------
NET (DECREASE)/INCREASE IN CASH AND EQUIVALENTS ..............       (56,822)          59,192             562
CASH AND EQUIVALENTS AT BEGINNING OF YEAR/PERIOD .............        63,505            4,313           3,751
                                                                     -------         --------         -------
CASH AND EQUIVALENTS AT END OF YEAR/PERIOD ...................         6,683           63,505           4,313
                                                                     =======         ========         =======

See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


1. NATURE OF OPERATIONS

     The Company, its subsidiaries and joint venture ("the Group") carry out opencast mining activities and exploration. The Group currently has one operating mine in Mali, West Africa, the Morila Gold Mine, which commenced production in October 2000 and one operation in Mali under care and maintenance, namely the Syama Mine.

     The main focus of exploration work is on its advanced projects in Mali West, around Morila and in Northern Cote d'Ivoire. The Company also has 2 projects at feasibility stage, Loulo in Western Mali and Tongon in Cote d'Ivoire. The Company identifies various stages of feasibility for its projects. The Loulo project has been advanced from the exploration phase through early feasibility stage involving preliminary financial evaluation of the viability of the project to a final feasibility stage. The final feasibility stage entails the development of a detailed plant and infrastructure design, an environmental impact study and a full financial analysis to enable a development decision to be made. The Tongon project is at an earlier stage of feasibility, where the data currently available is less accurate, requiring further detailed work to be performed. The data currently available is of a sufficient level for preliminary economic analysis to be undertaken. The Company does not capitalize any expenditure until a decision to develop a project is made.

     The interests of the Group are Somisy S.A. ("Somisy") which owns and operated the Syama mine, Morila S.A. ("Morila") which owns the Morila mine and Somilo S.A. ("Somilo") which conducts the exploration and development activities over the Loulo site. Randgold Resources holds an effective 40% interest in Morila, following the sale to AngloGold Limited on July 3, 2000 of one-half of Randgold Resources' wholly-owned subsidiary, Morila Limited. Management of Morila Limited, the 80% shareholder of Morila, is effected through a joint venture committee, with Randgold Resources and AngloGold each appointing one-half of the members of the committee. AngloGold Services Mali S.A. ("Anser"), a subsidiary of AngloGold, is the operator of Morila.

     In January 2001, the Company announced the suspension of mining operations at Syama, which ceased at the end of February 2001. Processing of the stockpiles continued until early December 2001, when the operation was placed on care and maintenance. Activities at the Syama mine have now been reduced to rehabilitation and monitoring work while discussions with interested parties to acquire the mine are continuing. A final decision will be made pending the outcome of the discussions with interested third parties or a significant sustained improvement in the gold price.


2. SIGNIFICANT ACCOUNTING POLICIES

     The financial information in this report has been prepared on the historical cost basis in accordance with International Accounting Standards. A summary of the significant accounting policies, which except as disclosed under hedging, have been applied consistently for all periods covered by this report, is set out below.

     GENERAL: The financial statements are measured and presented in US dollars, as it is the primary functional currency in which transactions are undertaken. Monetary assets and liabilities in foreign currencies are translated to US dollars at rates of exchange ruling at the end of the financial period. Translation gains and losses arising at period-end, as well as those arising on the translation of settled transactions occurring in currencies other than the functional currency, are included in net income.

     CONSOLIDATION: The consolidated financial information includes the financial statements of the Company, its subsidiaries and Company's proportionate share of the joint venture.

     A company in which the Group holds directly or indirectly, through other subsidiary undertakings, a controlling interest is classified as a subsidiary undertaking. Subsidiaries are consolidated from the date

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

control is transferred to the Group and are no longer consolidated from the date control ceases. The minority interest in the consolidated equity and in the consolidated results are shown separately.

     Any excess or deficits of the purchase price when compared to the fair value of the subsidiary acquired is attributed to mineral property interests and amortized in terms of the Group accounting policies. The results of subsidiaries are included from effective dates of acquisition and up to the effective dates of disposal. Intercompany accounts and transactions are eliminated on consolidation.

     Joint ventures are those investments in which the Group has joint control and are accounted for under the proportional consolidation method and under this method, the proportion of assets, liabilities and income and expenses and cash flows of each joint venture attributable to the Group are incorporated in the consolidated financial statements under appropriate headings. The results of joint ventures are included from the effective dates of acquisition and up to the effective dates of disposal. Intercompany accounts and transactions are eliminated on consolidation.

     Any excess or deficits of the purchase price when compared to the Group share of the fair value of the joint venture acquired is attributed to mineral property interests and amortized in accordance with Group accounting policies.

     CASH AND EQUIVALENTS include all highly liquid investments with a maturity of three months or less at the date of purchase.

     INVENTORIES, which include ore stockpiles, gold in process and supplies and insurance spares, are stated at the lower of cost or net realizable value. The cost of ore stockpiles and gold produced is determined principally by the weighted average cost method using related production costs.

     Stockpiles consist of two types of ore, high grade and medium grade ore, which will be processed through the processing plant. Both high and medium grade stockpiles are currently being processed and all ore is expected to be fully processed within the next ten years. The processing of ore in stockpiles occurs in accordance with the life of mine processing plan that has been optimized based on the known mineral reserves, current plant capacity, and mine design.

     EXPLORATION COSTS are expensed as incurred. Costs related to property acquisitions are capitalized.

     UNDEVELOPED PROPERTIES upon which the Group has not performed sufficient exploration work to determine whether significant mineralization exists, are carried at original cost. Where the directors consider that there is little likelihood of the properties being exploited, or the value of the exploitable rights have diminished below cost, a write-down is recorded.

     DEVELOPMENT COSTS AND MINE PLANT FACILITIES relating to existing mines are capitalized. Development costs consist primarily of direct expenditure to develop an ore body for economic exploitation and to expand the production capacity of existing operating mines. Following the completion of a bankable feasibility study, development costs, which include interest on borrowed funds, used to place new mines into production and to complete major development projects at operating mines are capitalized. Ongoing costs to maintain production are expensed as incurred.

     DEFERRED STRIPPING COSTS: The costs of waste stripping in excess of the expected pit life average stripping ratio are deferred and charged to production when the actual ratio is below the expected average ratio. The expected pit life average stripping ratio is calculated as the ratio of future anticipated waste tonnes to be mined, to anticipated future ore tonnes to be mined. This ratio is recalculated annually in light of additional knowledge and changes in estimates. The expected pit life ratio is then compared to waste associated with ore mined during the period so as to calculate the deferred stripping costs to be deferred or released for the period.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     DEPRECIATION AND AMORTIZATION: Long lived assets include mining properties, mine development cost and mine plant facilities. These assets have useful economic lives which exceed that of the life of the mine. Depreciation and amortization are therefore charged over the life of the mine based on estimated ore tonnes contained in proven and probable reserves. Proven and probable ore reserves reflect estimated quantities of economically recoverable reserves, which can be recovered in the future from known mineral deposits. Short lived assets, include motor vehicles, office equipment and computer equipment, are depreciated over estimated useful lives of two to five years.

     MINING PROPERTY EVALUATIONS: Recoverability of the long-term assets of the Company, which include development costs, deferred stripping costs and undeveloped property costs, together with other current assets, is reviewed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In determining if the asset can be recovered, the Company compares the value in use amount to the carrying amount. If the carrying amount exceeds the value in use amount, the Company will record an impairment charge in the income statement to write down the asset to the value in use amount. To determine the value in use amount, management makes its best estimate of the future cash inflows that will be obtained each year over the life of the mine and discounts the cash flow by a rate that is based on the time value of money adjusted for the risk associated with the applicable project. Management's best estimate includes only those projections which it believes are reliable, and which based upon past experience, it has the ability to accurately forecast. These estimates are subject to risks and uncertainties including future metal prices. In addition, other factors that management can control may turn out differently than that projected and could have an effect on the determination of the value in use amount. It is therefore reasonably possible that changes could occur which may affect the recoverability of the mining assets.

     REHABILITATION COSTS: The net present value of future rehabilitation costs estimates is recognized and provided for in the financial statements and capitalized to mining assets on initial recognition. Due to the nature of mining operations, initial recognition is at the time of first production and thereafter as and when additional environmental disturbances are created. The estimates are reviewed annually to take into account the effects of inflation and changes in the estimates and are discounted using rates that reflect the time value of money.

     Annual increases in the provision are charged to income and consist of finance costs relating to the change in present value of the provision and inflationary increases in the provision estimate. The present value of additional environmental disturbances created are capitalized to mining assets against an increase in rehabilitation provision. The rehabilitation asset is amortized as noted previously. Rehabilitation projects undertaken, included in the estimates, are charged to the provision as incurred.

     Environmental liabilities, other than rehabilitation costs, which relate to liabilities arising from specific events, are expensed when they are known, probable and reasonably estimable.

     PROVISIONS are recognized when the Company has a present legal or constructive obligation as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

     GOLD SALES: Revenue arising from gold sales is recognized when the risks and rewards of ownership and title pass to the buyer under the terms of the applicable contract and the pricing is fixed and determinable.

     INTEREST is recognized on a time proportion basis, taking into account the principal outstanding and the effective rate over the period to maturity.

     DERIVATIVES: During the year, the Company adopted International Accounting Standard 39 ("IAS 39"). Financial Instruments: Recognition and Measurement" effective January 1, 2001.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     Previously gains and losses on derivative instruments, which effectively established minimum prices for designated future production were recognized in revenue when the planned production was delivered. Derivatives which were not designated to future production were accounted for on a mark-to-market basis and the associated gains and losses were immediately recognized in income.

     Under the new Accounting standard, all derivatives are recognized on the balance sheet at their fair value, unless they meet the criteria for the normal purchases normal sales exemption.

     On the date a derivative contract is entered into, the Company designates the derivative for accounting purposes as either a hedge of the fair value of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). Certain derivative transactions, while providing effective economic hedges under the Company's risk management policies, do not qualify for hedge accounting.

     Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge, are recognized directly in equity. Amounts deferred in equity are included in the income statement in the same periods during which the hedge firm commitment or forecasted transaction affects net profit or loss.

     Recognition of derivatives which meet the criteria for the normal purchases, normal sales exception are deferred until settlement.

     Changes in the fair value of derivatives that do not qualify for hedge accounting are recognized in the income statement.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives designed as hedges to specific assets and liabilities or to specific firm commitments for forecasted transactions. The Company formally assesses, both at the hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

     With the adoption of the Accounting Standard at January 1, 2001, certain of the Company's derivatives qualified for cash flow hedge accounting. The effect on the opening and subsequent year's reserves has been disclosed in the consolidated statement of changes in shareholders' equity.

     Certain of the Company's derivatives do not qualify for hedge accounting. The effect has been disclosed as an adjustment to accumulated losses in the statements of consolidated shareholder's equity.

     PROVIDENT FUNDS AND OTHER EMPLOYEE BENEFITS: Provident funds, which are defined contribution plans are funded through monthly contributions which are charged to income statement as incurred.

     INCOME AND MINING TAXES: The Company follows the comprehensive liability method of accounting for income and mining taxes, whereby deferred income and mining taxes are recognized for the tax consequences of timing differences, by applying current statutory tax rates to differences between financial statement amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized for temporary differences which result in deductible amounts in future periods, but only to the extent it is probable that sufficient taxable profits will be available against which these differences can be utilized.

     Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

     EARNINGS/(LOSS) PER SHARE is computed by dividing net income/(loss) by the weighted average number of ordinary shares in issue during the year/period. Fully diluted earnings/(loss) per share is presented when the inclusion of potential ordinary shares has a dilutive effect on earnings per share.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

3. INCOME AND MINING TAXES

     The Company is not subject to income tax in Jersey. The operating joint venture, Morila, benefits from a five year tax holiday in Mali. The tax holiday of Morila expires on November 1, 2005. The benefit of the tax holiday to the Company was to increase its net income by $11.3 million and $2.8 million, due to not recording its share of Morila's tax expense for the years ended December 31, 2001 and 2000, respectively. Accordingly had the Company not benefited from the tax holiday in Mali, earnings per share would have been reduced by $0.37 and $0.09 for the years ended December 31, 2001 and 2000 respectively. Thus, the tax accounting for the Group on a consolidated basis reflects the tax accounting for its suspended operation, Somisy. Under Malian tax law, income tax is based on the greater of 35 per cent of taxable income or 0.75 per cent of gross revenue.

     The tax charge for the periods included in suspended operations represents minimum Mali tax.


                                                                                                 NINE MONTH
                                                          YEAR ENDED          YEAR ENDED        PERIOD ENDED
                                                      DECEMBER 31, 2001   DECEMBER 31, 2000   DECEMBER 31, 1999
                                                            $'000               $'000               $'000
                                                     ------------------- ------------------- ------------------
CURRENT
Income and mining tax on suspended operation .......         (126)               (363)              (256)
Income and mining tax on continuing operations .....           --                  --                 --
                                                             ----                ----               ----
Total current income and mining taxes ..............         (126)               (363)              (256)
                                                             ----                ----               ----

     Major items causing the Company's actual income tax charge to differ from the standard charge as follows:


                                                                                            NINE MONTH
                                                     YEAR ENDED          YEAR ENDED        PERIOD ENDED
                                                 DECEMBER 31, 2001   DECEMBER 31, 2000   DECEMBER 31, 1999
                                                       $'000               $'000               $'000
                                                ------------------- ------------------- ------------------
Tax at statutory rate .........................           --                  --                 --
Minimum tax payable on Malian mining operations         (126)               (363)              (256)
                                                        ----                ----               ----
Total income and mining taxes .................         (126)               (363)              (256)
                                                        ====                ====               ====

3.2 DEFERRED INCOME AND MINING TAX LIABILITIES AND ASSETS ARE MADE UP AS
FOLLOWS:


                                                             DECEMBER  31,     DECEMBER  31,     DECEMBER 31,
                                                                  2001              2000             1999
                                                                 $'000             $'000            $'000
                                                            ---------------   ---------------   -------------
Deferred income and mining tax liabilities
- depreciation and amortization .........................             --                --              --
                                                                      --                --              --
Gross deferred income and tax assets:
- assessable tax loss carry forwards ....................       (118,500)          (98,100)        (67,903)
- provisions, including rehabilitation accruals .........         (2,000)           (6,606)         (6,480)
                                                                --------           -------         -------
Gross deferred income and mining tax assets .............       (120,500)         (104,706)        (74,383)
- deferred income and mining tax asset valuation
 allowances .............................................        120,500           104,706          74,383
                                                                --------          --------         -------
Net deferred income and mining tax assets ...............             --                --              --
                                                                --------          --------         -------
Net deferred income and mining tax liability ............             --                --              --
                                                                ========          ========         =======

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     The operations at Syama have assessable non-capital tax loss carry forwards of $118.5 million, $101.5 million and $71.2 million at December 31, 2001, 2000 and 1999 respectively and capital expenditure carry forwards of $81.3 million, $78.2 million and $67.0 million at December 31, 2001, 2000 and 1999 respectively for deduction against future mining income. The assessable non-capital tax loss carryforwards do not expire however the capital expenditure carryforward losses are available only for the Syama operations and expire within five years as follows:



                  Fiscal 2002 .........       29.3
                  Fiscal 2003 .........       23.9
                  Fiscal 2004 .........       17.2
                  Fiscal 2005 .........        9.0
                  Fiscal 2006 .........        1.9


     The Morila operation has no assessable capital expenditure carry forwards as at December 31, 2001 and 2000 respectively, for deduction against future mining income.


4. EARNINGS (LOSS) PER SHARE


                                                              FOR THE YEAR ENDED DECEMBER 31, 2001
                                                          --------------------------------------------
                                                              INCOME                         PER SHARE
                                                              $'000            SHARES         AMOUNT
                                                           (NUMERATOR)     (DENOMINATOR)         $
                                                          -------------   ---------------   ----------
BASIC EARNINGS PER SHARE
Shares outstanding January 1, 2001 ....................                      33,076,629
Weighted average number of shares bought back .........                      (2,903,100)
Weighted number of shares issued ......................                         344,117
                                                          ------             ----------        -----
Income available to shareholders ......................   17,759             30,517,646         0.58
                                                          ======             ==========        =====
EFFECT OF DILUTIVE SECURITIES
Stock options issued to employees .....................                         244,259
                                                          ------             ----------        -----
Fully diluted earnings per share ......................   17,759             30,761,905         0.57
                                                          ======             ==========        =====


                                                   FOR THE YEAR ENDED DECEMBER 31, 2000
                                               --------------------------------------------
                                                   INCOME                         PER SHARE
                                                   $'000            SHARES         AMOUNT
                                                (NUMERATOR)     (DENOMINATOR)         $
                                               -------------   ---------------   ----------
BASIC EARNINGS PER SHARE
Shares outstanding January 1, 2000 .........                      33,056,416
Weighted number of shares issued ...........                           5,793
                                               ------             ----------        -----
Income available to shareholders ...........   24,361             33,062,209         0.74
                                               ======             ==========        =====
EFFECT OF DILUTIVE SECURITIES
Stock options issued to employees ..........                         232,243
                                               ------             ----------        -----
Fully diluted earnings per share ...........   24,361             33,294,452         0.73
                                               ======             ==========        =====

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                             FOR THE NINE MONTHS ENDED DECEMBER 31, 1999
                                             --------------------------------------------
                                                  LOSS                          PER SHARE
                                                 $'000            SHARES         AMOUNT
                                              (NUMERATOR)     (DENOMINATOR)         $
                                             -------------   ---------------   ----------
BASIC EARNINGS PER SHARE
Shares outstanding April 1, 1999 .........                      33,052,965
Weighted number of shares issued .........                             577
                                                -------         ----------        -----
Loss available to shareholders ...........      (78,170)        33,053,542        (2.36)
                                                =======         ==========        =====

     No diluted earnings per share has been calculated for the nine month period ended December 31, 1999 as the company was in a loss making position.


5. RESTRICTED CASH


                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                      2001             2000             1999
                                      $'000            $'000           $'000
                                 --------------   --------------   -------------
Debt service reserve .........   4,474                 --               --
                                 -----                 --               --
                                 4,474                 --               --
                                 =====                 ==               ==

     The debt service reserve account relates to the NM Rothschild & Son Limited debt service reserve account. This amount is held in escrow for partial repayment of the Morila Project Loan. Refer to Note 12.3.


6. RECEIVABLES


                                     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                         2001             2000             1999
                                         $'000            $'000           $'000
                                    --------------   --------------   -------------
Trade ...........................        2,405           17,731            1,657
Taxation debtor .................        3,393            2,336            7,091
Other ...........................        8,038            3,632            9,325
Owing by related party ..........           --            3,070               --
Syama equipment debtors .........        2,722               --               --
                                         -----           ------            -----
                                        16,558           26,769           18,073
                                        ======           ======           ======

7. INVENTORIES


                               DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                   2001             2000             1999
                                   $'000            $'000           $'000
                              --------------   --------------   -------------
Consumable stores .........   7,417                 9,221           16,720
Ore stockpiles ............   1,313                   978            8,417
Gold in process ...........   1,013                   335              448
                              -----                 -----           ------
                              9,743                10,534           25,585
                              =====                ======           ======

     Included in consumable stores are $2.9 million (2000: $5.8 million) of inventories which related to the Syama mine which are carried at estimated net realizable value.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


8. PROPERTY, PLANT AND EQUIPMENT


Mine properties, mine development costs and mine plant facilities and equipment


                                           DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                               2001             2000             1999
                                               $'000            $'000           $'000
                                          --------------   --------------   -------------
Cost
 At beginning of period ...............      153,537           201,200         174,079
 Additions ............................       14,650            65,850          50,138
 Disposals ............................       (5,111)          (59,965)             --
 Write-down due to impairment .........           --           (53,548)        (23,017)
                                             -------           -------         -------
                                             163,076           153,537         201,200
                                             -------           -------         -------
Accumulated depreciation
 At beginning of period ...............       76,242            64,034          46,953
 Charge for the period ................        7,097            12,208          17,081
                                             -------           -------         -------
                                              83,339            76,242          64,034
                                             -------           -------         -------
NET BOOK VALUE ........................       79,737            77,295         137,166
                                             =======           =======         =======

LONG LIFE ASSETS

     Long life assets are those assets which are amortized over the life of the mine and are comprised of the metallurgical plant, tailings and raw water dams, power plant and mine infrastructure. The net book value of these assets was $64.2 million as at December 31, 2001 (2000: $65.9 million and 1999: $118.7 million).


SHORT LIFE ASSETS

     Short life assets are those assets which are amortized over their useful life and are comprised of motor vehicles and other equipment. The net book value of these assets was $3.4 million as at December 31, 2001 (2000: $1.9 million and 1999: $9.9 million).


UNDEVELOPED PROPERTY

     Included in property, plant and equipment are undeveloped property costs of $9.9 million (2000: $8.6 million, 1999: $8.6 million) and mobile mining equipment with a net book value of nil (2000: nil, 1999: $9 million). During the year, the Group acquired additional undeveloped property of $1.3 million through acquisition of an additional 29% shareholding of the LaSource share in Somilo.

     Accumulated depreciation is not adjusted upon recognition of an impairment charge, as by adjusting the impairment charge against the historical cost of property, plant and equipment, the net carrying value of property, plant and equipment is adjusted to its recoverable amount.


9. OTHER LONG-TERM ASSETS


                                          DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                              2001             2000             1999
                                              $'000            $'000           $'000
                                         --------------   --------------   -------------
A) DEFERRED STRIPPING COSTS:
Opening balance ......................          368              --            14,054
Additions during the period ..........        1,991             368             7,929
Write down due to impairment .........           --              --           (21,983)
                                              -----             ---           -------
Closing balance ......................        2,359             368                --
B) COVENANT NOT TO COMPETE:                      --              --               483
                                              =====             ===           =======
                                              2,359             368               483
                                              =====             ===           =======

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     The total deferred stripping balance for Syama was written down in the period ending December 31, 1999 as part of the impairment of various long lived assets.

     The deferred stripping balances at the end of 2001 and 2000 pertain to the Morila mine. In terms of the life of mine plan, pre-stripping is performed in the earlier years. This results in the cost associated with waste stripped at a rate higher than the expected pit life average stripping ratio, being deferred to those years. These costs will be released in the period where the actual stripping ratio decreases to below such expected pit life ratio. The expected pit life average stripping ratios used to calculate the deferred stripping were
4.26 in 2001 and 4.19 in 2000. These stripping ratios were calculated taking into account the actual strip ratios achieved of 5.86 for 2001 and 6.80 during 2000.


10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


                                            DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                2001             2000             1999
                                                $'000            $'000           $'000
                                           --------------   --------------   -------------
Trade ..................................        4,264            6,738           11,333
Payroll and other compensation .........          132              620              520
Other ..................................        5,841            8,734            9,193
Owing to Morila Limited ................          185               --               --
Related parties ........................          429               --               --
                                                -----            -----           ------
                                               10,851           16,092           21,046
                                               ======           ======           ======

11. PROVISION FOR ENVIRONMENTAL REHABILITATION


                                          DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                              2001             2000             1999
                                              $'000            $'000           $'000
                                         --------------   --------------   -------------
Accrued rehabilitation costs .........   4,340               3,616            1,713
                                         =====               =====            =====

     The provisions for close down and restoration costs include estimates for the effect of future inflation and have been discounted to their present value at 6% per annum, being an estimate of the cost of borrowing.

     While the ultimate amount of rehabilitation costs to be incurred in the future is uncertain, the Group has estimated that the remaining costs for the Syama mine, in current monetary terms, will be US$2 million and will be expended over the next twelve months. Current rehabilitation costs related to Morila are estimated to be US$8.4 million, the majority of which will only be expended in ten years time.

     Although limited environmental rehabilitation regulations currently exist in Mali to govern the mines, management has based the environmental rehabilitation accrual using the standards as set by the World Bank, which require an environmental management plan, an annual environmental report, a closure plan, an up-to-date register of plans of the facility, preservation of public safety on closure, carrying out rehabilitation works and ensuring sufficient funds exist for the closure works. However, it is reasonably possible that the Group's estimate of its ultimate rehabilitation liabilities could change as a result of changes in regulations or cost estimates.

     The Company is committed to rehabilitation of its properties and to ensure that it is adequately provided to do so it makes use of independent environmental consultants to advise it and it also uses past experience in similar situations to ensure that the provisions for rehabilitation are adequate.

     There are no unasserted claims reflected in either of the provisions for Syama or Morila.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     There are no uncertainties with respect to joint and several liability that may affect the magnitude of the contingency at either Syama or Morila as these are clearly defined in their respective mining conventions.

     The total cost of rehabilitation is estimated at $10.4 million, $2 million of which relates to Syama and will be spent within the next twelve months and $8.4 million of which relates to Morila and the majority of which will only be spent after ten years.

     There are no other potentially responsible parties to consider for cost sharing arrangements.

     The Company carries insurance against pollution including cost of cleanup. At present, there are no losses and or claims outstanding.


12. LONG-TERM LIABILITIES


                                           DECEMBER  31,     DECEMBER 31,     DECEMBER 31,
                                                2001             2000             1999
                                               $'000             $'000           $'000
                                          ---------------   --------------   -------------
Syndicated term loan and
revolving facility     12.1 ...........        33,000                --              --
Syama Project loan     12.2 ...........            --            15,000          20,000
Morila Project loan    12.3 ...........        26,372            34,157              --
Morila Finance lease   12.4 ...........         8,272             6,387             741
BRGM                   12.5 ...........           727               727          50,956
                                               ------            ------          ------
                                               68,371            56,271          71,697
Less: Current portion
 included in accounts payable .........       (11,224)          (12,200)        (55,956)
                                              -------           -------         -------
                                               57,147            44,071          15,741
                                              =======           =======         =======


12.1 SYNDICATED TERM LOAN AND REVOLVING FACILITY

     NM Rothschild & Sons Limited is acting as agent for a consortium of banks comprising a syndicated loan facility of $25 million term loan and $10 million revolving credit facility as follows:

     i) The syndicated term loan facility of $25 million bears interest at US three month LIBOR plus 3.75% per annum. The loan requires repayment in quarterly installments over 4 years commencing on January 31, 2002 and is collateralized over substantially all of the Company's assets, including the Company's share in Morila Limited. The weighted average interest rate for the year ended December 31, 2001 was 6.36%.

     ii) The syndicated revolving facility of $10 million bears interest at US three month LIBOR plus 4.25% per annum. The loan requires repayment by September 2005 and is collateralized over substantially all of the Company's assets, including the Company's share in Morila Limited. At December 31, 2001 drawdowns amounted to $8 million. Interest of $0.5 million was paid by the Company during the year. The weighted average interest rate for the year ended December 31, 2001 was 6.45%.

     Various debt covenants apply to the syndicated term loan and revolving facility:

     o The Company will not incur, create, assume or suffer to exist any additional indebtedness without prior approval.

     o Tangible net worth will not fall below $15 million at any quarterly balance sheet date.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     o At each quarter, cash available for debt service must cover quarter debt service requirements by at least 1.5 times and at all times maintained in the Offshore Account which is accessible to the Company.

     o At all times the Company shall provide evidence that it or Morila SA is maintaining in full force and effect, committed hedging arrangements or put options and, with respect to the sale of gold, such that the proceeds thereof are sufficient to ensure that the financial projections contained in the business plan and the financial covenants are complied with.

     o    Limitations on material asset disposals and acquisitions.

     o Ensure no material amendments to Morila Project Loan which might adversely affect the flow of dividends to the Company.

     o    Limitations on the payment of dividends by the Company.

     o A portion of the net proceeds of any equity issue by RRL must be used to repay some of the outstanding principal amount of the loans.


12.2 SYAMA PROJECT LOAN

     The International Finance Corporation acted as agent for a consortium of banks for the Syama Project loan; the loan carried interest at US$ three month LIBOR plus 3% and was repayable over 5 years in equal semi annual installments of $2.5 million and was collateralized over the assets of Somisy. The loan was repaid in full in July 2001.


12.3 MORILA PROJECT LOAN

     NM Rothschild & Sons Limited is acting as agent for a consortium of banks for the Morila Project loan. The loan bears interest at US three month LIBOR plus 2% per annum. The loan will be repaid over 5 years commencing on June 30, 2001 and is collateralized over the assets of the Morila project whose book value at December 31, 2001 amounted to $89 million (2000: $70 million). Additionally the Company has pledged its interest in Morila Limited and related assets and Morila Limited has pledged its interest in Morila and related assets to secure Morila's obligations under this loan. It is non-recourse to the Company. The weighted average interest rate for the year ended December 31, 2001 was 5.73%.

     Under the terms of this loan, the Company is required to enter into certain gold price forward sales and option contracts in respect of approximately 25% to 30% percent of Morila's first five years of production. Various debt covenants apply to the loan, including:

     o Hedging arrangements as stipulated by NM Rothschild will be put into place. The Company will provide evidence to the effect that Morila Limited or AngloGold Limited has entered into committed hedging agreements and that the proceeds of sale of gold are sufficient to ensure that, as at all calculation dates scheduled, no default would have occurred.

     o    Limitations on material assets disposals and acquisitions.

     o    No declaration, payment or distribution of dividends without approval.

     o    Maintain insurance with reputable insurance companies.

     o Establish the Debt Service Reserve Account with the minimum credit balance on all dates equal to the aggregate principal amount of and interest accruing on the loan and the aggregate amount of premium accruing in connection with the Political Risk Insurance during the six month period commencing on such date.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     o No other long-term indebtedness (other than noted below) is to be incurred regarding the Morila project.

     o No indebtedness shall exceed $2 million incurred by way of capital leases other than the contractor for the development of the mine and the Rolls-Royce power plant.

     o The Government of Mali principal indebtedness in Morila SA is not to exceed the original $1.6 million as stipulated in the Convention.

     o Certain financial ratios need to be adhered to throughout the loan agreement.


12.4 MORILA FINANCE LEASE

     Morila finance lease relates to five generators leased from Rolls-Royce for Morila. The lease is repayable over ten years commencing April 1, 2001 and bears interest at a variable rate of which as at December 31, 2001 was approximately 17.86% per annum. The lease is collateralized by plant and equipment whose net book value at December 31, 2001 amounted to $6.4 million. Average lease payments of $0.8 million are payable in installments over the term of the lease. The Company has together with AngloGold Limited jointly guaranteed the repayment of this lease.


12.5 BRGM

     The Bureau de Recherches Geologiques et Minieres ("BRGM") loan is uncollateralized and bears interest at the base rate or Central Bank of Western African States plus 2% per annum. The loan is repayable from cash flows of the Loulo mine after repayment of all other loans.


12.6 BARNATO EXPLORATION LIMITED

     During the nine month period ended December 31, 1999, the Company obtained a short-term loan of $50 million from a South African listed company, Barnex. The loan, which was Rand denominated, bore interest at the South African Reserve Bank's prime rate plus 1 percent and was convertible into equity of Morila at March 31, 2000 if not repaid. Subsequent to December 31, 1999 the conversion date was extended to August 15, 2000, for an additional $3 million and a fee of $32,787 per day for every day that the loan was outstanding beyond July 1, 2000. The total loan and fees were fully paid by on July 3, 2000.


12.7 MATURITIES

     The long-term liabilities mature over the following periods:-


                                          DECEMBER 31, 2001     DECEMBER 31, 2000     DECEMBER 31, 1999
                                                $'000                 $'000                 $'000
                                         -------------------   -------------------   ------------------
Year ended December 31, 2001 .........          11,224                12,200               55,956
Year ended December 31, 2002 .........          14,593                12,537                5,000
Year ended December 31, 2003 .........          15,770                12,537                5,000
Year ended December 31, 2004 .........          21,408                 7,537                5,000
Year ended December 31, 2005 .........             954                 7,536                   --
Thereafter ...........................           4,422                 3,924                  740
                                                ------                ------               ------
                                                68,371                56,271               71,697
                                                ======                ======               ======

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


13. LOANS FROM MINORITY SHAREHOLDERS IN SUBSIDIARIES


                                                     DECEMBER 31, 2001   DECEMBER 31, 2000   DECEMBER 31, 1999
                                                           $'000               $'000               $'000
                                                    ------------------- ------------------- ------------------
SOMISY                                    13.1
International Finance Corporation --
principal amount ........................                   7,129               7,129              7,129
Government of Mali -- principal amount ..                   4,345               4,345              4,345
                                                            -----               -----              -----
                                                           11,474              11,474             11,474
International Finance Corporation --
deferred interest .......................                   5,201               4,965              4,050
Government of Mali -- deferred interest .                   3,221               3,076              2,516
                                                           ------              ------             ------
                                                            8,422               8,041              6,566
                                                           ------              ------             ------
                                                           19,896              19,515             18,040
SOMILO                                    13.2
Government of Mali ......................
-- principal amount .....................                     436                 436                508
-- deferred interest ....................                   1,293               1,032                987
LaSource SAS ............................                      --               1,275              1,320
                                                           ------              ------             ------
                                                            1,729               2,743              2,815
MORILA                                    13.3
Government of Mali -- principal amount ..                      --                  --              1,600
Government of Mali -- deferred interest
charge ..................................                      --                  --              1,567
                                                                                                  ------
                                                                                                   3,167
                                                                                                  ------
Total Somisy, Somilo and Morila .........                  21,625              22,258             24,022
                                                           ======              ======             ======


13.1 SOMISY

     The loans to Somisy are uncollateralized and the principal portion is repayable in full on December 15, 2002, provided there is "net cash available" (as defined in the loan agreements) in Somisy.

     The original terms of the loans provide for interest, payable monthly at an average three month US$ LIBOR plus 2%. All or part of the interest due could be deferred if "net cash available" was insufficient to pay in full. Deferred interest also incurred interest at the stated rate. To date, no interest has been paid. Interest has been waived by mutual agreement between the parties as of May 2001 due to the suspended status of the operation.

     Under the terms of the loans, the minority shareholders have a binding agreement not to claim payment on these loans until they have made good their share of the acccumulated loss. Unless there is net cash available at the loan settlement date, the loan will be discharged to the extent of the minority shareholders share of the accumulated losses.


13.2 SOMILO

     The Government of Mali loan to Somilo is uncollateralized and bears interest at the base rate of the Central Bank of West African States plus 2%. The loan is repayable from cash flows of the Loulo mine after repayment of all other loans.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     The LaSource SAS loan was acquired by the Company in April 2001 when the Company increased its shareholding from 51% to 80%.

     Losses of Somisy and Somilo have been attributed to the minority shareholders as their loans are not repayable until there is "net available cash". In the event of a liquidation of Somisy and Somilo the shareholders loans and deferred interest are not guaranteed.


13.3 MORILA

     Under the proportionate consolidated method, following the sale of 40% of Morila to AngloGold, the Government of Mali loan is no longer accounted for in the consolidated figures of the Group.

     At the date upon which the Company consummated the sale of 40% of its interest in the Morila mine to AngloGold and in terms of the shareholder loan agreements, the minority shareholders have a binding agreement not to claim payment on these loans until there was "net cash available" within Morila to settle the minority shareholders' loan. As there was no "net cash available" within Morila, the loan could not be settled, and was deemed to be a permanent investment by the shareholder in Morila and treated as a component of Morila's shareholders' equity.


14. LIABILITIES ON FINANCIAL INSTRUMENTS


                                                           DECEMBER 31, 2001     DECEMBER 31, 2000     DECEMBER 31, 1999
                                                                 $'000                 $'000                 $'000
                                                          -------------------   -------------------   ------------------
Deferred gain relating to
restructuring of hedge book ...............   14.1                  --                  1,435                2,869
Mark to market of speculative
financial instruments at year-end .........   14.2                 707                  2,418                5,100
Financial instrument liability/(assets)       14.3               1,745                 (2,388)                  --
                                                                 -----                 ------                -----
Total .....................................                      2,452                  1,465                7,969
                                                                 =====                 ======                =====

14.1 The deferred gain relating to the close out of a portion of the Syama hedge book which was deferred so as to be realized over the original production profile of the mine. The deferred gain has been taken to income as a result of the Syama mine being placed on care and maintenance during the year.

14.2 This reflects the mark-to-market adjustment on those derivative instruments which do not, under the Group's accounting policy, qualify for hedge accounting. These derivative instruments are further detailed in note 20.

14.3 The financial instrument liability relates to Morila derivative instruments which qualify for hedge accounting. These derivative instruments are further detailed in note 20.


15. PENSION AND PROVIDENT FUNDS

     The Company contributes to several defined contribution provident funds. The provident funds are funded on the "money accumulative basis" with the members' and Company contributions having been fixed in the constitutions of the funds.

     All the Company's employees are covered by the abovementioned retirement benefit plans other than those directly employed by Somisy and Morila. Retirement benefits for employees of Somisy and Morila are provided by the Mali state social security system to which the Company and employees contribute a fixed percentage of payroll costs each month. Fund contributions by the Company for the years ended December 31, 2001 and December 31, 2000 and the nine month period ended 31 December 1999 amounted to $ 0.30 million, $0.45 million and $0.34 million respectively.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


16. SEGMENT INFORMATION

     The Company's mining and exploration activities are conducted in West Africa. The operations are managed by mine site and for corporate and exploration by the Head office as set out below. An analysis of the Company's business segments, excluding intergroup transactions, is set out below.

     In January 2001, the Company announced suspension of mining operations at Syama and to put the mine on care and maintenance. Processing of Stockpiles continued until early December 2001, when the operation was placed on full care and maintenance. Syama's results are disclosed separately in the table below.

     (A) YEAR ENDED DECEMBER 31, 2001


                                                            GROUP'S 40%                    CORPORATE
                                                              SHARE OF        SYAMA           AND
                                                            MORILA MINE       (MALI)      EXPLORATION       TOTAL
                                                           -------------   -----------   -------------   -----------
PROFIT AND LOSS
Gold sales .............................................       67,431         16,723             --         84,154
Termination costs related to closure of Syama ..........           --         (1,470)            --         (1,470)
Mine production costs ..................................      (21,017)       (23,867)            --        (44,884)
                                                              -------        -------         ------        -------
Mining operating profit/(loss) .........................       46,414         (8,614)            --         37,800
Royalties ..............................................       (4,748)        (1,053)            --         (5,801)
Interest expense .......................................       (2,277)        (1,009)          (781)        (4,067)
Interest received ......................................          243             --          2,050          2,293
Depreciation and amortization ..........................       (6,815)            --           (282)        (7,097)
Gain on financial instruments ..........................         (214)         7,638             --          7,424
Other income/(expenses) ................................         (344)        (4,709)         1,039         (4,014)
Exploration and corporate expenditure ..................           70             --         (9,379)        (9,309)
                                                              -------        -------         ------        -------
Income/(loss) before tax and minority interest .........       32,329         (7,747)        (7,353)        17,229
Tax and minority interest ..............................           --            260            270            530
                                                              -------        -------         ------        -------
Net income/(loss) ......................................       32,329         (7,487)        (7,083)        17,759
                                                              =======        =======         ======        =======
CAPITAL EXPENDITURE ....................................        9,795          2,805          1,382         13,982
                                                              -------        -------         ------        -------
TOTAL ASSETS ...........................................       89,329         14,246         15,979        119,554
                                                              -------        -------         ------        -------
TOTAL EXTERNAL LIABILITIES .............................       40,770         13,214         35,073         89,057
                                                              -------        -------         ------        -------
NET CASH FLOWS GENERATED BY/(UTILIZED IN)
 OPERATIONS ............................................       26,838         (8,810)         3,242         21,270
                                                              -------        -------         ------        -------
NET CASH (UTILIZED IN)/GENERATED BY INVESTMENT
 ACTIVITIES ............................................      (13,757)        (3,668)         3,412        (14,013)
                                                              -------        -------         ------        -------
NET CASH (UTILIZED IN)/GENERATED FROM FINANCING
 ACTIVITIES ............................................      (15,013)         8,453        (57,519)       (64,079)
                                                              -------        -------        -------        -------
NET DECREASE IN CASH AND EQUIVALENTS ...................       (1,932)        (4,025)       (50,865)       (56.822)
                                                              -------        -------        -------        -------
NUMBERS OF EMPLOYEES ...................................           --             25            140            165
                                                              -------        -------        -------        -------

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     (B) YEAR ENDED DECEMBER 31, 2000


                                                           GROUP'S 40%                      CORPORATE,
                                                             SHARE OF                      EXPLORATION
                                                           MORILA MINE     SYAMA MINE       AND OTHER
                                                              (MALI)         (MALI)       (WEST AFRICA)        TOTAL
                                                              $'000           $'000           $'000            $'000
                                                          -------------   ------------   ---------------   ------------
PROFIT AND LOSS
Gold sales ............................................       15,168          48,613              --           63,781
Mine production costs .................................       (4,078)        (54,100)             --          (58,178)
                                                              ------         -------         -------          -------
Mining operating profit/(loss) ........................       11,090          (5,487)             --            5,603
Royalties .............................................         (909)         (2,809)             --           (3,718)
Interest expense ......................................       (1,294)         (3,233)        (10,347)         (14,874)
Interest received .....................................           --              --           2,167            2,167
Write down due to impairment ..........................           --         (74,606)             --          (74,606)
Depreciation and amortization .........................         (964)        (11,244)             --          (12,208)
Gain on financial instruments .........................           --           3,602              --            3,602
Profit on sale of 40% of Morila .......................           --              --         124,979          124,979
Exploration and corporate expenditure .................           --              --         (10,870)         (10,870)
Other income/(expenditure) ............................            1           5,181          (2,154)           3,028
                                                              ------         -------         -------          -------
Income/(loss) before tax and minority interest ........        7,924         (88,596)        103,775           23,103
Tax and minority interest .............................           --           1,111             147            1,258
                                                              ------         -------         -------          -------
Net income/(loss) .....................................        7,924         (87,485)        103,922           24,361
                                                              ======         =======         =======          =======
CAPITAL EXPENDITURE ...................................       61,074           4,456             320           65,850
                                                              ------         -------         -------          -------
TOTAL ASSETS ..........................................       85,812          23,931          68,728          178,471
                                                              ------         -------         -------          -------
TOTAL EXTERNAL LIABILITIES ............................       48,273          28,000           5,354           81,627
                                                              ------         -------         -------          -------
NET CASH FLOWS GENERATED BY/(UTILIZED IN)
OPERATIONS ............................................        3,728         (55,826)         18,558          (33,540)
                                                              ------         -------         -------          -------
NET CASH FLOWS GENERATED BY INVESTMENT ACTIVITIES .....        1,620          13,088          50,179           64,887
                                                              ------         -------         -------          -------
NET CASH GENERATED BY/(UTILIZED IN) FINANCING
ACTIVITIES ............................................        1,613          39,845         (13,613)          27,845
                                                              ------         -------         -------          -------
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS .......        6,961          (2,893)         55,124           59,192
                                                              ------         -------         -------          -------
NUMBER OF EMPLOYEES ...................................            9             468             142              619
                                                              ------         -------         -------          -------


                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     (C) NINE MONTH PERIOD ENDED DECEMBER 31, 1999



                                                             GROUP'S 40%
                                                               SHARE OF                     CORPORATE,
                                                             MORILA MINE     SYAMA MINE     EXPLORATION
                                                                (MALI)         (MALI)        AND OTHER        TOTAL
                                                                $'000           $'000          $'000          $'000
                                                            -------------   ------------   ------------   ------------
PROFIT AND LOSS
Gold sales ..............................................           --          34,872             --         34,872
Mine production costs ...................................           --         (42,069)            --        (42,069)
                                                                ------         -------         ------        -------
Mining operating loss ...................................           --          (7,197)            --         (7,197)
Royalties ...............................................           --          (2,028)            --         (2,028)
Interest expense ........................................           --          (2,380)          (384)        (2,764)
Interest received .......................................           --              --             64             64
Write down due to impairment ............................           --         (45,007)            --        (45,007)
Depreciation and amortization ...........................           --         (17,081)            --        (17,081)
Loss on financial instruments ...........................           --          (4,569)            --         (4,569)
Exploration and corporate expenditure ...................           --              --         (5,734)        (5,734)
Other income ............................................           --           1,305            113          1,418
                                                                ------         -------         ------        -------
Loss before tax and minority interest ...................           --         (76,957)        (5,941)       (82,898)
Tax and minority interest ...............................           --           4,728             --          4,728
                                                                ------         -------         ------        -------
Net loss ................................................           --         (72,229)        (5,941)       (78,170)
                                                                ======         =======         ======        =======
CAPITAL EXPENDITURE .....................................       49,495             643             --         51,085
                                                                ------         -------         ------        -------
TOTAL ASSETS ............................................       54,924         105,674         25,022        207,126
                                                                ------         -------         ------        -------
TOTAL EXTERNAL LIABILITIES ..............................        2,511          49,286         82,645        134,442
                                                                ------         -------         ------        -------
NET CASH FLOWS (UTILIZED IN)/GENERATED BY
OPERATIONS ..............................................           --         (19,441)        11,887         (7,554)
                                                                ------         -------         ------        -------
NET CASH FLOWS (UTILIZED IN)/GENERATED BY
INVESTMENT ACTIVITIES ...................................      (53,303)         (2,793)         5,958        (50,138)
                                                               -------         -------         ------        -------
NET CASH GENERATED BY/(UTILIZED IN) FINANCING
ACTIVITIES ..............................................       53,303          21,939        (16,988)        58,254
                                                               -------         -------        -------        -------
NET (DECREASE)/INCREASE IN CASH AND EQUIVALENTS .........           --            (295)           857            562
                                                               -------         -------        -------        -------
NUMBER OF EMPLOYEES .....................................           43           1,071            195          1,309
                                                               -------         -------        -------        -------


17. IMPAIRMENT OF LONG TERM ASSETS -- SYAMA MINE

     In view of the continued operating costs being higher than the gold price, the future cash flows of the Syama mine were lower than the net carrying value of its long-term assets. Impairment write-downs amounting to $ nil in 2001, $74.6 million in 2000 and $45.0 million in 1999 were made against the long-term assets of Syama. These represented the excess of the book value of long-term assets over the net present value of the future cash flow of the Syama mine, and were calculated as follows:

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                           TOTAL        TOTAL
                                                           2000         1999
                                                           $'000        $'000
                                                         --------   ------------
Property, plant and equipment (Syama) -- net .........    53,548        83,185
Ore stockpiles .......................................     4,465         8,417
Insurance spares .....................................    10,815         5,016
Deferred stripping costs .............................        --        21,990
Other receivables ....................................     5,778            --
                                                          ------        ------
Total ................................................    74,606       118,608
Net present value of Syama cash flows ................        --       (73,601)
                                                          ------       -------
Impairment write-down ................................    74,606        45,007
                                                          ------       -------
Accounted for as follows:
Write-down of deferred stripping costs ...............        --        21,990
Write-down of property, plant and equipment ..........    53,548        23,017
Write-down of insurance spares .......................    10,815            --
Other receivables ....................................     5,778            --
Ore stockpiles .......................................     4,465            --
                                                          ------       -------
                                                          74,606        45,007
                                                          ======       =======

     At the end of 1999, Syama had a life of mine plan, based on an assumed reliable power supply and the anticipated performance of its newly commissioned expanded treatment facility. At that time, management expected the forecast throughput and recovery at Syama to be achievable with the installed equipment, given a reliable power supply.

     In November 1998, on commissioning of the second phase of the Syama expansion program, power generation became problematic. In the first few months of 1999, several of the recently commissioned Fairbanks Morse generators failed, placing a strain on the aging Caterpillar plant. This prevented the achievement of a steady state of operation. It became apparent that Syama would not achieve its forecasted mine plan without an alternate source of power. During June 1999, Syama entered into an agreement with Rolls-Royce whereby Rolls-Royce undertook to maintain and operate the Fairbanks Morse power plant while installing their Allen 5012 units. The first unit arrived on site during October 1999 with a scheduled commissioning date of February 2000.

     When further delays in commissioning of the Rolls-Royce power units were experienced in February 2000, the Company purchased four additional Caterpillar 3516 units at a cost of $0.36 million.

     These events described above severely affected Syama's ability to meet its mine plan. As at December 31, 1999, the Company deemed that there were indications of impairment at the Syama operation and tested the Syama operation for impairment. The impairment charge was recognized using the value in use method based upon the following assumptions:

     o recoverable proven and probable reserves of 2.12 million ounces as at December 31, 1999, to be mined annually at a rate of 265,000 ounces over a period of 8 years;

     o sales price estimates based upon an average gold price of $300 per ounce or $636 million;

     o a discount rate of 8%, which represented Syama's cost of borrowings, plus an amount relating to the risks related to this project;

     o cash cost estimates based upon current working cost estimates of $250 per ounce, or $530 million; and

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     o capital cost estimates based upon current estimates of future development costs to mine the current proven and probable reserves of $8.3 million, of which $4.8 million related to the two Allen 5012 units and $3.5 million related to an upgrading of the plant.

     A revised life of mine plan for the year 2000 was prepared based upon the imminent availability of the Rolls-Royce generated power. The revised mine plan indicated that with the timely supply of reliable power, the forecasted production levels could be achieved. However, during the second quarter of 2000, it became clear that the promised delivery of the reliable power supply from Rolls-Royce would not occur as planned, and in the third quarter of 2000 Syama instructed Rolls-Royce to remove their equipment from the operations. The Company made this request even though the contract with Rolls-Royce did not expressly provide that Rolls-Royce was in breach of the contract. At that time, Rolls-Royce was also on site at the Company under contract to operate the Company's existing power plant. Rolls-Royce continued to attempt to commission their engines.

     During the middle of 2000, due to the fact that Syama was still incurring operational losses and the lack of a reliable power supply, the Company revised the Syama mine plan. The Company deemed that there were indications of impairment at the Syama operation and tested the Syama operation for impairment. The impairment charge was recognized using the value in use method based upon the following assumptions:

     o recoverable proven and probable reserves of 1.68 million ounces as at June 30, 2000, to be mined annually at a rate of 240,000 ounces over a period of 7 years;

     o sales price estimates based upon an average gold price of $300 per ounce, or $504 million;

     o a discount rate of 8%, which represented Syama's cost of borrowings plus an amount relating to the risks related to this project; and

     o cash cost estimates based upon current working cost estimates of $250 per ounce, or $420 million.

     The first Allen 5012 unit commenced testing in late November 2000 and RRPV claimed to have commissioned the number 2 Allen engine in January 2001. The Company disputed this claim, since power interruptions continued. During the Rolls-Royce power trials, plant availability was severely impaired as a result of the frequent power outages affecting the entire plant, which also resulted in equipment motor damage.

     Syama had built up significant accumulated losses. With no apparent short-term solution to the power generation problems, Syama had already decided to scale back its operations in June 2000 and was attempting to run profitably at lower levels of production using its own, non-Rolls-Royce generators. The scaling back of operations continued in October 2000 with the development of a 30-month plan, which involved the extraction of the remaining exposed ore in the pit with limited waste stripping while the cessation of operations was considered.

     As at December 31, 2000, due to the fact that Syama was still incurring operational losses and the lack of a reliable power supply, the Company deemed that there were indications of impairment at the Syama operation and tested the Syama operation for impairment. The impairment charge was recognized using the value in use method based upon the following assumptions:

     o recoverable proven and probable reserves of 123,000 ounces as at December 31, 2000, to be mined over a period of 30 months;

     o sales price estimates based upon an average gold price of $290 per ounce or $35.7 million;

     o    a discount rate of 0%; and

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     o cash cost estimates based upon current working cost estimates of $285 per ounce, or $35.1 million.


     As the carrying value of the long-term assets exceeded the estimated future cash flows, an impairment write down was calculated.

     In the first half of April 2001, following the catastrophic failure of the first Allen engine, Syama formally ended the contractual relationship with Rolls-Royce by rescinding the contract. The Company believes it was entitled to rescind the contract as a matter of law, although rescission was not an express remedy under the contract. Shortly following the rescission, Rolls-Royce made an informal oral offer to the Company to supply alternative power. The Company rejected the offer, as a scale back in operations removed the need for additional power. Rolls-Royce disputed the rescission of the contract, giving rise to the current litigation between the parties.

     The Company never recognized a capital lease obligation in its financial statements in connection with its contract with Rolls-Royce because there was no obligation on the part of the Company to pay for either engine unless and until an engine was commissioned. None of the Rolls-Royce engines were ever commissioned.


18. ADDITIONAL CASH FLOW INFORMATION

     Income and mining taxes paid in the consolidated statements of cash flows reflects actual cash paid.


18.1 DISPOSAL OF SUBSIDIARIES


18.1.1 RANDGOLD RESOURCES MORILA LIMITED ("RRML")

     On July 3, 2000, the Group concluded the sale of 50% of its wholly owned subsidiary, RRML, together with 50% of the shareholders' loan due to the Group by Morila for an aggregate cash consideration of $132 million. Morila was, at that date, 80% owned by RRML and 20% by the Mali Government. The book value of the Group's share of assets and liabilities disposed of were as follows:


                                                                           JULY 3, 2000
                                                                              $' 000
                                                                          -------------
   Property, plant and equipment ......................................        59,965
   Accounts payable ...................................................        (3,512)
   Accounts receivable ................................................         1,820
   Cash and equivalents ...............................................         1,263
   Long-term loans and loans from outside shareholders in subsidiaries        (52,515)
                                                                              -------
                                                                                7,021
   Sales price ........................................................      (132,000)
                                                                             --------
   Profit on sale .....................................................      (124,979)
                                                                             ========

     At the date upon which the Company consummated the sale of 40% of its interest in the Morila mine to AngloGold and in terms of the shareholder loan agreements, the minority shareholders have a binding agreement not to claim payment on these loans until there was "net cash available" within Morila to settle the minority shareholders loan. As there was no "net cash available" within Morila, the loan could not be settled, and was deemed to be a permanent investment by the shareholder in Morila and treated as a component of Morila's shareholders' equity.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


19. FAIR VALUE AND RISKS OF FINANCIAL INSTRUMENTS

     The Company's financial instruments are set out in note 20.


     In the normal course of its operations, the Company is exposed to commodity price, currency, interest, liquidity and credit risk. In order to manage these risks, the Company may enter into transactions which makes use of off-balance sheet financial instruments. They include mainly gold forward and gold option contracts.


19.1 CONCENTRATION OF CREDIT RISK

     The Company's financial instruments do not represent a concentration of credit risk because the Company sells its gold to and deals with a variety of major financial institutions. Its receivables and loans are regularly monitored and assessed and an adequate level of provision is maintained.

     Gold bullion, the Group's principal product, is produced in Mali. The gold produced is sold to reputable gold refineries. Because of the international market for gold the Group believes that no concentration of credit risk exists with respect to the selected refineries to which the gold is sold.


19.2 FOREIGN CURRENCY AND COMMODITY PRICE RISK

     In the normal course of business, the Group enters into transactions denominated in foreign currencies (primarily South African rands and Communaute Financiere Africaine Franc). As a result, the Group is subject to transaction exposure from fluctuations in foreign currency exchange rates.

     Generally the Group does not hedge its exposure to gold price fluctuation risk and sells at market spot prices. These prices are in US dollars and do not expose the Group to any currency fluctuation risk. However, during periods of capital expenditure or loan finance, the Company secures a floor price through simple forward contracts and options whilst maintaining significant exposure to spot prices. Between 25% and 30% of Morila's production has been sold forward for the years 2002 to 2004.


19.3 INTEREST RATES AND LIQUIDITY RISK

     Fluctuation in interest rates impact on the value of short-term cash investments and financing activities (including long-term loans), giving rise to interest rate risk.

     In the ordinary course of business, the Company receives cash from its operations and is required to fund working capital and capital expenditure requirements. This cash is managed to ensure surplus funds are invested in a manner to achieve maximum returns while minimizing risks. The Group has been able to in the past actively source financing through public offerings, shareholders loans and third party loans.


20. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's financial instruments outstanding at December 31, 2001 and 2000. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                   DECEMBER 31, 2001        DECEMBER 31, 2000       DECEMBER 31, 1999
                                                 ----------------------   ---------------------   ---------------------
                                                  CARRYING       FAIR      CARRYING      FAIR      CARRYING      FAIR
                                                   AMOUNT       VALUE       AMOUNT       VALUE      AMOUNT       VALUE
                                                    $'000       $'000        $'000       $'000       $'000       $'000
                                                 ----------   ---------   ----------   --------   ----------   --------
Financial assets
Cash and equivalents .........................      6,683       6,683       63,505      63,505       4,313       4,313
Restricted cash ..............................      4,474       4,474           --          --          --          --
Receivables ..................................     16,558      16,558       26,769      26,769      18,073      18,073
Covenant to compete (included in
other long-term assets) ......................         --          --           --          --         483         483
Financial liabilities
Accounts payable .............................     22,942      22,042       27,647      27,647      77,002      77,002
Bank overdrafts ..............................      1,708       1,708        1,807       1,867       7,995       7,995
Long-term debt (excluding loans
from outside shareholders) ...................     57,147      57,147       44,071      44,071      15,741      15,741
Liabilities on financial instruments .........      2,452       2,452        1,465       1,465       7,969       7,969

     Financial instruments

     Details of on balance sheet gold derivative contracts as at December 31, 2001:


                                        HEDGING INSTRUMENTS                    UNMATCHED INSTRUMENTS
       MATURITY DATES           PUTS PURCHASED       FORWARD SALES      PURCHASED CALLS        CALLS SOLD
                                OUNCES     $/OZ     OUNCES     $/OZ     OUNCES     $/OZ      OUNCES      $/OZ
 MORILA
 (attributable portion)
 December 31, 2002 .........    24,000     275      67,296     275      23,822     340       24,000      310
 December 31, 2003 .........        --      --      60,576     275      21,446     350           --       --
 December 31, 2004 .........        --      --      51,936     275      18,384     360           --       --
 SYAMA
 December 31, 2004 .........        --      --          --      --          --      --      148,500      353

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     And at December 31, 2000:


                                         HEDGING INSTRUMENTS                      UNMATCHED INSTRUMENTS
       MATURITY DATES            PUTS PURCHASED        FORWARD SALES       PURCHASED CALLS        CALLS SOLD
                                 OUNCES      $/OZ      OUNCES     $/OZ     OUNCES     $/OZ      OUNCES      $/OZ
 MORILA
 (attributable portion)
 December 31, 2001 .........         --       --      100,180     275      35,462     330           --       --
 December 31, 2002 .........     24,000      275       67,296     275      23,822     340       24,000      310
 December 31, 2003 .........         --       --       60,576     275      21,446     350           --       --
 December 31, 2004 .........         --       --       51,936     275      18,384     360           --       --
 SYAMA
 December 31, 2001 .........    123,000      290           --      --          --      --      123,000      330
 December 31, 2004 .........         --       --           --      --          --      --      148,500      353

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     And at December 31, 1999:


                                                                                             UNMATCHED
                                             HEDGING INSTRUMENTS                            INSTRUMENTS
   MATURITY DATES     PUTS PURCHASED      CALLS SOLD      FORWARD SALES   PURCHASED CALLS    CALLS SOLD
                       OUNCES    $/OZ    OUNCES    $/OZ    OUNCES   $/OZ   OUNCES   $/OZ    OUNCES    $/OZ
 MORILA
 (attributable
 portion)
 December 31, 2000         --     --         --     --    250,452   275    88,656   330         --     --
 December 31, 2001         --     --         --     --    250,452   275    88,656   330         --     --
 December 31, 2002         --     --         --     --    168,252   275    59,768   340         --     --
 December 31, 2003         --     --         --     --    151,452   275    53,616   350         --     --
 December 31, 2004         --     --         --     --    129,852   275    45,960   360         --     --
 SYAMA
 December 31, 2000    135,000    290    135,000    322         --    --        --    --     13,500    322
 December 31, 2001    135,000    290    135,000    330         --    --        --    --     13,500    330
 December 31, 2002    135,000    290    135,000    338         --    --        --    --     13,500    338
 December 31, 2003         --     --         --     --         --    --        --    --    148,500    346
 December 31, 2004         --     --         --     --         --    --        --    --    148,500    354


     The total fair value of the above financial instruments as at December 31, 2001 was a loss of $2.5 million, as at December 31, 2000 was an unrecognized loss of $1.2 million and as at December 31, 1999 was an unrecognized loss of $19.8 million.


ESTIMATION OF FAIR VALUES

   Receivables, restricted cash, accounts payable, bank overdrafts and cash and equivalents

     The carrying amounts are a reasonable estimate of the fair values because of the short maturity of such instruments.

   Long-term debt

     The fair value of market-based floating rate long-term debt is estimated using the expected future payments discounted at market interest rates.

     No fair value is determinable for the loans from minority shareholders as repayment is contingent on net available cash from the projects.

Gold price contracts

     The fair value of gold price forward and option contracts has been determined by reference to quoted market rates at year-end balance sheet dates.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


21. COMMITMENTS AND CONTINGENT LIABILITIES


21.1 CAPITAL EXPENDITURE


                                                YEAR ENDED       YEAR ENDED       YEAR ENDED
                                               DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                   2001             2000             1999
                                                   $'000            $'000           $'000
                                              --------------   --------------   -------------
Contracts for capital expenditure .........          150            7,655       49,810
Authorized but not contracted for .........        1,537            6,828       28,308
                                                   -----            -----       ------
                                                   1,687           14,483       78,118
                                                   =====           ======       ======


21.2. CONTINGENCY

     The Company is in dispute with Rolls-Royce relating to the failure of the Syama power plant, which it acquired on a 10 year finance lease agreement dated February 25, 2000. Under the terms of the agreement, Rolls-Royce was to supply two Allen engines capable of generating 11 megawatts of power. The failure to commission the power plant was a major factor in the decision to place Syama on care and maintenance and Somisy have lodged a claim with Rolls-Royce for $14 million in damages. Somisy rescinded the contract on the basis that the generators were flawed in design and engineering, resulting in a catastrophic failure of one unit. Similar events at Morila, where two of the Rolls-Royce units failed catastrophically during commissioning, persuaded Syama that this action was justified.

     The Company and Randgold & Exploration Company Limited have also received a claim issued out of the English courts for payment of UK (pounds sterling)10,595,406 ($15.3 million) as guarantors for the obligations of Somisy arising out of the purchase on deferred terms of the two Rolls-Royce generators for Syama. The Company is defending the Rolls-Royce claim. Somisy made a provision of $4 million in 2001, included in other expenses and other accounts payable, in relation to the dispute. The directors are of the opinion that the $4 million provided is adequate and that no further provisions are required in respect of this claim. The provision is based on settlement discussions between the parties.


22. RELATED PARTY TRANSACTIONS

     Due to the Company not having a corporate presence in South Africa, a service agreement was entered into with its holding company Randgold & Exploration Company Limited. In terms of the agreement, the Company reimburses its holding company for the actual expenditure incurred on its behalf including office accommodation, payroll administration and other services.

     Reimbursements charged for the year ended December 31, 2001 amounted to $0.4 million (2000: $1.5 million and nine months to December 31, 1999: $1.0 million). Included in accounts payable is an amount of $0.19 million owing to the holding company at December 31, 2001 (2000: $3.07 million owing by and 1999: $0.9 million owing to).

     In terms of the Operator Agreement between Morila SA and AngloGold Services Mali SA, a management fee, calculated as 1% of the total sales of Morila, is payable to AngloGold Service Mali SA quarterly in arrears.

     The attributable management fees for the year ended December, 31, 2001 amounted to $0.7 million (2000: $0.2 million).


23. RECONCILIATION TO US GAAP

     The Company's consolidated financial statements included in this registration statement have been prepared in accordance with International Accounting Standards ("IAS") which differs in certain respects

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

from Generally Accepted Accounting Principles in the United States ("US GAAP"). The effect of applying US GAAP to net income and shareholders equity is set out below along with an explanation of applicable differences between IAS and US GAAP.

     (A) RECONCILIATION OF NET PROFIT FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


RECONCILIATION OF NET INCOME


                                                                           YEAR ENDED       YEAR ENDED
                                                                          DECEMBER 31,     DECEMBER 31,
                                                                              2001             2000
                                                                              $'000           $'000
Dollars in thousands, except where otherwise noted                       --------------   -------------
Net income under IAS .................................................         17,759          24,361
US GAAP ADJUSTMENTS
Share option compensation adjustment .................................         (1,739)             --
Provision for environmental rehabilitation ...........................           (100)            (38)
                                                                               ------          -------
Net income under US GAAP before change in accounting policy ..........         15,920          24,323
Change in accounting policy, net of tax ..............................            515              --
                                                                               ------          -------
Net income under US GAAP .............................................         16,435          24,323
OTHER COMPREHENSIVE INCOME
Change in accounting policy for items which meet the criteria for cash
 flow hedges .........................................................          2,388              --
Changes in the value of cash flow hedges during the year .............         (4,133)             --
                                                                               ------          -------
Comprehensive income under US GAAP ...................................         14,690          24,323
                                                                               ======          =======
Weighted average common shares outstanding ...........................     30,571,646      33,062,209
Diluted weighted average common shares outstanding ...................     30,761,905      33,294,452
Basic earnings per share under US GAAP ($) ...........................           0.54            0.74
Fully diluted earnings per share under US GAAP ($) ...................           0.52            0.73


RECONCILIATION OF SHAREHOLDERS' EQUITY


                                                                           YEAR ENDED       YEAR ENDED
                                                                          DECEMBER 31,     DECEMBER 31,
                                                                              2001             2000
                                                                             $'000           $'000
Dollars in thousands                                                     --------------   -------------
Total shareholders' equity under IAS .................................         30,497           96,844
US GAAP ADJUSTMENTS
Provision for environmental rehabilitation ...........................           (138)             (38)
Change in accounting policy ..........................................             --           (2,903)
                                                                               ------           ------
Total shareholders' equity under US GAAP .............................         30,359           93,903
                                                                               ======           ======

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     The following is a summary of the differences between IAS and US GAAP as applicable to the Company.

     Share option compensation adjustment: Under IAS there is no requirement to account for stock compensation based expenditure.

     Under US GAAP where a company undertakes a stock re-pricing whereby existing options are cancelled and reissued at a lower price, such options are mark-to-market with reference to the difference between the grant price and Company stock price, with the difference recognized as stock compensation expense.

     Provision for environmental rehabilitation. Currently under IAS, full provision is made based on the net present value of the estimated cost of restoring the environmental disturbance that has occurred up to balance sheet date. Annual increases in the provision relating to the change in the net present value of the provision and inflationary increases are shown separately in the statement of operations. Under US GAAP, expenditure estimated to be incurred on long-term environmental obligations is provided over the remaining lives of the mines through charges in the statement of operations. The Company will adopt FAS 143 "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" on January 1, 2003 which will eliminate this GAAP difference prospectively.


  Change in accounting policy

     Under IAS, a change in accounting policy is presented as a restatement to the prior's fiscal periods shareholders' equity. Accordingly the Company restated it's fiscal 2000 shareholders' equity for the impact of adopting IAS 39 "Financial Instruments: Recognition and Measurement". Under US GAAP a change in accounting policy is recorded as a cumulative effect of change in accounting principle adjustment on the first day of the fiscal year in which the Company adopts the new accounting standard. The Company adopted FAS 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001, and accordingly adjusted net income by $0.5 million for those financial instruments which did not meet the criteria for hedge accounting and other comprehensive income by $2.4 million for those financial instruments which met the cash flow hedge accounting criteria.

     (B) ADDITIONAL QUANTITATIVE AND QUALITATIVE US GAAP DISCLOSURES


  Stock based compensation disclosures

     The Company has an employee share option scheme ("Randgold Resources Share Option Scheme" hereafter referred to as the RRSOR scheme) under which all employees may be granted options to purchase shares in RRL's authorized but unissued common stock. During 1998 the rules of RRSOR scheme were revised whereby up to 10% of the outstanding share capital of the Company may be reserved for the scheme. As at December 31, 2001, December 31, 2000 and December 31, 1999, 3,371,644, 3,307,662 and 3,305,641 shares respectively, were available to be granted in terms of the RRSOR scheme rules. In terms of the rules of the RRSOR scheme, the option purchase price is equal to fair market value at the date of grant.

     On January 29, 2001, 873,200 options granted to various employees at prices between $4.25 and $10.00 were cancelled and reissued at $3.30, the Company's stock price at that date, which was lower than the grant price on the original grant date. These options have been marked to market with reference to the difference between the grant price and the Company stock price, with the difference recognized in earnings as stock compensation expense.

     Options currently expire no later than ten years from the grant date. Options granted to directors and senior management have the following vesting period: at the date of grant a third of the total option vests,

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


and annually upon anniversary of the grant date a further third of the total option grant vests. Options granted to other employees vest as follows: on the second anniversary of the grant date a third of the total option grant vests, and annually therefore upon anniversary of the grant date a further third of the total option grant vests.


     The total number of shares available to RSSOR was amended from 10% to 15% of issued share capital at an extraordinary general meeting held on July 23, 2001. However, the number of actual shares available for distribution was reduced following completion of the share buyback scheme in October 2001.


     Share option activity was as follows: (all figures are number of shares, except for average price per share data)


                                                                                       AVERAGE
                                                                                        PRICE
                                                    AVAILABLE         NUMBER OF       PER SHARE
                                                    FOR GRANT           SHARES            $
                                                 ---------------   ---------------   ----------
BALANCE AT MARCH 31, 1999 ....................         640,737         2,664,560          --
Shares authorized during the period ..........             345                --          --
Shares lapsed during the period ..............         107,652          (107,652)        4.92
Shares granted during the period .............        (186,000)          186,000         4.09
Shares exercised during the period ...........              --            (3,451)        2.50
                                                      --------         ---------         ----
BALANCE AT DECEMBER 31, 1999 .................         562,734         2,739,457          --
Shares authorized during the year ............           2,021                --          --
Shares lapsed during the year ................         210,678          (210,678)        4.01
Shares granted during the year ...............        (128,000)          128,000         3.64
Shares exercised during the year .............              --           (20,213)        3.96
                                                      --------         ---------         ----
BALANCE AT DECEMBER 31, 2000 .................         647,433         2,636,566          --
Amendment to the share option scheme .........         (35,759)           23,664          --
Shares authorized during the year ............          99,741                --          --
Shares lapsed during the year ................       1,010,259        (1,010,259)        4.65
Shares granted during the year ...............      (1,210,000)        1,210,000         3.37
Shares exercised during the year .............              --        (1,013,404)        3.06
                                                    ----------        ----------         ----
BALANCE AT DECEMBER 31, 2001 .................         511,674         1,846,567          --
                                                    ==========        ==========         ====

     The table below summarizes information about the options outstanding:


                                                      OUTSTANDING OPTIONS
                                              ------------------------------------
                                                   WEIGHTED            WEIGHTED
                                                    AVERAGE            AVERAGE
                                 NUMBER OF     CONTRACTUAL LIFE     EXERCISE PRICE
RANGE OF EXERCISE PRICE ($)        SHARES         (IN YEARS)             ($)
-----------------------------   -----------   ------------------   ---------------
AT DECEMBER 31, 2001
 2.3  -  4.97 ...............    1,262,717            8.57                3.46
 5.00  -  7.00 ..............      112,600            7.72                5.62
10.00  - 16.50 ..............      471,250            5.20               13.73
                                 ---------            ----               -----
                                 1,846,567            7.66                6.21
                                 =========            ====               =====
AT DECEMBER 31, 2000
 2.3  -  4.97 ...............    2,478,736            9.11                3.14
 5.00  -  7.00 ..............      119,530            7.55                6.03
10.00  - 16.50 ..............       38,300            6.27               12.89
                                 ---------            ----               -----
Total .......................    2,636,566            8.65                4.61
                                 =========            ====               =====

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     The table below summarizes the information about the RROR options outstanding:


                                EXERCISABLE OPTIONS
                           -----------------------------
                                             WEIGHTED
                                             AVERAGE
                            NUMBER OF     EXERCISE PRICE
EXERCISE PRICE ($)            SHARES           ($)
------------------------   -----------   ---------------
AT DECEMBER 31, 2001
 2.50  -  7.00 .........      533,762           3.73
10.00  - 16.50 .........      471,250          13.73
                            ---------          -----
                            1,005,012           8.42
                            =========          =====

     The options exercisable on December 31, 2001 and 2000 were 1,005,012, and 1,338,392 respectively. The range of option exercise prices is wide primarily due to fluctuations of the price of the Company's stock over the period of the grants.

     The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees and related interpretations". Under APB No. 25, because the exercise price of the Company's employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized in the Company's financial statements.

     However, in the case of options which are re-priced, FIN 44 "Accounting for Certain Transactions involving stock compensation on interpretation of APB 25" requires that stock compensation be recognized for such re-pricing, reflecting the subsequent movement in the value of the option.

     Pro-forma information regarding net income and earnings per share is required by SFAS No.123 "Accounting for Stock-Based Compenstion". This information is required to be determined as if the Company had accounted for its employee stock options, granted subsequent to December 31, 1995, under the fair value method of that statement. The fair value of options granted in the fiscal years ended December 31, 2001 and December 31, 2000 and the nine month period ended December 31, 1999, reported below has been estimated at the date of grant using a Black Scholes option pricing model with the following weighted assumptions:


                                      DECEMBER     DECEMBER
                                        2001         2000
                                     ----------   ---------
Expected life (in years) .........         4            5
Risk free interest rate -- RRSOR
Scheme ...........................       3.9%         6.0%
Volatility .......................        61%          80%
Dividend yield ...................         0%           0%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing model does not necessarily provide a reliable single measure of the fair value of its options. During the fiscal years ended December 31, 2001 and December 31, 2000 and the nine month period ended December 31, 1999, the weighted average estimated fair value of employee stock options granted under the RRSOR Scheme was $1.86, $2.60 and $2.81 per share, respectively.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     For the purpose of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro-forma information follows (thousands except for earnings per share information):


                                                             YEAR ENDED       YEAR ENDED
                                                            DECEMBER 31,     DECEMBER 31,
                                                                2001             2000
                                                                $'000           $'000
                                                           --------------   -------------
Pro-forma net income ...................................       15,461          20,906
Pro-forma basic earnings per share ($) .................         0.51            0.63
Pro-forma fully diluted earnings per share ($) .........         0.49            0.61

     The impact on pro-forma net income and earnings per share in the table above may not be indicative of the effect in future years. The Company continues to grant stock options to new employees. This policy may or may not continue.

  Impairment of assets

     Under IAS a company is required to annually assess whether there are any indications that an asset may be impaired. Should there be such an indicator, the asset must be tested for impairment. An impairment loss must be recognized in the statement of operations, should an assets carrying amount exceed its recoverable amount. The impairment loss is the difference between the assets carrying amount and its recoverable value. The recoverable amount is the higher of the assets net selling price or its value in use. Value in use is the future cash flows to be derived from the particular asset, discounted to present value using a pre-tax market determined rate that reflects the current assessment of the time value of money and the risks specific to the asset. The reversal of an impairment loss in subsequent periods is permitted when there has been a change in economic conditions or the expected use of the asset.

     Under US GAAP a company is required to test for impairment whenever there is an indication of impairment. For assets to be held and used, impairment is first measured by reference to undiscounted cash flows. If impairment exists the company must measure impairment by comparing the assets fair value to its carrying value. If there is no impairment by reference to undiscounted cash flows, no further action is required but the useful life of the asset must be reconsidered. Assets classified as held for disposal must be measured at the lower of the carrying amount or fair value less selling costs. The impairment loss is based on the assets fair value, being either market value (if an active market for the asset exists) or the sum of undiscounted future cash flows. The discount rate reflects the risk that is specific to that asset. For assets to be disposed of, the loss recognized is the excess of the assets carrying amount over its fair value less costs to sell. The reversal of previously recognized impairment losses is prohibited.

     The Company has not recognized a difference between IAS and US GAAP, in accounting for the impairment of the Syama mine as following the two step impairment methodology under US GAAP, on an undiscounted basis, the future cash flows of the Syama mine did not exceed the carrying value and accordingly the Syama mine assets were deemed to be impaired. The Company then utilized the same discount rate to determine the fair value of the Syama mine assets, and accordingly there was no difference between the impairment charge recognized under IAS and US GAAP.

  Contingencies

     Under IAS, a loss contingency is recognized when (1) an enterprise has a present obligation, (2) it is probable that the obligation will result in an outflow of economic resources, and (3) the amount of the obligation can be estimated reliably. All three conditions have to be met for a loss contingency to be recognized. Probable is defined as more likely than not, that the obligation will be incurred.

     Under US GAAP a loss contingency shall be accrued for by a charge to income if both of the following conditions are met. (1) Information is available prior to issuance of the financial statements which indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss, and (2) the amount of loss can be reasonably estimated. Probable is defined as a future event or events which are likely to occur, that will result in an obligation being incurred.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     The Company believes that there is no difference in accounting for its contingent liabilities under IAS and US GAAP.

  Joint venture equity accounting disclosures

     Under IAS the Company accounts for its interest in the incorporated Morila SA Limited joint venture using the proportionate consolidation method.

     Under US GAAP interests in incorporated joint ventures are accounted for under the equity method.

     Although this presentation under US GAAP would have resulted in a significantly different balance sheet and income statement presentation to that currently presented under IAS, it has no impact on the income and net asset value of the Company, save for any IAS/US GAAP differences applicable to the joint venture.

     The following presents the summarized income statement, balance sheet and cash flow statements of the Company under US GAAP, had the results of operations and financial position of the Morila Limited joint venture been accounted for under the equity method:

     (A) BALANCE SHEET


                                                                 YEAR ENDED           YEAR ENDED
                                                             DECEMBER 31, 2001     DECEMBER 31, 2000
                                                                   $'000                 $'000
                                                            -------------------   ------------------
ASSETS
CURRENT ASSETS
Cash and equivalents ....................................            1,654               56,544
Receivables .............................................           13,147               19,925
Inventories .............................................            2,921                6,453
                                                                    ------               ------
Total current assets ....................................           17,722               82,922
                                                                    ------               ------
NON-CURRENT ASSETS
Property, plant and equipment ...........................           13,383               24,677
Other long term assets ..................................               --                   --
Investment in joint venture .............................           48,287               24,988
                                                                    ------               ------
TOTAL ASSETS ............................................           79,392              132,587
                                                                    ======              =======
LIABILITIES AND SHAREHOLDERS EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities ................           12,201               16,406
Bank overdraft ..........................................            1,708                1,867
                                                                    ------              -------
TOTAL CURRENT LIABILITIES ...............................           13,909               18,273
                                                                    ------              -------
NON-CURRENT LIABILITIES
Provision for environmental rehabilitation ..............            2,032                3,000
Long-term liabilities ...................................           30,727               10,727
Loans from outside shareholders in subsidiaries .........            1,335                2,316
Liabilities on financial instruments ....................            1,030                4,368
                                                                    ------              -------
TOTAL NON-CURRENT LIABILITIES ...........................           35,124               20,411
                                                                    ------              -------
TOTAL LIABILITIES .......................................           49,033               38,684
                                                                    ------              -------
SHAREHOLDERS' EQUITY
Share capital ...........................................            2,246                3,307
Share premium ...........................................          163,569              240,742
Accumulated losses ......................................         (133,711)            (150,146)
Other reserves ..........................................           (1,745)                  --
                                                                  --------             --------
TOTAL SHAREHOLDERS' EQUITY ..............................           30,359               93,903
                                                                  --------             --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..............           79,392              132,587
                                                                  ========             ========

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


(B) INCOME STATEMENT


                                                                        YEAR ENDED       YEAR ENDED
                                                                       DECEMBER 31,     DECEMBER 31,
                                                                           2001             2000
                                                                           $'000           $'000
                                                                      --------------   -------------
Revenues from product sales .......................................        16,723          48,613
Production costs ..................................................       (25,337)        (54,100)
                                                                          -------         -------
Operating loss ....................................................        (8,614)         (5,487)
Interest received .................................................         2,050           2,167
Interest expense ..................................................        (1,790)        (13,580)
Royalties .........................................................        (1,053)         (2,809)
Depreciation and amortization .....................................          (282)        (11,244)
Exploration and corporate expenditure .............................        (9,379)        (10,870)
Impairment of assets -- Syama mine ................................            --         (74,606)
Profit on financial instruments ...................................         7,638           3,602
Profit on sale of Morila ..........................................            --         124,979
Other (expenses)/income ...........................................        (5,147)          3,005
                                                                          -------         -------
(Loss)/profit before taxes ........................................       (16,577)         15,179
Income tax expense ................................................          (126)           (363)
                                                                          -------         -------
(Loss)/profit before equity income and minority interests .........       (16,705)         14,794
Equity income of joint venture ....................................        32,482           7,908
Minority interest .................................................           656           1,621
                                                                          -------         -------
Net income ........................................................        16,435          24,323
                                                                          =======         =======
(C) SUMMARIZED CASH FLOW STATEMENT
Cash flow utilized in operating activities ........................        (5,841)        (52,453)
Cash flow (utilized in)/generated by investing activities .........          (173)        166,049
Cash flow utilized in financing activities ........................       (60,558)        (61,365)
                                                                          -------         -------
Net (decrease)/increase in cash and equivalents ...................       (54,890)         52,231
                                                                          =======         =======

     The following is summarized audited financial information related to Morila S.A. prepared in accordance with US GAAP.


                                                        YEAR ENDED       YEAR ENDED
                                                       DECEMBER 31,     DECEMBER 31,
                                                           2001             2000
                                                           $'000           $'000
                                                      --------------   -------------
MORILA S.A.
Current assets ....................................        48,236           45,665
Non-current assets ................................       150,535          136,055
Current liabilities ...............................       (24,684)         (53,245)
Non-current liabilities ...........................       (93,457)        (108,687)
                                                          -------         --------
Shareholders' equity ..............................        80,630           19,788
                                                          -------         --------
Revenues ..........................................       168,583           37,920
Costs and expenses ................................       (88,666)         (18,149)
                                                          -------         --------
Income before change in accounting policy .........        79,917           19,771
Change in accounting policy .......................         1,288               --
                                                          -------         --------
Net income ........................................        81,205           19,771
                                                          =======         ========

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations ("FAS 141") and No. 142, Goodwill and Other Intangible Assets ("FAS 142"). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life).

     The amortization provisions of FAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt FAS 142 effective January 1, 2002. The Company does not expect that the adoption of FAS 142, which became effective January 1, 2002, will have a material effect on its results of operations and financial position.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets ("FAS 143"). FAS 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The Company is required to adopt FAS 143 effective January 1, 2003. The Company does not expect that the adoption of FAS 143 will have a material impact on its results of operations and financial position.

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"). FAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("FAS 121"). However, this Statement retains the fundamental provisions of FAS 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. The Company is required to adopt FAS 144 effective January 1, 2002. The Company does not expect that the adoption of the provisions of FAS 144 will have a material impact on its results of operations and financial position.

                           RANDGOLD RESOURCES LIMITED

                        CONDENSED STATEMENT OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001


                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                       FOR THE THREE MONTHS
                                                               ENDED
                                                             MARCH 31,
                                                  -------------------------------
                                                       2002             2001
                                                       $'000            $'000
                                                  --------------   --------------
REVENUES
Product sales .................................         17,423           28,454
Interest income ...............................             35              853
Other income ..................................             49              207
                                                        ------           ------
                                                        17,507           29,514
                                                        ======           ======
COSTS AND EXPENSES
Mine production costs .........................          4,313           11,379
General and administration expenses ...........          1,945            4,351
Transport and refinery costs ..................            108               53
Transfer to deferred stripping costs ..........         (1,361)             253
Royalties .....................................          1,210            1,822
Interest expense ..............................            968            1,724
Depreciation and amortization .................          1,948            1,455
Exploration and corporate expenditure .........          2,101            2,126
Loss on financial instruments .................          1,131              301
Other expenses ................................          1,656            2,751
                                                        ------           ------
                                                        14,019           26,215
                                                        ------           ------
INCOME ON ORDINARY ACTIVITIES BEFORE TAXES
AND MINORITY INTERESTS ........................          3,488            3,299
Income tax ....................................             --              (89)
Minority shareholders' interest ...............             21              469
                                                        ------           ------
NET INCOME ....................................          3,509            3,679
                                                        ======           ======
DIVIDENDS .....................................             --               --
BASIC EARNINGS PER SHARE ($)...................           0.16             0.11
WEIGHTED AVERAGE SHARES IN ISSUE ..............     22,521,727       33,077,861
DILUTED EARNINGS PER SHARE ($).................           0.15             0.10
WEIGHTED AVERAGE SHARES IN ISSUE ..............     23,304,857       34,646,644

                SEE NOTES TO THE CONDENSED FINANCIAL STATEMENTS.

                           RANDGOLD RESOURCES LIMITED

                             CONDENSED BALANCE SHEET
             AS AT MARCH 31, 2002 (UNAUDITED) AND DECEMBER 31, 2001


                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)






                                                                  AS AT           AS AT
                                                                MARCH 31,      DECEMBER 31
                                                                   2002           2001
                                                                  $'000           $'000
                                                              -------------   ------------
ASSETS
CURRENT ASSETS
Cash and equivalents ......................................        10,620          6,683
Restricted cash ...........................................         4,474          4,474
Accounts receivable .......................................        13,775         16,558
Inventories ...............................................        10,460          9,743
                                                                   ------         ------
TOTAL CURRENT ASSETS ......................................        39,329         37,458
                                                                   ------         ------
NON-CURRENT ASSETS
Property, plant and equipment-net .........................        79,805         79,737
Other long-term assets ....................................         3,721          2,359
                                                                   ------         ------
TOTAL NON-CURRENT ASSETS ..................................        83,526         82,096
                                                                   ------         ------
TOTAL ASSETS ..............................................       122,855        119,554
                                                                  =======        =======
CURRENT LIABILITIES
Accounts payable and accrued liabilities ..................         7,929         10,851
Bank overdraft ............................................         1,954          1,708
Current portion of long-term loans ........................        11,053         11,224
                                                                  -------        -------
TOTAL CURRENT LIABILITIES .................................        20,936         23,783
                                                                  -------        -------
NON-CURRENT LIABILITIES
Environmental rehabilitation provision ....................         4,412          4,340
Long-term loans ...........................................        58,009         57,147
Loans from outside shareholders in subsidiaries ...........        21,802         21,625
Minority shareholders share of accumulated losses .........       (20,290)       (20,290)
Liabilities on financial instruments ......................         7,498          2,452
                                                                  -------        -------
TOTAL NON-CURRENT LIABILITIES .............................        71,441         65,274
                                                                  -------        -------
TOTAL LIABILITIES .........................................        92,377         89,057
                                                                  -------        -------
SHAREHOLDERS' EQUITY
Ordinary share capital ....................................         2,258          2,246
Share premium .............................................       162,183        161,830
Other reserves ............................................        (5,638)        (1,745)
Accumulated losses ........................................      (128,325)      (131,834)
                                                                 --------       --------
TOTAL SHAREHOLDERS' EQUITY ................................        30,478         30,497
                                                                 --------       --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................       122,855        119,554
                                                                 ========       ========

                SEE NOTES TO THE CONDENSED FINANCIAL STATEMENTS.

                           RANDGOLD RESOURCES LIMITED

             CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
         FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001 (UNAUDITED)


                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                        FOR THE THREE MONTHS ENDED
                                                                 MARCH 31,
                                                       -----------------------------
                                                            2002            2001
                                                           $'000           $'000
                                                       -------------   -------------
SHARE CAPITAL
Balance at beginning of period .....................         2,246           3,307
Exercise of employee stock options .................            12              --
                                                          --------        --------
BALANCE AT THE END OF PERIOD .......................         2,258           3,307
                                                          --------        --------
SHARE PREMIUM
Balance at beginning of period .....................       161,830         240,742
Exercise of employee stock options .................           353              --
                                                          --------        --------
BALANCE AT THE END OF PERIOD .......................       162,183         240,742
                                                          --------        --------
ACCUMULATED LOSSES
Balance at beginning of period .....................      (131,834)       (150,106)
Prior year adjustment ..............................            --             515
                                                          --------        --------
BALANCE AT BEGINNING OF PERIOD -- RESTATED .........      (131,834)       (149,589)
Net income .........................................         3,509           3,679
                                                          --------        --------
BALANCE AT THE END OF THE PERIOD ...................      (128,325)       (145,912)
                                                          --------        --------
OTHER RESERVES
Balance at beginning of period .....................        (1,745)             --
Prior year adjustment ..............................            --           2,388
                                                          --------        --------
BALANCE AT BEGINNING OF PERIOD -- RESTATED .........        (1,745)          2,388
Movement on financial instruments ..................        (3,893)            834
                                                          --------        --------
BALANCE AT END OF PERIOD ...........................        (5,638)          3,222
                                                          --------        --------
TOTAL SHAREHOLDERS' EQUITY .........................        30,478         101,359
                                                          ========        ========


                                                              AS AT         AS AT
                                                            MARCH 31,     MARCH, 31
ORDINARY SHARE CAPITAL                                     -----------   ----------
                                                               2002         2001
                                                              $'000         $'000
                                                           -----------   ----------
AUTHORIZED
40,000,000 ordinary shares of 10 US cents each .........   4,000         4,000
ISSUED
33,076,629 ordinary shares of 10 US cents each .........                 3,307
22,598,824 ordinary shares of 10 US cents each .........   2,258
                                                           -----         -----
                                                           2,258         3,307
                                                           -----         -----

                SEE NOTES TO THE CONDENSED FINANCIAL STATEMENTS.

                           RANDGOLD RESOURCES LIMITED

                          CONDENSED CASH FLOW STATEMENT
         FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001 (UNAUDITED)


                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                             FOR THE THREE
                                                             MONTHS ENDED
                                                               MARCH 31,
                                                       -------------------------
                                                           2002          2001
                                                          $'000         $'000
                                                       -----------   -----------
Net cash provided by operations ....................       4,464         5,802
Net cash utilized in investment activities .........      (2,016)       (8,466)
Net cash provided by financing activities ..........       1,489         6,533
                                                          ------        ------
NET INCREASE IN CASH AND EQUIVALENTS ...............       3,937         3,869
CASH AND CASH EQUIVALENTS AT BEGINNING OF
PERIOD .............................................       6,683        61,638
                                                          ------        ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .........      10,620        65,507
                                                          ======        ======

                   CONDENSED STATEMENT OF COMPREHENSIVE INCOME
         FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001 (UNAUDITED)


                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                  FOR THE THREE
                                                   MONTHS ENDED
                                                    MARCH 31,
                                              ----------------------
                                                  2002        2001
                                                 $'000        $'000
                                              -----------   --------
Net income ................................       3,509      3,679
Movement in financial instruments .........      (3,893)       834
                                                 ------      -----
Comprehensive (loss)/income ...............        (384)     4,513
                                                 ======      =====

                SEE NOTES TO THE CONDENSED FINANCIAL STATEMENTS.

                           RANDGOLD RESOURCES LIMITED

                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


NATURE OF OPERATIONS

     The Company, its subsidiaries and joint venture ("the Group") carry out opencast mining activities and exploration. The Group currently has one operating mine in Mali, West Africa, the Morila Gold Mine, and one operation under care and maintenance, namely the Syama Mine.

     The main focus of exploration work is on its advanced projects in Mali West, around Morila and in Northern Cote d'Ivoire. The Company also has 2 projects at feasibility stage, Loulo in West Mali and Tongon in Cote d'Ivoire.


BASIS OF PREPARATION

     The condensed consolidated balance sheet of the Company as of March 31, 2002 and the condensed consolidated statements of operations and cash flows for the three months ended March 31, 2002 and 2001 are unaudited. For the purposes of these interim financial statements, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The December 31, 2001 balance sheet was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2001.

     In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the financial statements have been included therein. The results of interim periods are not necessarily indicative of the results for the entire year.


ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with and comply with International Accounting Standards and the principles of the historical cost convention. The accounting policies applied are consistent with those of the previous year, with the exception of the change in International Accounting Standards described below.

     The preparation of the financial statements in conformity with International Accounting Standards requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CHANGES IN INTERNATIONAL ACCOUNTING STANDARDS

     Beginning January 1, 2001, the Company adopted the revised IAS 39, "Financial Instruments: Recognition and Measurement", and recognized on the balance sheet all financial assets and financial liabilities held by the Company which met the definition. In accordance with the transitional provisions of IAS 39, and accordingly adjusted retained earnings by US$ 0.5 million for those financial investments which did not meet the criteria for hedge accounting, and the other reserves by US$ 2.4 million for those financial instruments which met the cash flow hedge accounting criteria.

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


1. RESTRICTED CASH

     Restricted cash relates to the NM Rothschild & Sons Limited debt service reserve account. This amount is held in escrow for the partial repayment of the Morila Project Loan.


2. INVENTORIES


                                      AS AT          AS AT
                                    MARCH 31,     DECEMBER 31,
                                       2002           2001
                                      $'000          $'000
                                   -----------   -------------
Bullion ........................         548       1,013
Ore stockpiles .................       1,979       1,313
Consumables and spares .........       7,933       7,417
                                       -----       -----
                                      10,460       9,743
                                      ======       =====

3. PROPERTY, PLANT AND EQUIPMENT



                                                              AS AT          AS AT
                                                            MARCH 31,     DECEMBER 31,
                                                               2002           2001
Mine properties, mine development costs and mine plant        $'000          $'000
facilities and equipment.                                  -----------   -------------
COST
At beginning of the period .............................     163,076        153,537
Additions ..............................................       2,016         14,650
Disposals ..............................................          --         (5,111)
                                                             -------        -------
At end of the period ...................................     165,092        163,076
                                                             -------        -------
ACCUMULATED DEPRECIATION
At beginning of the period .............................      83,339         76,242
Charge for the period ..................................       1,948          7,097
                                                             -------        -------
At end of the period ...................................      85,287         83,339
                                                             -------        -------
NET BOOK VALUE AT THE END OF THE PERIOD ................      79,805         79,737
                                                             =======        =======

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

4. LONG-TERM LOANS


AS AT MARCH 31, 2002,


                                       BALANCE                                     BALANCE
                                     JANUARY 1,                  (REPAYMENT)/     MARCH, 31
                                        2002        INTEREST       DRAW-DOWN        2002
                                        $'000         $'000          $'000          $'000
                                    ------------   ----------   --------------   ----------
NM Rothschild ...................      33,000         515            (802)         32,713
Morila Project loan .............      26,372         295            (599)         26,068
Finance lease -- Morila .........       8,272         214           1,017           9,503
BRGM ............................         727          51              --             778
                                       ------         ---           -----          ------
Total ...........................      68,371                                      69,062
Less current portion of
 long-term loans ................      11,224                                      11,053
                                       ------                                      ------
                                       57,147                                      58,009
                                       ======                                      ======

AS AT DECEMBER 31, 2001


                                       BALANCE                                      BALANCE
                                     JANUARY 1,                  (REPAYMENT)/     DECEMBER 31,
                                        2001        INTEREST       DRAW-DOWN          2001
                                        $'000         $'000          $'000           $'000
                                    ------------   ----------   --------------   -------------
NM Rothschild ...................          --           540          32,460          33,000
Morila Project loan .............      34,157         2,313         (10,098)         26,372
Finance lease -- Morila .........       6,387           842           1,043           8,272
Syama Project loan ..............      15,000           864         (15,864)             --
BRGM ............................         727            --              --             727
                                       ------         -----         -------          ------
Total ...........................      56,271                                        68,371
Less current portion of
 long-term loans ................      12,200                                        11,224
                                       ------                                        ------
                                       44,071                                        57,147
                                       ======                                        ======

NM ROTHSCHILD

     NM Rothschild & Sons Limited is acting as agent for a consortium of banks comprising a syndicated loan facility of $25 million term loan and $10 million revolving credit facility as follows:

     i) The syndicated term loan facility of $25 million bears interest at US three month LIBOR plus 3.75% per annum. The loan requires repayment in quarterly installments over 4 years commencing on January 31, 2002 and is collateralized over substantially all of the assets of the Company including the Company's share in Morila Limited.

     ii) The syndicated revolving facility of US$10 million bears interest at US three month LIBOR plus 4.25% per annum. The loan requires repayment by September 2005 and is collateralized over substantially all of the assets of the Company including the Company's share in Morila Limited. At December 31, 2001 drawdowns amounted to US$8 million. Interest of US$0.5 million was paid by the Company during the year.

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     Various debt covenants apply to the syndicated term loan and revolving facility:

     o The Company will not incur, create, assume or suffer to exist any additional indebtedness without prior approval.

     o Tangible net worth will not fall below $15 million at any quarterly balance sheet date.

     o At each quarter, cash available for debt service must cover annual debt service requirements by at least 1.5 times and at all times maintained in the Offshore Account which is accessible to the Company.

     o At all times the Company shall provide evidence that it or Morila Holdings is maintaining in full force and effect, committed hedging arrangements or put options and, with respect to the sale of gold, such that the proceeds thereof are sufficient to ensure that the financial projections contained in the business plan and the financial covenants are complied with.

     o    Limitations on material asset disposals and acquisitions.

     o Ensure no material amendments to Morila Project Loan which might adversely affect the flow of dividends to the Company.

     o    Limitations on the payment of dividends by the Company.

     o A portion of the net proceeds of any equity issue by RRL must be used to repay some of the outstanding principal amount of the loans.


SYAMA PROJECT LOAN

     The International Finance Corporation acted as agent for a consortium of banks for the Syama Project loan; the loan carried interest at US$ three month LIBOR plus 3% and was repayable over 5 years in equal semi annual installments of US$2.5 million and was collateralized over the assets of Somisy. The loan was repaid in full in July 2001.


MORILA PROJECT LOAN

     NM Rothschild & Sons Limited is acting as agent for a consortium of banks for the Morila Project loan. The loan bears interest at US three month LIBOR plus 2% per annum. The loan will be repaid over 5 years commencing on June 30, 2001 and is collateralized over the assets of the Morila project whose book value at December 31, 2001 amounted to $89 million (2000: $70 million). Additionally, the Company has pledged its interest in Morila Limited and related assets and Morila Limited has pledged its interest in Morila and related assets to secure Morila's obligation under this loan. It is non-recourse to the Company.

     Under the terms of this loan, the Company is required to enter into certain gold price forward sales and option contracts in respect of approximately 25 to 30 percent of Morila's first five years of production. Various debt covenants apply to the loan, including:

     o Hedging arrangements as stipulated by NM Rothschild will be put into place. The Company will provide evidence to the effect that Morila Limited or AngloGold Limited has entered into committed hedging agreements and that the proceeds of sale of gold are sufficient to ensure that, as at all calculation dates scheduled, no default would have occurred.

     o    Limitations on material assets disposals and acquisitions.

     o    No declaration, payment or distribution of dividends without approval.

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     o    Maintain insurance with reputable insurance companies.

     o Establish the Debt Service Reserve Account with the minimum credit balance on all dates equal to the aggregate principal amount of and interest accruing on the loan and the aggregate amount of premium accruing in connection with the Political Risk Insurance during the six month period commencing on such date.

     o No other long-term indebtedness (other than noted below) is to be incurred regarding the Morila project.

     o No indebtedness shall exceed $2 million incurred by way of capital leases other than the contractor for the development of the mine and the Rolls-Royce power plant.

     o The Government of Mali principal indebtedness in Morila SA is not to exceed the original US$1.6 million as stipulated in the Convention.

     o Certain financial ratios need to be adhered to throughout the loan agreement.


MORILA FINANCE LEASE

     Morila finance lease relates to five generators leased from Rolls-Royce for Morila. The lease is repayable over ten years commencing April 1, 2001 and bears interest at a variable rate of which as at December 31, 2001 was approximately 17.86% per annum. The lease is collateralized by plant and equipment whose net book value at December 31, 2001 amounted to $6.4 million.


BRGM

     The Bureau de Recherche Geologiques et Minieres ("BRGM") loan is uncollateralized and bears interest at the base rate or Central Bank of Western African States plus 2% per annum. The loan is repayable from cash flows of the Loulo mine after repayment of all other loans.


5. LIABILITIES ON FINANCIAL INSTRUMENTS


                                                                                AS AT          AS AT
                                                                              MARCH 31,     DECEMBER 31,
                                                                                 2002           2001
                                                                                $'000          $'000
                                                                             -----------   -------------
Mark to market of speculative financial instruments at end of period .....   1,767               707
Financial instrument liability ...........................................   5,731             1,745
                                                                             -----             -----
                                                                             7,498             2,452
                                                                             =====             =====

     This reflects the mark-to-market adjustment on those derivative instruments which do not, under the Group's accounting policy, qualify for hedge accounting. These derivative instruments are further detailed in note 8.

     The financial instrument liability relates to Morila derivative instruments which qualify for hedge accounting. These derivative instruments are further detailed in note 8.

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

6. CAPITAL COMMITMENTS


                                                 AS AT          AS AT
                                               MARCH 31,     DECEMBER 31,
                                                  2002           2001
                                                 $'000          $'000
                                              -----------   -------------
Contracts for capital expenditure .........        212            150
Authorized but not contracted for .........      1,307          1,537
                                                 -----          -----
                                                 1,519          1,687
                                                 =====          =====

7. CONTINGENT LIABILITIES

     The Company is in dispute with Rolls-Royce relating to the failure of the Syama power plant, which it acquired on a 10 year finance lease agreement dated February 25, 2000. Under the terms of the agreement, Rolls-Royce was to supply two Allen engines capable of generating 11 megawatts of power. The failure to commission the power plant was a major factor in the decision to place Syama on care and maintenance and Somisy have lodged a claim with Rolls-Royce for $14 million in damages. The directors are of the opinion that the $4 million provided is adequate and that no further provisions are required in respect of this claim. The provision is based on settlement discussions between the parties. Somisy rescinded the contract on the basis that the generators were flawed in design and engineering, resulting in a catastrophic failure of one unit. Similar events at Morila, where two of the Rolls-Royce units failed catastrophically during commissioning, persuaded Syama that this action was justified.

     The Company and Randgold & Exploration Limited have also received a claim out of the English courts for payment of UK (pounds sterling)10,595,406 ($15.3 million) as guarantors for the obligations of Somisy arising out of the purchase on deferred terms of the two Rolls-Royce generators for Syama. The Company is defending the Rolls-Royce claim. The directors are of the opinion that no further provisions are required in respect of this claim.


8. COMMODITY FINANCIAL INSTRUMENTS

     Generally the Group does not hedge its exposure to gold price fluctuation risk and sells at market spot prices. These prices are in US dollars and do not expose the Group to any currency fluctuation risk. However, during periods of capital expenditure or loan finance, the Company secures a floor price through simple forward contracts and options whilst maintaining significant exposure to spot prices. Between 25% and 30% of Morila's production has been sold forward for the years 2002 to 2004.

     The Company had entered into commodity contracts in order to provide protection against adverse movements in gold price as follows:

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     Details of on balance sheet gold derivative contracts as at March 31, 2002:


                                     HEDGING INSTRUMENTS                    UNMATCHED INSTRUMENTS
      MATURITY DATES         PUTS PURCHASED       FORWARD SALES      PURCHASED CALLS        CALLS SOLD
                             OUNCES     $/OZ     OUNCES     $/OZ     OUNCES     $/OZ      OUNCES      $/OZ
 MORILA
 (attributable portion)
 December, 31, 2002          18,000     275      50,486     275      17,868     340       18,000      310
 December, 31, 2003              --      --      60,576     275      21,446     350           --       --
 December, 31, 2004              --      --      51,936     275      18,384     360           --       --
 SYAMA
 December, 31, 2004              --      --          --      --          --      --      148,500      353

     And at December 31, 2001:



                                      HEDGING INSTRUMENTS                      UNMATCHED INSTRUMENTS
      MATURITY DATES          PUTS PURCHASED        FORWARD SALES       PURCHASED CALLS        CALLS SOLD
                              OUNCES      $/OZ      OUNCES     $/OZ     OUNCES     $/OZ      OUNCES      $/OZ
 MORILA
 (attributable portion)
 December, 31, 2001               --       --      100,180     275      35,462     330           --       --
 December, 31, 2002           24,000      275       67,296     275      23,822     340       24,000      310
 December, 31, 2003               --       --       60,576     275      21,446     350           --       --
 December, 31, 2004               --       --       51,936     275      18,384     360           --       --
 SYAMA
 December, 31, 2001          123,000      290           --      --          --      --      123,000      330
 December 31, 2004                --       --           --      --          --      --      148,500      353

     The total fair value of the above financial instruments as at March 31, 2002 was a negative $7.5 million (December 31, 2001: loss of US$ 2.5 million).

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


9. SEGMENT INFORMATION

     An analysis of the Company's business segments, excluding intergroup transactions, is set out below:


                                                   GROUP'S 40%                     CORPORATE
                                                     SHARE OF                         AND
                                                   MORILA MINE     SYAMA MINE     EXPLORATION       TOTAL
                                                  -------------   ------------   -------------   -----------
   A) FOR THE 3 MONTHS ENDED
      MARCH 31, 2002
      PROFIT AND LOSS
      Gold sales ..............................       17,423              --             --         17,423
      Mine production costs ...................       (5,006)             --             --         (5,006)
      Corporate and exploration costs .........           --              --         (2,010)        (2,010)
      Other (expenses)/income-net .............       (4,542)         (1,782)          (574)        (6,898)
                                                      ------          ------         ------         ------
      Net profit/(loss) .......................        7,875          (1,782)        (2,584)         3,509
                                                      ======          ======         ======         ======
      TOTAL ASSETS ............................       97,508          12,529         12,818        122,855
      TOTAL LIABILITIES .......................       38,180          12,308         41,889         92,377
                                                      ======          ======         ======        =======
   B) FOR THE 3 MONTHS ENDED
      MARCH 31, 2001
      PROFIT AND LOSS
      Gold sales ..............................       16,893          11,561             --         28,454
      Mine production costs ...................       (4,367)        (11,669)            --        (16,036)
      Corporate and exploration costs .........           --              --         (2,126)        (2,126)
      Other (expenses)/income-net .............       (3,700)         (3,768)           855         (6,613)
                                                      ------         -------         ------        -------
      Net profit/(loss) .......................        8,826          (3,876)        (1,271)         3,679
                                                      ======         =======         ======        =======
      TOTAL ASSETS ............................       81,502          27,284         10,768        119,554
                                                      ======         =======         ======        =======
      TOTAL LIABILITIES .......................       55,442          31,830          1,785         89,057
                                                      ======         =======         ======        =======

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


10. RECONCILIATION TO US GAAP

     The condensed financial statements have been prepared in accordance with International Accounting Standards (IAS), which differ in certain significant respects from Generally Accepted Accounting Principles in the United States (US
GAAP). The effect of applying US GAAP principles to net income and shareholders' equity is set out below.


                                                                         FOR THE THREE MONTHS
                                                                                 ENDED
                                                                               MARCH 31,
                                                                             2002       2001
                                                                            $'000      $'000
                                                                         ----------- ---------
   Net income under IAS ................................................     3,509     3,679
   Share option compensation adjustment ................................      (588)     (818)
   Provision for rehabilitation ........................................       (40)      (22)
                                                                             -----     -----
   Net income under US GAAP before change in accounting policy .........     2,881     2,839
   Change in accounting policy .........................................        --       515
                                                                             -----     -----
   Net income under US GAAP ............................................     2,881     3,354
   Other Comprehensive Income
   Change in accounting policy for items which meet cash flow hedging
   criteria ............................................................        --     2,388
   Movement in cash flow hedges during the period ......................    (3,893)      834
                                                                            ------     -----
   Comprehensive (loss)/income under US GAAP ...........................    (1,012)    6,576
                                                                            ======     =====
   Basic earnings per share under US GAAP ($)...........................      0.13      0.10
   Fully diluted earnings per share under US GAAP ($)...................      0.12      0.10


                                                                            AS AT         AS AT
                                                                           MARCH 31,     MARCH 31,
                                                                            2002         2001
                                                                            $'000         $'000
                                                                         -----------   ----------
   Shareholders' equity under IAS ......................................    30,478       101,359
   Provision for rehabilitation ........................................      (178)          (60)
                                                                            ------       -------
   Shareholders' equity under US GAAP ..................................    30,300       101,299
                                                                            ======       =======

  DESCRIPTION OF US GAAP DIFFERENCES


(i) PROVISION FOR REHABILITATION

    Currently, full provision is made based on the net present value of the estimated cost of restoring the environmental disturbance that has occurred up to balance sheet date. Annual increases in the provision relating to the change in the net present value of the provision and inflationary increases are shown separately in the statement of operations. Under US GAAP, expenditure estimated to be incurred on long-term environmental obligations is provided over the remaining lives of the mines through charges in the statement of operations.

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


(ii)  SHARE OPTION COMPENSATION ADJUSTMENT


      Under IAS there is no requirement to account for stock compensation based expenditure. Under US GAAP where a company undertakes a stock re-pricing whereby existing options are cancelled and reissued at a lower price, such options are mark-to-market with reference to the difference between the grant price and Company stock price, with the difference recognized as stock compensation expense.

(iii) CHANGE IN ACCOUNTING POLICY

      Under IAS, a change in accounting policy is presented as a restatement to the prior's fiscal periods shareholders' equity. Accordingly the Company restated it's fiscal 2000 shareholders' equity for the impact of adopting IAS 39 "Financial Instruments: Recognition and Measurement". Under US GAAP a change in accounting policy is recorded as a cumulative effect of change in accounting principle adjustment on the first day of the fiscal year in which the Company adopts the new accounting standard. The Company adopted FAS 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001, and accordingly adjusted net income by $0.5 million for those financial instruments which did not meet the criteria for hedge accounting and other comprehensive income by $2.4 million for those financial instruments which met the cash flow hedge accounting criteria.

(iv) JOINT VENTURE EQUITY ACCOUNTING DISCLOSURES

     Under IAS the company accounts for its interest in the incorporated Morila Limited joint venture using the proportionate consolidation method.

     Under US GAAP interests in incorporated joint ventures are accounted for using the equity method.

     Although this presentation under US GAAP would have resulted in a significantly different balance sheet and income statement presentation to that currently presented under IAS, it has no impact on the income and net asset value of the Company, save for any IAS/US GAAP differences applicable to the joint venture.

     The following presents the summarized income statement, balance sheet and cash flow statement of the Company under US GAAP, had the results of operations and financial position of the Morila Limited joint venture been accounted for the under the equity method.

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


     (A) BALANCE SHEET


                                                                        AT              AT
                                                                     MARCH 31,      DECEMBER 31,
                                                                       2002            2001
                                                                  -------------   -------------
                                                                      $'000           $'000
   ASSETS
   CURRENT ASSETS
   Cash and equivalents ......................................         2,404           1,654
   Receivables ...............................................         9,418          13,147
   Inventories ...............................................         2,813           2,921
                                                                       -----          ------
   TOTAL CURRENT ASSETS ......................................        14,635          17,722
                                                                      ------          ------
   NON-CURRENT ASSETS
   Property, plant and equipment, net ........................        13,334          13,383
   Investment in joint venture ...............................        50,160          48,287
                                                                      ------          ------
   TOTAL ASSETS ..............................................        78,129          79,392
                                                                      ======          ======
   LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
   Accounts payable and accrued liabilities ..................         9,707          12,201
   Bank overdraft ............................................         1,954           1,708
                                                                      ------          ------
   TOTAL CURRENT LIABILITIES .................................        11,661          13,909
                                                                      ------          ------
   NON-CURRENT LIABILITIES
   Provision for environmental rehabilitation ................         2,032           2,032
   Long-term liabilities .....................................        30,491          30,727
   Loans from outside shareholders in subsidiaries ...........        21,802          21,625
   Minority shareholders share of accumulated losses .........       (20,290)        (20,290)
   Liabilities on financial instruments ......................         2,133           1,030
                                                                     -------         -------
   TOTAL NON-CURRENT LIABILITIES .............................        36,168          35,124
                                                                     -------         -------
   TOTAL LIABILITIES .........................................        47,829          49,033
                                                                     -------         -------
   SHAREHOLDERS' EQUITY
   Share capital .............................................         2,258           2,246
   Share premium .............................................       164,510         163,569
   Accumulated losses ........................................      (130,830)       (133,711)
   Other reserves ............................................        (5,638)         (1,745)
                                                                    --------        --------
   TOTAL SHAREHOLDERS' EQUITY ................................        30,300          30,359
                                                                    --------        --------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................        78,129          79,392
                                                                    ========        ========

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


(B) INCOME STATEMENT


                                                             3 MONTHS ENDED     3 MONTHS ENDED
                                                                MARCH 31,         MARCH 31,
                                                                  2002               2001
                                                            ----------------   ---------------
                                                                  $'000             $'000
Revenue from product sales ..............................            --             11,561
Mine production costs ...................................            --            (11,397)
                                                                 ------            -------
Operating profit ........................................            --                164
Interest received .......................................             7                853
Interest expense ........................................          (470)              (875)
Royalties ...............................................            --               (659)
Depreciation and amortization ...........................          (391)                --
Exploration and corporate expenditure ...................        (2,101)            (2,126)
Loss on financial instruments ...........................        (1,131)              (301)
Other expenses ..........................................          (851)            (2,886)
Loss before taxes .......................................        (4,937)            (5,830)
Income tax expense ......................................            --                (89)
                                                                 ------            -------
Loss before equity income and minority interest .........        (4,937)            (5,919)
Equity income of joint venture ..........................         7,797              8,804
Minority interest .......................................            21                469
                                                                 ------            -------
Net income ..............................................         2,881              3,354
                                                                 ------            -------

(C)  SUMMARIZED CASH FLOW STATEMENT


Cash flow generated by operating activities .............       4,461        10,377
Cash flow utilized in investing activities ..............        (342)       (5,190)
Cash flow utilized in financing activities ..............      (3,369)       (5,547)
                                                               ------        ------
Net increase/(decrease) in cash and equivalents .........         750          (360)
                                                               ======        ======

                           RANDGOLD RESOURCES LIMITED

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     The following is summarized unaudited financial information related to the Morila mine, the only significant asset of the joint venture, prepared in accordance with US GAAP.


                                        QUARTER ENDED
                                          MARCH 31,
                                            2002
                                            $'000
                                       --------------
   MORILA
   Current assets ..................        57,764
   Non-current assets ..............       154,308
   Current liabilities .............       (24,626)
   Non-current liabilities .........      (106,764)
                                          --------
   Shareholders' equity ............        80,682
                                          ========
   Revenues ........................        43,440
   Costs and expenses ..............       (23,947)
                                          ========
   Income before taxes .............        19,493
                                          ========
   Net income ......................        19,493
                                          ========

                       REPORT OF THE INDEPENDENT AUDITORS

To the Board of Directors of Randgold Resources Limited


We have audited the accompanying financial statements of Societe des Mines de Morila SA (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


SCOPE

We conducted our audit in accordance with International Standards on Auditing and Auditing Standards Generally Accepted in the United States of America. These Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


AUDIT OPINION

In our opinion, the financial statements give a true and fair view of the financial position of the Company as of December 31, 2001 and 2000, and of the results of its operations and its cash flows for each of the years then ended in accordance with International Accounting Standards.

International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of accounting principles generally accepted in the United States of America would have affected the determination of the Company's shareholders' equity and financial position as at December 31, 2001 and 2000 and the determination of its results of operations for the years ended December 31, 2001 and 2000, to the extent summarized in Note 23 to the financial statements.




/s/ PricewaterhouseCoopers Inc.
PRICEWATERHOUSECOOPERS INC.
Chartered Accountants (SA)
Registered Accountants and Auditors
Sunninghill, South Africa
April 30, 2002

                        SOCIETE DES MINES DE MORILA S.A.

                             STATEMENT OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31
                          (US$ UNLESS OTHERWISE NOTED)


                                                     2001               2000
                                                      $                   $
                                    NOTE       ----------------   ----------------
REVENUE                              14          168,582,995         37,920,030
Operating costs ..................               (79,177,912)       (14,874,718)
                                                 -----------        -----------
OPERATING PROFIT .................   15           89,405,083         23,045,312
OTHER EXPENDITURE -- NET .........                (9,237,915)        (3,235,996)
                                                 -----------        -----------
-- interest received .............                 1,087,009             19,507
-- finance charges ...............                (9,265,840)        (3,255,503)
-- other financial costs .........                (1,059,084)                --
                                                 -----------        -----------
PROFIT BEFORE TAXATION ...........                80,167,168         19,809,316
Taxation .........................   16                   --                 --
                                                 -----------        -----------
NET PROFIT .......................                80,167,168         19,809,316
                                                 ===========        ===========









                     See notes to the financial statements

                        SOCIETE DES MINES DE MORILA S.A.

                                  BALANCE SHEET
                                 AT DECEMBER 31,
                          (US$ UNLESS OTHERWISE NOTED)


                                                                       2001             2000
                                                                        $                 $
                                                         NOTE    ---------------   --------------
NON-CURRENT ASSETS
MINING ASSETS                                              8       144,638,715      131,643,863
DEFERRED STRIPPING                                         9         5,897,731          919,337
CURRENT ASSETS                                                      48,235,626       45,664,558
Cash and equivalents ................................               12,572,278       17,400,845
Restricted cash .....................................     10        11,184,894               --
Inventories .........................................     11        17,054,908       13,482,278
Accounts receivable .................................     12         7,091,892       14,781,435
Prepaid expenses ....................................                  331,654               --
                                                                 -------------     ------------
TOTAL ASSETS                                                       198,772,072      178,227,758
                                                                 =============     ============
EQUITY
CAPITAL AND RESERVES
Share capital .......................................      3            16,423           16,423
DISTRIBUTABLE RESERVES                                              80,902,484       16,317,316
Other reserves ......................................               (4,362,000)      (4,780,000)
Retained income .....................................               85,264,484       21,097,316
SHAREHOLDER'S EQUITY ................................               80,918,907       16,333,739
NON-CURRENT LIABILITIES .............................               93,168,729      108,649,396
Shareholders' subordinated loans ....................      4        17,714,772       16,747,520
Environmental rehabilitation provision ..............      5         5,850,000        1,540,000
Long-term liabilities ...............................      6        66,049,957       86,869,876
Financial instrument liability ......................      7         3,554,000        3,492,000
CURRENT LIABILITIES .................................               24,684,436       53,244,623
Accounts payable ....................................     13         4,125,186       39,148,123
Short-term portion of long-term liabilities .........      6        20,559,250       14,096,500
                                                                 -------------     ------------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES ..........              198,772,072      178,227,758
                                                                 =============     ============



                      See notes to the financial statements

                        SOCIETE DES MINES DE MORILA S.A.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                         FOR THE YEARS ENDED DECEMBER 31
                          (US$ UNLESS OTHERWISE NOTED)


                                           SHARE         RETAINED            OTHER
                                          CAPITAL         INCOME            RESERVES           TOTAL
                                             $               $                 $                 $
                                         ---------   ----------------   ---------------   ---------------
Balance at December 31, 1999 .........    16,423                 --                --            16,423
Net profit for the year ..............        --         19,809,316                          19,809,316
                                          ------         ----------                          ----------
Balance at December 31, 2000 .........    16,423         19,809,316                --        19,825,739
Change in accounting policy in respect
 of IAS 39 ...........................        --          1,288,000        (4,780,000)       (3,492,000)
                                          ------         ----------        ----------        ----------
Balance at January 1, 2001 ...........    16,423         21,097,316        (4,780,000)       16,333,739
Net profit for the year ..............        --         80,167,168                --        80,167,168
Movement in cash flow hedge ..........        --                 --           418,000           418,000
Dividends declared and paid ..........                  (16,000,000)               --       (16,000,000)
                                                        -----------        ----------       -----------
Balance at December 31, 2001 .........    16,423         85,264,484        (4,362,000)       80,918,907
                                          ======        ===========        ==========       ===========











                      See notes to the financial statements

                        SOCIETE DES MINES DE MORILA S.A.

                               CASH FLOW STATEMENT
                         FOR THE YEARS ENDED DECEMBER 31
                          (US$ UNLESS OTHERWISE NOTED)

                                                                              2001               2000
                                                                                $                  $
                                                               NOTE     ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Cash generated by operating activities ..................   17.1            95,171,166         23,322,429
Cash utilized by changes in working capital .............   17.2           (20,554,192)       (27,355,703)
                                                                           -----------        -----------
                                                                            74,616,974         (4,033,274)
Finance charges .........................................                   (8,178,831)        (3,235,996)
                                                                           -----------        -----------
NET CASH FLOWS GENERATED BY/(UTILIZED IN)
OPERATING ACTIVITIES ....................................                   66,438,143         (7,269,270)
                                                                           -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Movement in restricted cash .............................                  (11,184,894)                --
Additions to mining assets ..............................   17.3           (23,206,897)       (76,296,261)
                                                                           -----------        -----------
NET CASH FLOWS UTILIZED IN INVESTING ACTIVITIES .........                  (34,391,791)       (76,296,261)
                                                                           ===========        ===========
CASH FLOWS FROM FINANCING ACTIVITIES
Long-term liabilities (repaid)/raised ...................   17.5           (20,819,919)       100,966,376
Payment for financial instrument liability ..............                      (55,000)                --
Dividend paid ...........................................                  (16,000,000)                --
                                                                           -----------        -----------
NET CASH FLOWS (UTILIZED IN)/GENERATED BY
FINANCING ACTIVITIES ....................................                  (36,874,919)       100,966,376
                                                                           -----------        -----------
Net increase in cash and equivalents ....................                   (4,828,567)        17,400,845
Cash and equivalents at beginning of year ...............                   17,400,845                 --
                                                                           -----------        -----------
CASH AND EQUIVALENTS AT END OF YEAR .....................                   12,572,278         17,400,845
                                                                           ===========        ===========











                      See notes to the financial statements

                        SOCIETE DES MINES DE MORILA S.A.

                        NOTES TO THE FINANCIAL STATEMENTS
                          (US$ UNLESS OTHERWISE NOTED)


1. NATURE OF OPERATIONS

     The Company owns the Morila gold mine in Mali. Randgold Resources Limited and AngloGold Limited each own 50% of the Company's majority shareholder Morila Limited. The Company is engaged in gold mining and related activities, including exploration, extraction, processing and smelting. Gold bullion, the Company's principal product, is currently produced and sold in Mali.


2. ACCOUNTING POLICIES

     These annual financial statements have been prepared on the historical cost basis in accordance with International Accounting Standards. A summary of the significant accounting policies, which except as disclosed under derivatives, have been applied consistently for all periods presented.


     2.1 Undeveloped properties

     Undeveloped properties upon which the Company has not performed sufficient exploration work to determine whether significant mineralization exists, are carried at original cost. Where the directors consider that there is little likelihood of the properties being exploited, or the value of the exploitable rights have diminished below cost, a write down is recorded.

     2.2 Development costs and mine plant facilities

     Development costs and mine plant facilities relating to the existing mine are capitalized. Development costs consist primarily of direct expenditure to develop an ore body for economic exploitation and to expand the production capacity of the existing operating mine. Following the completion of a bankable feasibility study, development costs incurred including interest on borrowed funds used, to place the mine into production and to complete major development projects at the operating mine are capitalized. Ongoing costs to maintain production are expensed as incurred.

     2.3 Depreciation and amortization

     Long lived assets include mining properties, mine development cost and mine plant facilities. These assets have useful economic lives which exceed that of the life of the mine. Depreciation and amortization are therefore charged over the life of the mine based on estimated ore tonnes contained in proven and probable reserves. Proven and probable ore reserves reflect estimated quantities of economically recoverable reserves, which can be recovered in the future from known mineral deposits. Short lived assets, include motor vehicles, office equipment and computer equipment, are depreciated over estimated useful lives of two to five years.

     2.4 Exploration costs

     Exploration costs are expensed as incurred. Costs related to property acquisitions are capitalized.

     2.5 Mining property evaluation

     Recoverability of the long-term assets of the Company, which include development costs, deferred stripping costs and undeveloped property costs, together with other current assets, is reviewed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These estimates are subject to risks and uncertainties including future metal prices. It is therefore reasonably possible that changes could occur which may affect the recoverability of the mining assets. Reductions in the carrying value of the long-term assets of mines are recorded to the extent the remaining investment exceeds the estimate of future discounted net cash flows.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     2.6 Deferred stripping costs

     The costs of waste stripping in excess of the expected pit life average stripping ratio are deferred and charged to production when the actual ratio is below the expected average ratio. The expected pit life average stripping ratio is calculated as the ratio of future anticipated waste tonnes to be mined, to anticipated future ore tonnes to be mined. This ratio is recalculated annually in light of additional knowledge and changes in estimates. The expected pit life ratio is then compared to waste associated with ore mined during the period so as to calculate the deferred stripping costs to be deferred or released for the period.

     2.7 Cash and equivalents

     Cash and equivalents include all highly liquid investments with a maturity of three months or less at the date of acquisition.

     2.8 Inventories

     Inventories, which include ore stockpiles, gold in process and supplies and insurance spares, are stated at the lower of cost or net realizable value. The cost of ore stockpiles and gold produced is determined principally by the weighted average cost method using related production costs.

     Stockpiles consist of two types of ore, high grade and medium grade ore, which will be processed through the processing plant. Both high and medium grade stockpiles are currently being processed and all ore is expected to be fully processed within the next ten years. The processing of ore in stockpiles occurs in accordance with the life of mine processing plan that has been optimized based on the known mineral reserves, current plant capacity, and mine design.

     2.9 Deferred taxation

     Deferred taxation represents the tax effect of all temporary differences and is provided at the current tax rates using the comprehensive liability method. The Company is not subject to income tax in respect of profits earned for a period of five years from the date production reaches commercial quantities. No provision for deferred taxation is therefore required for temporary differences reversing prior to that date.

     2.10 Environmental rehabilitation liabilities

     The net present value of future rehabilitation costs estimates is recognized and provided for in the financial statements and capitalized to mining assets on initial recognition. Due to the nature of mining operations, initial recognition is at the time of first production and thereafter as and when additional environmental disturbances are created. The estimates are reviewed annually to take into account the effects of inflation and changes in the estimates and are discounted using rates that reflect the time value of money.

     Annual increases in the provision are charged to income and consist of finance costs relating to the change in present value of the provision and inflationary increases in the provision estimate. The present value of additional environmental disturbances created are capitalized to mining assets against an increase in rehabilitation provision. The rehabilitation asset is amortized as noted previously. Rehabilitation projects undertaken, included in the estimates, are charged to the provision as incurred.

     2.11 Leased assets

     Assets subject to finance leases are capitalized at inception at the lower of the fair value of the lease property and the present value of the minimum lease payment. Capitalized leased assets are depreciated over the shorter of their estimated useful lives and the lease term. Finance lease payments are allocated, using the effective interest rate method, between the lease finance cost, which is included in interest paid, and the capital repayment, which reduces the liability to the lessor.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     2.12 Revenue recognition

     Revenue arising from gold sales is recognized when the risks and rewards of ownership and title pass to the buyer under the terms of the applicable contract and the pricing is fixed and determinable.

     Interest is recognized on a time proportion basis, taking account of the principal outstanding and the effective rate over the period of maturity.

     2.13 Derivatives

     During the year, the Company adopted International Accounting Standard 39 ("IAS 39"). Financial Instruments: Recognition and Measurement", effective January 1, 2001.

     Previously gains and losses on derivative instruments, which effectively established minimum prices for designated future production were recognized in revenue when the planned production was delivered. Derivatives which were not designated to future production were accounted for on a mark-to-market basis and the associated gains and losses were immediately recognized in income.

     Under the new Accounting standard, all derivatives are recognized on the balance sheet at their fair value, unless they meet the criteria for the normal purchases normal sales exemption.

     On the date a derivative contract is entered into, the Company designates the derivative for accounting purposes as either a hedge of the fair value of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). Certain derivative transactions, while providing effective economic hedges under the Company's risk management policies, do not qualify for hedge accounting.

     Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge, are recognized directly in equity. Amounts deferred in equity are included in income in the same periods during which the hedge firm commitment or forecasted transaction affects net profit or loss.

     Recognition of derivatives which meet the criteria for the normal purchases, normal sales exception are deferred until settlement.

     Changes in the fair value of derivatives that do not qualify for hedge accounting are recognized in income.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives designed as hedges to specific assets and liabilities or to specific firm commitments for forecasted transactions. The Company formally assesses, both at the hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

     With the adoption of the Accounting Standard at January 1, 2001, certain of the Company's derivatives qualified for cash flow hedge accounting. The effect on the opening and subsequent year's reserves has been disclosed in the statement of changes in shareholders' equity.

     Certain of the Company's derivatives do not qualify for hedge accounting. The effect has been disclosed as an adjustment to retained income in the statement of shareholders' equity.

     2.14 Provident Funds and other employee benefits

     Provident funds and other employee benefits: Provident funds, which are defined contribution plans and are funded through monthly contributions which are charged to income as incurred.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     2.15 Foreign currencies

     The financial statements are measured and presented in US dollars, as it is the primary functional currency in which transactions are undertaken. Monetary assets and liabilities in foreign currencies are translated to US dollars at rates of exchange ruling at the end of the financial period. Translation gains and losses arising at period-end, as well as those arising on the translation of settled transactions occurring in currencies other than the functional currency, are included in net income.


3. SHARE CAPITAL

     Share capital consists of the following authorized and issued ordinary par value shares with a nominal value of Communaute Financiere Africaine franc ("CFA") 10 000 ($16.356) each:


                                   NUMBER OF
                                    SHARES
                                AUTHORIZED AND      2001        2000
                                    ISSUED            $          $
                               ----------------   --------   ---------
Held by:
Morila Limited .............           800         13,138     13,138
Government of Mali .........           200          3,285      3,285
                                     -----         ------     ------
                                     1,000         16,423     16,423
                                     =====         ======     ======

4. SHAREHOLDER SUBORDINATED LOANS




                                   2001           2000
                                     $              $
                               ------------   ------------
Government of Mali .........    3,029,010      2,862,546
Morila Limited .............   14,685,762     13,884,974
                               ----------     ----------
                               17,714,772     16,747,520
                               ==========     ==========
Made up of:
Principal ..................   13,107,792     13,107,792
Deferred Interest ..........    4,606,980      3,639,728
                               ----------     ----------
                               17,714,772     16,747,520
                               ==========     ==========

     The shareholder subordinated loans are denominated in US dollars and interest accrues at a LIBOR dollar rate plus 2% per annum. These loans are subject to the conditions set out in the syndicated loan agreements. Under these agreements, these loans have been subordinated by the shareholders until such time as the Morila project loan (refer note 6) has been repaid in full. The weighted average interest rates as at December 31, 2001 on the shareholder subordinated loans was 5.80%.


5. ENVIRONMENTAL REHABILITATION PROVISION


                                                              2001          2000
                                                               $              $
                                                          -----------   ------------
Provided to date
-- opening balance ....................................    1,540,000            --
-- charge to the income statement .....................      480,000        40,000
-- rehabilitation asset raised (refer note 8) .........    3,830,000     1,500,000
                                                           ---------     ---------
                                                           5,850,000     1,540,000
                                                           =========     =========

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     The provisions for close down and restoration costs include estimates for the effect of future inflation and have been discounted to their present value at 6% per annum, being an estimate of the cost of borrowing.

     While the ultimate amount of rehabilitation costs to be incurred in the future is uncertain, the Company has estimated that the remaining costs for Morila, in current monetary terms, will be US$8.4 million, the majority of which will only be expended in ten years time.

     Although limited environmental rehabilitation regulations currently exist in Mali to govern the mines, management has based the environmental rehabilitation accrual using the standards as set by the World Bank, which require an environmental management plan, an annual environmental report, a closure plan, an up-to-date register of plans of the facility, preservation of public safety on closure, carrying out rehabilitation works and ensuring sufficient funds exist for the closure works. However, it is reasonably possible that the Group's estimate of its ultimate rehabilitation liabilities could change as a result of changes in regulations or cost estimates.

     The Company is committed to rehabilitation of its properties and to ensure that it is adequately provided to do so it makes use of independent environmental consultants to advise it. It also uses past experience in similar situations to ensure that the provisions for rehabilitation are adequate.

     There are no unasserted claims reflected in the provision.

     There are no uncertainties with respect to joint and several liability that may affect the magnitude of the contingency as these are clearly defined in the Company's mining convention.

     The total cost of rehabilitation is estimated at $8.4 million, the majority of which will only be spent after ten years.

     There are no other potentially responsible parties to consider for cost sharing arrangements.

     The Company carries insurance against pollution including cost of cleanup. At present, there are no losses and or claims outstanding.


6. LONG TERM LIABILITIES


                                                      2001            2000
                                                        $              $
                                                  ------------   -------------
a) Morila Project Loan ........................   65,930,708      85,000,000
b) Finance Leases .............................   20,678,500      15,966,376
                                                  ----------      ----------
                                                  86,609,208     100,966,376
                                                  ----------     -----------
Less: Current portion of long term liabilities:
a) Morila Project loan ........................   18,000,000      13,000,000
b) Finance Leases .............................    2,559,250       1,096,500
                                                  ----------     -----------
                                                  20,559,250      14,096,500
                                                  ----------     -----------
                                                  66,049,958      86,869,876
                                                  ----------     -----------

     a) MORILA PROJECT LOAN

     NM Rothschild & Sons Limited is acting as agent for a consortium of banks for the Morila Project loan. The loan bears interest at US three month LIBOR plus 2% per annum. The loan will be repaid over 5 years commencing on June 30, 2001 and is collateralized over the assets of the Morila mine whose book value at December 31, 2001 amounted to $89 million (2000: $70 million). It is non-recourse to the Company. The weighted average interest rates as at December 31, 2001 on the Morila Project Loan was 5.73%.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     Under the terms of this loan, the Company is required to enter into certain gold price forward sales and option contracts in respect of approximately 26 to 30 percent of Morila's first five years of production. Various debt covenants apply to the loan, including:

     o Hedging arrangements as stipulated by NM Rothschild will be put into place. The Company will provide evidence to the effect that Morila Limited or AngloGold Limited has entered into committed hedging agreements and that the proceeds of sale of gold are sufficient to ensure that, as at all calculation dates scheduled, no default would have occurred.

     o    Limitations on material asset disposals and acquisitions.

     o    No declaration, payment or distribution of dividends without approval.

     o    Maintain insurance with reputable insurance companies.

     o Establish the Debt Service Reserve Account with the minimum credit balance on all dates equal to the aggregate principal amount of and interest accruing on the loan and the aggregate amount of premium accruing in connection with the Political Risk Insurance during the six month period commencing on such date.

     o No other long-term indebtedness (other than noted below) is to be incurred regarding the Morila project.

     o No indebtedness shall exceed $2 million incurred by way of capital leases other than the contractor for the development of the mine and the Rolls-Royce power plant.

     o The Government of Mali principal indebtedness in Morila SA is not to exceed the original US$1.6 million as stipulated in the Convention.


     o Certain financial ratios need to be adhered to throughout the loan agreement.

     The repayment schedule according to the contract is as follows:


                                  2001           2000
                                   $              $
                             -------------   -----------
Year ending 2001 .........            --     13,000,000
Year ending 2002 .........    18,000,000     18,000,000
Year ending 2003 .........    18,000,000     18,000,000
Year ending 2004 .........    18,000,000     18,000,000
Year ending 2005 .........    11,930,708     18,000,000
                              ----------     ----------
                              65,930,708     85,000,000
                              ==========     ==========

b) FINANCE LEASES

     Morila finance lease relates to five generators leased from Rolls-Royce for Morila. The lease is repayable over ten years commencing April 1, 2001 and bears interest at a variable rate of which as at December 31, 2001 was approximately 17.86% per annum based on the lease contract. The lease is collateralized by plant and equipment whose net book value at December 31, 2001 amounted to $10.4 million (December 31, 2000: $6.4 million). Average lease payments of $0.8 million are payable in installments over the term of the lease. Two of the Company's ultimate shareholders, being Randgold Resources Limited and AngloGold Limited jointly guaranteed the repayment of the lease.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     The estimated repayment schedule according to the contract is as follows:


                                       2001           2000
                                         $              $
                                   ------------   ------------
Year ending 2001 ...............           --      1,096,500
Year ending 2002 ...............    2,559,250      1,526,800
Year ending 2003 ...............    2,133,000      1,521,400
Year ending 2004 ...............    2,124,000      1,591,600
Year ending 2005 ...............    2,241,000      1,678,000
After year ending 2005 .........   11,621,250      8,552,076
                                   ----------      ---------
                                   20,678,500     15,966,376
                                   ==========     ==========


7. LIABILITIES ON FINANCIAL INSTRUMENTS

                                                           2001             2000
                                                            $                $
                                                      -------------   ---------------
Mark to market of speculative financial
instruments at year-end ................   7.1           (808,000)       (1,288,000)
Financial instrument liability .........   7.2          4,362,000         4,780,000
                                                        ---------        ----------
                                                        3,554,000         3,492,000
                                                        =========        ==========

     7.1 This reflects the mark-to-market adjustment on those derivative instruments which do not, under the Company's accounting policy, qualify for hedge accounting. These derivative instruments are further detailed in note 19.

     7.2 The financial instrument liability relates to Morila derivative instruments which qualify for hedge accounting. These derivative instruments are further detailed in note 19.


8. MINING ASSETS

                                                           ACCUMULATED       NET BOOK
                                              COST        DEPRECIATION         VALUE
                                 YEAR          $                $                $
                                ------   -------------   --------------   --------------
Total mining assets .........   2001     161,090,382       16,451,667      144,638,715
Total mining assets .........   2000     134,053,486        2,409,623      131,643,863


LONG LIFE ASSETS

     Long life assets are those assets which are amortized over the life of the mine and are comprised of the metallurgical plant, tailings and raw water dams, power plant and mine infrastructure. The net book value of these assets was $134.7 million as at December 31, 2001 (2000: $125.4 million).


SHORT LIFE ASSETS

     Short life assets are those assets which are amortized over their useful life and are comprised of motor vehicles and other equipment. The net book value of these assets was $4.7 million as at December 31, 2001 (2000: $4.5 million).


DECOMMISSIONING ASSET

     Included in mining assets is a decommissioning asset raised of $5.3 million (2000:$1.5 million) (refer note 5) and cumulative capitalized interest of $11 million (2000: $11 million).

                       SOCIETE DES MINES DE MORILA S.A.

                         (US$ UNLESS OTHERWISE NOTED)

9. DEFERRED STRIPPING


                                                         2001               2000
                                                           $                 $
                                                   ----------------   ---------------
Opening balance ................................          919,337                --
Total waste mining cost ........................       20,350,201         2,987,266
Charged to the statement of operations .........      (15,371,807)       (2,067,929)
                                                      -----------        ----------
                                                        5,897,731           919,337
                                                      ===========        ==========

     The deferred stripping balances at the end of 2001 and 2000 pertain to the Morila mine. In terms of the life of mine plan, pre-stripping is performed in the earlier years. This results in the cost associated with waste stripped at a rate higher than the expected pit life average stripping ratio, being deferred to those years. These costs will be released in the period where the actual stripping ratio decreases to below such expected pit life ratio. The expected pit life average stripping ratios used to calculate the deferred stripping were
4.26 in 2001 and 4.19 in 2000. These stripping ratios were calculated taking into account the actual strip ratios achieved of 5.86 for 2001 and 6.80 during 2000.


10. INVENTORIES


                                     2001           2000
                                       $              $
                                 ------------   ------------
Gold work in process .........    5,813,371      1,592,635
Consumable stores ............   11,241,537     11,889,643
                                 ----------     ----------
                                 17,054,908     13,482,278
                                 ==========     ==========

11. ACCOUNTS RECEIVABLE


                                              2001            2000
                                                $              $
                                          ------------   -------------
Related party receivables
-- AngloGold Limited ..................          268              --
-- Syama gold mine ....................           --          15,060
-- Randgold Resources Limited .........       35,422          12,406
Gold sales trade receivable ...........    5,997,241      10,347,712
MDM plant contractor ..................           --       2,489,969
Other .................................    1,058,961       1,916,288
                                           ---------      ----------
                                           7,091,892      14,781,435
                                           =========      ==========

12. RESTRICTED CASH


                                     2001        2000
                                       $          $
                                 ------------   -----
Debt service reserve .........   11,184,894      --
                                 ==========      ==

     The debt service reserve account relates to the NM Rothschild & Son Limited debt service reserve account. This amount is held in escrow for partial repayment of the Morila Project Loan. Refer to Note 5.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

13. ACCOUNTS PAYABLE


                                              2001            2000
                                                $              $
                                          ------------   -------------
Related party payables
-- Randgold Resources Limited .........      724,690      16,244,897
-- AngloGold Limited ..................        4,351       7,927,213
-- AngloGold Mali SA ..................      343,139         905,464
Retention creditors ...................           --       2,511,408
Trade creditors .......................      418,120       5,434,042
Sundry accruals .......................    2,634,886       4,026,514
Other accounts payable ................           --       2,098,585
                                           ---------      ----------
                                           4,125,186      39,148,123
                                           =========      ==========

14. REVENUE


                              2001            2000
                               $               $
                         -------------   -------------
Gold sales ...........   168,166,833      37,854,186
Silver sales .........       416,162          65,844
                         -----------      ----------
                         168,582,995      37,920,030
                         ===========      ==========

15. OPERATING PROFIT


                                                                   2001          2000
                                                                     $             $
                                                               ------------   ----------
Operating profit is arrived at after taking into account the following:
Depreciation and amortization ..............................   14,042,045     2,409,623
Audit fees .................................................
-- statutory audit -- fees .................................      103,000        30,205
Loss on financial instruments ..............................      535,000            --
Other fees
-- AngloGold time charges ..................................           --        60,711
-- Related party management fee (ANSER) ....................    1,727,163       377,873
                                                               ==========     =========

16. TAXATION

     The Company benefits from a five year tax holiday in Mali which expires on November 1, 2005. The benefit of the tax holiday to the Company was to increase its net income by $28.1 million and $6.9 million, due to not recording a tax expense for the taxable income generated by the Morila mine for the years ended December 31, 2001 and 2000, respectively. Under Malian tax law upon expiration of the tax holiday, the Company's income tax expense will be based on the greater of 35 per cent of taxable income or 0.75 per cent of gross revenue.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     Major items causing the Company's actual income tax charge to differ from estimated the standard charge of 35% of taxable income are as follows:


                                              YEAR ENDED         YEAR ENDED
                                             DECEMBER 31,       DECEMBER 31,
                                                 2001               2000
                                                   $                 $
                                           ----------------   ---------------
Tax at statutory rate ..................       28,058,509         6,933,260
Morila tax holiday differences .........      (28,058,509)       (6,933,260)
                                              -----------        ----------
Total income and mining taxes ..........               --                --
                                              ===========        ==========

     The Morila operations have no assessable capital expenditure carry forwards or assessable tax losses, as at December 31, 2001 and 2000 respectively, for deduction against future mining income.


17. NOTES TO THE CASH FLOW STATEMENT


                                                                                    2001                2000
                                                                                     $                   $
                                                                             -----------------   -----------------
  17.1        Cash generated by operating activities
              Profit before taxation .....................................        80,167,168          19,809,316
              Adjustments
              -- finance charges .........................................         8,178,831           3,235,996
              -- depreciation and amortization ...........................        14,042,045           2,409,623
              -- interest capitalized (note 17.4) ........................           967,252             339,467
              -- environmental rehabilitation provision ..................           480,000              40,000
              -- loss on financial instruments ...........................           535,000                  --
              -- deferred stripping costs capitalized ....................        (4,978,394)           (919,337)
              -- movement in gold in process and ore stockpiles ..........        (4,220,736)         (1,592,636)
                                                                                  ----------          ----------
                                                                                  95,171,166          23,322,429
                                                                                  ==========          ==========
  17.2        Cash utilized by changes in working capital
              Decrease/(increase) in accounts receivable .................         7,689,543         (12,370,034)
              Increase in prepaid expenses ...............................          (331,654)                 --
              Decrease/(increase) in consumable stores ...................           648,106         (11,889,642)
              Increase in accounts payable and short-term portion of
              long-term loan .............................................       (28,560,187)         (3,096,027)
                                                                                 -----------         -----------
                                                                                 (20,554,192)        (27,355,703)
                                                                                 ===========         ===========
  17.3        Additions to mining assets .................................
              Opening balance ............................................       131,643,863          55,238,824
              Deprecation and amortization ...............................       (14,042,045)         (2,409,623)
              Environmental provision ....................................         3,830,000           1,500,000
              Interest capitalized (note 17.4) ...........................                --           1,018,401
              Closing balance ............................................      (144,638,715)       (131,643,863)
                                                                                ------------        ------------
                                                                                 (23,206,897)        (76,296,261)
                                                                                ============        ============

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)


                                                                                 2001              2000
                                                                                  $                 $
                                                                           ---------------   ---------------
  17.4        Increase in shareholder subordinated loans
              Opening balance ..........................................      16,747,520        15,389,652
              Interest charged .........................................         967,252         1,357,868
              Closing balance ..........................................      17,714,772        16,747,520
                                                                              ----------        ----------
                                                                                 967,252         1,357,868
              Accounted for as follows:
              Interest capitalized (note 17.3) .........................              --        (1,018,401)
              Interest expensed (note 17.1) ............................        (967,252)         (339,467)
                                                                              ----------        ----------
                                                                                      --                --
                                                                              ==========        ==========
  17.5        Long-term liabilities (repaid)/raised
              Opening balance ..........................................     100,966,376                --
              -- long-term portion .....................................      86,869,876                --
              -- short-term portion included with accounts payable......      14,096,500                --
              Closing balance ..........................................      86,609,207       100,966,376
              -- long term portion .....................................      66,049,957        86,869,876
              -- short term portion included with accounts payable......      20,559,250        14,096,500
                                                                             -----------       -----------
                                                                             (20,819,919)      100,966,376
                                                                             ===========       ===========


18. FAIR VALUE AND CREDIT RISK OF FINANCIAL INSTRUMENTS

     The Company's financial instruments are set out in note 18.

     In the normal course of its operations, the Company is exposed to commodity price, currency, interest, liquidity and credit risk. In order to manage these risks, the Company may enter into transactions which makes use of off-balance sheet financial instruments. They include mainly gold forward and gold option contracts.

     18.1 Concentration of credit risk

     The Company's financial instruments do not represent a concentration of credit risk because the Company sells its gold to and deals with a variety of major financial institutions. Its receivables and loans are regularly monitored and assessed and an adequate level of provision is maintained.

     Gold bullion, the Company's principal product, is produced in Mali. The gold produced is sold to reputable gold refineries. Because of the international market for gold the Company believes that no concentration of credit risk exists with respect to the selected refineries to which the gold is sold.

     18.2 Foreign currency and commodity price risk

     In the normal course of business, the Company enters into transactions denominated in foreign currencies (primarily US$). In addition, the Company enters into transactions in a number of different currencies (primarily South African rands and Communaute Financiere Africaine franc). As a result, the Company is subject to transaction exposure from fluctuations in foreign currency exchange rates.

     Generally the Company does not hedge its exposure to gold price fluctuation risk and sells at market spot prices. These prices are in US dollars and do not expose the Company to any currency fluctuation risk. However, during periods of capital expenditure or loan finance, the Company secures a floor price

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

through simple forward contracts and options whilst maintaining significant exposure to spot prices. Between 25% and 30% of Morila's production has been sold forward for the years 2002 to 2004.

     18.3 Interest rates and liquidity risk

     Fluctuation in interest rates impact on the value of short-term cash investments and financing activities (including long-term loans), giving rise to interest rate risk.

     In the ordinary course of business, the Company receives cash from its operations and is required to fund working capital and capital expenditure requirements. This cash is managed to ensure surplus funds are invested in a manner to achieve maximum returns while minimizing risks. The Company has been able to in the past actively source financing through shareholders and third party loans.


19. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's financial instruments outstanding at December 31, 2001 and 2000. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


                                                   DECEMBER 31, 2001       DECEMBER 31, 2000
                                                 ---------------------   ----------------------
                                                  CARRYING      FAIR      CARRYING       FAIR
                                                   AMOUNT       VALUE      AMOUNT       VALUE
                                                    $'000       $'000       $'000       $'000
                                                 ----------   --------   ----------   ---------
Financial assets .............................
Cash and equivalents .........................     12,572      12,572      17,400      17,400
Restricted cash ..............................     11,185      11,185          --          --
Receivables ..................................      7,091       7,091      14,781      14,781
Financial liabilities ........................
Accounts payable .............................     24,684      24,684      53,244      53,244
Long-term debt (excluding loans from
 outside shareholders) .......................     66,049      66,049      86,869      86,867
Liabilities on financial instruments .........      3,554       3,554       3,492       3,492

 Financial instruments

     Details of on balance sheet gold derivative contracts as at December 31, 2001:

                                 HEDGING INSTRUMENTS                    UNMATCHED INSTRUMENTS
                        --------------------------------------   ------------------------------------
    MATURITY DATES       PUTS PURCHASED       FORWARD SALES       PURCHASED CALLS       CALLS SOLD
---------------------   -----------------   ------------------   -----------------   ----------------
                         OUNCES     $/OZ      OUNCES     $/OZ     OUNCES     $/OZ     OUNCES     $/OZ
 December, 31, 2002      60,000     275     168,240     275      59,556     340       60,000     310
 December, 31, 2003          --      --     151,440     275      53,614     350           --      --
 December, 31, 2004          --      --     129,840     275      45,960     360           --      --

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     And at December 31, 2000:


                                 HEDGING INSTRUMENTS                    UNMATCHED INSTRUMENTS
                        --------------------------------------   ------------------------------------
    MATURITY DATES       PUTS PURCHASED       FORWARD SALES       PURCHASED CALLS       CALLS SOLD
---------------------   -----------------   ------------------   -----------------   ----------------
                         OUNCES     $/OZ      OUNCES     $/OZ     OUNCES     $/OZ     OUNCES     $/OZ
 December, 31, 2001          --      --     250,450     275      88,655     330           --      --
 December, 31, 2002      60,000     275     168,240     275      59,556     340       60,000     310
 December, 31, 2003          --      --     151,440     275      53,614     350           --      --
 December, 31, 2004          --      --     129,840     275      45,960     360           --      --

     The total fair value of the above financial instruments as at December 31, 2001 was a loss of $3.5 million and a loss of $3.9 million as at December 31, 2000.


     ESTIMATION OF FAIR VALUES

     Receivables, restricted cash, accounts payable, bank overdrafts and cash and equivalents

     The carrying amounts are a reasonable estimate of the fair values because of the short maturity of such instruments.

     Long-term debt

     The fair value of market-based floating rate long-term debt is estimated using the expected future payments discounted at market interest rates.

     Gold price contracts

     The fair value of gold price forward and option contracts has been determined by reference to quoted market rates at year-end balance sheet dates.


20. PENSION AND PROVIDENT FUNDS

     Retirement benefits for employees of the Company are provided by the Mali state social security system to which the Company and its employees contribute a fixed percentage of payroll costs each month. Fund contributions by the Company for the years ended December 31, 2001 and December 31, 2000 amounted to $1.2 million and $0.2 million, respectively.


21. COMMITMENTS

     21.1 CAPITAL EXPENDITURE


                                                YEAR ENDED       YEAR ENDED
                                               DECEMBER 31,     DECEMBER 31,
                                                   2001             2000
                                                   $'000           $'000
                                              --------------   -------------
Contracts for capital expenditure .........          375       19,138
Authorized but not contracted for .........        3,843       17,070
                                                   -----       ------
                                                   4,218       36,208
                                                   =====       ======

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

22. RELATED PARTY TRANSACTIONS

     Included in accounts payable and accounts receivable as at December 31, 2001 are amounts of $1.1 million (2000: $25.1 million) and $0.04 million (2000:
$0.03 million) as detailed in notes 10 and 12 above, respectively.

     In terms of the Operator Agreement between Morila SA and AngloGold Services Mali SA, a management fee, calculated as 1% of the total sales of Morila, is payable to AngloGold Service Mali SA quarterly in arrears.

     The attributable management fees for the year ended December 31, 2001 amounted to $0.7 million (2000: $0.2 million).


23. RECONCILIATION TO US GAAP

     The Company's financial statements included in this registration statement have been prepared in accordance with International Accounting Standards ("IAS") which differs in certain respects from Generally Accepted Accounting Principles in the United States ("US GAAP"). The effect of applying US GAAP principles to net profit and shareholders' equity is set out below along with an explanation of applicable differences between IAS and U.S. GAAP.

     (A) RECONCILIATION OF NET PROFIT FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


RECONCILIATION OF NET PROFIT


                                                                YEAR ENDED       YEAR ENDED
                                                               DECEMBER 31,     DECEMBER 31,
Dollars, except where otherwise noted                              2001             2000
                                                                     $               $
                                                              --------------   -------------
Net profit under IAS ......................................     80,167,168      19,809,316
US GAAP ADJUSTMENTS
Provision for environmental rehabilitation ................       (250,000)        (38,000)
                                                                ----------      ----------
Net profit under US GAAP before change in accounting
 policy ...................................................     79,917,168              --
Change in accounting policy ...............................      1,288,000              --
                                                                ----------      ----------
Net profit under US GAAP ..................................     81,205,168      19,771,316
Other comprehensive income ................................
Change in accounting policy for its which meet the criteria
 for cash flow hedges .....................................     (4,780,000)             --
Change in fair value of cash flow hedges ..................        418,000              --
                                                                ----------      ----------
Comprehensive profit under US GAAP                              76,843,168      19,771,316
                                                                ==========      ==========

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)


RECONCILIATION OF SHAREHOLDERS' EQUITY


                                                         YEAR ENDED       YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 31,
Dollars                                                     2001             2000
                                                              $               $
                                                       --------------   -------------
Total shareholders' equity under IAS ...............     80,918,907      16,333,739
US GAAP ADJUSTMENTS
Provision for environmental rehabilitation .........       (288,000)        (38,000)
Change in accounting policy ........................             --       3,492,000
                                                         ----------      ----------
Total shareholders' equity under US GAAP ...........     80,630,907      19,787,739
                                                         ==========      ==========

     The following is a summary of the differences between IAS and US GAAP as applicable to the Company.

     (B) QUANTITATIVE AND QUALITATIVE US GAAP DISCLOSURES

     Provision for environmental rehabilitation.

     Currently under IAS, full provision is made based on the net present value of the estimated cost of restoring the environmental disturbance that has occurred up to balance sheet date. Annual increases in the provision relating to the change in the net present value of the provision and inflationary increases are shown separately in the statement of operations. Under US GAAP, expenditure estimated to be incurred on long-term environmental obligations is provided over the remaining lives of the mines through charges in the statement of operations. The Company will adopt FAS 143 "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" on January 1, 2003 which will eliminate this GAAP difference prospectively.

     Change in Accounting Policy

     Under IAS, a change in accounting policy is presented as a restatement to the prior's fiscal periods shareholders' equity. Accordingly the Company restated it's fiscal 2000 shareholders' equity for the impact of adopting IAS 39 "Financial Instruments: Recognition and Measurement". Under US GAAP a change in accounting policy is recorded as a cumulative effect of change in accounting principle adjustment on the first day of the fiscal year in which the Company adopts the new accounting standard. The Company adopted FAS 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001, and accordingly adjusted net income by $1.2 million for those financial instruments which did not meet the criteria for hedge accounting and other comprehensive income by $4.8 million for those financial instruments which did meet the cash flow hedge accounting criteria.

     Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations ("FAS 141") and No. 142, Goodwill and Other Intangible Assets ("FAS 142"). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life).

     The amortization provisions of FAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt FAS 142 effective January 1, 2002. The Company does not expect that the adoption of FAS 142, which became effective January 1, 2002, will have a material effect on its results of operations and financial position.

                        SOCIETE DES MINES DE MORILA S.A.

                          (US$ UNLESS OTHERWISE NOTED)

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets ("FAS 143"). FAS 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The Company is required to adopt FAS 143 effective January 1, 2003. The Company does not expect that the adoption of FAS 143 will have a material impact on its results of operations and financial position.

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"). FAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("FAS 121"). However, this Statement retains the fundamental provisions of FAS 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. The Company is required to adopt FAS 144 effective January 1, 2002. The Company does not expect that the adoption of the provisions of FAS 144 will have a material impact on its results of operations and financial position.

                                EXPLANATORY NOTE

     The following additional financial statements of Randgold Resources Limited and its subsidiaries as of March 31, 1999 and for the year then ended have been included in this prospectus at the request of the UK Listing Authority in accordance with its rules and regulations.

                       REPORT OF THE INDEPENDENT AUDITORS


To the members of Randgold Resources Limited

We have audited the accompanying financial statements of Randgold Resources Limited and its subsidiaries ("the Group"). These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.


SCOPE

We conducted our audit in accordance with International Standards on Auditing. These Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


AUDIT OPINION

In our opinion, the financial statements give a true and fair view of the financial position of the Company and the Group as of March 31, 1999 and of the results of its operations and its cash flows for the year then ended and have been properly prepared in accordance with International Accounting Standards.





PRICEWATERHOUSECOOPERS
Chartered Accountants
London, United Kingdom
July 26, 1999

                           RANDGOLD RESOURCES LIMITED

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                            YEAR ENDED
                                                             MARCH 31,
                                                               1999
                                                               $'000
                                                          --------------
REVENUES
Product sales ...........................................       49,414
Interest income .........................................          287
Other income ............................................        1,650
                                                                ------
                                                                51,351
                                                                ------
COSTS AND EXPENSES
Mine production costs ...................................       43,503
Transport and refinery costs ............................          337
Movement in production inventory and stockpiles .........       (2,316)
Transfer to deferred stripping costs ....................       (3,244)
Administration and general charges ......................        8,293
Royalties ...............................................        2,945
Exploration and corporate expenditure ...................       12,576
Depreciation and amortization ...........................       19,805
Interest expense ........................................        3,833
Other ...................................................        3,214
                                                                ------
                                                                88,946
                                                                ------
LOSS BEFORE TAXES .......................................      (37,595)
Income tax expense ......................................         (371)
                                                               -------
LOSS BEFORE MINORITY INTEREST ...........................      (37,966)
Minority interest .......................................        3,771
                                                               -------
NET LOSS ................................................      (34,195)
                                                               -------
BASIC LOSS PER SHARE ($).................................        (1.41)
                                                               =======
WEIGHTED AVERAGE SHARES USED IN THE COMPUTATION .........   24,216,557
                                                            ==========











See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                           CONSOLIDATED BALANCE SHEET

                   (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                                        AS AT
                                                                      MARCH 31,
                                                                        1999
                                                                        $'000
                                                                    ------------
ASSETS
CURRENT ASSETS
Cash and equivalents ............................................        3,751
Receivables .....................................................       18,000
Inventories .....................................................       32,514
                                                                        ------
TOTAL CURRENT ASSETS ............................................       54,265
                                                                        ------
PROPERTY, PLANT AND EQUIPMENT
Cost ............................................................      174,079
Accumulated depreciation and amortization .......................      (46,953)
                                                                       -------
NET PROPERTY, PLANT AND EQUIPMENT ...............................      127,126
                                                                       -------
OTHER LONG-TERM ASSETS ..........................................       14,739
                                                                       -------
TOTAL ASSETS ....................................................      196,130
                                                                       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities ........................       11,430
Current portion of long-term liabilities ........................        5,000
Bank overdraft ..................................................        3,336
                                                                       -------
Total current liabilities .......................................       19,766
                                                                       -------
PROVISION FOR ENVIRONMENTAL REHABILITATION ......................        1,508
LONG TERM LIABILITIES ...........................................       20,741
LOANS FROM MINORITY SHAREHOLDERS IN SUBSIDIARIES ................       19,791
MINORITY SHARE OF ACCUMULATED LOSSES ............................      (13,338)
SHAREHOLDERS' EQUITY
 Share capital
 Authorized: 40,000,000 Ordinary shares of 10 US cents each
 Issued: 33,052,965 ordinary shares of 10 US cents each .........        3,305
Share premium ...................................................      240,656
Accumulated losses ..............................................      (96,299)
                                                                       -------
TOTAL SHAREHOLDERS' EQUITY ......................................      147,662
                                                                       -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......................      196,130
                                                                       =======

Commitments and contingencies -- see note 18.










See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                  CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY

                   (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


                                                        SHARE    ADDITIONAL PAID   ACCUMULATED
                                        NUMBER OF      CAPITAL      IN CAPITAL       LOSSES       TOTAL
                                     ORDINARY SHARES    $'000         $'000           $'000       $'000
                                    ----------------- --------- ----------------- ------------ -----------
BALANCE AT MARCH 31, 1998 .........     19,798,353      1,980        210,267         (62,104)    150,143
Open offer and placement ..........     13,254,612      1,325         31,811              --      33,136
Share issue expenses ..............             --         --         (1,422)             --      (1,422)
Net loss for the year .............             --         --             --         (34,195)    (34,195)
BALANCE AT MARCH 31, 1999 .........     33,052,965      3,305        240,656         (96,299)    147,662
                                        ==========      =====        =======         =======     =======











See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)




                                                                                  YEAR ENDED
                                                                                  MARCH 31,
                                                                                     1999
                                                                                    $'000
                                                                                 -----------
CASH FLOWS FROM OPERATIONS
Loss before taxes ..............................................................   (37,595)
Depreciation and amortization ..................................................    19,805
Transfer to deferred stripping .................................................    (3,244)
Net increase in provision for environmental rehabilitation .....................       300
Amortization of covenants not to compete .......................................       140
Effects of changes in operating working capital items:
-- receivables .................................................................    (3,795)
-- inventories .................................................................   (11,971)
-- accounts payable and accrued liabilities ....................................       791
                                                                                   -------
Net cash utilized in operations ................................................   (35,569)
                                                                                   -------
CASH FLOW FROM INVESTING ACTIVITIES
Additions to property, plant and equipment .....................................   (25,644)
Other long term assets .........................................................     5,303
                                                                                   -------
Net cash utilized in investment activities .....................................   (20,341)
                                                                                   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Ordinary shares issued .........................................................    13,221
Share issue expenses ...........................................................    (1,422)
Long-term loans and loans from minority shareholders in subsidiaries received --
 (net, including short term portion) ...........................................    36,975
Increase in bank overdraft .....................................................     3,336
                                                                                   -------
Cash generated by financing activities .........................................    52,110
                                                                                   -------
NET DECREASE IN CASH AND EQUIVALENTS ...........................................    (3,800)
CASH AND EQUIVALENTS AT BEGINNING OF YEAR ......................................     7,551
                                                                                   -------
CASH AND EQUIVALENTS AT END OF YEAR ............................................     3,751
                                                                                   =======











See notes to the consolidated financial statements

                           RANDGOLD RESOURCES LIMITED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


1. NATURE OF OPERATIONS

     The Company and its subsidiaries ("the Group") carry out opencast mining activities and exploration. The Group currently has one operating mine in Mali, West Africa, the Syama gold mine. The main focus of exploration work is on its advanced projects in Mali West, around, Syama, Morila and in Northern Cote d'Ivoire.


2. SIGNIFICANT ACCOUNTING POLICIES

     The financial information in this report has been prepared on the historical cost basis in accordance with International Accounting Standards. A summary of the significant accounting policies, which except as disclosed under hedging, have been applied consistently for the period covered by this report, is set out below.

     GENERAL: The financial statements are measured and presented in US dollars, as it is the primary functional currency in which transactions are undertaken. Monetary assets and liabilities in foreign currencies are translated to US dollars at rates of exchange ruling at the end of the financial period. Translation gains and losses arising at period-end, as well as those arising on the translation of settled transactions occurring in currencies other than the functional currency, are included in net income.

     CONSOLIDATION: The consolidated financial information includes the financial statements of the Company and its subsidiaries.

     A company in which the Group holds directly or indirectly, through other subsidiary undertakings, a controlling interest is classified as a subsidiary undertaking. Subsidiaries are consolidated from the date control is transferred to the Group and are no longer consolidated from the date control ceases. The minority interest in the consolidated equity and in the consolidated results are shown separately.

     Any excess or deficits of the purchase price when compared to the fair value of the subsidiary acquired is attributed to mineral property interests and amortized in terms of the Group accounting policies. The results of subsidiaries are included from effective dates of acquisition and up to the effective dates of disposal. Intercompany accounts and transactions are eliminated on consolidation.

     CASH AND EQUIVALENTS include all highly liquid investments with a maturity of three months or less at the date of purchase.

     INVENTORIES, which include ore stockpiles, gold in process and supplies and insurance spares, are stated at the lower of cost or net realizable value. The cost of ore stockpiles and gold produced is determined principally by the weighted average cost method using related production costs.

     Stockpiles consist of two types of ore, high grade and medium grade ore, which will be processed through the processing plant. Both high and medium grade stockpiles are currently being processed and all ore is expected to be fully processed within the next ten years. The processing of ore in stockpiles occurs in accordance with the life of mine processing plan that has been optimized based on the known mineral reserves, current plant capacity, and mine design.

     EXPLORATION COSTS are expensed as incurred. Costs related to property acquisitions are capitalized.

     UNDEVELOPED PROPERTIES upon which the Group has not performed sufficient exploration work to determine whether significant mineralization exists, are carried at original cost. Where the directors consider that there is little likelihood of the properties being exploited, or the value of the exploitable rights have diminished below cost, a write down is recorded.

     DEVELOPMENT COSTS AND MINE PLANT FACILITIES relating to existing mines are capitalized. Development costs consist primarily of direct expenditure to develop an ore body for

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

economic exploitation and to expand the production capacity of existing operating mines. Following the completion of a bankable feasibility study, development costs, which include interest on borrowed funds, used to place new mines into production and to complete major development projects at operating mines are capitalized. Ongoing costs to maintain production are expensed as incurred.

     DEFERRED STRIPPING COSTS: The expected pit life average stripping ratio is calculated as the ratio of future anticipated waste tonnes to be mined, to anticipated future ore tonnes to be mined. This ratio is recalculated annually in light of additional knowledge and changes in estimates. The expected pit life ratio is then compared to waste associated with ore mined during the period so as to calculate the deferred stripping costs to be deferred or released for the period.

     DEPRECIATION AND AMORTIZATION: Long lived assets include mining properties, mine development cost and mine plant facilities. These assets have useful economic lives which exceed that of the life of the mine. Depreciation and amortization are therefore charged over the life of the mine based on estimated ore tonnes contained in proven and probable reserves. Proven and probable ore reserves reflect estimated quantities of economically recoverable reserves, which can be recovered in the future from known mineral deposits, and include those proven and probable reserves which can only be reached by incurring additional costs. Short lived assets, including motor vehicles, office equipment and computer equipment, are depreciated over estimated useful lives of two to five years.

     MINING PROPERTY EVALUATIONS: Recoverability of the long-term assets of the Company, which include development costs, deferred stripping costs and undeveloped property costs, together with other current assets, is reviewed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These estimates are subject to risks and uncertainties including future metal prices. It is therefore reasonably possible that changes could occur which may affect the recoverability of the mining assets. Reductions in the carrying value of the long-term assets of mines are recorded to the extent the remaining investment exceeds the estimate of future discounted net cash flows.

     REHABILITATION COSTS: The net present value of future rehabilitation costs estimates is recognized and provided for in the financial statements and capitalized to mining assets on initial recognition. Due to the nature of mining operations initial recognition is at the time of first production and thereafter as and when additional environmental disturbances created. The estimates are reviewed annually to take into account the effects of inflation and changes in the estimates and are discounted using the rates that reflect the time value of money.

     Annual increases in the provision are charged to income and consist of finance costs relating to the change in present value of the provision and inflationary increases in the provision estimate. The present value of additional environmental disturbances created are capitalized to mining assets against an increase in rehabilitation provision. The rehabilitation asset is amortized as noted previously. Rehabilitation projects undertaken, included in the estimates, are charged to the provision as incurred.

     PROVISIONS are recognized when the Company has a present legal or constructive obligation as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

     GOLD SALES: Revenue arising from gold sales is recognized when the risks and rewards of ownership and title pass to the buyer under the terms of the applicable contract and the pricing is fixed and determinable.

     INTEREST is recognized on a time proportion basis, taking into account the principal outstanding and the effective rate over the period to maturity.

     HEDGING: The Company enters into financial transactions to ensure a degree of price certainty and to guarantee minimum revenue on a portion of the planned gold production of its gold mines. Financial and commodity instruments entered into in pursuit of this objective are specifically designated as hedges of the planned future production of the gold mines.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     Generally forward gold sales, purchased puts, spot deferred contracts, calls sold, purchased puts combined as zero cost collars and purchased calls matched to forward sales are accounted for as hedging instruments where they meet hedge criteria.

     Gains and losses on contracts, which effectively establish minimum prices for future production, are recognised in revenue when the planned production is delivered. Premiums on hedging instruments meeting hedge criteria are deferred and amortised to revenue as the contract matures.

     If an instrument regarded as a hedge, is sold, restructured or terminated prior to the delivery of the planned production any gains or losses are deferred until the original designated date.

     Derivatives, which are not effective hedges at inception or cease to be effective hedges, are accounted for on a mark to market basis and the associated gains, losses and premiums are recognised in results of the current period.

     PROVIDENT FUNDS AND OTHER EMPLOYEE BENEFITS: Provident funds, which are defined contribution plans and funded through monthly contributions are charged to income statement as incurred.

     INCOME AND MINING TAXES: The Company follows the comprehensive liability method of accounting for income and mining taxes, whereby deferred income and mining taxes are recognized for the tax consequences of timing differences, by applying current statutory tax rates to differences between financial statement amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized for temporary differences which result in deductible amounts in future periods, but only to the extent it is probable that sufficient taxable profits will be available against which these differences can be utilized.

     Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

     LOSS PER SHARE is computed by dividing net loss by the weighted average number of ordinary shares in issue during the year.


3.  INCOME AND MINING TAXES

     The Company is not subject to income tax in Jersey. Thus, the tax accounting for the Group on a consolidated basis reflects the tax accounting for its principal operating subsidiary, Somisy. Under Malian tax law, income tax is based on the greater of 35 per cent of taxable income or 0.75 per cent of gross revenue.


                                                             YEAR ENDED
                                                           MARCH 31, 1999
                                                                 $'000
                                                           ---------------
CURRENT
Income & mining tax ....................................        (371)
                                                                ====

     The tax charge for the periods presented represents minimum Mali tax. No deferred tax assets have been recognised in the periods presented for the tax losses and capital expenditure carry forwards as their recoverability is not deemed "more than likely". As at March 31, 1999 the Group has assessable tax loss carry-forwards of US$41.6 million and capital expenditure carry-forwards of US$50.7 million for deduction against future mining income. The assessable non-capital tax loss carry forwards do not expire, however, the capital expenditure carry forwards relating to Somisy, expire within five years.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

4. LOSS PER SHARE


                                                  FOR THE YEAR ENDED MARCH 31, 1999
                                             --------------------------------------------
                                                  LOSS                          PER SHARE
                                                 $'000            SHARES         AMOUNT
                                              (NUMERATOR)     (DENOMINATOR)         $
                                             -------------   ---------------   ----------
BASIC LOSS PER SHARE
Shares outstanding April 1, 1998 .........                      19,798,353
Weighted number of shares issued .........                       4,418,204
                                                                ----------
Loss available to shareholders ...........      (34,195)        24,216,557        (1.41)
                                                =======         ==========        =====

     No diluted earnings per share has been calculated for the year ended March 31, 1999 as the company was in a loss making position.


5. RECEIVABLES



Trade .......................................................................       1,585
Taxation debtor .............................................................       7,017
Other .......................................................................       9,398
                                                                                  -------
                                                                                   18,000
                                                                                  =======

6. INVENTORIES




Consumable stores ...........................................................      17,231
Ore stockpiles ..............................................................      14,130
Gold in process .............................................................       1,153
                                                                                  -------
                                                                                   32,514
                                                                                  =======

7. PROPERTY, PLANT AND EQUIPMENT


Mine properties, mine development costs and mine plant facilities and equipment
Cost
 o  At beginning of period ..................................................     152,935
 o  Additions ...............................................................      25,644
 o  Disposals ...............................................................      (4,500)
                                                                                  -------
                                                                                  174,079
                                                                                  -------
Accumulated depreciation
 o  at beginning of period ..................................................      27,148
 o  charge for the period ...................................................      19,805
                                                                                  -------
                                                                                   46,953
                                                                                  -------
Net book value ..............................................................     127,126
                                                                                  =======

     Included in property, plant and equipment are undeveloped property costs of US$9.6 million.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


8. OTHER LONG-TERM ASSETS


                                              MARCH 31,
                                                1999
                                                $'000
                                             ----------
A) DEFERRED STRIPPING COSTS:
   Opening balance .......................     16,441
   Additions during the period ...........      3,244
   Transferred to ore stockpiles .........     (5,631)
                                               ------
   Closing balance .......................     14,054
B) COVENANT NOT TO COMPETE:                       685
                                               ------
                                               14,739
                                               ======

     The covenant not to compete relates to shares purchased in respect of service agreements for a director of the Company. The shares are presently pledged to, and are held by the Company and will be delivered to the individual concerned after a period of one year from the date of termination of employment, subject to compliance with the provisions of the restraint of trade agreement. An amount of US$0.14 million was amortized in the current period.


9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


                                            MARCH 31,
                                              1999
                                              $'000
                                           ----------
Trade ..................................      4,030
Payroll and other compensation .........        583
Other ..................................      6,817
                                              -----
                                             11,430
                                             ======

10. PROVISION FOR ENVIRONMENTAL REHABILITATION


Accrued rehabilitation costs ...........        1,508
                                                =====

     While the ultimate amount of rehabilitation costs to be incurred in the future is uncertain, the Group has estimated that the remaining costs for the Syama mine, in current monetary terms, will be US$5 million.


     Although limited environmental rehabilitation regulations currently exist in Mali to govern the mines, management has based the environmental rehabilitation accrual using estimates using the standards as set by the World Bank which requires an environmental management plan; an annual environmental report; a closure plan; an up-to-date register of plans of the facility; preservation of public safety on closure; carrying out rehabilitation works and ensuring sufficient funds exist for the closure works. However, it is reasonably possible that the Group's estimate of its ultimate rehabilitation liabilities could change as a result of changes in regulations or cost estimates.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


11. LONG TERM LIABILITIES


                                                                               MARCH 31,
                                                                                 1999
                                                                                 $'000
                                                                              ----------
Syama Project loan ............................................   11.1          25,000
BRGM ..........................................................   11.2             741
                                                                                ------
                                                                                25,741
Less: Current portion included in current liabilities .........                 (5,000)
                                                                                ------
                                                                                20,741
                                                                                ======

11.1 SYAMA PROJECT LOAN

     The International Finance Corporation acted as agent for a consortium of banks for the Syama Project loan; the loan carried interest at US$ three month LIBOR plus 3% and is repayable over 5 years in equal semi-annual installments of US$2.5 million and is collateralized over the assets of Somisy.


11.2 BRGM

     The Bureau de Recherche Geologiques et Minieres ("BRGM") loan is uncollateralized and bears interest at the base rate of Central Bank of Western African States plus 2% per annum. The loan is repayable from cash flows of the Loulo mine after repayment of all other loans.


11.3 MATURITIES

     The long-term liabilities mature over the following periods:-




                                                   $'000
                                                 --------
Nine months ended December 31, 1999 ..........     5,000
Year ended December 31, 2000 .................     5,000
Year ended December 31, 2001 .................     5,000
Year ended December 31, 2002 .................     5,000
Year ended December 31, 2003 .................     5,000
Thereafter ...................................       741
                                                   -----
                                                  25,741
                                                  ======

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)


12. LOANS FROM MINORITY SHAREHOLDERS IN SUBSIDIARIES


                                                                                MARCH 31,
                                                                                  1999
                                                                                  $'000
                                                                               ----------
SOMISY .........................................................   12.1
International Finance Corporation -- principal amount ..........                  7,129
Government of Mali -- principal amount .........................                  4,345
                                                                                  -----
                                                                                 11,474
International Finance Corporation -- deferred interest .........                  3,475
Government of Mali -- deferred interest ........................                  2,164
                                                                                 ------
                                                                                  5,639
                                                                                 ------
                                                                                 17,113
                                                                                 ======
SOMILO .........................................................   12.2
Government of Mali
 -- principal amount ...........................................                    508
 -- deferred interest ..........................................                    987
LaSource SAS ...................................................                  1,183
                                                                                 ------
                                                                                  2,678
                                                                                 ======
Total Somisy and Somilo ........................................                 19,791
                                                                                 ======

12.1 SOMISY

     The loans to Somisy are uncollateralized and the principal portion is repayable in full on December 15, 2002, provided there is "net cash available" (as defined in the loan agreements) in Somisy.

     The loans are subject to interest, payable monthly at an average three month US$ LIBOR plus 2%. All or part of the interest due may be deferred if "net cash available" is insufficient to pay in full. Deferred interest also incurs interest at the stated rate. To date, no interest has been paid.

     Under the terms of the loans, the minority shareholders have a binding agreement not to claim payment on these loans until they have made good their share of the accumulated loss. Unless there is net cash available at the loan settlement date, the loan will be discharged to the extent of the minority shareholders share of the accumulated losses.


12.2 SOMILO

     The Government of Mali loan to Somilo is uncollateralized and bears interest at the base rate of the Central Bank of West African States plus 2%. The loan is repayable from cash flows of the Loulo mine after repayment of all other loans.

     Losses of Somisy and Somilo have been attributed to the minority shareholders as their loans are not repayable until there is "net available cash". In the event of a liquidation of Somisy and Somilo the shareholders loans and deferred interest are not guaranteed.


13. PENSION AND PROVIDENT FUNDS

     The Company contributes to several defined contribution provident funds. The provident funds are funded on the "money accumulative basis" with the members' and Company contributions having been fixed in the constitutions of the funds.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     All the Company's employees are covered by the abovementioned retirement benefit plans other than those directly employed by Somisy and Morila. Retirement benefits for employees of Somisy are provided by the Mali state social security system to which the Company and employees contribute a fixed percentage of payroll costs each month. Fund contributions by the Company for the year ended March 31, 1999 amounted to $0.29 million.


14. SEGMENT INFORMATION

     No separate geographic and segment information is represented as, other than certain exploration activities, all of the Group's gold mining activities are currently conducted in Mali.


15. ADDITIONAL CASH FLOW INFORMATION

     Excluded from the statement of consolidated cash flows are the following:

     o The sale of the Golden Ridge project for US$4.5 million which was outstanding as at March 31, 1999 and included in receivables.


16.  FAIR VALUE AND RISKS OF FINANCIAL INSTRUMENTS

     The Company's financial instruments are set out in note 17.

     In the normal course of its operations, the Company is exposed to commodity price, currency, interest, liquidity and credit risk. In order to manage these risks, the Company may enter into transactions which makes use of off-balance sheet financial instruments. They include mainly gold forward and gold option contracts.


16.1 CONCENTRATION OF CREDIT RISK

     The Company's financial instruments do not represent a concentration of credit risk because the Company sells its gold to and deals with a variety of major financial institutions. Its receivables and loans are regularly monitored and assessed and an adequate level of provision is maintained.

     Gold bullion, the Group's principal product, is produced in Mali. The gold produced is sold to reputable gold refineries. Because of the international market for gold the Group believes that no concentration of credit risk exists with respect to the selected refineries to which the gold is sold.


16.2 FOREIGN CURRENCY AND COMMODITY PRICE RISK

     In the normal course of business, the Group enters into transactions denominated in foreign currencies (primarily South African rands and Communaute Financiere Africaine franc). As a result, the Group is subject to transaction exposure from fluctuations in foreign currency exchange rates.

     Generally the Group does not hedge its exposure to gold price fluctuation risk and sells at market spot prices. These prices are in US dollars and do not expose the Group to any currency fluctuation risk. However, during periods of capital expenditure or loan finance, the Company secures a floor price through simple forward contracts and options whilst maintaining significant exposure to spot prices.


16.3 INTEREST RATES AND LIQUIDITY RISK

     Fluctuation in interest rates impact on the value of short-term cash investments and financing activities (including long-term loans), giving rise to interest rate risk.

                           RANDGOLD RESOURCES LIMITED

                   (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

     In the ordinary course of business, the Company receives cash from its operations and is required to fund working capital and capital expenditure requirements. This cash is managed to ensure surplus funds are invested in a manner to achieve maximum returns while minimizing risks. The Group has been able to in the past actively source financing through public offerings, shareholders loans and third party loans.


17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's financial instruments outstanding at March 31, 1999. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


                                                                            MARCH 31, 1999
                                                                         ---------------------
                                                                          CARRYING      FAIR
                                                                           AMOUNT       VALUE
                                                                            $'000       $'000
                                                                         ----------   --------
Financial assets
Cash and equivalents .................................................      3,751       3,751
Receivables ..........................................................     18,000      18,000
Covenant not to compete (included in other long-term assets) .........        685         685
Financial liabilities
Accounts payable .....................................................     11,430      11,430
Bank overdrafts ......................................................      3,336       3,336
Long-term debt (excluding loans from outside shareholders) ...........     25,741      25,741

 Financial Instruments

     At March 31, 1999:


                                GOLD PRICE FORWARD      GOLD PRICE CALL
       MATURITY DATES                CONTRACTS              OPTIONS
SYAMA                            OUNCES      US$/OZ     OUNCES     US$/OZ
 December 31, 1999 .........     50,000     300             --       --
 December 31, 2000 .........    135,000     311         54,000      325
 December 31, 2001 .........    135,000     311         54,000      325

     The total fair value of the above financial instruments as at March 31, 1999 was an unrecognised gain of US$4.4 million.


ESTIMATION OF FAIR VALUES

     Receivables, accounts payable, bank overdrafts and cash and equivalents

     The carrying amounts are a reasonable estimate of the fair values because of the short maturity of such instruments.

     Long term debt

     The fair value of market-based floating rate long-term debt is estimated using the expected future payments discounted at market interest rates.

     No fair value is determinable for the loans from minority shareholders as repayment is contingent on net available cash from the projects.

                           RANDGOLD RESOURCES LIMITED

                    (US$ IN THOUSANDS UNLESS OTHERWISE NOTED)

 GOLD PRICE CONTRACTS

     The fair value of gold price forward and option contracts has been determined by reference to quoted market rates at year-end balance sheet dates.


18. COMMITMENTS AND CONTINGENT LIABILITIES

18.1 CAPITAL EXPENDITURE


                                                 AS AT
                                               MARCH 31,
                                                 1999
                                                 $'000
                                              ----------
Contracts for capital expenditure .........      1,624
Authorized but not contracted for .........      9,646
                                                ------
                                                11,270
                                                ======


19. RELATED PARTY TRANSACTIONS

     Due to the Company not having a corporate presence in South Africa, a service agreement was entered into with its holding company Randgold & Exploration Company Limited. In terms of the agreement, the Company reimburses its holding company for the actual expenditure incurred on its behalf including office accommodation, payroll administration and other services.

     Reimbursements charged for the year ended March 31, 1999 were $0.67 million. Included in accounts payable is an amount of $3.5 million owing to the holding company at March 31, 1999.


20. SUBSEQUENT EVENTS

     During May 1999, in order to finance the repayment of the International Finance Corporation loan, the Syama forward sales program, which consisted of 320,000 ounces was restructured to a lower price. The Company realized a gain of $3.4 million on this restructuring.

[RANDGOLD GRAPHIC OMITTED]